Filed Pursuant to Rule 424(b)(1)
Registration No. 333-269710

Distribution of 1,500,300 Ordinary Shares

of

SEALSQ Corp

to

Shareholders of WISeKey International Holding AG

as a

Partial Spin-Off from WISeKey International Holding AG

_______________________

We are furnishing this prospectus to shareholders of WISeKey International Holding AG (“WISeKey”) and to holders of WISeKey American Depositary Shares (“ADSs”) representing Class B Shares of WISeKey (“Class B Shares”). SEALSQ Corp (“SEALSQ” or “we/us/our”) is currently a wholly-owned subsidiary of WISeKey. WISeKey proposes to distribute 20% of SEALSQ’s outstanding ordinary shares, US$0.01 par value per share (“Ordinary Shares”), to holders of WISeKey Class B Shares, including holders of WISeKey ADSs, and to holders of WISeKey Class A Shares (“Class A Shares”), in each case as a partial spin-off distribution as a dividend in kind to such holders (“Spin-Off Distribution”). WISeKey will initially retain 100% ownership of SEALSQ’s Class F Shares, par value of US$0.05 per share (“Class F Shares”) and 80% of SEALSQ’s Ordinary Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to a Class F Share Option Plan (“F Share Option Plan”) for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share options (“Options”) prior to the Spin-Off Distribution. WISeKey is deemed to be acting as a statutory underwriter in connection with the Spin-Off Distribution.

Based on the number of WISeKey shares outstanding as of March 22, 2023, holders of WISeKey Class B Shares will receive from WISeKey 0.010658642 SEALSQ Ordinary Share for every WISeKey 1 Class B Share owned at the applicable WISeKey share record date for the Spin-Off Distribution, holders of WISeKey ADSs will receive from WISeKey 0.10658642 SEALSQ Ordinary Share for every 1 WISeKey ADS owned at the close of business on the applicable WISeKey ADS record date for the Spin-Off Distribution, and holders of WISeKey Class A Shares will receive from WISeKey 0.002131728 SEALSQ Ordinary Share for every 1 WISeKey Class A Share owned on the applicable WISeKey share record date for the Spin-Off Distribution. WISeKey has informed us that WISeKey and the depositary bank for the ADSs will announce the applicable share record date, the applicable ADS record date and the applicable share distribution date, respectively, promptly after the Spin-Off Distribution is approved by the WISeKey shareholders at an Extraordinary General Meeting to be held on or about April 27, 2023 and the applicable conditions for the Spin-Off Distribution have been satisfied or waived. WISeKey has informed us that it expects the Spin-Off Distribution to be completed in May 2023. To the extent WISeKey issues any additional shares or retires shares prior to the applicable share record date for the Spin-off Distribution, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey Class B Shares, ADSs and Class A Shares will be adjusted proportionately using the formulae set forth in the subsection titled “Business—Mechanics of the Spin-Off Distribution”.

Fractional entitlements to SEALSQ Ordinary Shares will not be distributed. Instead, the distribution agent for the WISeKey Class A Shares and Class B Shares, and the depositary bank for the WISeKey ADSs, will aggregate all fractional entitlements to SEALSQ Ordinary Shares that WISeKey shareholders and ADS holders, respectively, would be entitled to receive into whole SEALSQ Ordinary Shares and sell such whole shares into the open market at prevailing rates promptly after SEALSQ Ordinary Shares commence trading on the Nasdaq Global Market, and distribute the net cash proceeds from the sales (after deduction of applicable fees, taxes and expenses) pro rata to each holder who would have otherwise been entitled to receive fractional entitlements to SEALSQ Ordinary Shares in the Spin-Off Distribution.

We have applied to list our Ordinary Shares on the Nasdaq Global Market under the symbol “LAES.” WISeKey ADSs (representing WISeKey Class B Shares) will continue to trade on the Nasdaq Global Market under the symbol “WKEY”. The Spin-Off Distribution is contingent upon the listing of our Ordinary Shares on the Nasdaq Global Market or another national securities exchange. There can be no assurance that we will be successful in our listing of our Ordinary Shares in the Nasdaq Global Market or another national securities exchange. However, we will not complete the Spin-Off Distribution unless we are so listed. This Spin-Off Distribution of our Ordinary Shares by WISeKey is the first public distribution of our Ordinary Shares, and prior to this distribution, there has been no public market for our Ordinary Shares. Accordingly, we can provide no assurance to you as to what the market price of our Ordinary Shares may be or how strong a secondary market for our Ordinary Shares will develop. There will be no public market for SEALSQ Class F Shares.

After the completion of the Spin-Off Distribution, WISeKey will continue to own a majority of the voting power of SEALSQ shares eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See the subsections titled “Risk Factors—We will be a ‘controlled company’ as defined under the Nasdaq Stock Market corporate governance rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies” and “Prospectus Summary—Implications of Being a Controlled Company” for further information. We are also both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, are subject to reduced public company disclosure requirements. See the subsections titled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” and “Risk Factors— Risk Related to Our Corporate Structure—As a foreign private issuer we are entitled to claim exemptions from certain Nasdaq corporate governance standards, and if we elected to rely on these exemptions, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements” and “Risk Factors—Risks Related to Our Ordinary Shares—We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors" for additional information.

__________________________

Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 32 of this prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

WISeKey has informed us that it expects to make delivery of the SEALSQ Ordinary Shares in May 2023 to holders as of a record date to be announced by WISeKey's board of directors after the date of the WISeKey Extraordinary General Meeting, assuming all conditions for the Spin-off Distribution have been satisfied or waived.

__________________________

Prospectus dated March 29, 2023.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in any free writing prospectus filed with the SEC. We have not authorized anyone to provide you with different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted.

Unless otherwise indicated, references to “SEALSQ,” the “Company,” “we,” “our,” “us” or similar terms refer to the registrant, SEALSQ Corp, and its subsidiaries, except where the context otherwise requires.

Unless otherwise indicated, all information contained in this prospectus regarding “WISeKey” has been provided by WISeKey to SEALSQ for purposes of inclusion in this prospectus. Any reference to “WISeKey” is to WISeKey International Holding AG and its subsidiaries, except where the context otherwise requires.

References to:

“BVI” are to the British Virgin Islands

“BVI Act” are to the BVI Business Companies Act 2004, as amended

“BVI Insolvency Act” are to the BVI Insolvency Act, 2003, as amended

“Code” are to U.S. Internal Revenue Code of 1986, as amended

“IRS” are to the U.S. Internal Revenue Service

“JOBS Act” are to U.S. Jumpstart Our Business Startups Act of 2012

“Sarbanes-Oxley Act” are to U.S. Sarbanes-Oxley Act of 2002

“SEC” or “Commission” are to the U.S. Securities and Exchange Commission

“Securities Act” are to the U.S. Securities Act of 1933, as amended

“Securities Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended

“$”, “US $”, “USD” and “U.S. dollars” are to the lawful currency of the United States of America

The following industry-specific acronyms are used in throughout the prospectus and have the meanings as set out below:

“ANSSI” is the Agence Nationale de la Sécurité des Systèmes d’Information, the French National Cybersecurity Agency

“Common Criteria EAL” refers to the Common Criteria Evaluation Assurance Level attributed to an IT product or system on a grade of 1 to 7 with 7 being the highest.

“FIDO” means Fast Identity Online

“FIPS140-2” refers to the Federal Information Processing Standard Publication 140-2 and is a US government computer security standard which is graded in levels from 1 to 4

“IC” is an Integrated Circuit

“IoT” is the Internet of Things

“IP” is Internet Protocol

“IPv6” is version six of the Internet Protocol

“NCCOE” is the U.S. National Cybersecurity Center of Excellence

“NIST” refers to the U.S. National Institute of Standards & Technology

“OEM” is an Original Equipment Manufacturer

“PQC” is Post-Quantum Cryptography

“USP” refers to Utility Service Providers

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” “projects,” “forecasts” and variations of such words and similar expressions, as they relate to us, WISeKey, our management or third parties, are intended to identify the forward-looking statements. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that SEALSQ expects or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements we make regarding:

•	Our anticipated goals, growth strategies and profitability;

•	Future operating or financial results;

•	Our forecast to be cash flow positive in 2023;

•	Our planned capital expenditure program for additional production lines to be added to our supply chain;

•	Our intention to make investments in sales and marketing operations including recruiting additional staff, and R&D of new products such as post-quantum cryptography;

•	Our intention to form new strategic partnerships to strengthen our position as an IoT cybersecurity provider;

•	Our belief that the products resulting from our R&D will create additional opportunities for growth;

•	Our belief that the recent market conditions and the shortage resulting from the COVID-19 pandemic has attracted more potential clients and that this trend will continue once the market conditions ease;

•	Our expectation about the development of the markets for SEALSQ, including expanding the role of Metaverse, increase in cyber threats and growth of secure hardware market, growing demand for IoT solutions, increase in cybersecurity spending based on the recent regulations and legislations;

•	Our estimation that IoT devices will require semiconductors connected to secure platforms, which could allow the semiconductor industry to maintain an average annual growth of 3% to 4% for the foreseeable future;

•	Our plans to upgrade our PKI offer to add new post-quantum features for the IoT market;

•	Our intent to invest heavily in the ongoing development of our products and technology;

•	Our belief that the value of SEALSQ is around $217 million, based on our valuation, using the Comparable Public Company Analysis’ valuation technique, supported by an independent valuation firm;

•	Our belief that a combination of our 2022 and 2023 revenue estimates is a reliable estimate upon which to base our valuation;

•	Our expectation that we will continue to gain several benefits from our parent company, WISeKey, including cash management via a loan agreement, and the financial reporting and legal support via certain services agreements;

•	Assumptions underlying or related to any of the foregoing.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us and are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, in addition to those set forth in “Risk Factors" and those included elsewhere in this prospectus, among others, the following:

•	The inability to realize estimated financial position, results of operations or cash flows;

•	The inherent uncertainty associated with financial projections and valuation techniques;

•	The valuation of SEALSQ based on 2022 and 2023 revenue estimates, which assumes a backlog of purchase orders received from clients and production schedules will be implemented as agreed;

•	Our ability to anticipate market needs and opportunities;

•	Our ability to attract new customers and retain existing customer base;

•	Our ability to foster innovation, to develop new products and enhancements to our existing products;

•	The demand for our products or for the goods into which our products are incorporated;

•	Our expectation that order commitments and non-cancellable orders we received are properly executed;

•	The sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	The impact of any supply chain disruption that we may experience;

•	Our dependency on the timely supply of equipment and materials from our third-party suppliers;

•	Our ability to protect our intellectual property rights;

•	Our ability to keep pace with technical advances in cryptography and semiconductor design;

•	Our ability to raise funds for investment by cash flow from operating activities, advance payments from a key customer, and grants and other available subsidies from funding agencies;

•	Our ability to reducing its cost structure and its general and administrative costs;

•	Our ability to attract and retain qualified employees and key personnel;

•	Our ability to attract new customers and retain and expand within our existing customer base;

•	Our ability to foster innovation, to develop new products and enhancements to our existing products;

•	The potential impact of the COVID-19 pandemic affecting our clients’ ability and willingness to spend money in security applications and our supplier’s ability to source key components and material;

•	The future growth of the information technology and cybersecurity industry;

•	Risks relating to SEALSQ’s ability to implement its growth strategies and its Group’s restructuring;

•	Our ability to successfully hire and retain qualified employees and key personnel;

•	Our ability to successfully form new strategic partnerships with our alliance partners;

•	Our ability to continue beneficial transactions with material parties, including WISeKey and limited number of significant customers;

•	Our ability to prevent security breaches and unauthorized access to confidential customer information;

•	Our ability to comply with modified or new laws and regulations relating to our industries;

•	The activities of our competitors and the introduction of competing products by our competitors;

•	Market demand and semiconductor industry conditions;

•	Our ability to successfully introduce new technologies and products;

•	Uncertain negative effect of the COVID pandemic and its effect on the supply chain;

•	The cyclical nature of the semiconductor industry;

•	An economic downturn in the semiconductor industry;

•	Decreasing or diminishing an order backlog attributed to the change of customers’ positions and financial conditions;

•	Our ability to comply with U.S. and other applicable international laws and regulations;

•	Changes in our overall tax position as a result of changes in tax laws or tax rates, new or revised legislation, the outcome of tax audits or changes in international tax treaties which may impact our results of operations as well as our ability to accurately estimate tax credits, benefits, deductions and provisions and to realize deferred tax assets;

•	Fluctuations in the exchange rates between the U.S. dollar and the other major currencies we use for our operations;

•	Our ability to collect accounts receivable;

•	Changes in certain commodities used as raw material, which may affect our gross margin;

•	How long we will qualify as an emerging growth company or a foreign private issuer.

Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED, EXCEPT AS REQUIRED BY LAW.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands and our principal executive offices are located outside the United States. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Furthermore, there is substantial doubt that courts in jurisdictions outside the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

MARKET DATA

The Company uses market data throughout this prospectus. The Company has obtained certain market data from publicly available information and industry publications. We believe such information are reasonable and reliable.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF DISTRIBUTION

Q:	Why am I receiving this Prospectus?

A:	You are receiving this prospectus because you are a holder of WISeKey shares and/or WISeKey American Depositary Shares and in connection with the proposed Spin-Off Distribution by WISeKey of 20% of SEALSQ’s outstanding Ordinary Shares. The Spin-Off Distribution is, among other things, subject to approval by WISeKey shareholders at an Extraordinary General Meeting (“EGM”) of WISeKey shareholders to be held on or about April 27, 2023. Details about the EGM and how holders of WISeKey shares may vote at the EGM will be distributed by WISeKey to its shareholders, as of a record date to be announced by WISeKey.

Q:	How many SEALSQ Ordinary Shares will I receive?

A:	Holders of Class B Shares of WISeKey will receive from WISeKey 0.010658642 SEALSQ Ordinary Share for every 1 Class B Share of WISeKey owned on the applicable share record date. Holders of WISeKey ADSs will receive from WISeKey 0.10658642 SEALSQ Ordinary Share for every 1 ADS of WISeKey owned on the applicable ADS record date. Holders of Class A Shares of WISeKey will receive from WISeKey 0.002131728 SEALSQ Ordinary Share for every 1 Class A Share of WISeKey owned at the applicable share record date. To the extent WISeKey issues any additional shares prior to the applicable share record date, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey Class B Shares, ADSs and Class A Shares will be proportionately adjusted downward as set forth in the subsection titled “Business—Mechanics of the Spin-Off Distribution.” WISeKey has informed us that WISeKey and the depositary bank for the ADSs will announce the applicable share record date and the applicable ADS record date, respectively, and the share distribution date promptly after the Spin-Off Distribution is approved by the WISeKey shareholders at the EGM and the applicable conditions for the Spin-Off Distribution have been satisfied or waived. WISeKey expects to hold the EGM on April 27, 2023 and then expects to set a share record date of May 8, 2023 for a distribution date of May 11, 2023, however, these dates are provisional and are therefore subject to change.

Q:	What are the SEALSQ Ordinary Shares worth?

A:	The value of our Ordinary Shares will be determined by their trading price on Nasdaq after the Spin-Off Distribution. We do not know what the trading price of the Ordinary Shares will be and we can provide no assurance as to value. Our Class F Shares will not be listed. As a result, their value will need to be determined by reference to their voting rights and dividend rights in relation to the value of the Ordinary Shares.

Q:	What will the relationship between WISeKey and SEALSQ be after the Spin-Off Distribution?

A:	After the Spin-Off Distribution, SEALSQ will continue to be a subsidiary of WISeKey and WISeKey will initially own 80% of our Ordinary Shares and 100% of our Class F Shares. SEALSQ is reserving up to 5% of the Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership of SEALSQ Class F Shares is subject to the grant and exercise of Class F Share Options prior to the Spin-Off Distribution. Our Ordinary Shares, which are the shares that are being listed, have one (1) vote per share as against each other Ordinary Share but, as a class, the Ordinary Shares shall retain 50.01% of the Company’s voting power. Our Class F Shares will have a variable number of votes that ensure that the holders of Class F Shares as a class will retain 49.99% of the Company’s voting power, and WISeKey may, in certain circumstances, have voting power that, in the aggregate, exceeds 49.99% of the Company’s voting power. See the section titled “Description of Shares” for further discussion of the terms of the memorandum and articles of association (“Articles”) and voting power of the different classes of SEALSQ shares. WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares into WISeKey Class A Shares and then exchange some of their WISeKey Class A Shares for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations), and to limitations that may be imposed by the WISeKey and SEALSQ boards of directors. The Class F Shares will be subject to a Class F Shareholders’ Agreement, a summary of the material terms of which can be found in the section titled “Description of Shares”. Our Articles provide that, in the event of a hostile takeover of WISeKey, as determined by SEALSQ’s board of directors, the Class F Shares owned by WISeKey will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. Upon completion of a mandatory redemption, the remaining Class F Shareholders, who are likely to be members of SEALSQ’s board of directors and senior management, would hold shares with 49.99% of the SEALSQ’s voting power. The mandatory redemption of such Class F Shares, and the issuance of five (5) Ordinary Shares for each one (1) Class F Share redeemed, would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section titled “Description of Shares” for a description of the mandatory redemption feature.

Q:	What are the reasons for the Spin-Off Distribution?

A:	It is the opinion of the board of directors of WISeKey that a partial spin-off of its global semiconductor business presents a significant market opportunity to investors in light of both the current market and the increased regulation discussed below. Based upon comparisons with our competitors, the WISeKey board of directors believes that the true value of SEALSQ is not fairly represented in the market valuation attributed to WISeKey.

The coming years represent a significant opportunity for SEALSQ. Currently there are more than 12 billion IoT devices connected and this is expected to more than double by 2025.1 With new regulations being introduced by governments and supervisory bodies over the world concerning Connected Devices, Identity Verification, and the Internet of Things, SEALSQ is uniquely placed to deliver market ready, regulatory compliant products to the market. In particular, the EU Cybersecurity Act and the U.S. IoT Cybersecurity Improvement Act which are being supported and reinforced by additional legislation at state and country levels are forcing companies to address the Cybersecurity threat. At the same time, the EU General Data Protection Regulation is enforcing a much higher level of data protection for companies.

1 “State of IoT – Spring 2022”, IOT Analytics, May 2022

The IoT technology market is expected to grow from USD 300.3 billion in 2021 to USD 650.5 billion by 2026, at a CAGR of 16.7%.2 The market growth can be attributed to several factors, such as 5G communications technology, increasing necessity of data centers due to rising adoption of cloud platforms, growing use of wireless smart sensors and networks, and increased IP address space and better security solutions made available through IPv6.3

We believe SEALSQ is uniquely placed to take advantage of this significant opportunity as we combine secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world. We offer provenance, proof of origin, and lifecycle management to devices and objects. Additionally, we enable data collection and data transmission to be protected against interference and eavesdropping, and we enable command execution and firmware updates to be reliable and trustworthy, and in a manner presently compliant with the regulations being introduced. Furthermore, as the connected world continues to evolve, SEALSQ intends to continue to invest heavily in the ongoing development of its products and its technology. We are already developing solutions intended to address the post-quantum technological age and the next generation hardware requirements.

We believe that the time is now to seize the opportunity and invest in the growth of SEALSQ. We believe in continuing to invest in the U.S. market, increasing the deployment of our products on U.S. soil, and supporting the move away from dependency on the Asian market that both the European and American governments are driving. It will also allow us to develop R&D activities in the U.S. leveraging the opportunity that, thanks to our IoT Post-Quantum technology, we have been selected as a collaborator by NIST for the NCCoE Trusted IoT Device Network-Layer Onboarding and Lifecycle Management Consortium project.4 For this project, SEALSQ is working with NIST and other industrial companies to define recommended practices for performing trusted network-layer onboarding, which will aid in the implementation and use of trusted onboarding solutions for IoT devices at scale. SEALSQ will implement the QUASARS (QUAntum resistant Secure ARchitectureS) project, a radical innovative solution, based upon the new WISeKey Secure RISC V based platform that is paving the way for the Post Quantum Cryptography era, with hybrid solutions compliant to ANSSI (“Agence Nationale de la Sécurité des Systèmes d’Information”, the National Cybersecurity Agency of France) recommendations. WISeKey Semiconductors has received a strong support from the French SCS Cluster for its QUASARS project.

We believe that the listing of SEALSQ on the Nasdaq Global Market represents an opportunity for WISeKey to realize the true value of SEALSQ’s technologies, supported by the independently prepared valuation that placed SEALSQ’s valuation at around USD 217M, to reward the loyal shareholders of WISeKey through the proposed distribution of shares in SEALSQ, and to enable SEALSQ to raise further funds on the market with which to invest in its expansion and its future strategy.

In determining whether to effect the Spin-Off Distribution, the board of directors of WISeKey considered the costs and risks associated with the transaction, including those associated with preparing SEALSQ to become a separate publicly traded company and the possibility that the trading value of the two separate entities after the Spin-Off Distribution may be less than the trading value of WISeKey’s Class B Shares and ADSs before the Spin-Off Distribution. Notwithstanding these costs and risks, the board of directors of WISeKey determined that a spin-off, in the form contemplated by the Spin-Off Distribution is in the best interests of WISeKey and its shareholders.

Q:	Will SEALSQ Ordinary Shares be listed on a securities exchange?

A:	SEALSQ has applied to list its Ordinary Shares on the Nasdaq Global Market under the symbol “LAES”.

2 “IoT Market with COVID-19 analysis by Component (Hardware, Software Solutions and Services), Organization Size, Focus Area (Smart Manufacturing, Smart Energy and Utilities, and Smart Retail) and Region – Global Forecast to 2026”, Markets and Markets, April 2022

3 "IoT Technology Market with COVID-19 Impact Analysis, by Node Component (Sensor, Memory Device, Connectivity IC), Solution (Remote Monitoring, Data Management), Platform, Service, End-use Application, Geography - Global Forecast to 2027", Markets and Markets, October 2021

4 http://www.nccoe.nist.gov/projects/trusted-iot-device-network-layer-onboarding-and-lifecycle-management.

Q:	Will SEALSQ Class F Shares be listed on a securities exchange?

A:	SEALSQ Class F Shares will not be listed on a securities exchange.

Q:	Why does SEALSQ have two different classes of shares?

A:	SEALSQ has two different classes of share, Class F Shares and Ordinary Shares, due to the cybersecurity and geopolitical risks associated with the operations of SEALSQ’s business and its technology.

The combined cybersecurity/geopolitical risks pose a challenge that we believe demands the implementation of a special share structure at SEALSQ which is developing cryptography-based microchips with quantum extension. We believe this technology must be appropriately protected from control by third parties that are deemed security risks to the technology.

The implementation of the dual share class structure which restricts control by third-parties stems from the fact that SEALSQ develops and sells highly secure technology to both the public and private sector that our clients and potential clients would not want or do not accept being owned or controlled by people, companies or governments that may be deemed security risks to their technology. As there currently do not exist any specific regulatory oversight of the secure device industry in many geographies, and in order to ensure that SEALSQ remains a neutral provider of security solutions, we believe that it is critical to the growth and ongoing competitiveness of SEALSQ that the board and SEALSQ’s Class F shareholders retain the ability to reject hostile approaches.

SEALSQ’s technology includes post-quantum features for the IoT market including Secure authentication, Brand protection, Network communications, future FIDO evolutions and additional general web-connected smart devices that obtain, analyze, and process the data collected from their surroundings.

The dual share class structure also encourages long-term shareholders who hold Class F Shares by providing them a greater say in the Company. We believe that this dual class structure enables us to continue to focus on the research and development of new products and the inherent risk-taking that it requires, and allows us to focus on the long-term goals of SEALSQ. The structure also aims to promote stability in the membership of the SEALSQ board of directors and the strategic direction of SEALSQ, while aiming to discourage hostile takeovers and similar unfavorable transactions for the reasons previously set out. In the event of a hostile takeover of WISeKey, as determined by SEALSQ’s board of directors, the WISeKey-owned Class F shares would be redeemed and the remaining Class F shareholders would, as a class, retain 49.99% of the vote. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as they are the only corporate entity holding F Shares. Upon completion of a mandatory redemption, the remaining Class F Shareholders, who are likely to be members of SEALSQ’s board of directors and senior management, would hold shares with 49.99% of the Company’s voting power. The mandatory redemption of such Class F Shares, and the issuance of five (5) Ordinary Shares for each one (1) Class F Share redeemed, would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section titled “Description of Shares” for a description of the mandatory redemption feature.

See “Risk Factors – Risks Related to the dual class structure of our Shares” for more information.

Q:	Will my WISeKey shares continue to be listed on a securities exchange?

A:	Yes. WISeKey’s Class B Shares will continue to be listed on the SIX Swiss Exchange under the symbol “WIHN” and WISeKey’s ADSs (which represent Class B Shares) will continue to trade on the Nasdaq Global Market under the symbol “WKEY”. The number of WISeKey shares you own, or your percentage of ownership in WISeKey, will not change as a result of the Spin-Off Distribution.

Q:	What conditions apply to the Spin-Off Distribution?

A:	At the EGM, WISeKey’s shareholders will need to approve the distribution of the SEALSQ Ordinary Shares in the form of a dividend in kind and, concurrently, a release of WISeKey capital contribution reserves to other WISeKey general reserves in an amount equal to the difference between the market value and the book value of the SEALSQ Ordinary Shares for statutory reporting purposes (these resolutions hereinafter referred to as the "Dividend Resolutions"). The market value of the SEALSQ Ordinary Shares will be determined based on the basis of the closing price of the SEALSQ Ordinary Shares on the first day of trading on Nasdaq. The resolutions to be adopted at WISeKey's EGM are included in Annex A of this prospectus.

Other conditions that will need to be satisfied on or before the Spin-Off Distribution are:

1.          The SEC shall have declared effective the registration statement containing this prospectus under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall be in effect or threatened.

2.          The SEALSQ Ordinary Shares shall have been accepted for listing on the Nasdaq, subject to official notice of issuance.

3.          The ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the Spin-Off Distribution, substantially to the effect that the Spin-Off Distribution, including cash received in lieu of fractional entitlements to SEALSQ Ordinary Shares, is considered a distribution out of WISeKey qualifying capital contribution reserves, shall be in full force and effect at the time of the Spin-Off Distribution.

4.          WISeKey shall have finalized the procedures, and entered into the applicable agreements with the distribution agent, for the distribution of the SEALSQ Ordinary Shares to its shareholders.

5.          All permits, registrations and consents required under Swiss securities laws and the U.S. securities or blue sky laws in connection with the Spin-off Distribution and all other material governmental approvals and other consents necessary to consummate the Spin-Off Distribution shall have been received.

6.          No order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off Distribution shall be in effect, and no other event outside the control of WISeKey shall have occurred or failed to occur that prevents the consummation of the distribution of the Spin-Off Distribution; and

7.          No other events or developments shall have occurred prior to the date on which the Spin-Off Distribution is to be effected that, in the reasonable judgment of the WISeKey's board of directors, would result in the Spin-Off Distribution having a material adverse effect on WISeKey or its shareholders (as a class), including on the prospects of SEALSQ and the prospective holders of its shares.

Q:	What are the U.S. federal income tax consequences to me of the Spin-Off Distribution?

A:	It is not expected that the Spin-Off Distribution will satisfy all of the requirements of Section 355 of the Code, and as such the Spin-Off Distribution is not expected to be treated as a tax-free corporate division for U.S. federal income tax purposes. Rather, the distribution of SEALSQ Ordinary Shares to U.S. Holders of WISeKey Class B shares and ADSs is expected to be taxable as a distribution for U.S. federal income tax purposes. The tax treatment of the Spin-Off Distribution is discussed in the section “Material Tax Considerations – U.S. Federal Income Tax Considerations.”

Q:	What are the Swiss tax consequences to me of the Spin-Off Distribution?

A:	Holders of WISeKey shares who are not resident in Switzerland for tax purposes and who do not engage in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Spin-Off Distribution. For Swiss holders of WISeKey shares, the Swiss income tax consequences depend on whether they hold their WISeKey shares as private assets or as business assets. Furthermore, for as long as the fair market value of the SEALSQ Ordinary Shares does not exceed the qualifying capital contribution reserves of WISeKey recognized by the Swiss Federal Tax Administration, the Spin-Off Distribution is not subject to Swiss withholding tax. The fair market value of the SEALSQ Ordinary Shares will be determined based on the first day of trading on the Nasdaq; WISeKey believes that it is unlikely that the amount of qualifying capital contribution reserves available to it will be exceeded. In the event that the fair value of the distributed SEALSQ Ordinary Shares exceeds the qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration and available to WISeKey, WISeKey will be responsible to levy and remit the applicable Swiss withholding tax on such excess amount to the Swiss Federal Tax Administration. The tax treatment of the Spin-Off Distribution is discussed in the section "Material Tax Considerations – Swiss Tax Considerations".

Q:	What are the BVI tax consequences to me of the Spin-Off Distribution?

A:	The BVI does not impose any corporate taxes, transfer taxes, withholding taxes or stamp taxes (except where a transfer will involve a direct or indirect transfer of an interest in BVI real property, which is not the case with the Spin-Off Distribution). As such there should not be any BVI tax consequences of the Spin-Off Distribution for the SEALSQ, WISeKey or any non-BVI resident shareholders of SEALSQ or WISeKey.

Q:	When will I receive SEALSQ Ordinary Shares?

A:	WISeKey expects to make delivery of the SEALSQ Ordinary Shares in early 2023 to holders of WISeKey shares as of a record date to be announced by WISeKey's board of directors after the date of the WISeKey EGM, assuming all conditions for the Spin-off Distribution have been satisfied or waived. If you sell your WISeKey shares before such record date, you will not receive SEALSQ Ordinary Shares in the Spin-Off Distribution. If you are a holder of WISeKey ADSs, the record date for the Spin-Off Distribution will be determined and announced by BNY Mellon, the depositary bank for the WISeKey ADSs.

Q:	How will I, and what do I have to do, receive SEALSQ Ordinary Shares?

A:

WISeKey will deliver the SEALSQ Ordinary Shares to the distribution agent. Computershare Inc. will serve as distribution agent in connection with the Spin-Off Distribution, and as transfer agent and registrar for SEALSQ Ordinary Shares. If your WISeKey shares are held in a bank or brokerage account, the SEALSQ Ordinary Shares distributed to you will initially be registered by our distribution agent in the name of your bank or broker for credit to your account. Our distribution agent will coordinate the further distribution of the SEALSQ Ordinary Shares with your bank or broker. If you hold shares of WISeKey in certificated form your ownership of SEALSQ Ordinary Shares will be recorded in the books of our transfer agent and a statement evidencing your ownership will be mailed to you. Certificates representing SEALSQ Ordinary Shares will not be issued in connection with the Spin-Off Distribution, but we may elect to issue certificates in the future. In order to avoid back-up withholding of U.S. taxes on the distribution of SEALSQ Ordinary Shares, you will need to provide a duly completed and signed Form W-8 or Form W-9 prior to the distribution date. It is anticipated that, promptly after the applicable record date for the Spin-Off Distribution, WISeKey (and/or the distribution agent) will send a notice of the distribution procedure for the SEALSQ Ordinary Shares to the applicable record date holders of WISeKey shares.

BNY Mellon, as depositary for the WISeKey ADS program, will distribute the SEALSQ Ordinary Shares to the WISeKey ADS holders pursuant to the terms of the Deposit Agreement for the WISeKey ADSs. If you hold shares of WISeKey in ADS form, you will receive a notice from BNY Mellon on the distribution procedure for the SEALSQ Ordinary Shares.

Q:	How will fractional entitlements to SEALSQ Ordinary Shares be treated in the Spin-Off Distribution?

Fractional SEALSQ Ordinary Shares will not be distributed. Instead, the distribution agent (for the Class A Shares and Class B Shares) and BNY Mellon (the depositary bank for the WISeKey ADSs) will aggregate all fractional entitlements to SEALSQ Ordinary Shares that WISeKey shareholders and ADS holders, respectively, would be entitled to receive into whole SEALSQ Ordinary Shares and sell such whole Ordinary Shares into the open market at prevailing rates promptly after our Ordinary Shares commence trading on the Nasdaq Global Market, and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses) from the sales pro rata to each holder who would have otherwise been entitled to receive fractional entitlements to SEALSQ Ordinary Shares in the Spin-Off Distribution.

Q:	Are Shareholders of WISeKey entitled to appraisal rights in connection with the Spin-Off Distribution?

A:	No. Shareholders of WISeKey are not entitled to appraisal rights in connection with the Spin-Off Distribution. WISeKey's shareholders of record who have voted against or abstained from voting on the Spin-Off Distribution at the EGM have a right to challenge the Dividend Resolutions.

Q:	Will my SEALSQ Ordinary Shares be freely transferable?

A:	Our Ordinary Shares being distributed in the Spin-Off Distribution will be freely transferable, except for Ordinary Shares held by persons that are our “affiliates” as defined in the rules under the Securities Act.

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our Ordinary Shares.

Unless otherwise indicated, references to “SEALSQ,” “SEAL Semiconductors,” the “Company,” “we,” “our,” “us” or similar terms refer to the registrant, SEALSQ Corp, and its subsidiaries, except where the context otherwise requires. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this prospectus are to the lawful currency of the United States of America.

Explanatory Note

SEALSQ Corp (formerly known as SEAL (BVI) Corp.) was incorporated under the laws of the British Virgin Islands on April 1, 2022. SEALSQ was incorporated by WISeKey to serve as the holding company of 2 subsidiaries and 1 branch (which currently represent WISeKey’s global semiconductor business) that were transferred by WISeKey to SEALSQ (the “Subsidiaries” or “SEALSQ Corp Predecessor”) in connection with the Spin-Off Distribution. On January 1, 2023, WISeKey contributed these subsidiaries to SEALSQ, and, as the sole shareholder of SEALSQ, intends to distribute 20% of SEALSQ’s outstanding ordinary shares of US$0.01 par value per share (“Ordinary Shares”) to holders of WISeKey Class B Shares (“Class B Shares”), including to holders of WISeKey American Depositary Shares (“ADSs”) representing WISeKey Class B Shares, and to holders of WISeKey Class A Shares (“Class A Shares”), as a distribution by way of a dividend in kind to such holders as of a record date to be announced by WISeKey’s board of directors after the date of the WISeKey Extraordinary General Meeting, assuming all conditions for the Spin-Off Distribution have been satisfied or waived. WISeKey will initially retain 100% ownership of SEALSQ Class F Shares with a par value of US$0.05 per share (“Class F Shares”) and 80% of SEALSQ Ordinary Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share options (“Options”) prior to the Spin-Off Distribution. WISeKey has informed us that it is considering whether to implement a mechanism or process by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares into WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to applicable contractual and regulatory limitations (including compliance with applicable takeover laws and regulations) and limitations that may be imposed by the WISeKey and SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as they are the only corporate entity holding or expected to hold Class F Shares. Upon completion of a mandatory redemption, the remaining individual Class F Shareholders, who are likely to be members of SEALSQ’s board of directors and senior management, would hold shares with 49.99% of the Company’s voting power. The mandatory redemption of Class F Shares in exchange for new Ordinary Shares would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section titled “Description of Shares” for a description of the mandatory redemption feature.

Under the registration statement of which this prospectus forms a part, the Company is applying to register the Spin-Off Distribution by WISeKey of SEALSQ Ordinary Shares under the Securities Act. In addition, the Company has applied to have the Ordinary Shares listed on the Nasdaq Global Market under the ticker symbol “LAES”. Upon consummation of the Spin-Off Distribution and the successful listing of our Ordinary Shares on the Nasdaq Global Market, WISeKey and SEALSQ will be separate publicly traded companies, although WISeKey will initially retain 80% of SEALSQ’s Ordinary Shares and 100% of SEALSQ’s Class F Shares (subject to the grant and exercise of Class F Share Options as described above). WISeKey and SEALSQ will have separate boards of directors and management, although, at the time of the Spin-Off Distribution, some of the directors and officers of WISeKey will hold similar positions at SEALSQ.

The financial statements in this prospectus include financial statements of the SEALSQ Corp Predecessor for the fiscal years ended December 31, 2020 and December 31, 2021 and the six months ended June 30, 2021 and 2022, and the balance sheet of SEALSQ Corp as of December 31, 2022.

Unless otherwise indicated or required by the context in this prospectus, SEALSQ’s financial disclosure assumes that the consummation of the Spin-Off Distribution has occurred. Although WISeKey did not transfer the Subsidiaries constituting the WISeKey semiconductor business to SEALSQ until January 1, 2023, the operating and other statistical information with respect to SEALSQ’s business is presented as of June 30, 2022, unless otherwise indicated, as if SEALSQ owned such semiconductor business as of such date.

Overview

We are an OEM supplier of cybersecurity to manufacturers of IoT devices, branded appliances and precious objects. SEALSQ is uniquely placed in the IoT technology market as we combine secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world. Our mission is to provide an unforgeable “passport” to a device or an object.

Our products bridge the physical and the digital world with a unique symbiosis between tamperproof semiconductors (physical) and managed cryptography (digital).

Once implemented into the target device or object, this “passport” carries 2 essential functions:

i)       it makes the device unique, capable to identify and authenticate itself vis-à-vis a platform or another device with which it communicates,

ii)       it makes the device or object impossible to copy and clone.

There currently is no existing public trading market for our Ordinary Shares. However, we are in the process of applying to have our Ordinary Shares listed on the Nasdaq Global Market under the symbol “LAES”. We make no representation that such application will be approved or that our Ordinary Shares will trade on such market, either now or at any time in the future. The successful listing of our Ordinary Shares on the Nasdaq Global Market is subject to our fulfilling all of the requirements of the Nasdaq Global Market and of approval by the shareholders of WISeKey at the Extraordinary General Meeting. We will not complete the Spin-Off Distribution unless we are so listed.

Our Solution

We are in the physical/cyber trust business. Every day, citizens, consumers and professionals rely on the trust we bring to the IoT devices around them. Our brand reflects digital comfort and a culture of trust, security, and protection.

For that, we offer to our customers:

i)	“Secure Elements” implementing a mix of analog and digital countermeasures which are the DNA of our engineering teams, constantly monitoring and anticipating the new generation of attacks that the cyber hackers may develop.

ii)	A provisioning and personalization platform, which manages the creation of digital keys and certificates and their injection into our secure elements.

iii)	A Root Certificate Authority which guarantees the unicity and the authenticity of the digital identities which we are generating for our customers.

Our products and infrastructures are certified with the highest grading of the industry by third party certification labs.

Our Competitive Strengths

We believe we have several competitive advantages that will enable us to maintain and extend our market position. Our key competitive strengths include:

•

SEALSQ is unique because we combine secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world.

•	Customer dedication is in our DNA and we deliver to customers ordering hundreds of millions of units, as well as to customers ordering a few thousand custom units.

•

Ongoing product innovation. We constantly innovate on our products to enhance and expand capabilities. Our agentless technology differentiates us in the market and positions us to capitalize on the proliferation of new device types entering the enterprise that cannot be supported by agent-based technologies.

•	Proven Supply Chain Management processes with a track record of timely delivery.

•	Standardized technology and compliance with industry-driven standards, to ease the integration by our direct customers and by end customers.

•	Top-level certifications (Common Criteria EAL5+ and FIPS140-2 Level 3) that address the current and future requirements of IoT deployments in health care and critical infrastructure.

•

The digital certificates are rooted at the OISTE Foundation, a not-for-profit organization based in Geneva, Switzerland, regulated by article 80 et seq. of the Swiss Civil Code and neutral vis-à-vis any dominant vendor, country or other market player.

•

Broad appeal of our products across a diverse end customer base. We serve end customers of all sizes across diverse industries. We are deeply integrated into our customers’ security infrastructure, demonstrating immediate and ongoing value. We have a long-term, loyal base of end customers with many relationships spanning over 10 years.

•

Recognized market leadership. We participate in standardization efforts by Wi-SUN Alliance, a global association to drive interoperability in smart cities and smart grids. SEALSQ is also currently working with NIST’s National Cybersecurity Center of Excellence (NCCoE) on a reference design for securely onboarding IoT devices.

•

Global market reach driven by direct and indirect sales strategy. We have recruited top sales talents from leading security organizations and retain the highest quality sales representatives with demonstrated success. We are one of the only vendors in our market solely focused on security and control and, as such, our sales representatives are wholly focused on selling the standalone value of our products.

•	Strong leadership team of security experts. We have a deep bench of talent at the executive level, with years of industry experience at secure semiconductor manufacturers and cryptography labs.

Key Challenges

Following the Spin-Off Distribution, we may face a number of challenges, both pre-existing and as a result of the Spin-Off Distribution, including:

•	We face competition from companies that are larger than us. Our semiconductor offer is limited to Secure Element, whereas our competition can offer a larger spectrum of microcontrollers components. It gives them the possibility to propose to their customers larger deals, thus to be potentially more flexible during price negotiation.

•	Our competition benefits of their size to lower their manufacturing costs, which gives them as well more flexibility in price negotiation.

•	We face competition from companies that are larger and better known, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

•	Our historical financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

•	We may have difficulty operating as an independent, publicly traded company.

•	We derive a significant amount of our revenues each year from a limited number of significant customers.

•	The market price of our Ordinary Shares may be subject to significant fluctuations.

See the section entitled “Risk Factors” for more information on each of these key challenges.

Our Business

Our mission is to bring digital trust to the physical world.

Our products bridge the physical and the digital world with a unique symbiosis between tamperproof semiconductors (physical) and managed cryptography (digital). We are an OEM supplier of cybersecurity to manufacturers of IoT devices, branded appliances and precious objects.

Current customers use our products to bolt trust onto objects and devices ranging from pieces of art, medical consumables, and plastic access tokens to high-end appliances such as personal health monitors, industrial controllers, IT servers, home connected appliances, portable Hard Drive, authentication tokens, drones, and satellites. Brands count on our products to fight counterfeit, grey import, and theft. Industry and society count on our products to protect connected devices, which are often placed in unmanned and uncontrolled environments, against manipulation, disruption, spoofing, and data leakage.

Our vision is to go beyond individual devices and objects, and to enable a trusted metaverse. SEALSQ uses WISeID as a Universal Communications Identifier (UCID). We aim to build upon the UCID as a fundamental identity that transcends the metaverse and is a universal identity that encompasses physical identities as well. The UCID is based in our strengths as a provider of PKI certificates and well established cryptography. As a foundational identity, the UCID will enable applications that have identities on and off of the blockchain, such as IoT devices that have identities on a blockchain, and Non Fungible Tokens (NFTs) that link to physical objects. The SEALSQ technologies ensure that devices and objects in the metaverse are authentic and cannot be corrupted or duplicated.

SEALSQ will implement the QUASARS (QUAntum resistant Secure ARchitectureS) project, a radical innovative solution, based upon the new WISeKey Secure RISC V based platform that is paving the way for the Post Quantum Cryptography era, with hybrid solutions compliant to ANSSI (“Agence Nationale de la Sécurité des Systèmes d’Information”, the National Cybersecurity Agency of France) recommendations. WISeKey Semiconductors has received a strong support from the French SCS Cluster for its QUASARS project.

The Metaverse will present entirely new ways, for example, to create employment, impart education, deliver healthcare, and plan urban spaces. We believe it will be the next major labor organizing platform and that new organizations, products, and services will handle everything from payment processing to identity verification, hiring, ad delivery, content generation, and security. The Metaverse is based on Web 3.0, also known as the decentralized web, and is an evolution of the Internet that allows users to interact with each other in a more secure and private way. It does this by using third-party blockchain technology to create a peer-to-peer network where users can transact without relying on intermediaries. This makes it ideal for developing virtual worlds as it provides a platform for users to interact without fear of censorship or data theft.

SEALSQ provides Digital Identities for Objects in the Metaverse, using an identification module that is built into the protocol, while supplementary applications will be developed. Users will have autonomy over their identity, meaning that they are in full control of their personal identification information and hence need not to rely on any central entity or third party for identity verification. With a true NFT identity, users can create, sign, and verify claims, while parties who interact with a user will be able to prove their identity.

Market Opportunity

The addressable market for IoT cybersecurity is massive: more than 12 billion IoT devices were connected in 2021 and this number is expected to grow to 27 billion units in 2025 with CAGR of 22% according to IoTAnalytics.[5] McKinsey predict an annual US$12.6 trillion in economic value by 2030.[6]

As it stands, many of the currently deployed IoT devices lack any serious form of security: the devices contain weaknesses that can easily be exploited, and the vast majority of data transmission is left unprotected. Regulatory and legislative pressure in combination with the rising danger of ransomware and other types of attacks, however, will force IoT customers to adopt solid cybersecurity practices and techniques.

[5] “State of IoT – Spring 2022”, IOT Analytics, May 2022

[6] “The Internet of Things: Catching up to an accelerating Opportunity”, McKinsey & Company, November 2021

An increase in cyber threats targeting critical infrastructure systems is one reason ABI Research forecasts that Authentication IC (Integrated Circuit), our core market, will be at the center of IoT cybersecurity. ABI Research also anticipates that the global market size of the Authentication IC will grow from 0.3 billion in 2022 to 1 billion in 2026 at a CAGR of 57.1%.[7]

Our Business Strategy

A large part of our business relies on the one-time-sale of hardware. We also, however, created our own post-market for provisioning, onboarding, and life cycle management offering an additional and recurring monetization opportunity. Those post-market services also fortify customer stickiness.

We intend to execute on the following growth strategies:

•	Introduce new products to create additional opportunities in upgrade markets, in different sectors, and in new applications of our technology in innovating markets. For this purpose, SEALSQ is developing a brand-new generation of Secure Elements implementing new technologies in order to optimize its footprint and thus its costs, a Flash memory providing more customization flexibility, and a new generation of Crypto Processor capable of running Post-Quantum algorithms selected by the NIST.

•

Grow global customer base. We invested significantly, and plan to continue to invest, in our sales organization to drive new customer adoption and to introduce our products to new markets. We believe these investments will allow us to pursue new large enterprise opportunities as well as opportunities outside of the United States.

•

Expand our presence in the market by leveraging our ecosystem of partners. We believe there is a significant opportunity to grow sales through our technology and channel partners, particularly to mid-market enterprises.

•	Expand within our existing customers as they grab their market opportunities. Our product revenue is directly tied to the number of devices they sell.

•

Expand within our existing customers as we expand to new parts of their network, or as we displace a competitor. We expect to grow as our customers broaden their use of our products in different IoT markets.

Risk Factors Summary

An investment in our securities is subject to a number of risks, including risks related to our industry, business and corporate structure. The following summarizes some, but not all, of these risks. Please carefully consider all of the information discussed in “Risk Factors” in this prospectus for a more thorough description of these and other risks.

•	The semiconductor industry is highly cyclical and highly competitive. If we fail to introduce new technologies and products in a timely manner, this could adversely affect our business.

•	Significantly increased volatility and instability and unfavorable economic conditions may adversely affect our business.

•	The demand for our products depends to a significant degree on the demand for our customers’ end products.

•	The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.

•	Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.
[7] “Embedded Security for the IoT”, ABI Research, January March 2020

•	We face competition from companies that are larger and better known, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

•	Our research and development efforts may not produce successful products or enhancements to our security solutions that result in significant revenue or other benefits in the near future, if at all.

•

We are dependent on the timely supply of equipment and materials from various sub-contractors and if any one of these suppliers fails to meet or delays their committed delivery schedules, we can suffer with lower or lost revenues.

•

Changes in regulations or citizen concerns regarding privacy and protection of citizen data, or any failure or appearance of failure to comply with such laws, could diminish the value of our services and cause us to lose customers and revenue.

•

If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain customers.

•

Our business model consists in promoting trust and security, and it depends on trust in our brand. Negative media coverage could adversely affect our brand and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our customer base.

•	We depend on our customers’ ability to sell their products, which may pose challenges for our ability to forecast or optimize our inventory and sales.

•	We may need to discontinue products and services. During the ramp-down of such products and services, we may experience a negative impact on our sales.

•	We are a holding company with no direct cash generating operations and rely on our subsidiaries to provide us with funds necessary to pay dividends to shareholders.

•	The Spin-Off Distribution is expected to be a taxable transaction to U.S. holders of WISeKey common stock and ADSs.

•

Following the Spin-Off Distribution, the aggregate trading value of SEALSQ Ordinary Shares and WISeKey Class B Shares and ADSs may be less than the trading value of WISeKey Class B Shares and ADSs before the Spin-Off Distribution.

•	We derive a significant amount of our revenues each year from a limited number of significant customers.

•

The dual class structure of our shares has the effect of concentrating voting power with certain shareholders, in particular, WISeKey, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

•	Our governance structure and our Articles may negatively affect the decision by certain institutional investors to purchase or hold our Ordinary Shares.

•

Provisions in our Articles are intended to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of control of SEALSQ, which will likely depress the trading price of our Ordinary Shares.

•

The Shareholders’ Agreement has the effect of concentrating voting power with WISeKey and the other Class F shareholders, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

•	WISeKey and other Class F shareholders could have voting power that exceeds 49.99% of the voting power of our outstanding shares.

•

As a result of future issuances of our Ordinary Shares or the disposal of Ordinary Shares by WISeKey and other Class F shareholders, WISeKey and other Class F shareholders could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our Ordinary Shares that they hold.

•	Future issuances of our Ordinary Shares will dilute the voting power of our holders of Ordinary Shares, but may not result in further dilution of the voting power of Class F shareholders.

Corporate Structure

SEALSQ Corp is a wholly-owned subsidiary of WISeKey and will be the sole owner of all outstanding shares of the subsidiaries listed below. After the completion of the Spin-Off Distribution, we will continue to be a subsidiary of WISeKey.

Pursuant to an internal restructuring of WISeKey on January 1, 2023 (the “Internal Restructuring”), WISeKey transferred the ownership of WISeKey Semiconductors SAS (formerly known as “VaultIC SAS”), a French semiconductor manufacturer and distributor, WISeKey IoT Japan KK, a Japan-based sales subsidiary of WISeKey Semiconductors SAS, and WISeKey Semiconductors, Taiwan Branch, a Taiwan- based sales and support branch of WISeKey Semiconductors SAS, to SEALSQ in a share exchange.

For a discussion of the history and development of SEALSQ, see the section titled “Business”.

After the Internal Restructuring and before the completion of the Spin-Off Distribution, WISeKey will hold 100% of the Class F shares and 100% of the Ordinary Shares of SEALSQ. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of SEALSQ Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options prior to the Spin-Off Distribution.

The following diagram depicts our organizational structure before the completion of the Spin-Off Distribution but following the Internal Restructuring:

After completion of the Spin-Off Distribution, WISeKey International Holding AG will initially hold 100% of the Class F Shares and 80% of the Ordinary Shares (subject to the grant and exercise of Class F Share Options as described above). For a description of the Ordinary Shares and the Class F Shares, see “Description of Shares.” WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares into WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations and limitations (including compliance with applicable takeover laws and regulations) that may be imposed by the WISeKey and SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as they are the only corporate entity holding Class F Shares. Upon completion of a mandatory redemption the remaining Class F Shareholders, who are likely to be members of SEALSQ’s board of directors and senior management, would hold shares with 49.99% of the Company’s voting power. The mandatory redemption of such Class F Shares, and the issuance of five (5) Ordinary Shares for each one (1) Class F Share redeemed, would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section titled “Description of Shares” for a description of the mandatory redemption feature

The structure after the Spin-Off Distribution will be as follows:

* Subject to the grant and exercise of Class F Share Options as described above.

Currently, certain related parties of WISeKey hold shares in WISeKey and will therefore receive Ordinary Shares in SEALSQ through the Spin-Off Distribution. Following the Spin-Off Distribution, 1.3% of the total outstanding Ordinary Shares will be held by affiliates of SEALSQ, including Mr. Carlos Moreira and Mr. Peter Ward.

Corporate Information

SEALSQ Corp is a holding company existing under the laws of the British Virgin Islands. Our registered office in the British Virgin Islands is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands Our principal executive offices and effective place of management are located at Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland. Our telephone number from the United States is 011 41 22 594 3000. We will establish a website prior to the completion of the Spin-Off Distribution at www.SEALSQ.com. The information on or linked to on our website is not a part of this prospectus.

Other Information

Because we are incorporated under the laws of the British Virgin Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforceability of Civil Liabilities” for more information.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies in the United States. These provisions include:

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	reduced disclosure about our executive compensation arrangements;

•	an exemption from the non-binding advisory votes on executive compensation, including golden parachute arrangements; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act.

As a result, we do not know if some investors will find our Ordinary Shares less attractive. The result may be a less active trading market for our Ordinary Shares, and the price of our Ordinary Shares may become more volatile. We may choose to take advantage of some or all these provisions until the last day of the fiscal year ending after the fifth anniversary of the Spin-Off Distribution or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

Our status as a “foreign private issuer” also exempts us from compliance with certain laws and regulations of the SEC and certain regulations of Nasdaq. Consequently, we are not subject to all of the disclosure requirements applicable to U.S. public companies. For example, we are exempt from certain rules under the Securities Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Securities Exchange Act. In addition, our executive officers and directors are exempt from the reporting of “short-swing” profit recovery provisions of Section 16 of the Securities Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD (Fair Disclosure) of the Securities Exchange Act, aimed at preventing issuers from making selective disclosures of material information.

We may take advantage of these exemptions until such time as we no longer qualify as a foreign private issuer. In order to maintain our current status as a foreign private issuer, either a majority of our outstanding voting securities must be directly or indirectly held of record by non-residents of the United States, or, if a majority of our outstanding voting securities are directly or indirectly held of record by residents of the United States, a majority of our executive officers or directors may not be United States citizens or residents, more than 50% of our assets cannot be located in the United States and our business must be administered principally outside the United States.

We have taken advantage of certain of these reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in the U.S. in which you hold equity securities.

Implications of Being a Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules, because one of our shareholders, WISeKey, holds more than 50% of our voting power. As a result, for so long as we remain a controlled company as defined under those rules, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that:

•	a majority of our board of directors must be independent directors;

•	our compensation committee must be composed entirely of independent directors; and

•	our corporate governance and nomination committee must be composed entirely of independent directors.

THE SPIN-OFF DISTRIBUTION
Distributing company	WISeKey International Holding AG.

Distributed company	SEALSQ Corp

Shares to be distributed	1,500,300 SEALSQ Ordinary Shares.

After the Spin-Off Distribution, SEALSQ will continue to be a subsidiary of WISeKey and WISeKey will own 80% of our Ordinary Shares and initially 100% of our Class F Shares subject to the grant and exercise of F Share Options. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options prior to the Spin-Off Distribution.

WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares into WISeKey Class A Shares and then exchange some of their Class A Shares in WISeKey for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations) and to limitations that may be imposed by the WISeKey and SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares.

Distribution record date

The record date for the Spin-Off Distribution (the date to determine holders of WISeKey shares / ADSs entitled to receive SEALSQ Ordinary Shares in the Spin-Off Distribution) has to be announced by WISeKey's board of directors after the date of the Extraordinary General Meeting of WISeKey Shareholders, and satisfaction or waiver of applicable conditions for the Spin-Off Distribution. BNY Mellon, the depositary for the WISeKey ADSs, will announce the distribution record date for holders of WISeKey ADSs after the WISeKey board of directors announces the Spin-Off Distribution record date for holders of WISeKey shares.

Distribution ratio

Holders of Class B Shares of WISeKey will receive 0.010658642 SEALSQ Ordinary Share for every 1 Class B Share of WISeKey held as of the distribution record date, subject to adjustment and satisfaction and/or waiver of the applicable Spin-Off Distribution conditions.

Holders of WISeKey ADSs will receive 0.10658642 SEALSQ Ordinary Share for every 1 ADS of WISeKey held as of the distribution record date, subject to adjustment and satisfaction and/or waiver of the applicable Spin-Off Distribution conditions.

Holders of Class A Shares of WISeKey will receive 0.002131728 SEALSQ Ordinary Share for every 1 Class A Share of WISeKey held as of the distribution record date, subject to adjustment and satisfaction and/or waiver of the applicable Spin-Off Distribution conditions.

To the extent WISeKey issues any additional shares or retires shares prior to the applicable Distribution record date, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey Class B Shares, ADSs and Class A Shares will be adjusted proportionately using the formulae set forth in the subsection titled “Business—Mechanics of the Spin-Off Distribution.”

Prior to the Spin-Off Distribution, WISeKey will deliver 20% of SEALSQ’s issued and outstanding Ordinary Shares to the distribution agent. Computershare Inc. will serve as distribution agent in connection with the Spin-Off Distribution and Computershare Inc. will serve as transfer agent and registrar for SEALSQ’s Ordinary Shares. BNY Mellon, the depositary for the WISeKey ADSs, will be the distribution agent for the SEALSQ ordinary shares to be distributed to WISeKey ADS holders.

For further information see “Business – Mechanics of the Spin-Off Distribution.”

Voting Rights

Each SEALSQ Ordinary Share has one vote per share as against each other Ordinary Share but, as a class, the Ordinary Shares shall retain 50.01% of the Company’s voting power. Each SEALSQ Class F Share has a number of votes per share that would cause the total votes of all Class F Shares as a class to equal 49.99% of the voting power of all SEALSQ shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter). The mandatory redemption of WISeKey’s Class F Shares into Ordinary Shares (in the event of a hostile takeover of WISeKey) would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See “Description of Shares” for more information.

Fractional shares

Fractional SEALSQ Ordinary Shares will not be distributed.

The distribution agent will aggregate all entitlements to fractional SEALSQ shares that WISeKey shareholders would be entitled to receive into whole Ordinary Shares and sell such whole SEALSQ Ordinary Shares into the open market at prevailing rates promptly after our Ordinary Shares commence trading on the Nasdaq Global Market, and distribute the net cash proceeds from the sales pro rata to each holder who would have otherwise been entitled to receive fractional SEALSQ Ordinary Shares in the Spin-Off Distribution.

BNY Mellon, the depositary bank for the WISeKey ADSs, will aggregate all entitlements to fractional SEALSQ Ordinary Shares that WISeKey ADS holders would be entitled to receive into whole Ordinary Shares and sell such whole SEALSQ Ordinary shares into the open market at prevailing rates promptly after our Ordinary Shares commence trading on the Nasdaq Global Market, and distribute the net cash proceeds from the sales (after deduction of applicable fees, taxes and expenses) pro rata to each ADS holder who would have otherwise been entitled to receive fractional SEALSQ Ordinary Shares in the Spin-Off Distribution.

No payment required

No holder of WISeKey shares or WISeKey ADSs will be required to make any payment or exchange shares in order to receive our Ordinary Shares in the Spin-Off Distribution, except for any fees payable to the ADS depositary by the WISeKey ADS holders.

Distribution date

The Spin-Off Distribution date will be the date as announced by WISeKey's board of directors after the date of the WISeKey Extraordinary General Meeting and satisfaction or waiver of applicable conditions for the Spin-Off Distribution. It is expected that the Distribution date will be approximately 1 to 2 business days after the Distribution record date.

Federal income tax consequences

It is not expected that the Spin-Off Distribution will satisfy all of the requirements of Section 355 of the Code, and as such the Spin-Off Distribution is not expected to be treated as a tax-free corporate division for U.S. federal income tax purposes. Rather, the distribution of SEALSQ Ordinary Shares to U.S. Holders of WISeKey Class B shares and ADSs is expected to be taxable as a distribution for U.S. federal income tax purposes. The tax treatment of the Spin-Off Distribution is discussed in the section “Material Tax Considerations – U.S. Federal Income Tax Considerations.”

Background and Purpose of the Spin-Off Distribution

It is the opinion of the board of directors of WISeKey that a partial spin-off of its global semiconductor business presents a significant market opportunity to investors in light of both the current market and the increased regulation discussed below. Based upon comparisons with our competitors, the WISeKey board of directors believes that the true value of SEALSQ is not fairly represented in the market valuation attributed to WISeKey.

The coming years represent a significant opportunity for SEALSQ. Currently there are more than 12 billion IoT devices connected and this is expected to more than double by 2025.[8] With new regulations being introduced by governments and supervisory bodies over the world concerning Connected Devices, Identity Verification, and the Internet of Things, SEALSQ is uniquely placed to deliver market ready, regulatory compliant products to the market. In particular, the EU Cybersecurity Act and the U.S. IoT Cybersecurity Improvement Act which are being supported and reinforced by additional legislation at state and country levels are forcing companies to address the Cybersecurity threat. At the same time, the EU General Data Protection Regulation is enforcing a much higher level of data protection for companies.

[8] “State of IoT – Spring 2022”, IOT Analytics, May 2022

The IoT technology market is expected to grow from USD 300.3 billion in 2021 to USD 650.5 billion by 2026, at a CAGR of 16.7%.[9] The market growth can be attributed to several factors, such as 5G communications technology, increasing necessity of data centers due to rising adoption of cloud platforms, growing use of wireless smart sensors and networks, and increased IP address space and better security solutions made available through IPv6.[10]

SEALSQ is uniquely placed to take advantage of this significant opportunity as we combine secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world. We offer provenance, proof of origin, and lifecycle management to devices and objects. Additionally, we enable data collection and data transmission to be protected against interference and eavesdropping, and we enable command execution and firmware updates to be reliable and trustworthy, and in a manner presently compliant with the regulations being introduced. Furthermore, as the connected world continues to evolve, SEALSQ intends to continue to invest heavily in the ongoing development of its products and its technology. We are already developing solutions intended to address the post-quantum technological age and the next generation hardware requirements.

We believe that the time is now to seize the opportunity and invest in the growth of SEALSQ. We believe in continuing to invest in the U.S. market, increasing the deployment of our products on U.S. soil, and supporting the move away from dependency on the Asian market that both the European and American governments are driving. It will also allow us develop R&D activities in the US using the opportunity that, thanks to our IoT Post-Quantum technology, we have been selected as a collaborator by NIST for the NCCoE Trusted IoT Device Network-Layer Onboarding and Lifecycle Management Consortium project.11 For this project, WISeKey is working with NIST and other industrial companies to define recommended practices for performing trusted network-layer onboarding, which will aid in the implementation and use of trusted onboarding solutions for IoT devices at scale. SEALSQ will implement the QUASARS (QUAntum resistant Secure ARchitectureS) project, a radical innovative solution, based upon the new WISeKey Secure RISC V based platform that is paving the way for the Post Quantum Cryptography era, with hybrid solutions compliant to ANSSI (“Agence Nationale de la Sécurité des Systèmes d’Information”, the National Cybersecurity Agency of France) recommendations. WISeKey Semiconductors has received a strong support from the French SCS Cluster for its QUASARS project.

 [9] “IoT Market with COVID-19 analysis by Component (Hardware, Software Solutions and Services), Organization Size, Focus Area (Smart Manufacturing, Smart Energy and Utilities, and Smart Retail) and Region – Global Forecast to 2026”, Markets and Markets, April 2022

[10] "IoT Technology Market with COVID-19 Impact Analysis, by Node Component (Sensor, Memory Device, Connectivity IC), Solution (Remote Monitoring, Data Management), Platform, Service, End-use Application, Geography - Global Forecast to 2027", Markets and Markets, October 2021

[11] http://www.nccoe.nist.gov/projects/trusted-iot-device-network-layer-onboarding-and-lifecycle-management.

We believe that the listing of SEALSQ on the Nasdaq Global Market represents an opportunity for WISeKey to realize the true value of SEALSQ’s technologies, supported by the independently prepared valuation in January 2023 that placed SEALSQ’s valuation at around US$217M, to reward the loyal shareholders of WISeKey through the proposed distribution of shares in SEALSQ, and to enable SEALSQ to raise further funds on the market with which to invest in its expansion and its future strategy. For further information, see "Business – Background and Purpose of the Spin-Off Distribution".

In determining whether to effect the Spin-Off Distribution, the board of directors of WISeKey considered the costs and risks associated with the transaction, including those associated with preparing SEALSQ to become a separate publicly traded company and the possibility that the trading value of the two separate entities after the Spin-Off Distribution may be less than the trading value of WISeKey’s Class B Shares and ADSs before the Spin-Off Distribution. Notwithstanding these costs and risks, the board of directors of WISeKey determined that a spin-off, in the form contemplated by the Spin-Off Distribution is in the best interests of WISeKey and its shareholders.

Conditions to the Spin-Off Distribution Occurring
The Spin-Off Distribution and the transfer to us of WISeKey’s global semiconductor business is subject to the following conditions:

	•	The approval of the Distribution Resolutions by the shareholders of WISeKey;

	•	The SEC has declared effective the registration statement containing this prospectus under the Securities Act, and there being no stop order suspending the effectiveness of the registration statement being in effect or threatened;

	•	The SEALSQ Ordinary Shares have been accepted for listing on the Nasdaq, subject to official notice of issuance;

	•	The ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the Spin-Off Distribution, substantially to the effect that the Spin-Off Distribution, including cash received in lieu of fractional entitlements to SEALSQ Ordinary Shares, is considered a distribution out of WISeKey qualifying capital contribution reserves, is in full force and effect at the time of the Spin-Off Distribution;

•	WISeKey shall have finalized the procedures, and entered into the applicable agreements with the distribution agent, for the distribution of the SEALSQ Ordinary Shares to its shareholders.

•	All permits, registrations and consents required under Swiss securities laws and the U.S. securities or blue sky laws in connection with the Spin-off Distribution and all other material governmental approvals and other consents necessary to consummate the Spin-Off Distribution have been received;

•	No order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off Distribution is in effect, and no other event outside the control of WISeKey has occurred or failed to occur that prevents the consummation of the distribution of the Spin-Off Distribution; and

•	No other events or developments have occurred prior to the date on which the Spin-Off Distribution is to be effected that, in the reasonable judgment of the WISeKey's board of directors, would result in the Spin-Off Distribution having a material adverse effect (including, but not limited to, material adverse tax consequences or risks) on WISeKey or its shareholders (as a class), including on the prospects of SEALSQ and the prospective holders of its shares.

We are not aware of any material federal or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with SEC rules and regulations and the declaration of effectiveness of the Registration Statement by the SEC, in connection with the distribution. WISeKey has the right not to complete the Spin-Off Distribution if, at any time, the board of directors of WISeKey determines, in its reasonable discretion, that the conditions to the Spin-Off Distribution are not satisfied (e.g., because an event has occurred prior to the date on which the Spin-Off Distribution is to be effected that, in the reasonable judgment of the board of directors, would result in the Spin-Off Distribution having a material adverse effect on WISeKey or its shareholders (as a class), including on the prospects of SEALSQ and the prospective holders of its shares).

Conflicts of interest	Mr. Carlos Moreira, the Chairman of the Board, Chief Executive Officer and Founder of WISeKey and also the Chairman of the Board and Chief Executive Officer of SEALSQ, and Mr. Peter Ward, the Chief Financial Officer of WISeKey and of SEALSQ, currently own shares in WISeKey. As described in the section “Security Ownership of Certain Beneficial Owners,” Mr. Moreira holds approximately 25% of the voting power of WISeKey. Under the proposed structure of the transaction, both Mr. Moreira and Mr. Ward will receive Ordinary shares in SEALSQ. Upon completion of the Spin-Off Distribution, WISeKey will hold 80% of the Ordinary Shares and initially 100% of the Class F Shares of SEALSQ (subject to the grant and exercise of options described elsewhere in this prospectus), while Mr. Moreira will hold approximately 1.56% of the Ordinary Shares and Mr. Ward will hold a negligible shareholding in SEALSQ. Pursuant to the F Share Option Plan, Mr. Moreira has been granted options to purchase 51 Class F Shares and Mr. Ward has been granted options to purchase 26 Class F Shares. Mr. Moreira and Mr. Ward may also receive Ordinary Shares pursuant to a SEALSQ compensation plan that may be implemented in the future. As described in “Description of Shares,” each Class F Share has a number of votes per share that would cause the total votes of all Class F Shares as a class to equal 49.99% of the voting power of all SEALSQ shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter).

Distribution agent, transfer agent and registrar	Computershare Inc.

Listing

There is currently no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Global Market under the symbol “LAES.” The successful listing of our Ordinary Shares does not ensure that an active trading market for our Ordinary Shares will be available to you.

There will be no public market for SEALSQ Class F Shares.

THE COMPANY

General	We were incorporated by WISeKey to serve as the holding company of two subsidiaries and one branch that comprise WISeKey’s global semiconductor business that will be contributed by WISeKey to the Company in connection with the Spin-Off Distribution.

Business	We are an OEM supplier of cybersecurity to manufacturers of IoT devices, branded appliances and precious objects. SEALSQ is uniquely placed in the IoT technology market as we combine secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world. Our mission is to provide an unforgeable “passport” to a device or an object.

Our products bridge the physical and the digital world with a unique symbiosis between tamperproof semiconductors (physical) and managed cryptography (digital).

Once implemented into the target device or object, this “passport” carries 2 essential functions:

i)       it makes the device unique, capable to identify and authenticate itself vis-à-vis a platform or another device with which it communicates,

ii)       it makes the device or object impossible to copy and clone.

We are in the physical/cyber trust business. Every day, citizens, consumers and professionals rely on the trust we bring to the IoT devices around them. Our brand reflects digital comfort and a culture of trust, security, and protection.

For that, we offer to our customers:

i)       Our “Secure Elements” implementing a mix of analog and digital countermeasures which are the DNA of our engineering teams, constantly monitoring and anticipating the new generation of attacks that the cyber hackers may develop.

ii)        A provisioning and personalization platform, which manages the creation of digital keys and certificates and their injection into our secure elements.

iii)       A Root Certificate Authority which guarantees the unicity and the authenticity of the digital identities which we are generating for our customers.

Our products and infrastructures are certified with the highest grading of the industry by third party certification labs with the highest resistance grading of the industry.

Dividends	The declaration and payment of dividends, if any, on our Ordinary Shares and Class F Shares will be subject to the discretion of our board of directors, the requirements of the Articles and British Virgin Islands law, and any other restrictions that may exist in any loan agreements or similar agreements. There are no dividend priorities held by the Class F Shares or the Ordinary Shares in relation to the other, however, any dividends paid on Ordinary Shares shall be one fifth of any amount paid by the Company against Class F Shares.

Risk factors

An investment in our Ordinary Shares involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included elsewhere in this prospectus in connection with the distribution of the Ordinary Shares.

SUMMARY FINANCIAL AND OTHER DATA

The following table presents selected financial and other operating data for the periods and at the dates indicated.

The table should be read together with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” The selected financial data of SEALSQ Corp Predecessor as of and for the years ended December 31, 2020 and 2021 is a summary of, is derived from, and is qualified by reference to, the audited financial statements of SEALSQ Corp Predecessor and notes thereto. The selected financial data of SEALSQ Corp Predecessor as of June 30, 2022 and for the six months ended June 30, 2021 and 2022 is a summary of, is derived from, and is qualified by reference to, the unaudited financial statements of SEALSQ Corp Predecessor and notes thereto. The financial statements of SEALSQ Corp Predecessor have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP.”

Our statements of operations, balance sheets, shareholders’ equity and cash flows, together with the notes thereto, are included in the section of this prospectus entitled “Financial Statements” and should be read in their entirety.

SEALSQ Corp Predecessor
Condensed Consolidated Statement of Income / (Loss)
	6 months ended June 30,		12 months ended December 31,
USD'000	2022 (unaudited)	2021 (unaudited)	2021	2020

Net sales	10,656	7,328	16,995	14,317
Gross profit	4,766	2,851	7,147	5,434

Research & development expenses	(1,161)	(1,647)	(3,050)	(3,526)
Total operating expenses	(5,149)	(6,945)	(12,188)	(14,027)
Operating loss	(383)	(4,094)	(5,041)	(8,585)
Loss before income tax expense	(182)	(3,824)	(4,821)	(9,196)
Net loss	(183)	(3,825)	(4,827)	(9,201)

SEALSQ Corp Predecessor
Condensed Consolidated Balance Sheet
	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021	2020

Cash and cash equivalents	2,002	2,064	1,830
Total current assets	10,971	8,248	7,551
Total noncurrent assets	3,724	3,596	5,882
Total assets	14,695	11,844	13,433

Total current liabilities	8,178	7,759	7,834
Total noncurrent liabilities	20,124	17,648	14,972
Total liabilities and equity	14,695	11,844	13,433

RISK FACTORS

Any investment in our Ordinary Shares involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus before making any investment decision in respect of our Ordinary Shares. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for, and ownership of, our Ordinary Shares. Any of the described risks could significantly and negatively affect our business, financial condition, operating results and the price of our Ordinary Shares. The following risk factors describe the material risks that are presently known to us.

Industry Risk Factors

The semiconductor industry is highly cyclical.

Historically, the relationship between supply and demand in the semiconductor industry has caused a high degree of cyclicality in the semiconductor market. Semiconductor supply is partly driven by manufacturing capacity, which in the past has demonstrated alternating periods of substantial capacity additions and periods in which no or limited capacity was added. As a general matter, semiconductor companies are more likely to add capacity in periods when current or expected future demand is strong and margins are, or are expected to be, high. Investments in new capacity can result in overcapacity, which can lead to a reduction in prices and margins. In response, companies typically limit further capacity additions, eventually causing the market to be relatively undersupplied. In addition, demand for semiconductors varies, which can exacerbate the effect of supply fluctuations. As a result of this cyclicality, the semiconductor industry has, in the past, experienced significant downturns, such as in 1997/1998, 2001/2002 and in 2008/2009, often in connection with, or in anticipation of, maturing life cycles of semiconductor companies’ products and declines in general economic conditions. These downturns have been characterized by diminishing demand for end-user products, high inventory levels, under-utilization of manufacturing capacity and accelerated erosion of average selling prices. The foregoing risks have historically had, and may continue to have, a material adverse effect on our business, financial condition and results of operations.

Significantly increased volatility and instability, and unfavorable economic conditions may adversely affect our business.

It is difficult for us, our customers and suppliers to forecast demand trends. We may be unable to accurately predict the extent or duration of cycles or their effect on our financial condition or result of operations, and can give no assurance as to the timing, extent or duration of the current or future business cycles generally, or specific to the markets in which we participate. In the event of a future decline in global economic conditions, our business, financial condition and results of operations could be materially adversely affected, and the resulting economic decline might disproportionately affect the markets in which we participate, further exacerbating a decline in our results of operations. The COVID-19 global pandemic, for example, created a period of significant instability in the global economy, including amongst our clients and our suppliers. The restrictions imposed upon people and businesses around the world served, in the short-run, to reduce demand for our products as many companies reduced or paused their operations. While this has since served to benefit SEALSQ through the increased demand for IT network infrastructure amongst other examples, this may not always be the situation.

The semiconductor industry is highly competitive. If we fail to introduce new technologies and products in a timely manner, this could adversely affect our business.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. Accordingly, the success of our business depends to a significant extent on our ability to develop new technologies and products that are ultimately successful in the market. The costs related to the research and development necessary to develop new technologies and products are significant and any reduction of our research and development budget could harm our competitiveness. Meeting evolving industry requirements and introducing new products to the market in a timely manner and at prices that are acceptable to our customers are significant factors in determining our competitiveness and success. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or noncompetitive before their introduction. If we are unable to successfully develop new products, our revenue may decline substantially. Moreover, some of our competitors are well-established entities, are larger than us and have greater resources than we do. If these competitors increase the resources they devote to developing and marketing their products, we may not be able to compete effectively. Any consolidation among our competitors could enhance their product offerings and financial resources, further strengthening their competitive position. In addition, some of our competitors operate in narrow business areas relative to us, allowing them to concentrate their research and development efforts directly on products and services for those areas, which may give them a competitive advantage. As a result of these competitive pressures, we may face declining sales volumes or lower prevailing prices for our products, and we may not be able to reduce our total costs in line with this declining revenue. If any of these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations.

The demand for our products depends to a significant degree on the demand for our customers’ end products.

The vast majority of our revenue is derived from sales to manufacturers in the IT infrastructure (Network Servers, Switch, Home boxes, PC Keyboards, etc.), utilities distribution edge infrastructure (Smart Meters) and Access Control modules. Demand in these markets fluctuates significantly, driven by consumer spending, consumer preferences, the development of new technologies and prevailing economic conditions. In addition, the specific products in which our semiconductors are incorporated may not be successful, or may experience price erosion or other competitive factors that affect the price manufacturers are willing to pay us. Such customers have in the past, and may in the future, vary order levels significantly from period to period, request postponements to scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during periods of low demand. This can make managing our business difficult, as it limits the predictability of future revenue. It can also affect the accuracy of our financial forecasts. Furthermore, developing industry trends, including customers’ use of outsourcing and new and revised supply chain models, may affect our revenue, costs and working capital requirements.

If customers do not purchase products made specifically for them, we may not be able to resell such products to other customers or may not be able to require the customers who have ordered these products to pay a cancellation fee. The foregoing risks could have a material adverse effect on our business, financial condition and results of operations.

The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.

One of the results of the rapid innovation in the semiconductor industry is that pricing pressure, especially on products containing older technology, can be intense. Product life cycles are relatively short and, as a result, products tend to be replaced by more technologically advanced substitutes on a regular basis.

In turn, demand for older technology falls, causing the price at which such products can be sold to drop, in some cases precipitously. In order to continue profitably supplying these products, we must reduce our production costs in line with the lower revenue we can expect to generate per unit. Usually, this must be accomplished through improvements in process technology and production efficiencies. If we cannot advance our process technologies or improve our production efficiencies to a degree sufficient to maintain required margins, we will no longer be able to make a profit from the sale of these products. Moreover, we may not be able to cease production of such products, either due to contractual obligations or for customer relationship reasons, and as a result may be required to bear a loss on such products. We cannot guarantee that competition in our core product markets will not lead to price erosion, lower revenue or lower margins in the future. Should reductions in our manufacturing costs fail to keep pace with reductions in market prices for the products we sell, this could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Our Business

Our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties due to recent changes in our context as well as in our own sales organization and go-to-market strategies.

Even though our heritage started before 2000, much of our business has changed in recent periods. Macro changes impacting our market, particularly the digital transformation induced by the Covid pandemic, competitors suffering supply chain shortages, and the increased use of Internet of Things (IoT) resulted in growing demand for our products.

To address this demand, we made substantial investments in our sales force. Additionally, we have also recently begun to focus on building relationships with potential distribution partners, to utilize their sales force resources to reach new customers. As a result of these recent changes in our market, sales organization and go-to-market strategies, and with our limited operating history, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties.

We have encountered and will continue to encounter risks and uncertainties in developing markets. If our assumptions regarding these risks and uncertainties are incorrect or change in response to developments in the security market, our results of operations and financial results could differ materially from our plans and forecasts. If we are unable to achieve our key objectives, our business and results of operations will be adversely affected, and the fair market value of our common stock could decline.

Our growth prospects and revenue will be adversely affected if our efforts to attract prospective customers and to retain existing customers are not successful.

Our ability to grow our business and generate revenue depends on retaining and expanding our total customer base, and increasing services revenue by effectively monetizing value added. We must convince prospective customers of the benefits of our solutions and our existing customers of the continuing value of our solutions. Our ability to attract new customers, retain existing customers, and reach out to new markets depends in large part on our ability to continue to offer leading technologies and products, superior security and trust, and integration capabilities. Some of our competitors, including Infineon, Microchip, NXP and STMicroelectronics, have developed, and are continuing to develop, secure elements, which puts us at a significant competitive disadvantage.

Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyrights, and all of our other intellectual property rights, including the silicon intellectual property rights of our semiconductors.

We attempt to protect our intellectual property under patent, trade secret, trademark, and copyright law through a combination of employee, third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods. These afford only limited protection and we are still early in the process of securing our intellectual property rights. Despite our efforts to protect our intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of our technology, or obtain and use our trade secrets and other confidential information. Moreover, policing our intellectual property rights is difficult and time consuming. We cannot assure you that we would have adequate resources to protect and police our intellectual property rights, and we cannot assure you that the steps we take to do so will always be effective.

We have filed, and may in the future file, patent applications on certain of our innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for some innovations. Furthermore, our patent applications may not issue as granted patents, the scope of the protection gained may be insufficient or an issued patent may be deemed invalid or unenforceable. We also cannot guarantee that any of our present or future patents or other intellectual property rights will not lapse or be invalidated, circumvented, challenged, or abandoned. Neither can we guarantee that our intellectual property rights will provide competitive advantages to us. Our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes could be limited by our relationships with third parties, and any of our pending or future patent applications may not have the scope of coverage originally sought. We cannot guarantee that our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak. We could lose both the ability to assert our intellectual property rights against, or to license our technology to, others and the ability to collect royalties or other payments.

Litigation or proceedings before governmental authorities and administrative bodies may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trademarks, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to protect and enforce our patents and other intellectual property.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could harm our business, operating results, and financial condition.

Third parties may assert that we have infringed, misappropriated, or otherwise violated their copyrights, patents, and other intellectual property rights, and, as we face increasing competition, the possibility of intellectual property rights claims against us grows.

Our ability to provide our services is dependent upon our ability to license intellectual property rights to semiconductor designs. Various laws and regulations govern the copyright and other intellectual property rights associated with semiconductor design and cryptographic algorithms. Existing laws and regulations are evolving and subject to different interpretations, and various legislative or regulatory bodies may expand current or enact new laws or regulations. Although we expend significant resources to seek to comply with the statutory, regulatory, and judicial frameworks by, for example, entering into license agreements, we cannot assure you that we are not infringing or violating any third-party intellectual property rights, or that we will not do so in the future.

Moreover, we rely on multiple hardware designers, and firmware and software programmers to design our proprietary technologies. Although we make every effort to prevent the incorporation of licenses that would require us to disclose code and/or innovations in our products, we do not exercise complete control over the development efforts of our developers, and we cannot be certain that our developers have not used designs or software that is subject to such licenses or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to licenses that require us to publicly release the affected portions of our semiconductor design and source code, re-engineer a portion of our technologies, or otherwise be limited in the licensing of our technologies, we may be forced to do so, each of which could materially harm our business, operating results, and financial condition.

We face competition from companies that are larger and better known, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The digital security market in which we operate faces intense competition, constant innovation and evolving security threats. There are several global security companies with strong presence in this market, including NXP, Infineon, STMicroelectronics and Microchip.

Some of our competitors are large companies that have the technical and financial resources and broad customer bases needed to bring competitive solutions to the market and already have existing relationships as a trusted vendor for other products. Such companies may use these advantages to offer products and services that are perceived to be as effective as ours at a lower price or for free as part of a larger product package or solely in consideration for maintenance and services fees. They may also develop different products to compete with our current security solutions and respond more quickly and effectively than we do to new or changing opportunities, technologies, standards or client requirements. Additionally, we may compete with smaller regional vendors that offer products with a more limited range of capabilities that purport to perform functions similar to our security solutions. Such companies may enjoy stronger sales and service capabilities in their particular regions.

SEALSQ’s competitors may have competitive advantages, such as:

•	greater name recognition, a longer operating history and a larger customer base;

•	larger sales and marketing budgets and resources;

•	broader distribution and established relationships with distribution partners and customers;

•	greater customer care and support resources;

•	broader supply chains;

•	larger intellectual property portfolios; and

•	greater financial, technical and other resources.

Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. Current or potential competitors may be acquired by third parties with access to greater available resources. As a result of such acquisitions, our current or potential competitors may be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their product and service offerings more quickly than we do. Larger competitors with more diverse product offerings may reduce the price of products that compete with ours in order to promote the sale of other products or may bundle them with other products, which would lead to increased pricing pressure on our products and could cause the average sales prices for our products to decline.

We derive a significant amount of our revenues each year from a limited number of significant customers.

We derive a significant amount of our revenues each year from a small number of customers. In the year ended December 31, 2021, our ten largest customers accounted for 83% of our revenue. Our business and results of operations are largely dependent upon the success of our significant customers. The loss of any large customer, a decline in the volume of sales to these customers or the deterioration of their financial condition could adversely affect our business, results of operations and financial conditions.

One of our largest customers is CISCO Systems International.  We operate under the terms of a Master Purchase Agreement, dated August 14, 2014.  Such agreement defines, among other things:

•	the communication process that we shall respect vis a vis forecasting / pricing update, such as determination of price reflecting component prices in effect on the date of shipment to Cisco’s authorized contract manufactures (“EMS Provider”), representations and warranties that the product price are, and shall be, no higher than the lowest prices offered by the Company to any customer purchasing the same or lesser total sales or unit volume on an annual basis;

•	buffer stock, timing and volume constitution rules, including but not limited to, obligations to make commercially reasonable efforts to conduct capacity and materials planning and management sufficient to meet EMS Provider’s forecast at the period of time agreed between SEALSQ and EMS Providers,

•	list of contract manufacturers to whom we are allowed to take purchase orders and to make deliveries;

•	rules of fair treatment in case capacity shortage, that is, an obligation to provide Cisco, EMS Providers and any third party designated by Cisco an allocation of products during its shortage that is no less favorable than that provided to any other customer;

•	warranties, including but not limited to, three years warranty period, delivered product having no less than eight remaining weeks of shelf-life, replacement of defected products within two business days in general;

•	Epidemic failure rules/treatment. Epidemic failure shall be recognized when a single failure mode in excess of 1% of the product or a multiple failure more in excess of 3% of the product, during any rolling 3-full calendar month period, occurs , If an Epidemic failure happens during the five-year period after the delivery of a product, the Company shall, including but not limited to, notify to Cisco, provide a preliminary plan for problem diagnosis within one business day of the notification, and compensate Cisco for all reasonable costs incurred by Cisco, provide Cisco, EMS Providers and any third party designated by Cisco, subject to the liability exclusions and limitations set forth in the agreement.

Any decline in demand for our products from our clients could have a material adverse effect on the Company’s business, results of operations and financial condition.

Our business is at risk of our clients delaying or withdrawing purchase orders for items where we already committed to the production of these pieces. In these situations and when sufficient notice is given, we are usually able to adjust our production schedules such that the production can be transferred to alternative clients thereby limiting our exposure. However, there can be a short-term impact upon the levels of stock that we hold at any given point in time. As our products have a lengthy development cycle, often being in the region of 18 to 24 months from design-win to delivering the first batch of finished goods, we are not susceptible to losing clients without a lengthy notice period, so there is a very limited risk that we find ourselves holding material amounts of stocks of finished goods that will not be eventually delivered to our clients. The greatest risk is that a client might reduce their production allocations with the Company and, in this instance, we would be required to adapt our purchase requirements accordingly. Most of our raw materials (in particular our wafers) can be redirected to alternative products and so the risk is limited to finished goods. In the event that a client was to significantly reduce demand with a limited lead-time and not place new orders for that product at a later stage, this could lead to some finished goods becoming obsolete, but this risk is considered remote by management. The main risk arising from a decline in demand for our products from one of our top ten clients is that we would need to find new sources of revenue to replace the departing clients.

We depend on our ability to attract new customers and to maintain and grow existing customers, and failure to do so may harm our future revenues and operating results.

Our success depends in large part on our ability to attract new customers (“hunting”) and to expand within existing customers (“farming”). The number of new customers and the growth at existing customers in a given period impacts both our short-term and long-term revenues. If SEALSQ is unable to successfully attract a sufficient number of new customers, we may be unable to generate revenue growth.

A large amount of investment in sales and marketing and support personnel is required to attract new customers. If we are unable to convince these potential new customers of a need for our products or if we are unable to persuade them of our products' efficacy, we may be unable to achieve growth and there may be a meaningful negative impact on future revenues and operating results.

We depend on our ability to keep pace with technical advances in cryptography and semiconductor design.

SEALSQ needs to anticipate, and quickly react to, rapid changes occurring in security technologies and to the development of new and improved semiconductors and software that result from these changes. If SEALSQ is unable to respond quickly and cost-effectively to changing hardware and software technologies and evolving industry standards, the existing offering could become non-competitive and SEALSQ may lose market share. SEALSQ’s success will depend, in part, on its ability to effectively use leading technologies critical to the business, enhance its existing solutions, find appropriate technology partners, and continue to develop new solutions and technology that address the increasingly sophisticated and varied needs of its current and prospective clients and their customers, and its ability to influence and respond to technological advances, emerging industry and regulatory standards and practices and competitive service offerings. SEALSQ’s ability to remain technologically competitive may require substantial expenditures and lead-time, and the integration of newly acquired technologies will also take time. If SEALSQ is unable to adapt and integrate in a timely manner to changing market conditions or customer requirements, its business, financial condition and results of operations could be seriously harmed.

The use of cryptography is subject to a variety of laws around the world. Unfavorable developments in legislation and regulation may adversely affect our business, operating results, and financial condition.

The use of cryptography is subject to a variety of laws around the world. Government regulation of the internet is evolving and any changes in government regulations relating to the internet or other areas of our business or other unfavorable developments may adversely affect our business, operating results, and financial condition.

For example, the U.S. agency NIST is in the process of selecting post-quantum cryptographic algorithms for all governmental use of cryptography. We depend on their final selection to make our products successful and, should we fail to be able to implement the finally selected algorithm, our ability to serve the U.S. market and by extension the rest of the world may be severely impacted.

Our research and development efforts may not produce successful products or enhancements to our security solutions that result in significant revenue or other benefits in the near future, if at all.

Investing in research and development personnel, developing new products and enhancing existing products is expensive and time consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements to our products, design improvements, cost savings, revenues or other expected benefits. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be adversely affected. This is expected to be exacerbated in the coming year with the required integration of newly acquired knowledge automation assets which is expected to result in a more complex research and development program.

Our services and products depend on the continued integrity of public key cryptography technology and algorithms that may be compromised or proven obsolete over time.

Our services and products are relying heavily on cryptography. Advances in attacks on cryptographic algorithms and technology may weaken their effectiveness, and significant new technology requirements may be imposed by root distribution programs that require us to make significant modifications to our systems or to reissue digital certificates to some or all of our customers, which could damage our reputation or otherwise harm our business.

Quantum computing may threaten the resilience of current cryptography against attacks during the current lifespan of hardware. This is certainly the case for our secure modules embedded in larger systems and/or deployed on remote locations, such as for smart meter and satellite deployments.

SEALSQ cannot guarantee that its services and products will still offer sufficient protection against attacks executed with quantum computers.

We are dependent on the timely supply of equipment and materials from various sub-contractors and if any one of these suppliers fails to meet or delays their committed delivery schedules due to supply chain disruptions or other reasons, we can suffer with lower or lost revenues.

We use various suppliers for silicon manufacturing and testing our parts. Any one of these suppliers could not meet their commitments for on-time delivery of our products. The market supply of such products has seen and continues to see difficulties in meeting demand and these kinds of supply disruptions can happen due to global shortages of silicon wafers or chemicals used in the processing of the silicon packaging, or shortages in the labor force due to unrest or sicknesses. During the latter half of 2021 and 2022, we had to manage our delivery schedule carefully as a result of the global shortage of semiconductors material.  During this period, the Company was receiving greater volumes of orders than it was capable of delivering due to such shortages, so we had to program the orders based upon the allocations of materials and production capacity available to us.  While we were able to grow our revenue during this time though careful negotiation with our suppliers, we believe that our revenues would have been higher had there not been such supply disruption. Further, our business and operating conditions can be at risk if we cannot deliver on our product demand as committed in our customer contracts.

Our supply chain depends on third-party suppliers. Failure of one of our suppliers to handle increased demand could impact our ability to take advantage of upside business opportunities.

We outsource several critical functions in our supply chain to third-party suppliers such as the manufacture of our semiconductors. They all have a number of risks that are present in their businesses that could limit their ability to meet increased demands if we see increased orders from our customers. If our suppliers cannot satisfy our demand, we may not be able to meet our customer demands. Also, if our suppliers add higher costs to cover their increased volume, we may see drops in our gross profit margins. Many of these costs are not fixed, even though there may be contracts in place, and may be increased at the discretion of the third-party vendor.

Our agreement with one of our third-party suppliers, Presto Engineering Inc., defines, among other things,

• the list of operational obligations that they shall execute for us. Presto’s services include New Production Introduction (“NPI”), such as planning of validation and qualification activities, engineering evaluation of the product and preliminary test solution, and product release to industrial maturity, and Supply Chain Management (“SCM”);.

• the On-Time Delivery objectives and rules. Presto is required to provide its SCM service based on agreed targets for On Time Delivery (“OTD”). OTD is defined numerically and it constitute result obligations under French laws, which govern the agreement;

• Their obligations vis a vis  our quality process and our security process , including their obligations to be audited on a yearly basis.

Although common in our industry, we do not have agreements with any other of our major third-party suppliers. Rather, the Company provides such suppliers with purchase orders on a quarterly basis which triggers the launch of manufacturing of the Company’s products. The Company has weekly discussions and provides the suppliers with 12 month rolling forecasts to allow them to anticipate equipment allocations and raw material supplies. However, since we do not have written agreements with these suppliers, we are subject to the risk that any of these suppliers could terminate their relationship with us, leaving us without critical products, software or other services needed to operate our business.

Our IC products mainly depend on supplies from third-party foundries, and any failure to obtain sufficient foundry capacity from such foundries would significantly delay the shipment of our products.

As a fabless IC design company, we do not own any IC fabrication facilities. We currently work with two leading foundries as our main IC fabrication partners and place purchase orders according to our business needs. It is important for us to have a reliable relationship with third-party foundries as well as other future foundry service providers to ensure adequate product supply to respond to customer demand.

We cannot guarantee that our foundry service providers will be able to meet our manufacturing requirements. The ability of our foundry service providers to provide us with foundry services is limited by available capacity. If any of our foundry service providers fails to succeed in their capacity promise, it will not be able to deliver to us ICs as per the Purchase Orders that we have placed to them, which will significantly affect our shipment of our products and solutions. This could in turn result in lost sales and have a material adverse effect on our relationships with our customers and on our business and financial condition. In addition, we do not have a guaranteed level of production capacity from our foundry service providers. We do not have long-term contracts with them, and we source our supplies on a purchase order basis. As a result, we depend on our foundry service providers to allocate to us a portion of its manufacturing capacity sufficient to meet our needs, produce products of acceptable quality and at acceptable final test yields and deliver those products to us on a timely basis and at acceptable prices. If any of our foundry service providers raises its prices or is unable to meet our required capacity for any reason, such as shortages or delays in the shipment of semiconductor equipment or raw materials required to manufacture our ICs, or if our business relationships with any of our foundry service providers deteriorate, we may not be able to obtain the required capacity and would have to seek alternative foundries, which may not be available on commercially reasonable terms, or at all. Moreover, it is possible that other customers of any of our foundry service providers that are larger and/or better financed than we are, or that have long-term contracts with it, may receive preferential treatment in terms of capacity allocation or pricing. In addition, if we do not accurately forecast our capacity needs, any of our foundry service providers may not have available capacity to meet our immediate needs or we may be required to pay higher costs to fulfill those needs, either of which could materially and adversely affect our business, results of operations or financial condition.

Other risks associated with our dependence on third-party foundries include limited control over delivery schedules and quality assurance, lack of capacity in periods of excess demand, unauthorized use of our intellectual property and limited ability to manage inventory and parts. In particular, although we have entered into confidentiality agreements with our third-party foundries for the protection of our intellectual property, they may not protect our intellectual property with the same degree of care as we use to protect our intellectual property. If we fail to properly manage any of these risks, our business and results of operations may be materially and adversely affected.

Moreover, if any of our foundry service providers suffers any damage to its facilities, suspends manufacturing operations, loses benefits under material agreements, experiences power outages or computer virus attacks, lacks sufficient capacity to manufacture our products, encounters financial difficulties, is unable to secure necessary raw materials from its suppliers or suffers any other disruption or reduction in efficiency, we may encounter supply delays or disruptions.

We rely on a limited number of third parties for IC packaging and testing services.

Fabrication of ICs requires specialized services to process the silicon wafers into ICs by packaging them and to test their proper functioning. We primarily collaborate with a Outsource Semicondcutors Assembly and Testing (OSAT) provider for such services, which may expose us to a number of risks, including difficulties in finding alternate suppliers, capacity shortages or delays, lack of control or oversight in timing, quality or costs, and misuse of our intellectual property. If any such problems arise with our packaging and testing partners, we may experience delays in our production and delivery timeline, inadequate quality control of our products or excessive costs and expenses. As a result, our financial condition, results of operations, reputation and business may be adversely affected.

Failure at tape-out or failure to achieve the expected final test yields for our ICs could negatively impact our results of operations.

The tape-out process is a critical milestone in our business. A tape-out means all the stages in the design and verification process of our ICs have been completed, and the chip design is sent for manufacturing. The tape-out process requires considerable investment in time and resources and close cooperation with the wafer foundry, and repeated failures can significantly increase our costs, lengthen our product development period, and delay our product launch. If the tape-out or testing of a new chip design fails, either as a result of design flaws by our research and development team or problems with production or the testing process by the wafer foundry, we may incur considerable costs and expenses to fix or restart the design process. Such obstacles may decrease our profitability or delay the launch of new products.

Once tape-out is achieved, the IC design is sent for manufacturing, and the final test yield is a measurement of the production success rate. The final test yield is a function of both product design, which is developed by us, and process technology, which typically belongs to a third-party foundry. Low final test yields can result from a product design deficiency or a process technology failure or a combination of both. As such, we may not be able to identify problems causing low final test yields until our product designs go to the manufacturing stage, which may substantially increase our per unit costs and delay the launch of new products.

Changes in regulations or citizen concerns regarding privacy and protection of citizen data, or any failure or appearance of failure to comply with such laws, could diminish the value of our services and cause us to lose customers and revenue.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission, and security of personal information by companies operating over the internet have recently come under increased public scrutiny.

The U.S. government, including the Federal Trade Commission and the Department of Commerce, may continue to review the need for greater regulation over the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices.

Additionally, the EU may continue to review the need for greater regulation or reform to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies also have called for new regulation and changes in industry practices. Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our website, services, features, or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly use the personal data that our customers share with us.

Therefore, our business could be harmed by any significant change to applicable laws, regulations, or industry practices regarding the use of our customers’ personal data, for example regarding the manner in which disclosures are made and how the express or implied consent of customers for the use of personal data is obtained. Such changes may require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our customers voluntarily share with us. In addition, some of our developers or other partners, such as those that help us measure the effectiveness of advertisements, may receive or store information provided by us or by our customers through mobile or web applications integrated with our services. We provide limited information to such third parties based on the scope of services provided to us. However, if these third parties or developers fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, our data or our customers’ data may be improperly accessed, used, or disclosed.

We depend on highly skilled key personnel to operate our business, and if we are unable to attract, retain, and motivate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the talents and contributions of our senior management, including Carlos Moreira, founder and Chief Executive Officer of WISeKey, members of our executive team, and other key employees, such as key engineering, finance, research and development, marketing, and sales personnel. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. All of our employees, including our senior management, are free to terminate their employment relationship with us at any time, and their knowledge of our business and industry may be difficult to replace.

Furthermore, our performance depends on favorable labor relations with our employees and compliance with labor laws in the countries where we have employees and plans to hire new employees. Any deterioration of current relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

Qualified individuals are in high demand, particularly in the digital industry, and we may incur significant costs to attract them. If we are unable to attract and retain our senior management and key employees, we may not be able to achieve our strategic objectives, and our business could be harmed. In addition, we believe that our senior management have developed highly successful and effective working relationships. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If one or more of these individuals leave, we may not be able to fully integrate new senior management or replicate the current dynamic, and working relationships that have developed among our senior management and other key personnel, and our operations could suffer.

Cybersecurity incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches or any other material cyber-security risks in our supply chain to date. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

To mitigate these risks, we comply with one of the highest security standards in our industry: Webtrust, ISO27001 and the "Common Criteria" standard. Compliance with these standards require us to implement, monitor and audit on a yearly basis all the processes where we, or our third-party suppliers, manipulate sensitive data. This includes our supply chain processes and partners which, like us, are audited every year by security experts certified by governmental authorities. In addition, one of our customers, CISCO, also conducts an independent and extensive audit to control our processes and proposes improvements.

Our security processes are piloted by a Global Security Director, under the supervision of a Security Board, which includes the top management of SEALSQ. Once a year, the Global Security Director reassesses our cybersecurity risks and proposes to the Security Board a plan of action and budget for the year to come.

The Executive Board Members of SEALSQ hold a weekly meeting with the General Manager to discuss all matters including operational matters and risk management, as well as holding regular, wider meetings with the Senior Management of SEALSQ. During these meetings, the risks faced by the business and any new matters arising or potential threats identified are discussed. The SEALSQ management team also provide updates on their ongoing projects designed to manage these risks, as well as presenting the results of any audits that are being carried out. The full Board are also kept appraised on the results of all audits carried out during the year and are required to decide on strategic decisions such as whether to attain accreditations for the business. The Board and Audit Committee are responsible also for overseeing the annual audit of SEALSQ which, while primarily focused on the financials of SEALSQ, does also cover certain risks associated with the business.

If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain customers.

Techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to cryptographic data. Our software services, which are supported by our own systems and those of third parties that we work with, are vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data.

Computer malware, viruses, computer hacking, and phishing attacks have become more prevalent in our industry. SEALSQ and WISeKey’s systems have been subject to such attacks in the past, albeit they have always been unsuccessful, and further such attempts to compromise our systems’ security may occur in the future. Because of our brand of trust and security, we believe that we are a particularly attractive target for such attacks. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our customers may harm our reputation and our ability to retain existing customers and attract new customers. Although we have developed systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks.

Additionally, if an actual or perceived breach of security occurs to our systems or a third party’s platform, we may face regulatory or civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain customers, which in turn would harm our efforts to attract and retain advertisers, content providers, and other business partners. We also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach. We also may be required to notify regulators about any actual or perceived personal data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods.

Any failure, or perceived failure, by us to maintain the security of data relating to our customers, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose customers, advertisers, and revenues. In Europe, European Data Protection Authorities could impose fines and penalties of up to 4% of annual global turnover or €20 million, whichever is higher, for a personal data breach.

Our semiconductors and software services are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

Our semiconductors and software services are highly technical and complex and may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products.

Some errors in our products may be discovered only after a product has been used by customers and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs, or other vulnerabilities discovered in our code or back-end after delivery could damage our reputation, drive away customers, allow third parties to manipulate or exploit vulnerabilities.

We also could face claims for product liability, tort, or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

Interruptions, delays or discontinuations in service arising from our own systems or from third parties could impair the delivery of our services and harm our business.

We rely on systems housed in our own facilities and upon third parties, including bandwidth providers and third-party “cloud” data storage services, to enable our customers to receive our content in a dependable, timely, and efficient manner. We have experienced and may in the future experience periodic service interruptions and delays involving our own systems and those of third parties that we work with. Both our own facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They also are subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties that we work with, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our services and to unauthorized access to, or alteration of, the content and data contained on our systems and that these third parties store and deliver on our behalf.

Any disruption in the services provided by these third parties could materially adversely impact our business reputation, customer relations, and operating results. Upon expiration or termination of any of our agreements with third parties, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one third party to another could subject us to operational delays and inefficiencies until the transition is complete.

Our business model consists in promoting trust and security, and it depends on trust in our brand. Negative media coverage could adversely affect our brand and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our customer base.

Maintaining, protecting, and enhancing our brand is critical to expanding our customer base, and will depend largely on our ability to continue to develop and provide top-level security. If we do not successfully maintain our brand, our business could be harmed.

Our brand may be impaired by a number of other factors, including a failure to protect the cryptographic keys, data and software of end customers, any failure to keep pace with technological advances on our platform or with our services, a failure to protect our intellectual property rights, or any alleged violations of law, regulations, or public policy. Further, if our partners fail to maintain high standards in the supply chain, or if we partner with supply chain partners that our customers reject, the strength of our brand could be adversely affected.

We have not historically been required to spend considerable resources to establish and maintain our brand. However, if we are unable to maintain the growth rate in our customer base, we may be required to expend greater resources on advertising, marketing, and other brand-building efforts to preserve and enhance brand awareness, which would adversely affect our operating results and may not be effective.

We depend on our customers’ ability to sell their products, which that may pose challenges for our ability to forecast or optimize our inventory and sales.

Large orders may depend on the ability of our customer to be awarded significant regional or national contracts. The design of many IoT devices comes with the risk that it may not see the demand that was expected in that market, or the high-volume contracts may be awarded to competing suppliers. Our customers may be bidding against several other suppliers to win a government contract and if they lose the bid, we will not see the results that were originally expected during the forecasting of the opportunity size and profitability. As such, the volume predictions that were used in the pricing negotiations and forecasts may not always be achievable by our customers and may adversely affect our operating results.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business,financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine.

In February 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication, or SWIFT, payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated bank notes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. Although our operations have not experienced material and adverse impact on supply chain, cybersecurity or other aspects of our business from the ongoing conflict between Russia and Ukraine, there is no assurance that such conflict would not develop or escalate in a way that could materially and adversely affect our business, financial condition, and results of operations in the future.

We face many risks associated with our international expansion, including geopolitical tensions, trade barriers, payment delays and currency failures.

We are continuing to expand our operations into additional international markets. The expansion into international markets may cause difficulties because of distance, as well as language and cultural differences. Other risks related to international operations include fluctuations in currency exchange rates, difficulties arising from staffing and managing foreign operations, legal and regulatory requirements of different countries, and overlapping or differing tax laws. Management cannot assure that it will be able to market and operate SEALSQ’s services successfully in foreign markets, select appropriate markets to enter, open new offices efficiently or manage new offices profitably.

Offering our services in a new geographical area also poses geopolitical risks. For example, export and import of cryptographic technologies is subject to sanctions, and national import and export restrictions. Changes in these restrictions due to geopolitical tensions may significantly harm our business.

As a result of these obstacles, we may find it impossible or prohibitively expensive to enter additional markets, or our entry into foreign markets could be delayed, which could hinder our ability to grow our business.

Business practices in the global markets that we serve may differ and may require us to include non-standard terms in customer contracts, such as extended payment or warranty terms. To the extent that we enter into customer contracts that include non-standard terms related to payment, warranties or performance obligations, our results of operations may be adversely impacted.

Additionally, our global sales and operations are subject to a number of risks, including the following:

•	difficulty in enforcing contracts and managing collections, as well as long collection periods;

•	costs of doing business globally, including costs incurred in maintaining office space, securing adequate staffing and localizing our contracts;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	risk of unexpected changes in regulatory practices, tariffs, tax laws and treaties;

•	compliance with anti-bribery laws;

•	heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results, and give rise to restatements of, or irregularities in, financial statements;

•	social, economic and political instability, terrorist attacks and security concerns in general;

•	reduced or uncertain protection of intellectual property rights in some countries; and

•	potentially adverse tax consequences.

These factors could harm our ability to generate future global revenues and, consequently, materially impact our business, results of operations and financial condition.

Global inflationary pressure may have an adverse impact on our gross margins and our business.

As of the date of this Prospectus, global inflationary pressure has not materially affected our gross margins and our business. Our suppliers, which are all based in Asia, have not been impacted by the price inflation for energy that Europe and other geographies have experienced, nor from some raw material price inflation which might impact other industries. For fiscal 2023, we do expect to incur significant payroll cost increases for some of our employees in order to retain and hire engineers given the strong local demand for experienced software and hardware engineers. While we believe that these costs will be balanced by the US Dollar to Euro exchange rate evolution which has absorbed the extra costs caused by the salary increase, there is no assurance that this cost balance will continue. Accordingly, continued inflationary pressure may have an adverse impact on our gross margins and could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may need to discontinue products and services. During the ramp-down of such products and services, we may experience a negative impact on our sales.

All products have a natural lifecycle that includes the inevitable end-of-life process. During the ramping down of a product, product family, or services there are many ways that our business operations can be challenged. Last-time-buys are a typical way for customers to deal with the end-of-life of a product that is still critical to one of their end products. These kinds of orders show an increase in short term sales but result in the abrupt drop off of revenue from that customer, for that product, after the last time buy is delivered. Discontinuing a product or service also comes with the risk that we may lose that customer for good if we do not have a replacement for the product or if they decide to look at alternative suppliers because of the change in supply.

We are a holding company with no direct cash generating operations and rely on our subsidiaries to provide us with funds necessary to pay dividends to shareholders.

We are a holding company with no significant assets other than the equity interests in its subsidiaries. The Company’s subsidiaries own substantially all the rights to its revenue streams. The Company has no legal obligation to, and may not, declare dividends or other distributions on its shares. The Company’s ability to pay dividends to its shareholders depends on its ability to satisfy a solvency test under the BVI Act and its Articles, which will depend on the performance of its subsidiaries and their ability to distribute funds to the Company. Under the BVI Act a company satisfies the solvency test if the value of the company’s assets exceeds its liabilities and the company is able to pay its debts as they fall due (the “BVI Solvency Test”).

The ability of a subsidiary to make distributions to the Company could be affected by a claim or other action by a third party, including a creditor, or by laws which regulate the payment of dividends by companies. In addition, the subsidiaries’ ability to distribute funds to the Company depends on, among other things, the availability of sufficient legally distributable profit of such subsidiaries. The Company cannot offer any assurance that legally distributable profit or reserves from capital contributions will be available in any given financial year.

Even if the BVI Solvency Test can be met, the Company may not be able to pay a dividend or a distribution of reserves for a variety of reasons. Payment of future dividends and other distributions will depend on our liquidity and cash flow generation, financial condition and other factors, including regulatory and liquidity requirements, as well as tax and other legal considerations.

Obligations associated with being a public company require significant company resources and management attention.

Upon completion of the Spin-Off Distribution, we will be subject to the reporting requirements of the Securities Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act. Section 404 of Sarbanes-Oxley requires that we evaluate and determine the effectiveness of our internal control over financial reporting.

We work with our legal, accounting and financial advisors to identify any areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. We evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We will make changes in any of these and other areas, including our internal control over financial reporting, which we believe are necessary. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies do create additional costs for us and will require the time and attention of management. Our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. We may not be able to predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

If management is unable to provide reports as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common shares.

Under Section 404 of Sarbanes-Oxley, we are required to include in each of our annual reports on Form 20-F, beginning with the second such annual report on Form 20-F after the Spin-Off Distribution, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting. If, in such annual reports on Form 20-F, our management cannot provide a report as to the effectiveness of our internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our Ordinary Shares.

Risks Related to Taxation

The Spin-Off Distribution is expected to be a taxable transaction to U.S. holders of WISeKey common stock and ADSs.

It is not expected that the Spin-Off Distribution will satisfy all of the requirements of Section 355 of the Code, and as such the Spin-Off Distribution is not expected to be treated as a tax-free corporate division for U.S. federal income tax purposes. Rather, the distribution of SEALSQ Ordinary Shares to U.S. holders of WISeKey Class B shares and ADSs is expected to be taxable as a distribution for U.S. federal income tax purposes. The tax treatment of the Spin-Off Distribution is discussed below at “Material Tax Considerations – U.S. Federal Income Tax Considerations.”

WISeKey is likely to be a passive foreign investment company, or “PFIC” in 2022, which could result in adverse U.S. federal income tax consequences to U.S. holders of WISeKey ADSs, and there can be no assurance that SEALSQ will not be a PFIC for any taxable year.

Under the Code, generally a non-U.S. corporation is a PFIC for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Based on the composition of WISeKey’s assets following the sale of its 51% ownership stake in arago GmbH and its affiliates, which was completed in the second quarter of 2022, the market price of WISeKey’s Class B Shares and ADSs, and certain estimates and projections, WISeKey is likely to be a PFIC for its 2022 taxable year (and may be a PFIC for future taxable years). Actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year and so there can be no assurances regarding WISeKey’s PFIC status for 2022 or any future taxable year.

Based on the current and expected composition of SEALSQ’s and its subsidiaries’ assets and income, it is not anticipated that SEALSQ will be treated as a PFIC. Actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurances regarding SEALSQ’s status as a PFIC for the current taxable year or any future taxable year.

If WISeKey or SEALSQ is a PFIC for any taxable year during which a U.S. investor holds WISeKey ADSs or SEALSQ Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See the discussion in the section of this registration statement entitled “Material Tax Considerations — U.S. Federal Income Tax Considerations.” U.S. Holders are urged to consult with their own tax advisors regarding the possible application of the PFIC rules.

The Company could be required to comply with economic substance requirements in the British Virgin Islands

British Virgin Islands legislation requires certain entities registered in the British Virgin Islands engaged in “relevant activities” to maintain a substantial economic presence in the British Virgin Islands and to satisfy economic substance requirements. The list of “relevant activities” includes carrying on as a business any one or more of: banking, insurance, fund management, financing and leasing, headquarters, shipping, distribution and service center, intellectual property and pure equity holding entities.

Entities which are tax resident outside of the British Virgin Islands, provided they are not tax resident in a country which is not included in Annex I to the European Union list of non-cooperative jurisdictions for tax purposes, (as the Company will be) are not required to have economic substance in the British Virgin Islands, regardless of the activity they are conducting.

If our tax status changes and we are conducting any “relevant activities” or if the scope of the relevant statute is changed by subsequent legislation we may be required to increase our substance in the British Virgin Islands, which could result in additional costs that could adversely affect our financial condition or results of operations. If we were required to satisfy economic substance requirements in the British Virgin Islands but failed to do so, we could face spontaneous disclosure to competent authorities in the EU of the information filed by the entity with the BVI International Tax Authority and the BVI Financial Investigation Agency in connection with the economic substance requirements and our beneficial and legal ownership and may also face financial penalties, restriction or regulation of our business activities and/or may be struck off or liquidated as a registered entity in the British Virgin Islands.

The French tax authorities may determine that the Company is not a Swiss tax resident.

The British Virgin Islands are considered by France as a “non-cooperative state of territory” and, as such, adverse French tax consequences can arise on dividend and interest payments made to BVI shareholders of French companies. Under French law, payments of dividend and interest into a non-cooperative state or territory attract a withholding tax of 75%. However, this 75% withholding tax will not apply to dividends and interest paid by WISeKey Semiconductors SAS to SEALSQ Corp if (i) the dividends and interest are paid into a bank account that is not located in the BVI and (ii) SEALSQ is a Swiss resident company for tax purposes and can claim the benefits of the France-Switzerland double tax treaty.

We believe that SEALSQ is and will remain a Swiss resident company for tax purposes and that SEALSQ will benefit from the France-Switzerland double tax treaty. Additionally, any payments of dividends and interest to SEALSQ would be made into a bank account that is located in Switzerland and would not be subsequently rewired to a bank account located in the BVI (or any other blacklisted jurisdiction).

The status of SEALSQ’s tax residence may be subject to challenge by the French tax authorities and the onus would be upon SEALSQ to demonstrate that (i) SEALSQ has sufficient substance in Switzerland, including having its place of effective management in Switzerland along with sufficient substance, in particular employees and offices, (ii) SEALSQ is not controlled, directly or indirectly, by a non-French or non-Swiss tax resident, and (iii) SEALSQ is the beneficial owner of the dividends and interest paid by WISeKey Semiconductors SAS.

Additionally, in 2024, the EU council directive laying down rules to prevent the misuse of shell entities for tax purposes and amending Directive 2011/16/EU should become effective in France. This means that SEALSQ will need to take extra care in having sufficient substance in Switzerland in order to substantiate the fact that it is not a shell company under the shell company directive and is a Swiss resident company for tax purposes. Should SEALSQ be seen as (i) a shell company under the shell company directive or (ii) a non-Swiss resident company for tax purposes, then SEALSQ would no longer be eligible for the benefits under the Switzerland-France double tax treaty and could therefore be subject to significant withholding tax charges on dividend and interest payments declared and made from WISeKey Semiconductors SAS.

Risk Related to Our Corporate Structure

As a “foreign private issuer” (within the meaning of the U.S Securities Act) we are entitled to claim exemptions from certain Nasdaq corporate governance standards, and, if we elected to rely on these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our ordinary shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the Nasdaq corporate governance practices required to be followed by domestic U.S. companies listed on Nasdaq. The standards applicable to us are considerably different from the standards applied to domestic U.S. issuers. For instance, we are not required to:

·	have a majority of the board of directors be independent (although all of the members of the audit committee must be independent under the Securities Exchange Act;

·	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors; or

·	have regularly scheduled executive sessions with only independent directors.

We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

We will be a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

Following the Spin-Off Distribution, we will be a “controlled company” as defined under the Nasdaq corporate governance rules because WISeKey will own more than 50% of our total voting power. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that our board of directors be comprised of a majority of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters.

We will likely not pay dividends in the foreseeable future.

Our dividend policy is subject to the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our board of directors will declare dividends even if we are profitable. Under BVI law, we may only pay dividends if we satisfy the BVI Solvency Test.

As the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs will be governed by our memorandum and articles of association, the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are governed by the BVI Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England and the wider Commonwealth, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are largely codified in the BVI Act, but are potentially not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of all of the above, holders of our shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

Shareholders of British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. Shareholders of a British Virgin Islands company could, however, bring a derivative action in the British Virgin Islands courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law, and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands may provide less protection for minority shareholders than those under U.S. law, so minority shareholders may have less recourse than they would under U.S. law if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the Articles of the Company. A shareholder may also bring an action under statute if he feels that the affairs of the Company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the Company and inspection of the Company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the British Virgin Islands for business companies is limited.

The Company is not subject to the supervision of the Financial Services Commission, and so the Shareholders are not protected by any regulatory inspections by the Financial Services Commission in the BVI.

We are not an entity subject to any regulatory supervision in the BVI by the BVI Financial Services Commission. As a result, shareholders are not protected by any regulatory supervision or inspections by any regulatory agency in the BVI, and we are not required to observe any restrictions in respect of conduct save as disclosed in this prospectus, our Articles, or the BVI Act.

It may be difficult to enforce service of process and judgments against us and our officers and directors.

We are incorporated under the laws of the British Virgin Islands and our principal executive offices are located outside the United States. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

BVI Regulatory Environment

We are currently a non-operating business and as such we do not have any industry-specific regulators or regulations that it needs to comply with. As a BVI business company limited by shares, we are regulated by the laws of the British Virgin Islands, and principally by the corporate law of the BVI which is contained in the BVI Act. The BVI does not distinguish between public and private companies. We are also governed by the BVI Insolvency Act, 2003 (as amended), and the laws and regulations of the BVI which pertain to economic substance and beneficial ownership, as well as common law.

Risks Relating to Our Ordinary Shares

Our Ordinary Shares have never been publicly traded and there is no existing market for our Ordinary Shares. An active trading market that will provide you with adequate liquidity for our Ordinary Shares may not develop.

There is currently no public market for our Ordinary Shares and, following the Spin-Off Distribution, WISeKey and its affiliates, including Mr Carlos Moreira, will hold 81.32% of the Ordinary Shares and WISeKey will initially hold 100% of the Class F Shares, which together mean they would hold 90.66% of the voting rights of SEALSQ, and this concentration of ownership could make it less likely that an active and liquid trading market for our Ordinary Shares will develop on Nasdaq. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options prior to the Spin-Off Distribution. WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares for WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations) and limitations that may be imposed by the WISeKey and SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as they are the only corporate entity holding Class F Shares. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market on Nasdaq for our Ordinary Shares or, if such market develops, whether it will be maintained. The lack of an active trading market on Nasdaq and low trading volume for our Ordinary Shares, may make it more difficult for you to sell our Ordinary Shares and could lead to our share price becoming depressed or volatile. It is anticipated that on or shortly prior to the record date for the distribution of our Ordinary Shares, trading of our Ordinary Shares will begin on a “when-issued” basis on Nasdaq and such trading would continue up to and including the distribution date. However, there can be no assurance that an active trading market for our Ordinary Shares on either Nasdaq or any other exchange will develop. If an active and liquid trading market does not develop, relatively small sales of our Ordinary Shares could have a significant negative impact on the price of our Ordinary Shares.

Following the Spin-Off Distribution, the aggregate trading value of SEALSQ Ordinary Shares and WISeKey Class B Shares and ADSs may be less than the trading value of WISeKey Class B Shares and ADSs before the Spin-Off Distribution.

Although we expect that the Spin-Off Distribution will result in an increase in shareholder value, the aggregate trading value of the two separate entities after the Spin-Off Distribution may be less than the trading value of WISeKey Class B Shares and ADSs before the Spin-Off Distribution.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

As a newly-incorporated company, there is currently no analyst coverage of the Company. The trading market for our Ordinary Shares will depend, in part, upon the research and reports that securities or industry analysts publish about us or our business. We do not have any control over analysts as to whether they will cover us, and if they do, whether such coverage will continue. If analysts do not commence coverage of the Company, or if one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline. In addition, if one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price may likely decline.

Substantial sales of our Ordinary Shares may occur in connection with the Spin-Off Distribution, which could cause our share price to decline.

Following the Spin-Off Distribution, 20% of our outstanding Ordinary Shares will be owned by the existing shareholders of WISeKey, and these existing shareholders will be free to sell Ordinary Shares, except for Ordinary Shares held by persons that are our “affiliates” as defined in the rules under the Securities Act. The sales of significant amounts of our Ordinary Shares, or the perception that this may occur, could result in a decline of the price of our Ordinary Shares.

You may experience future dilution as a result of future equity offerings and other issuances of our Ordinary Shares or other securities.

In order to raise additional capital, including to support our growth plans, or in connection with equity awards, strategic transactions or otherwise, we may in the future offer additional Ordinary Shares, or other securities convertible into or exchangeable for our Ordinary Shares, including convertible debt. We expect that a component of our potential future financing requirements will be raised through equity offerings. We cannot predict the size of future issuances or sales of our Ordinary Shares or other securities, including those made in connection with future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our Ordinary Shares. The issuance and sale of substantial amounts of Ordinary Shares or other equity-linked securities, or announcement that such issuance and sales may occur, could adversely affect the market price of our Ordinary Shares. In addition, we cannot assure you that we will be able to make future sales of our Ordinary Shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors, and investors purchasing shares or other securities in the future could have rights that are superior to existing shareholders. The issuance of additional Ordinary Shares or other securities could adversely impact the trading price of our Ordinary Shares.

The market price of our Ordinary Shares may be subject to significant fluctuations.

The market price of our Ordinary Shares may be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could affect our stock price are:

· our operating and financial results;

· future announcements concerning our business;

· changes in revenue or earnings estimates and recommendations by securities analysts;

· changes in our business strategy and operations;

· changes in our senior management or board of directors;

· speculation of the press or the investment community;

· disposals of Ordinary Shares by shareholders;

· actions of competitors;

· our involvement in acquisitions, strategic alliances or joint ventures;

· regulatory factors;

· arrival and departure of key personnel;

· investment community views on technology stock;

· liquidity of the Ordinary Shares; and

· general market, economic and political conditions.

Our Ordinary Shares may trade at prices lower than you originally allocated such shares.

If our Ordinary Shares do not meet the Nasdaq Global Market’s minimum share price requirement, and if we cannot cure such deficiency within the prescribed timeframe, our Ordinary Shares could be delisted.

Under the rules of the Nasdaq Global Market, listed companies are required to maintain a share price of at least $1.00 per share. If the share price declines below $1.00 for a period of 30 consecutive business days, then the listed company has a cure period of at least 180 days to regain compliance with the $1.00 per share minimum. If the price of our Ordinary Shares closes below $1.00 for 30 consecutive days, and if we cannot cure that deficiency within the 180-day timeframe, then our Ordinary Shares could be delisted.

If the market price of our Ordinary Shares is below $5.00 per share, under stock exchange rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our Ordinary Shares as collateral may lead to sales of such shares creating downward pressure and increased volatility in the market price of our Ordinary Shares.

Provisions in our Articles are intended to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of control over SEALSQ, which will likely depress the trading price of our Ordinary Shares.

Our Articles contain provisions that may make the acquisition of control over SEALSQ more difficult, including the following:

•	Our dual class share structure, which provides holders of our Class F Shares the ability to effectively control the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of our outstanding shares. Our Articles provide that holders of our Class F Shares as a class will retain 49.99% of the Company’s voting power irrespective of the number of Ordinary Shares that may be issued in the future.

•	The ownership of our Class F Shares is subject to the following limitations:

o	in the event of a hostile takeover of WISeKey, as determined by SEALSQ’s board of directors, the WISeKey-owned Class F Shares will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed;

o	the Class F Shares are non-transferrable; and

o	the holders of Class F Shares will be bound by the terms of a Class F Shareholders’ Agreement.

•	The absence of cumulative voting.

•	Vacancies on our board of directors will be able to be filled only by our board of directors and not by shareholders.

The Class F Shareholders’ Agreement provides that the holders of Class F Shares:

•	will vote the Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•	are bound by the redemption provisions set out in the Articles and required to take all necessary action to comply with them.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our Company. These provisions could also limit the opportunity for our shareholders to receive a premium for their Ordinary Shares and could also affect the price that some investors are willing to pay for our Ordinary Shares.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.

For as long as we take advantage of the reduced reporting obligations, the information that we provide our shareholders may be different from information provided by other public companies.

Risks Relating to the Dual Class Structure of our Shares

The dual class structure of our shares has the effect of concentrating voting power with certain shareholders, in particular WISeKey, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

Our Ordinary Shares, which are the shares that are being listed, have one (1) vote per share as against each other Ordinary Share but, as a class, the Ordinary Shares shall retain 50.01% of the Company’s voting power. Our Class F Shares will have a variable number of votes that ensure that WISeKey and other Class F shareholders will retain up to 49.99% of the Company’s voting power, and WISeKey may, in certain circumstances in the future, have voting power that, in the aggregate, exceeds 49.99% of the Company’s voting power. This voting feature is not common among other corporations and may have an adverse effect on our shareholders other than WISeKey. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options prior to the Spin-Off Distribution. For a description of the Ordinary Shares and the Class F Shares, see “Description of Shares.” WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares into WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations) and limitations that may be imposed by the WISeKey and SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of director, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as they are the only corporate entity holding F Shares. See the section titled “Description of Shares” for further discussion of the terms of the Articles. Accordingly, WISeKey will effectively control all matters submitted to the shareholders for the foreseeable future, including the election of directors, amendments of our organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

WISeKey and the other Class F shareholders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and our Articles may have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Our governance structure and our Articles may negatively affect the decision by certain institutional investors to purchase or hold our Ordinary Shares.

The holding of low-voting shares, such as our Ordinary Shares, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. In addition, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual- or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Our multi-class share structure may make us ineligible for inclusion in any of these and certain other indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices would not invest in our shares. These policies may depress our valuation compared to those of other similar companies that are included.

The Shareholders’ Agreement also has the effect of concentrating voting power with WISeKey and the other Class F shareholders, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

Our Articles provide that all Class F shareholders must enter into the Shareholders’ Agreement. The Shareholders’ Agreement provides that all of the Class F Shares will be voted as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares. Accordingly, together with our dual class structure, such Class F shareholders will effectively control all matters submitted to the shareholders for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

WISeKey and other Class F shareholders could have voting power that exceeds 49.99% of the voting power of our outstanding capital stock.

Our Articles will not prevent WISeKey or other Class F shareholders from having more than 49.99% of the voting power of our outstanding capital stock in aggregate. After the completion of the Spin-Off Distribution, WISeKey will hold 80% of our Ordinary Shares, and combined with its holding of Class F Shares, 90.80% of the voting power of our outstanding shares in aggregate (assuming no options on Class F Shares have been exercised). In the future, other Class F shareholders could have voting power that exceeds 49.99% of the voting power of our outstanding shares in aggregate, including substantially in excess, as a result of their ownership of our Ordinary Shares.

As a result of future issuances of our Ordinary Shares or the disposal of Ordinary Shares by WISeKey and other Class F shareholders, WISeKey and other Class F shareholders could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our Ordinary Shares that they hold.

In certain circumstances, our Class F Shareholders could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our Ordinary Shares that they hold. This separation between voting power and economic interests could cause conflicts of interest between WISeKey, our Class F shareholders and our other shareholders, which may result in WISeKey and our other Class F Shareholders undertaking, or causing us to undertake, actions that would be desirable for WISeKey and our Class F Shareholders but would not be desirable for our other shareholders.

In the event that WISeKey and our other Class F Shareholders have less than 49.99% of the voting power of our capital stock prior to giving effect to the voting power of the Class F Shares, the issuance of additional shares by us in the future to stockholders other than Class F Shareholders will dilute the economic interests of WISeKey and our other Class F shareholders but will not result in further dilution of the voting power of WISeKey and our other Class F Shareholders. Because the Class F Shares have variable voting rights, such issuances will instead correspondingly increase the voting power of the Class F Shares.

Future issuances of our Ordinary Shares will dilute the voting power of our holders of Ordinary Shares, but may not result in further dilution of the voting power of Class F shareholders.

Future issuances of our Ordinary Shares (e.g. in the event of a mandatory redemption of WISeKey’s F Shares) will dilute the voting power of our holders of Ordinary Shares and future issuances to stockholders other than Class F shareholders will dilute the economic interests of our Class F shareholders. However, because the Class F Shares have variable voting rights, in the event that our Class F shareholders have less than 49.999999% of the voting power of our shares prior to giving effect to the voting power of the Class F Shares, future issuances of Ordinary Shares to shareholders other than Class F shareholders will not result in dilution of the voting power of our Class F shareholders, but rather, will correspondingly increase the voting power of the Class F Shares.

Risk Factors Relating to the Spin-Off Distribution

Our historical financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical financial information that we have included in this prospectus may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented or those that we will achieve in the future. The costs and expenses reflected in our historical financial information include an allocation for certain corporate functions historically provided by WISeKey, that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. Our historical financial information does not reflect changes that will occur in our cost structure, financing and operations as a result of our transition to becoming a stand-alone public company, including potential increased costs associated with reduced economies of scale and increased costs associated with SEC reporting and Nasdaq requirements.

We have made allocations based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our historical financial data. However, our assumptions may prove not to be accurate, and accordingly, the historical financial data presented in this prospectus forms a part should not be assumed to be indicative of what our financial condition or results of operations actually would have been as an independent publicly traded company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

We may have difficulty operating as an independent, publicly traded company.

As an independent, publicly traded company, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics. However, we may not be able to achieve some or all of the benefits that we believe we can achieve as an independent company in the time we expect, if at all.

Certain of our directors and executive officers are director and/or executive officers of WISeKey and own WISeKey shares, which could cause conflicts of interests.

Our President and Chief Executive Officer owns a substantial amount of WISeKey stock. The interests of our President and Chief Executive Officer and other directors and officers in shares of WISeKey and the presence of certain of WISeKey’s executives and directors on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and WISeKey that could have different implications for WISeKey than they do for us. As a result, we may be precluded from pursuing certain opportunities on which we would otherwise act, including growth opportunities. Also, there may be situations where for conflict of interest reasons our President and Chief Executive Officer and other directors on the boards of directors of both SEALSQ and WISeKey may not be able to participate in discussions and/or vote on resolutions pertaining to transactions between SEALSQ and WISeKey or affecting both SEALSQ and WISeKey.

SEALSQ Corp

Unaudited Pro Forma Condensed Combined Financial Information

As at June 30, 2022, and for the years ended December 31, 2021 and December 31, 2020

1.	Introduction

The following unaudited pro forma condensed combined financial information is presented to illustrate the combination of SEALSQ Corp (“SEALSQ”) and WISeKey Semiconductors SAS and its affiliates (the “Semiconductors Group”), which designs, develops and markets secure semiconductors worldwide. SEALSQ Corp was incorporated on April 1, 2022 and has no operations. As part of the transaction described elsewhere in this prospectus and prior to the Spin-Off Distribution also described elsewhere in this prospectus, on January 1, 2023, SEALSQ acquired 100% of the Semiconductors Group from its parent, WISeKey International Holding AG (“WISeKey”), against issuance by SEALSQ of 7,501,400 Ordinary Shares and 1,499,700 Class F Shares (the “Consideration Shares”). At the date of the acquisition on January 1, 2023, SEALSQ qualified as a so-called empty shell private company with no operating activities that was not be considered a business under US GAAP standards.

The unaudited pro forma condensed combined statement of operations for the years ended December 31, 2020 and 2021, and the six months ended June 30, 2022 should be read in conjunction with the historical audited financial statements of the Semiconductors Group for the years ended December 31, 2020 and 2021, and the historical unaudited financial statements of the Semiconductors Group for the six months ended June 30, 2022, which are included in this prospectus. Both SEALSQ and the Semiconductors Group’s historical audited and unaudited financial statements were prepared in accordance with US GAAP and presented in thousand U.S. dollars. The pro forma financial information for the years ended December 31, 2020 and 2021, and the six months ended June 30, 2022 have not been audited.

The accompanying unaudited pro forma condensed combined financial information give effect to transaction accounting adjustments that reflect the entries to be incurred in relation to the acquisition by SEALSQ of the Semiconductors Group. The unaudited pro forma condensed combined financial statements give effect to the combination as if it happened on January 1, 2020.

The combination of SEALSQ and the Semiconductors Group is a transaction under common control in line with ASC 805-50 because both entities are 100% owned by WISeKey. The combination was accounted for as a reverse acquisition from January 1, 2020 in line with ASC 805-40 “Reverse Acquisitions” because SEALSQ, then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired the Semiconductors Group, a private operating company and its affiliates. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby SEALSQ is the legal acquirer and accounting acquiree, whereas the Semiconductors Group is the legal acquiree and accounting acquirer. In accordance with ASC805-40, the pro forma condensed combined financial statements are therefore issued by the legal parent, SEALSQ, but are considered to be the continuation of the financial statements of the legal subsidiary, the Semiconductors Group.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, SEALSQ, have been consolidated from January 1, 2020. The transaction being under common control, the assets and liabilities of SEALSQ were initially measured at their carrying amounts in the accounts of WISeKey, in line with ASC 805-50. No goodwill arose as a result of the transaction. The consolidated statement of comprehensive losses includes the results of SEALSQ from January 1, 2020.

The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the combination occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the combination. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings or operating synergies which may be realized subsequent to the combination, or the impact of any non-recurring activity or integration-related items. Moreover, the pro forma adjustments represent best estimates based upon the information available to date.

Subsequent to the effective date of the reverse acquisition, any transactions occurring between SEALSQ and the Semiconductors Group are considered intercompany transactions and eliminated. SEALSQ and the Semiconductors Group did not have any relationship that could be considered as intercompany transactions in the period starting from the incorporation of SEALSQ on April 1, 2022 and ending on June 30, 2022. Therefore, no eliminations have been made in the unaudited pro forma combined financial information for the years ended December 31, 2020 and 2021, and the six months ended June 30, 2022.

2.	Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as at June 30, 2022

As at June 30, 2022 USD'000	WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	SEALSQ Corp	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	2,002	—	—		—		2,002
Accounts receivable, net of allowance for doubtful accounts	3,372	—	—		—		3,372
Inventories	4,189	—	—		—		4,189
Prepaid expenses	601	—	—		—		601
Other current assets	807	—	—		—		807
Total current assets	10,971	—	—		—		10,971

Noncurrent assets
Deferred tax credits	1,071	—	—		—		1,071
Property, plant and equipment net of accumulated depreciation	919	—	—		—		919
Intangible assets, net of accumulated amortization	3	—	—		—		3
Operating lease right-of-use assets	1,655	—	—		—		1,655
Other noncurrent assets	76	—	—		—		76
Total noncurrent assets	3,724	—	—		—		3,724
TOTAL ASSETS	14,695	—	—		—		14,695

LIABILITIES
Current Liabilities
Accounts payable	7,787	—	—		—		7,787
Current portion of obligations under operating lease liabilities	305	—	—		—		305
Indebtedness to related parties, current	—	10	—	(a)	—		10
Income tax payable	—	—	—		—		—
Other current liabilities	85	—	—		—		85
Total current liabilities	8,177	10	—		—		8,187

Noncurrent liabilities
Operating lease liabilities, noncurrent	1,350	—	—		—		1,350
Indebtedness to related parties, noncurrent	18,186	—	(7,859)	(b)	6,650	(d)	16,977
Employee benefit plan obligation	588	—	—		—		588
Total noncurrent liabilities	20,124	—	(7,859)		6,650		18,915
TOTAL LIABILITIES	28,301	10	(7,859)		6,650		27,102

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY
Common stock	1,772	—	(1,622)	(a)	—		150
Additional paid-in capital	7,407	—	9,471	(a) & (b)	—		16,878
Accumulated other comprehensive income / (loss)	612	—	—		—		612
Accumulated deficit	(23,397)	(10)	10		(6,650)	(d)	(30,047)
Total shareholders’ equity	(13,606)	(10)	7,859		(6,650)		(12,407)
TOTAL LIABILITIES AND EQUITY	14,695	—	—		—		14,695

3.	Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss for the Six Months Ended June 30, 2022

For the 6 months ended June 30, 2022 USD'000	WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	SEALSQ Corp	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined

Net sales	10,656	—	—		—		10,656
Cost of sales	(6,130)	—	—		—		(6,130)
Depreciation of production assets	240	—	—		—		240
Gross profit	4,766	—	—		—		4,766

Other operating income	4	—	—		—		4
Research & development expenses	(1,161)	—	—		—		(1,161)
Selling & marketing expenses	(1,970)	—	—		—		(1,970)
General & administrative expenses	(2,022)	(10)	10	(a)	(1,330)	(d)	(3,352)
Total operating expenses	(5,149)	(10)	10	(c)	(1,330)		(6,479)
Operating income / (loss)	(383)	(10)	10		(1,330)		(1,713)

Non-operating income	469	—	—		—		469
Interest and amortization of debt discount	(155)	—	—		—		(155)
Non-operating expenses	(113)	—	—		—		(113)
Income / (loss) before income tax expense	(182)	(10)	10		(1,330)		(1,512)

Income tax income / (expense)	(1)	—	—		—		(1)
Net income / (loss)	(183)	(10)	10		(1,330)		(1,513)

Earnings per ordinary share (USD)				(e)
Basic	(0.14)	(100.00)	—		—		(0.10)
Diluted	(0.14)	(100.00)	—		—		(0.10)

Earnings per Class F share (USD)				(e)
Basic	n/a	n/a	—		—		(0.50)
Diluted	n/a	n/a	—		—		(0.50)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(9)	—	—		—		(9)
Defined benefit pension plans:
Net gain (loss) arising during period	—	—	—		—		—
Other comprehensive income / (loss)	(9)	—	—		—		(9)
Comprehensive income / (loss)	(192)	(10)	10		(1,330)		(1,522)

4.	Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss for the Year Ended December 31, 2021

For the 12 months ended December 31, 2021 USD'000	WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined

Net sales	16,995	—		—		16,995
Cost of sales	(9,547)	—		—		(9,547)
Depreciation of production assets	(301)	—		—		(301)
Gross profit	7,147	—		—		7,147

Other operating income	91	—		—		91
Research & development expenses	(3,050)	—		—		(3,050)
Selling & marketing expenses	(4,245)	—		—		(4,245)
General & administrative expenses	(4,984)	—		(2,660)	(d)	(7,644)
Total operating expenses	(12,188)	—	(c)	(2,660)		(14,848)
Operating loss	(5,041)	—		(2,660)		(7,701)

Non-operating income	483	—		—		483
Interest and amortization of debt discount	(167)	—		—		(167)
Non-operating expenses	(96)	—		—		(96)
Income / (loss) before income tax expense	(4,821)	—		(2,660)		(7,481)

Income tax expense	(6)	—		—		(6)
Net income / (loss)	(4,827)	—		(2,660)		(7,487)

Earnings per ordinary share (USD)			(e)
Basic	(3.72)	—		—		(0.50)
Diluted	(3.72)	—		—		(0.50)

Earnings per Class F share (USD)			(e)
Basic	n/a	—		—		(2.50)
Diluted	n/a	—		—		(2.50)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(8)	—		—		(8)
Defined benefit pension plans:
Net gain (loss) arising during period	142	—		—		142
Other comprehensive income / (loss)	134	—		—		134
Comprehensive income / (loss)	(4,693)	—		(2,660)		(7,353)

5.	Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss for the Year Ended December 31, 2020

For the 12 months ended December 31, 2020 USD'000	WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined

Net sales	14,317	—		—		14,317
Cost of sales	(8,147)	—		—		(8,147)
Depreciation of production assets	(736)	—		—		(736)
Gross profit	5,434	—		—		5,434

Research & development expenses	(4,128)	—		—		(4,128)
Selling & marketing expenses	(3,103)	—		—		(3,103)
General & administrative expenses	(6,788)	(10)	(a)	(2,660)	(d)	(9,458)
Total operating expenses	(14,019)	(10)	(c)	(2,660)		(16,689)
Operating loss	(8,585)	(10)		(2,660)		(11,255)

Non-operating income	146	—		—		146
Interest and amortization of debt discount	(8)	—		—		(8)
Non-operating expenses	(749)	—		—		(749)
Income / (loss) before income tax expense	(9,196)	(10)		(2,660)		(11,866)

Income tax expense	(5)	—		—		(5)
Net income / (loss)	(9,201)	(10)		(2,660)		(11,871)

Earnings per ordinary share (USD)			(e)
Basic	(7.09)					(0.79)
Diluted	(7.09)					(0.79)

Earnings per Class F share (USD)			(e)
Basic	n/a					(3.96)
Diluted	n/a					(3.96)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	33	—		—		33
Defined benefit pension plans:
Net gain (loss) arising during period	105	—		—		105
Other comprehensive income / (loss)	138	—		—		138
Comprehensive income / (loss)	(9,063)	(10)		(2,660)		(11,733)

6.	Notes To the Unaudited Pro Forma Combined Financial Statements

Note 1.	Description of Transaction

As described more fully elsewhere in this prospectus, SEALSQ was incorporated by WISeKey to serve as the holding company of the Semiconductors Group that will be contributed by WISeKey to SEALSQ. WISeKey will contribute the Semiconductors Group to SEALSQ, and, as the sole shareholder of SEALSQ, intends to distribute 20% of SEALSQ’s Ordinary Shares to stockholders of WISeKey on a pro rata basis.

Note 2.	Accounting Policies

For purposes of preparing the unaudited pro forma condensed combined financial information, the historical audited financial statements of WISeKey Semiconductors SAS, SEALSQ Corp Predecessor, were prepared under U.S. GAAP. The resulting pro forma condensed combined financial information has not been audited.

Note 3.	Accounting for the Combination

The unaudited proforma condensed consolidated financial information was based on the historical consolidated financial information of SEALSQ and of the Semiconductors Group for the years ended December 31, 2020 and 2021, and the six months ended June 30, 2022.

The combination of SEALSQ and the Semiconductors Group is a transaction under common control in line with ASC 805-50 because both entities are 100% owned by WISeKey. The combination was accounted for as a reverse acquisition from January 1, 2020 in line with ASC 805-40 “Reverse Acquisitions” because SEALSQ, then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired the Semiconductors Group, a private operating company and its affiliates. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby SEALSQ is the legal acquirer and accounting acquiree, whereas the Semiconductors Group is the legal acquiree and accounting acquirer. In accordance with ASC805-40, the pro forma condensed combined financial statements are therefore issued by the legal parent, SEALSQ, but are considered to be the continuation of the financial statements of the legal subsidiary, the Semiconductors Group.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, SEALSQ, have been consolidated from January 1, 2020. The transaction being under common control, the assets and liabilities of SEALSQ were initially measured at their carrying amounts in the accounts of WISeKey, in line with ASC 805-50. No goodwill arose as a result of the transaction. The consolidated statement of comprehensive losses includes the results of SEALSQ from January 1, 2020.

Note 4.	Transaction Accounting Adjustments and Autonomous Entity Adjustments

(a)	The combination of SEALSQ and the Semiconductors Group is a transaction under common control in line with ASC 805-50 because both entities are 100% owned by WISeKey. The combination was accounted for as a reverse acquisition from January 1, 2020 in line with ASC 805-40 “Reverse Acquisitions” because SEALSQ, then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired the Semiconductors Group, a private operating company and its affiliates. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby SEALSQ is the legal acquirer and accounting acquiree, whereas the Semiconductors Group is the legal acquiree and accounting acquirer. In accordance with ASC805-40, the pro forma condensed combined financial statements are therefore issued by the legal parent, SEALSQ, but are considered to be the continuation of the financial statements of the legal subsidiary, the Semiconductors Group.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, SEALSQ, have been combined from January 1, 2020. To that effect, we have assumed that SEALSQ, actually incorporated on April 1, 2022, was incorporated with the same assets and liabilities on January 1, 2020. The transaction being under common control, the assets and liabilities of SEALSQ were initially measured at their carrying amounts in the accounts of WISeKey, in line with ASC 805-50. The pro forma combined statement of comprehensive losses includes the results of SEALSQ from January 1, 2020. However, for the period starting from its incorporation until June 30, 2022, the only actual entry in the income statement of SEALSQ was legal fees in the amount of USD 10,000 incurred in relation to the Spin-Off Distribution, in the pro forma combined statement of comprehensive losses we have accounted for these legal fees upon the deemed incorporation on January 1, 2020. No goodwill arose as a result of the transaction.

The major classes of assets and liabilities acquired by the accounting acquirer, the Semiconductors Group, are as follows:

USD	At incorporation on April 1, 2022	Legal fees in relation to the Spin-Off Distribution	Total net assets of SEALSQ Corp. at reverse acquisition on January 1, 2020
Current Assets
Notes receivable from related parties	100	—	100
Total current assets	100	—	100
TOTAL ASSETS	100		100

Current Liabilities
Indebtedness to related parties, current	—	10,000	10,000
Total current liabilities	—	10,000	10,000

TOTAL LIABILITIES	—	10,000	10,000

Net assets acquired	100	(10,000)	(9,900)

The legal capital of the Semiconductors Group has been retroactively adjusted to reflect the legal capital of SEALSQ after issuance of the Consideration Shares in prior periods, hence a debit to common stock of USD 1,621,731.50 and a credit entry of USD 1,611,831.50 to additional paid-in capital, amounting to net negative assets of USD (9,900). Assets and liabilities of the Semiconductors Group have been recognized and measured at their pre-combination carrying amounts and no goodwill was recorded.

(b)	As part of the transaction described elsewhere in this prospectus and prior to the Spin-Off Distribution also described elsewhere in this prospectus, WISeKey International Holding AG and WISeKey Semiconductors SAS will enter into a Capital Increase Agreement whereby an amount of approximately EUR 7 million owed to WISeKey International Holding AG by WISeKey Semiconductors SAS will be converted into a capital contribution by way of an offset with the outstanding debt. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS will be increased by EUR 7 million and the balance owed to WISeKey International Holding AG will reduce by an equivalent amount. This transaction being a prerequisite for the Spin-Off Distribution, it has been reflected with effect as at January 1, 2020 in the unaudited pro forma condensed combined balance sheet with a value of USD 7,858,907 using the EUR:USD historical closing foreign exchange rate applicable at January 1, 2020 of 1.122701, hence a debit to Indebtedness to related parties, noncurrent of USD 7,858,907 and a credit entry in the same amount to additional paid-in capital.

(c)	As described more fully elsewhere in this prospectus, SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to a Class F Share Option Plan for certain directors and senior management of SEALSQ. It is anticipated that some options to purchase Class F Shares will be granted prior to the the transaction described elsewhere in this prospectus. However, the number and conditions of the grant being undefined at the time when this unaudited pro forma condensed combined financial information is prepared, we were not able to calculate the potential effect of the grant of options on the unaudited pro forma condensed combined financial information.

(d)	This adjustment reflects the incremental amounts relating to general and administrative expenses expected to be incurred to reflect operations and financial position of SEALSQ as an autonomous entity.

As described more fully elsewhere in this prospectus, WISeKey and SEALSQ entered into a service agreement under the terms of which certain members of staff and associated resources of WISeKey will be required to carry out certain tasks and duties on behalf of SEALSQ. In particular, the Chief Executive Officer and Chief Financial Officer of WISeKey will also carry out these roles for SEALSQ, while other tasks, such as the financial reporting and legal support of SEALSQ will be performed by officers of WISeKey and its affiliates. Under the terms of the service agreement, WISeKey agrees to provide these services to SEALSQ on a cost-plus basis and WISeKey will regularly invoice SEALSQ for the associated costs of providing these services.

Prior to the effective date of the Spin-Off Distribution, SEALSQ will also nominate its non-executive directors and committee directors, all of whom are expected to also be WISeKey directors and compensated at least in part by WISeKey which will re-invoice the costs in relation to SEALSQ. SEALSQ did not have any non-executive director as at June 30, 2022.

No expenses in relation to services provided by WISeKey staff to SEALSQ and the compensation of SEALSQ non-executive directors were actually incurred in the period starting from the incorporation of SEALSQ on April 1, 2022 and ending on June 30, 2022. However, we estimate that additional expenses in an amount of USD 2,660,000 per annum for such services would be required to reflect operations and financial position of SEALSQ as an autonomous entity.

(e)	The net loss per share attributable to its common stockholders is computed using the two-class method required for companies with multiple classes of common stock, which determines net loss per common share for each class of common stock according to dividends declared or accumulated and participation rights in distributed and undistributed earnings or losses. The two-class method requires income available to common stockholders for the period to be allocated between each class of common stock based upon their respective rights to receive dividends as if all income for the period had been distributed.

The dividend rights of the holders of ordinary and Class F common stock (collectively, the “common stock”) differ. The dividend right of a Class F Share is five times greater than the dividend right of an ordinary share. As a result, the undistributed earnings are allocated to the classes of common stock proportionately to their dividend rights and the resulting net loss per share will, therefore, vary for each class of common stock. As such, in line with ASC 260-10-45, the Company has presented the net loss attributed to its common stock for each class of common stock. The earnings per share calculation is based on the weighted average number of shares in issue of each class.

For WISeKey Semiconductors SAS and SEALSQ Corp, there were no new issue of shares since, respectively, January 1, 2020, and incorporation on April 1, 2022, therefore the weighted average number of shares used as denominator is equal to the number of shares in issue as at June 30, 2022. For SEALSQ Corp for Pro Forma Combined financial information, the number of ordinary and Class F shares in issue after the recapitalization under common control, after the issuance of the Consideration Shares, was used as denominator for the earnings per share calculation for all periods.

	WISeKey Semiconductors SAS, SEALSQ Corp Predecessor			SEALSQ Corp
Shares used in net earnings / (loss) per share computation:	6 months ended June 30,	12 months ended December 31,		6 months ended June 30,
	2022	2021	2020	2022
Weighted average shares outstanding - basic	1,298,162	1,298,162	1,298,162	100
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a	n/a
Weighted average shares outstanding - diluted	n/a	n/a	n/a	n/a

	SEALSQ Corp for Pro Forma Combined
	6 months ended June 30,	12 months ended December 31,
Shares used in net earnings / (loss) per share computation:	2022	2021	2020
Ordinary Shares
Weighted average shares outstanding - basic	7,501,500	7,501,500	7,501,500
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average shares outstanding - diluted	n/a	n/a	n/a

Class F Shares
Weighted average shares outstanding - basic	1,499,700	1,499,700	1,499,700
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average shares outstanding - diluted	n/a	n/a	n/a

The major classes of assets and liabilities acquired by the accounting acquirer, the Semiconductors Group, are as follows:

At incorporation on April 1, 2022
Current Assets
Cash and cash equivalent	100
Total current assets	100
TOTAL ASSETS	100

TOTAL LIABILITIES	—

Net assets acquired	100

The legal capital of the Semiconductors Group has been retroactively adjusted to reflect the legal capital of SEALSQ after issuance of the Consideration Shares in prior periods, hence a debit to common stock of USD 1,621,731.50 and equivalent credit entry to additional paid-in capital. Assets and liabilities of the Semiconductors Group have been recognized and measured at their precombination carrying amounts and no goodwill was recorded.

(a)	As part of the transaction described elsewhere in this prospectus and prior to the Spin-Off Distribution also described elsewhere in this prospectus, WISeKey International Holding AG and WISeKey Semiconductors SAS entered into a Capital Increase Agreement on December 15, 2022, whereby an amount of EUR 7 million owed to WISeKey International Holding AG by WISeKey Semiconductors SAS was converted into a capital contribution by way of an offset with the outstanding debt. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS was increased by EUR 7 million and the balance owed to WISeKey International Holding AG reduced by an equivalent amount. This transaction being a prerequisite for the Spin-Off Distribution, it has been reflected with effect as at January 1, 2020 in the unaudited pro forma condensed combined balance sheet with a value of USD 7,858,907 using the EUR:USD historical closing foreign exchange rate applicable at January 1, 2020 of 1.122701.

(b)	As described more fully elsewhere in this prospectus, SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to a Class F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. It is anticipated that some options to purchase Class F Shares will be granted prior to the the transaction described elsewhere in this prospectus. However, the number and conditions of the grant being undefined at the time when this unaudited pro forma condensed combined financial information is prepared, we were not able to calculate the potential effect of the grant of options on the unaudited pro forma condensed combined financial information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presentation of management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our historical financial statements of WISeKey Semiconductors SAS, the SEALSQ Corp Predecessor, accompanying notes thereto and other financial information, appearing elsewhere in this prospectus. SEALSQ Corp was incorporated under the laws of the British Virgin Islands on April 1, 2022. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus. You should also carefully read the following discussion with “Risk Factors” and “Forward-Looking Statements,” The financial statements have been prepared in accordance with U.S. GAAP.

Throughout this report, all references to “we,” “our,” “us, “SEALSQ”, “the SEALSQ Group” and the “Company” refer to SEALSQ Corp and its subsidiaries, and all references to “WISeKey” and “the WISeKey Group” refer to WISeKey International Holding AG and its subsidiaries. Unless otherwise indicated, all references to “dollars”, “U.S. Dollar”, “USD” and “$” in this report are to, and amounts are presented in, to the lawful currency of the United States of America.

Key Financial Milestones:

The key highlights of the SEALSQ Group for the year ended December 31, 2021 and the six months to June 30, 2022 were:

•	Revenue growth: 19% increase in revenue to $17.0 million in the year 2021, compared to $14.3 million in 2020, and a 45% increase in revenue to $10.7 million in the six months to June 30, 2022 compared to $7.3 million in the same period in 2021.

•	Increase in gross profit margin: at 42% in 2021, our gross profit margin increased by 10% from 38% in 2020, and our gross profit margin in the six months to June 2022 was further improved at 45%.

•	Strong investments in Research & Development (“R&D”): we continue to support our R&D work with $3.1 million invested during the year 2021 and a further $1.2 million invested in the six months to June 2022 to develop new products and create business opportunities in cybersecurity and IoT.

•	Strengthening our Sales and Marketing (“S&M”): SEALSQ has continued to reinforce its sales and marketing team adding members with significant experience in both the Internet of Things (“IoT”) and Public Key Infrastructure (“PKI”) markets. This has allowed SEALSQ to gain new clients, increase its share in the supply chain of some existing customers, and build a strong pipeline.

Key Financial Metrics

A summary of the key performance metrics of the SEALSQ Group is set out in the tables below:

U.S. GAAP (Million US$)	December 31, 2021	December 31, 2020
Net sales	17.0	14.3
Gross profit	7.1	5.4
Operating loss	(5.0)	(8.6)
Net loss	(4.8)	(9.2)

Total Cash and cash equivalents	2.1	1.8

U.S. GAAP (Million US$)	June 30, 2022	June 30, 2021
Net sales	10.7	7.3
Gross profit	4.8	2.9
Operating loss	(0.4)	(4.1)
Net income/(loss)	(0.2)	(3.8)

Total Cash and cash equivalents	2.0

Liquidity and Capital Resources

Cash and cash equivalents as at December 31, 2021 was $2.1 million, compared to $1.8 million as at December 31, 2020, and remained consistent at $2.0 million as at June 30, 2022, despite a significant investment in the inventories of the SEALSQ Group as the revenues grew. This reflects the support provided by WISeKey to the SEALSQ Group to build the base for future growth following the downturn in 2020 as a result of the COVID pandemic and the subsequent supply chain shortages in the semiconductor industry.

The SEALSQ Group holds credit lines with WISeKey and WISeKey’s affiliates that undertake to provide support for its future cash requirements to enable it to meet its commitments for the foreseeable future. As at June 30, 2022, the credit line did not cap the amount of loans allowed under the agreement and carried interest at a rate of 3%, and the repayment terms were flexible. As at June 30, 2022, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 18,579,278 made up of loans under the credit lines, debt transfers, and unpaid management fees.

The balance due to WISeKey includes an amount of EUR 5 million (USD 5,871,714) that was remitted from the Semiconductors Group without any compensation under a Debt Remission Agreement. Per the terms of the Debt Remission Agreement, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission Agreement are included in the amount payable to WISeKey International Holding AG.

Subsequent to June 30, 2022, SEALSQ undertook two further debt transfers that converted amounts owed into loans. All loans and debt transfers were amended such that they accrued interest at a rate of 2.5% per annum and that both balances fell due on November 30, 2022.

WISeKey International Holding AG and SEALSQ entered into a Capital Increase Agreement on December 15, 2022 whereby an amount of EUR 7 million owed to WISeKey International Holding AG by the SEALSQ Corp Predecessor, WISeKey Semiconductors SAS, was converted into a capital contribution by way of an offset with the outstanding debt under the Revolving Credit Agreement and the loans resulting from the above-mentioned debt transfers. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS was increased by EUR 7 million and the balance owed to WISeKey International Holding AG was reduced by an equivalent amount.

Subsequent to the Capital Increase Agreement, SEALSQ undertook a debt transfer with WISeKey on December 31, 2022. This loan accrued interest at a rate of 2.5% per annum and falls due for repayment on December 31, 2024.

On January 1, 2023, all outstanding balances due to WISeKey International Holding AG were consolidated into a new loan agreement between SEALSQ and WISeKey International Holding AG. Under the terms of this agreement, the amount of loans allowed is limited to USD 5.0 million, of which USD 1,407,497 is owed by SEALSQ as a result of the historic advances made and debt transfers made for the purposes of supporting the working capital requirements and ongoing operations. The loan accrues interest at a rate of 2.5% per annum and may be prepaid at any time. The loan falls due on December 31, 2024. In addition to the new loan agreement, SEALSQ owes WISeKey’s affiliates a total of USD 9,947,428, including the aforementioned loan amount covered by the Debt Remission Agreement, bringing the total outstanding balance due to WISeKey and WISeKey’s affiliates to USD 11,319,585.

SEALSQ is forecasting to be cashflow positive in 2023 as it benefits from the combination of the significant growth anticipated, based upon a firm order backlog, and the cost-saving efficiencies implemented during the downturn.

Revenue

For full year 2021, SEALSQ’s total revenue was $17.0 million, compared to $14.3 million in 2020, while our revenues for the six months to June 30, 2022 were $10.7 million compared with $7.3 million for the same period to June 30, 2021. This represents growth of 19% year on year in 2021 and 45% in the six months to June 30, 2022 against the same period in the prior year.

This increase is driven by two major factors: first, the SEALSQ Group’s restructuring of, and investment in, its Sales and Marketing operations which have driven increased revenues through maximizing existing revenue streams and winning new clients, and second, the growth opportunities presented by the global supply shortages in the semiconductor industry as the effects of the COVID-19 pandemic dissipate.

This trend reversal on IoT revenue had been planned and we managed our supply chain accordingly. In the latter half of 2021 and 2022, the Company had to manage its delivery schedule carefully due to the global shortage of semiconductors material. During this period the Company was receiving greater volumes of orders than it was capable of delivering and so were required to program the orders based upon the allocations of materials and production capacity that was available to us. Through careful and ongoing negotiation with our suppliers, we were able to grow our revenues significantly through this period whilst pushing certain other deliveries into 2023 and beyond. Once the supply constraints became known, our supply chain team worked closely with our clients to ensure that we received order commitments through the maximum length of time possible, often as far in advance as 18 months, to ensure that we could arrange our supply chain and our delivery schedule accordingly. Based on the orders that we had received and the demand from our clients, we believe our annual revenue had the potential to reach circa $30 million in both 2021 and 2022, had the semiconductors supply issues not existed. SEALSQ is consistently receiving more new orders than the value of deliveries that it is able to dispatch on a monthly basis, meaning that the backlog of confirmed, non-cancellable orders continues to grow, now sitting at $44 million.

Revenue by region

Our operations are global in scope, and we generate revenue from selling our products and services across various regions. Our operations in North America now contribute the largest part of our revenues (50%), having surpassed Europe in the last two years.

Our revenue by geographic region for the six months ended June 30, 2022 and for the fiscal years ended December 31, 2021 and 2020 is set forth in the following table:

Net sales by region	6 months ended June		12 months ended December 31,		12 months ended December 31,
USD'000	2022 (unaudited)		2021		2020
North America	6,937	65%	10,631	63%	8,217	57%
EMEA*	2,053	19%	4,256	25%	4,506	32%
Asia Pacific	1,615	15%	2,062	12%	1,526	11%
Latin America	51	1%	46	0%	68	0%
Total net sales	10,656	100%	16,995	100%	14,317	100%

* EMEA means Europe, Middle East and Africa

Strong demand for our IoT products in 2022 and beyond

The above-mentioned semiconductors supply chain shortage remains an important factor in 2022: with a backlog of customer orders totaling $44 million, we are scheduling deliveries for 2023 and already into 2024. However, we are making every effort to increase supply and shorten delivery times to our customers.

Investment in our Supply Chain technology for enhanced capacity

In order to address the supply chain shortage and meet the increased demand from our clients and to ensure that our production capacity is able to meet with advances in technology, we have planned a five-year capital expenditure program that will see additional production lines added to our supply chain and allow us to expedite the delivery of orders to our clients. This program is starting with a $2.4 million planned investment in the second half of 2022 and the first half of 2023 that, we believe, will lead to a further 5 million units being able to be delivered per year from July 2023, and, we believe, up to 20 million additional units in 2026 to support our revenue growth. The execution of this plan depends on deliveries of third-party equipment. Any delay in these deliveries may impact our future revenues.

Client service and relationship focus driving revenue growth

One benefit that SEALSQ has seen from the recent market conditions and the shortages resulting from the COVID-19 pandemic is that we have been approached by many companies who have seen the major players in the market unable or unwilling to deliver finished goods to them, having chosen instead to focus on their biggest clients. These clients have come to SEALSQ which prides itself on strong customer service and tailorizing solutions to our client. At SEALSQ, they receive a more bespoke service, and in turn we have been able to use this advantage in order to negotiate long-term relationships with them. Our backlog includes $5.7 million of revenue covering a period of eighteen months from one client with a commitment to pay significant premiums for any quantities delivered ahead of time. We believe more clients will prize the loyalty and service that they receive from their suppliers once the market conditions ease.

New revenue streams from 2022

SEALSQ continues to foster innovation and enrich its product portfolio with new security offerings. Our current focus in R&D extends our portfolio along the following technological evolutions:

•	silicon techniques to bolt our secure vault to general purpose processors in a certifiable tamperproof way,

•	software techniques to secure and automate the onboarding of a connected device with a platform in a cloud,

•	cryptographic techniques to combine post-quantum attack resistance with our side channel attack resistance in a certifiable way,

•	countermeasure techniques to stay ahead of the cyberattack evolutions,

•	ledger and blockchain integration to offer a transparent, immutable, and cryptographically verifiable journal of our lifecycle management, and

•	in partnership with FOSSA and WISeKey, the launch of the WISeSat constellation, picosatellites, manufactured by FOSSA, will enable the direct connection of satellites to IoT devices for authentication, completing the connection cycle from space to device through secure telecommunication means. This technology allows for identification in remote, low connectivity areas.

Gross Profit

Our gross profit increased by 31% to $7.1 million (gross margin of 42%) in the year ended December 31, 2021, in comparison with a gross profit of $5.4 million (gross margin of 38%) in the year ended December 31, 2020. These good results are closely linked to the 19% year-on-year increase in revenue between 2020 and 2021, and our ability to update our pricing strategy to absorb the higher purchase costs caused by the shortage in semiconductors.

Our gross profit in the six months ended June 30, 2022 increased by 67% to $4.8 million (gross margin of 45%) in comparison with a profit of $2.9 million (gross margin of 39%) in the six months ended June 30, 2021. The reduction in the gross margin percentage was driven by an increase in the prices of raw materials charged by our suppliers which was linked in part to the supply issues with the semiconductor market. We increased our sales prices accordingly but limited the increases to ensure that our dollar margin per unit was not impacted rather than the percentage gross margin.

Operating Results

SEALSQ’s operating loss reduced by $3.6 million year on year, going from a $8.6 million operating loss in 2020 to an operating loss of $5.0 million in 2021. The SEALSQ Group operating loss has further reduced in the six months ended 30 June 2022 to an operating loss of $0.4 million in comparison with a $4.1 million loss in the same period in the prior year.

The reduction in the operating loss in 2021 was largely as a result of the impact of cost savings identified in 2020 that were implemented in 2021, such as the transfer of some members of the Research and Development team who no longer fit with the strategic direction of the SEALSQ Group, and also a reduction in the charges paid to the WISeKey Group companies for the support time of management staff.

The 2022 reduction in the operating loss is largely as a result of the benefit from the increased revenues and gross margin year on year, although there is also a continued benefit from the savings made in the R&D and the S&M team as well as a reduction in the depreciation as a result of fixed assets becoming fully written-down during the year.

SEALSQ continues to focus on reducing its cost structure and its General and Administrative (“G&A”) costs, whilst investing in both its Sales and Marketing operations and R&D of new products such as post-quantum cryptography and the development of its WISe.Sat proposition.

A more detailed analysis of our operating costs is presented further below.

Net Results

SEALSQ made a net loss of $4.8 million in 2021 in comparison to a net loss of $9.2 million in 2020, hence a net reduction in the net loss of $4.4 million. The variance was mainly linked to the reduced operating loss discussed above but was also impacted by a significant swing in the foreign exchange results from a loss of $0.6 million in 2020 to a gain of $0.5 million in 2021. This exchange gain was as a result of the relative strengthening of the U.S. dollar against the Euro in 2021 as a significant amount of SEALSQ’s expenditure is denominated in Euros.

In the six months ended June 30, 2022, the SEALSQ Group made a net loss of $0.2 million in comparison to a loss of $3.8 million in the same period in the prior year. The result for the current period also includes a gain on retranslation of foreign currencies of $0.5 million due to the relative weakening of the Euro.

Consolidated Income Statement

	12 months ended December 31,		Year-on-Year Variance
(Million US$)	2021	2020

Net sales	17.0	14.3	19%
Cost of sales	(9.6)	(8.2)	17%
Depreciation of production assets	(0.3)	(0.7)	-59%
Gross profit	7.1	5.4	32%

Other operating income	0.1	-	n/a
Research & development expenses	(3.0)	(4.1)	-13%
Selling & marketing expenses	(4.2)	(3.1)	37%
General & administrative expenses	(5.0)	(6.8)	-33%
Total operating expenses	(12.1)	(14.0)	-13%
Operating loss	(5.0)	(8.6)	-41%

Non-operating income	0.5	0.1	293%
Interest and amortization of debt discount	(0.2)	-	n/a
Non-operating expenses	(0.1)	(0.7)	-87%
Loss before income tax expense	(4.8)	(9.2)	-48%

Income tax expense	-	-	n/a
Net loss	(4.8)	(9.2)	-48%

	6 months ended June 30,		Year-on-Year Variance
(Million US$)	2022	2021

Net sales	10.7	7.3	45%
Cost of sales	(6.1)	(4.1)	50%
Depreciation of production assets	0.2	(0.4)	-162%
Gross profit	4.8	2.8	67%

Other operating income	-	0.1	n/a
Research & development expenses	(1.2)	(1.7)	-30%
Selling & marketing expenses	(2.0)	(2.3)	-16%
General & administrative expenses	(2.0)	(3.0)	-33%
Total operating expenses	(5.2)	(6.9)	-26%
Operating loss	(0.4)	(4.1)	-91%

Non-operating income	0.5	0.4	22%
Interest and amortization of debt discount	(0.2)	(0.1)	167%
Non-operating expenses	(0.1)	-	102%
Loss before income tax expense	(0.2)	(3.8)	-95%

Income tax expense	-	-	n/a
Net loss	(0.2)	(3.8)	-95%

Analysis of operating income and expenditure

Other operating income

In 2021, the main components of our other operating income consisted of recharges of costs related to the use of facilities provided by SEALSQ to third parties in our premises in Meyreuil, France.

Research & development expenses

Our R&D expenses include expenses related to the research of new technology, products and applications, as well as their development and proof of concept, and the development of further applications for our new and existing products and technology, such as new VaultIC versions, VaultiTrust and WISe.Sat. They include salaries, bonuses, pension costs, depreciation and amortization of capitalized assets, costs of material and equipment that do not meet the criteria for capitalization, as well as any tax credit relating to R&D activities, among others.

Our R&D expenses decreased by $1.1 million between 2020 and 2021, and by $0.5 million in the six months ended June 30, 2022 against the same period in the prior year. The reduction in the expenditure here is as a result of a refocusing of our R&D efforts away from the hardware design and towards the further development of the software -SaaS- services and the embedded software of our VaultIC element of our products. This realized savings of $1.1 million on an annualized basis. Despite this, R&D remains a large part of our operating expenses with $3.0 million spent in the year ended December 31, 2021, representing 25% of total operating expenses, and $1.2 million in the six months to June 30, 2022, representing 23% of our total operating expenses. SEALSQ being technology-driven, the level of our R&D expenses reflects our engagement to act as a leader in new cybersecurity developments and future applications. We expect our R&D expenses to remain a significant portion of our overall expenditure as the SEALSQ Group continues to invest in new products.

Selling & marketing expenses

Our selling & marketing expenses include advertising and sales promotion expenses such as salaries, bonuses, pension costs, business development consultancy services, and costs of supporting material and equipment that do not meet the criteria for capitalization, among others.

Our S&M expenses of $4.2 million for the year ended December 31, 2021 represented an increase of $1.1 million on the prior year as a result of continued efforts to build a stronger sales force, with an increased presence in the U.S., to support our revenue growth. We recruited 3 new members for our U.S. sales team in 2021 and doubled the size of our European team in comparison to 2020. In the six months to June 30, 2022, our S&M expenditure of $2.0 million showed a slight decrease of $0.3 million in comparison with the same period in the prior year because of the retirement of a senior member of our sales team, along with an unexpected long-term absence of another senior team member. We are actively recruiting additional staff in key markets to continue with this investment and expect this cost to rise in the second half of 2022.

The investments in sales have already borne fruit with a backlog of customer orders totaling $44 million at the mid-point of 2022.

General & administrative expenses

Our general and administrative (“G&A”) expenses cover all other charges necessary to run our operations and supporting functions, and include salaries, bonuses, pension costs, lease and building costs, insurance, legal, professional, accounting and auditing fees, depreciation and amortization of capitalized assets, and costs of supporting material and equipment that do not meet the criteria for capitalization, among others.

Our G&A expenses decreased by $1.8 million in 2021 compared with 2020, whilst our G&A expenses in the six months to June 30, 2022 decreased by $1.0 million against the same period in the prior year. The decrease in 2021 is due to two main factors: the reduction in the charges paid to WISeCoin R&D Lab France for team members and associated costs of this company during the period that it was not part of the SEALSQ Group, being a total of $0.6 million (see subsection titled “Business - History and Development of the Company”), and a significant reduction in the level of management fees charged by the parent undertaking, in part due to the streamlining of the invoicing of the U.S. sales team members.

The decrease in 2022 is due to a reduction in the depreciation and amortization of plant and equipment as a result of a large amount of assets being fully written-down by the start of the year and a one-off charge of $0.5 million included in the 2021 figures, incurred as a result of the transfer of certain staff to a third-party company.

The main components of our G&A costs are detailed below:

Total General & administrative expenses	12 months ended December 31,
(Million US$)	2021	2020
Staff-related costs	1.7	1.7
Depreciation & amortization classified under G&A	1.2	1.4
Legal & professional fees	0.2	0.3
Rental & general office costs	0.9	0.8
Fees payable to WISeKey companies	0.6	2.9
Non-income tax expense	0.1	0.1
Other G&A Operating Costs	0.3	0.2
Total G&A expenses	5.0	7.4

Total General & administrative expenses	6 months ended June 30,
(Million US$)	2022	2021
Staff-related costs	0.8	0.9
Depreciation & amortization classified under G&A	0.2	0.7
Legal & professional fees	0.1	0.1
Rental & general office costs	0.4	0.4
Fees payable to WISeKey companies	0.3	0.3
Non-income tax expense	0.1	0.1
Other G&A Operating Costs	0.1	0.5
Total G&A expenses	2.0	3.0

We will continue to challenge our G&A expenses in future periods although increases are anticipated in certain key categories to support our growth and strategical positioning. Anticipated costs include those relating to:

•	Our expansion strategy with potential acquisitions, which will maintain high legal, auditing and accountancy, and other professional G&A costs;

•	Employee Share Option Plan: grants to support our staff retention strategy will impact all cost categories including G&A; and

•	the flexibility of our local entities: many of our staff are involved in projects covering sales & marketing, R&D and G&A fields. Where the allocation is not straightforward, these staff have been included entirely in G&A expenses.

Outlook for H2 2022, 2023 and beyond

SEALSQ has taken several initiatives to continue growing revenue and strengthen net results. These initiatives include:

•	New strategic partnerships such as Connectivity Protocol Alliance memberships (WI-Sun, Ethercat, USB-C, Wireless Charging Protocol) and Government Initiative memberships (NIST Cybersecurity Center Of Excellence for Trusted IOT Device Onboarding) to strengthen its position as IoT cybersecurity provider and to develop new use cases based on our established technologies.

•	Investment in post-quantum cryptography that are resistant against quantum cryptoanalysis so as to anticipate on future cybersecurity threats, working in collaboration with the American National Institute of Standards and Technology (NIST) and the European Union Agency for Cybersecurity (ENISA).

•	Planned investment into new equipment to increase the production volume of semiconductors.

•	The launch of the first WISeSaT PocketQube Satellite in January 2022 is the result of the investment of the partnership with WISeKey and FOSSA Systems with the objective to integrate their picosatellite technology into the WISeKey IoT Connect & Trust model and improve IoT communication in remote and poor connectivity areas.

•	Investment in R&D to expand our patent portfolio.

•	A renewed focus on our Sales and Marketing with the appointment of a new Vice-President of Global Sales, Mr. David Khalifa, who brings over 30 years of sales development experience, in particular in the semiconductor industry, as well as the continued investment in and expansion of our Sales team with several tactical hires.

Impact of COVID-19 on our Business

COVID-19 and prolonged economic uncertainties or downturns have adversely affected our business and could materially adversely affect our business in the future.

Our business depends on our current and prospective customers' ability and willingness to spend money in security applications, and on our suppliers’ ability to source key components and material, which are both in turn dependent upon the overall economic health.

Global negative economic conditions due to the COVID-19 pandemic caused some of our customers to delay their orders, in the year 2020 in particular, and caused a global shortage in semiconductors’ material sourcing which will continue in the short-term future. Further economic uncertainties have been brought on by the current conflict between Russia and Ukraine, which may also further affect the sourcing of certain materials. Although we do not have any customer exposure in Eastern Europe, the overall economic impact of this conflict is still unknown. Many customers and prospects of SEALSQ are manufacturers of electronic devices. Our business depends on their ability to produce their devices. If they encounter shortages in the supply of crucial components, they will slow down the production and thus also reduce their orders of our semiconductors to avoid idle stocks in their just-in-time provisioning.

As a result of the overall impact of COVID-19, political tensions, conflicts and other conditions resulting from financial and credit market fluctuations, there could be a decrease in corporate spending on information security software. Continuing economic challenges may cause our customers to re-evaluate decisions to purchase our solution or to delay their purchasing decisions, which could adversely impact our results of operations.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of our significant accounting policies, see Note 4 to our consolidated financial statements included elsewhere herein.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and the actual results, our consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. SEALSQ records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Revenue Recognition

SEALSQ’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, SEALSQ applies the following steps:

-	Step 1: Identify the contract(s) with a customer.

-	Step 2: Identify the performance obligations in the contract.

-	Step 3: Determine the transaction price.

-	Step 4: Allocate the transaction price to the performance obligations in the contract.

-	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

SEALSQ recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a pro rata temporis basis as most of the services provided by SEALSQ relate to a set performance period.

If SEALSQ determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

We present revenue net of sales taxes and any similar assessments.

SEALSQ delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit that can be applied against amounts owed, or that will be owed, to SEALSQ. For any amount received or receivable for which we do not expect to be entitled to because the customer has exercised its right of return, we recognize those amounts as a refund liability.

Pension Plan

In 2020, the Group maintained two defined benefit post retirement plans:

- one for the employees of WISeKey Semiconductors SAS, and

- one for the employees of WISeCoin France R&D Lab SAS.

In 2021, following the transfer of WISeCoin France R&D Lab SAS’ assets and liabilities to WISeKey Semiconductors SAS and the dissolution of WISeCoin France R&D Lab SAS, the Group only maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS. In accordance with ASC 715-30, Defined Benefit Plans – Pension, the SEALSQ Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income / (loss).

Income Taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where SEALSQ has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

SEALSQ is required to pay income taxes in a number of countries. SEALSQ recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. SEALSQ adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. Our subsidiary, WISeKey Semiconductors SAS, is eligible to receive such tax credits.

These research tax credits are presented as a reduction of R&D expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credits are included in noncurrent deferred tax credits in the balance sheet in line with ASU 2015-17.

Quantitative and Qualitative Disclosures about Market Risk

SEALSQ is exposed to market risks primarily related to foreign currency exchange rates and commodity prices. SEALSQ is not exposed to interest rate risks because all its financial instruments have fixed interest rate terms. As at June 30, 2022, all of SEALSQ’s market risk sensitive instruments are held by entities with U.S. Dollar as the functional currency so the level of risk is currently considered as fully mitigated.

Foreign currency exchange rate risk

We operate worldwide and as such are exposed to currency fluctuation risks. Although the majority of our sales, purchase and financial operations are denominated in our reporting currency, the U.S. Dollar, some sales and financing contracts are denominated in other currency, and especially in the currency of our French subsidiary, the Euro.

Fluctuations in the exchange rates between the U.S. Dollar and other currencies may have a significant effect on both the Company's results of operations, including reported sales and earnings, and the Company's assets, liabilities and cash flows. This, in turn, may affect the comparability of period-to-period results of operations.

We do not currently hedge against foreign currency fluctuation.

The table below shows the variation in foreign exchange rates used to prepare our financial statements for the financial period ended June 30, 2022 and for the financial years ended December 31, 2021 and December 31, 2020.

		6 months ended June 30, 2022		12 months ended December 31, 2021		Period-on-Period Variance
Foreign currency to U.S. Dollar		Closing rate	6-month Average rate	Closing rate	12-month Average rate	Closing rate	12-month Average rate
Swiss Franc	CHF:USD	1.046704	1.059902	1.096726	1.094197	-4.56%	-3.13%
Euro	EUR:USD	1.046574	1.094156	1.137651	1.183361	-8.01%	7.54%
Japanese Yen	JPY:USD	0.007366	0.008165	0.008967	0.009221	-15.21%	-10.43%
Taiwanese Dollar	TWD:USD	0.033633	0.034884	0.036081	0.035814	-6.78%	-2.60%

		12 months ended December 31,
		2021		2020		Year-on-Year Variance
Foreign currency to U.S. Dollar		Closing rate	12-month Average rate	Closing rate	12-month Average rate	Closing rate	12-month Average rate
Swiss Franc	CHF:USD	1.096726	1.094197	1.130846	1.066001	-3.02%	2.65%
Euro	EUR:USD	1.137651	1.183361	1.222811	1.141357	-6.96%	3.68%
Japanese Yen	JPY:USD	0.008967	0.009221	0.009690	0.009367	-7.46%	-1.56%
Taiwanese Dollar	TWD:USD	0.036081	0.035814	0.035602	0.033968	1.35%	5.43%

We do not operate in countries experiencing hyperinflation and assessed the impact of inflation as immaterial to our financial statements.

Commodity price risk

The Company has only a very limited exposure to price risk related to anticipated purchases of certain commodities used as raw material. Our raw material inventory was $1,528,000 as at June 30, 2022. A change in those prices may affect our gross margin, however because the inventory balance is relatively small in comparison with our total assets, the Company does not enter into commodity futures, forwards or any other hedge instrument to manage fluctuations in prices of anticipated purchases.

Implications of Being an Emerging Growth Company

We had less than $1.07 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.07 billion in “total annual gross revenues” during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

BUSINESS

History and Development of the Company

SEAL (BVI) Corp. was incorporated in the British Virgin Islands pursuant to the BVI Business Companies Act 2004 on April 1, 2022 with Company Number 2095496. We changed our name to SEALSQ Corp on November 15, 2022. We are a company of unlimited duration with liability limited by shares under the laws of the British Virgin Islands. We are registered under the company name “SEALSQ Corp” and have our registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands and principal executive offices and place of effective management at Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland.

SEALSQ Corp. is the holding company of the SEALSQ Group. The SEALSQ Group consists of SEALSQ Corp, WISeKey Semiconductors SAS, WISeKey IoT Japan KK and WISeKey Semiconductors, Taiwan Branch. Our business purpose is to incorporate, acquire, hold, and dispose of interests in national and international entities, in particular entities active in the area of security technology of IoT devices, branded appliances and precious objects, and other such related areas. Our address on the Internet is http://www.SEALSQ.com. The information on our website is not incorporated by reference in this registration statement.

Prior to the Spin-Off Distribution, the Company was a wholly-owned subsidiary of WISeKey International Holding AG (“WISeKey”), a Swiss stock corporation (Aktiengesellschaft) of unlimited duration under the laws of Switzerland and registered in the Commercial Register of the Canton of Zug, Switzerland, on December 2, 2015 under the register number CHE-143.782.707.

Pursuant to the Internal Restructuring of WISeKey, WISeKey transferred the ownership of WISeKey Semiconductors SAS (formerly known as VaultIC SAS), a French semiconductor manufacturer and distributor, WISeKey IoT Japan KK, a Japan-based sales subsidiary of WISeKey Semiconductors SAS, and WISeKey Semiconductors, Taiwan Branch, a Taiwan-based sales and support branch of WISeKey Semiconductors SAS, to SEALSQ on January 1, 2023 in a share exchange for an aggregate consideration of USD 18.0 million in value.

WISeKey Semiconductors SAS was incorporated in France on September 30, 2010 and was acquired by WISeKey International Holding AG on September 21, 2016 for a total consideration of USD 11.0 million.

On March 15, 2020, WISeKey Semiconductors SAS purchased the entire share capital of WISeCoin R&D Lab France SAS, a French company engaged in research and development in the connected device and IoT security domain, from WISeCoin AG, a fellow undertaking of WISeKey, for a notional consideration of EUR 1. On January 1, 2021, the entire assets and liabilities of WISeCoin R&D Lab France SAS were merged into WISeKey Semiconductors SAS and WISeCoin R&D Lab France SAS was dissolved with immediate effect.

WISeKey Semiconductors SAS purchased the entire share capital of WISeKey IoT Japan KK on April 15, 2019 from WISeKey SA, a fellow subsidiary undertaking of WISeKey International Holding AG for a nominal consideration of JPY 1. WISeKey Semiconductors SAS completed the transfer of WISeKey Semiconductors, Taiwan Branch, on March 4, 2019 from WISeKey International Holding AG for no consideration.

Pursuant to the Spin-Off Distribution, 20% of the Ordinary Share Capital of SEALSQ will be distributed to WISeKey shareholders such that holders of Class B Shares of WISeKey will receive 0.010658642 SEALSQ Ordinary Share for every 1 Class B Share of WISeKey owned on the applicable share record date, holders of WISeKey ADSs will receive 0.10658642 SEALSQ Ordinary Shares for every 1 ADS of WISeKey owned on the applicable ADS record date, and holders of Class A Shares of WISeKey will receive 0.002131728 SEALSQ Ordinary Share for every 1 Class A Share of WISeKey owned on the applicable record date.

After the Internal Restructuring and before the completion of the Spin-Off Distribution, WISeKey International Holding AG will hold 100% of the Class F Shares and 100% of the Ordinary Shares of SEALSQ Corp The following diagram depicts our organizational structure following the Internal Restructuring but before the Spin-Off Distribution:

After completion of the Spin-Off Distribution, WISeKey International Holding AG will initially hold 100% of the Class F Shares and 80% of the Ordinary Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options prior to the Spin-Off Distribution. For a description of the Ordinary Shares and the Class F Shares, see “Description of Shares.” WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares for WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations), and limitations that may be imposed by the WISeKey or SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as they are the only corporate entity holding Class F Shares. Upon completion of a mandatory redemption, the remaining Class F Shareholders, who are likely to be members of SEALSQ’s executive management, would hold shares with 49.99% of the Company’s voting power. The mandatory redemption of such Class F Shares, and the issuance of five (5) Ordinary Shares for each one (1) Class F Share redeemed, would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section titled “Description of Shares” for a description of the mandatory redemption feature.

The structure after the Spin-Off Distribution will be as follows:

* Subject to the grant and exercise of Class F Share Options as described above.

Currently, certain related parties of WISeKey hold shares in WISeKey and will therefore receive shares in SEALSQ through the Spin-Off Distribution. We calculate that 1.3% of the total Ordinary Shares will be held by affiliates of WISeKey including Mr. Carlos Moreira and Mr. Peter Ward, following the Spin-Off Distribution.

Background and Purpose of the Spin-Off Distribution

It is the opinion of the board of directors of WISeKey that a partial spin-off of its global semiconductor business presents a significant market opportunity to investors in light of both the current market and the changing regulations. Based upon comparisons with our competitors, the WISeKey board of directors believes that the true value of SEALSQ is not fairly represented in the market valuation attributed to WISeKey.

The coming years represent a significant opportunity for SEALSQ. Currently there are more than 12 billion IoT devices connected and this is expected to more than double by 2025.12 With new regulations being introduced by governments and supervisory bodies over the world concerning Connected Devices, Identity Verification, and the Internet of Things, SEALSQ is uniquely placed to deliver market ready, regulatory compliant products to the market. In particular, the EU Cybersecurity Act and the U.S. IoT Cybersecurity Improvement Act which are being supported and reinforced by additional legislation at state and country levels are forcing companies to address the Cybersecurity threat. At the same time, the EU General Data Protection Regulation is enforcing a much higher level of data protection for companies.

SEALSQ is uniquely placed to take advantage of this significant opportunity as we combine the secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world. We offer provenance, proof of origin, and lifecycle management to devices and objects. Additionally, we enable data collection and data transmission to be protected against interference and eavesdropping, we enable command execution and firmware updates to be reliable and trustworthy, and we are already compliant with the regulations being introduced. Furthermore, as the connected world continues to evolve, SEALSQ will continue to invest heavily in the ongoing development of its products and its technology. We are already developing solutions that will address the post-quantum technological age and the next generation hardware requirements.

12 “State of IoT – Spring 2022”, IOT Analytics, May 2022

We believe that the time is now to seize the opportunity and invest in the growth of SEALSQ. We believe in continuing to invest in the U.S. market, increasing the deployment of our products on U.S. soil, and supporting the move away from dependency on the Asian market that both the European and American governments are driving. It will also allow us to develop R&D activities in the U.S. using the opportunity that, thanks to our IoT Post-Quantum technology, we have been selected as a collaborator by NIST for the NCCoE Trusted IoT Device Network-Layer Onboarding and Lifecycle Management Consortium project. For this project, WISeKey is working with NIST and other industrial companies to define recommended practices for performing trusted network-layer onboarding, which will aid in the implementation and use of trusted onboarding solutions for IoT devices at scale.

We believe that the listing of SEALSQ on the Nasdaq Global Market represents an opportunity for WISeKey to realize the true value of SEALSQ, to reward the loyal shareholders of WISeKey through the proposed distribution of shares in SEALSQ, and to enable SEALSQ to raise further funds on the market with which to invest in its expansion and its future strategy. In order to recognize the true value of SEALSQ, we used the ‘Comparable Public Company Analysis’ valuation technique, supported by an independent valuation firm, Newbridge Securities Corp. (“Newbridge”). We believe that the Comparable Public Company Analysis is the most appropriate valuation technique to apply as it does not place reliance upon forecasts that go beyond the immediately foreseeable future, nor is it affected by trends and activity level in the M&A market.

The following is a brief summary of the Comparable Public Company Analysis performed by Newbridge to arrive at its valuation of SEALSQ on January 23, 2023.

Comparable Public Company Analysis

A ‘Comparable Public Company Analysis’ calculates the value of a company by reviewing enterprise values and revenue multiples of comparable publicly traded companies (“peers”). The peer companies were selected because we and Newbridge believe they have the most similarities to SEALSQ, including (i) their business is in the Semiconductor sector, especially in design and manufacturing, (ii) they are listed on a major U.S. national exchange (NYSE America, NASDAQ, and NYSE), (iii) the amount of their market capitalization is more than $100 million, and (iv) they have the similar revenue growth characteristics, that is, sales growth in last twelve months (as of in the first quarter of 2022) exceeds 15.0% compared with those in previous time frame in the prior year. Newbridge did not consider market coverage with these companies’ products nor whether the companies have positive net income or not in selecting the peer companies.

The peer companies included in this Comparable Public Company Analysis are:

($ millions, as of January 20th, 2023) Company Name	Total Enterprise Value	Total Revenue TTM	TEV/Revenue TTM
NVIDIA Corporation	$437,778.8	$28,566.0	15.4	x
Broadcom Inc.	$266,083.1	$33,203.0	7.2	x
Advanced Micro Devices, Inc.	$110,276.8	$22,828.0	4.9	x
Analog Devices, Inc.	$89,589.4	$12,014.0	7.0	x
NXP Semiconductors N.V.	$51,346.2	$12,932.0	3.4	x
Microchip Technology Incorporated	$47,509.4	$7,638.5	5.3	x
Marvell Technology, Inc.	$37,704.9	$5,844.1	5.8	x
GLOBALFOUNDRIES Inc.	$30,303.4	$7,854.1	3.9	x
ON Semiconductor Corporation	$29,668.8	$8,068.7	3.6	x
Monolithic Power Systems, Inc.	$17,940.7	$1,670.6	11.2	x
Lattice Semiconductor Corporation	$9,990.2	$626.2	15.9	x
Wolfspeed, Inc.	$10,088.1	$830.9	11.9	x
Allegro MicroSystems, Inc.	$5,954.8	$842.3	7.4	x
Silicon Laboratories Inc.	$4,083.8	$975.5	5.1	x
Cirrus Logic, Inc.	$4,538.1	$1,972.5	2.4	x
Synaptics Incorporated	$4,724.2	$1,815.1	2.5	x
Rambus Inc.	$4,296.4	$424.2	10.6	x
Diodes Incorporated	$3,946.4	$1,984.5	2.0	x
Ambarella, Inc.	$3,144.5	$344.5	9.7	x
Impinj, Inc.	$3,428.8	$233.8	14.2	x
MaxLinear, Inc.	$2,911.6	$1,077.6	2.7	x
SiTime Corporation	$1,836.3	$298.5	8.0	x
Credo Technology Group Holding Ltd	$1,977.5	$167.2	13.2	x
Semtech Corporation	$1,929.4	$779.6	2.7	x
indie Semiconductor, Inc.	$758.3	$96.7	9.3	x
Alpha and Omega Semiconductor Limited	$646.1	$799.0	1.1	x
CEVA, Inc.	$618.2	$135.3	5.5	x
Navitas Semiconductor Corporation	$566.0	$32.9	20.5	x
Transphorm, Inc.	$271.8	$18.4	15.8	x
		Average	7.9	x

For purposes of this analysis, Newbridge calculated, based on publicly available information and the market condition, each selected peer company’s (i) total enterprise value (the “Total Enterprise Value”), (ii) total revenue for the most recently completed trailing twelve month period (the “Total Revenue TTM”), and (iii) valuation multiples by dividing Total Enterprise Value by Total Revenue TTM, (“TEV/Revenue TTM”), in each case based upon the most recently available data as of January 23, 2023. Based on the foregoing results, Newbridge applied the average of TEV/Revenue TTM as EV/Sales multiples in the U.S. semiconductor industry of 7.9x to $28.3 million, which is the revenue midpoint of SEALSQ for calendar year 2022 and 2023, to calculate the enterprise value of SEALSQ. Newbridge then adjusted the equity value of SEALSQ to reflect the net of cash and debt that will be spun out with SEALSQ from WISeKey. Newbridge noted that the revenue midpoint mentioned above is calculated by the revenues that SEALSQ estimated across 2022 and 2023. Newbridge used this assumption because, based on its professional judgement, SEALSQ is on a backlog wherein it could produce more revenue on the condition that SEALSQ had the manufacturing capacity to meet existing demand. The 2023 revenue estimate is based upon a backlog of purchase orders received from clients and production schedules that have been agreed with our suppliers. As a result, we believe that a combination of the 2022 and 2023 revenue estimate is a reliable estimate upon which to base our valuation.

The analysis resulted in $217.3 million which we therefore believe is the correct valuation to be applied to SEALSQ.

Valuation methodology	Implied Valuation of SEALSQ ($ thousands)
Comparable Public Company Analysis	$217,264

Mechanics of the Spin-Off Distribution

The Spin-Off Distribution will be carried out through the declaration of a dividend in kind that will be presented to the shareholders of WISeKey at an Extraordinary General Meeting to be held on or about April 27, 2023.

The Dividend Resolutions set forth in Annex A will be presented to WISeKey’s shareholders for approval at the EGM.

If the Dividend Resolutions are approved at the EGM by the WISeKey shareholders, which, under Swiss law, requires a simple majority of the votes present or represented at the EGM, then every shareholder in WISeKey, subject to the satisfaction or waiver of all other conditions precedent to the Spin-Off Distribution that are described below, will receive a dividend in kind in the form of SEALSQ Ordinary Shares. The Spin-Off Distribution will consist of 1,500,300 SEALSQ Ordinary Shares (equal to 20% of the SEALSQ Ordinary Shares issued and outstanding as of the Spin-Off Distribution Effective date).

WISeKey has two classes of shares, Class A Shares with a par value of CHF 0.01 per share and Class B Shares with a par value of CHF 0.05 per share. The articles of association of WISeKey state that the dividend rights of WISeKey’s shares are proportionate to the par value of each share. This means that every five (5) WISeKey Class A shares receives a dividend equivalent to every one (1) WISeKey Class B share.

Based upon the 40,021,988 WISeKey Class A shares and 133,211,886 WISeKey Class B shares in issue at March 22, 2023, a WISeKey shareholder would receive from WISeKey 0.010658642 SEALSQ Ordinary Shares for every 1 WISeKey Class B Share held and 0.002131728 SEALSQ Ordinary share for every 1 WISeKey Class A Share held, in each case as of the applicable Spin-Off Distribution share record date. Unexercised options exercisable for Class A Shares or Class B Shares in WISeKey will have no right to the dividend. No dividend in kind will be declared on treasury shares held by WISeKey. To the extent WISeKey issues any additional shares or retires shares prior to the applicable Spin-Off Distribution share record date, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey Class B Shares and Class A Shares will be adjusted proportionately using the formulae set forth below.

Based on the same assumptions, a holder of WISeKey ADSs (each WISeKey ADS representing 10 WISeKey Class B shares) would receive from WISeKey 0.10658642 SEALSQ Ordinary Share for every 1 WISeKey ADS held as of the applicable Spin-Off Distribution ADS record date (subject to payment of applicable ADS fees). To the extent WISeKey issues any additional shares or retires shares prior to the applicable Spin-Off Distribution share record date, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey ADSs will be adjusted proportionately using the formulae set forth below.

At the EGM, WISeKey’s shareholders will need to approve the distribution of the SEALSQ Ordinary Shares in the form of a dividend in kind and, concurrently, a release of WISeKey capital contribution reserves to other general reserves in an amount equal to the difference between the market value and the book value of the SEALSQ Ordinary Shares distributed as dividend for statutory reporting purposes (these resolutions hereinafter referred to as the "Dividend Resolutions"). The market value of the SEALSQ Ordinary Shares will be determined based on the first day of trading on the Nasdaq.

Other conditions that will need to be satisfied on or before the Spin-Off Distribution are:

1. The SEC shall have declared effective this registration statement. including the prospectus contained therein, under the Securities Act, and no stop order suspending the effectiveness of this registration statement shall be in effect.

2. The SEALSQ Ordinary Shares shall have been accepted for listing on the Nasdaq, subject to official notice of issuance.

3. The ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the Spin-Off Distribution substantially to the effect that the distribution of the Spin-Off Distribution, including cash received in lieu of fractional shares of SEALSQ Ordinary Shares, is considered a distribution out of qualifying capital contribution reserves shall be in full force and effect at the time of the Spin-Off Distribution.

4. WISeKey shall have finalized the procedures, and entered into the applicable agreements with the distribution agent, for the distribution of the SEALSQ Ordinary Shares to its shareholders.

5. All permits, registrations and consents required under Swiss securities laws and the U.S. securities or blue sky laws in connection with the distribution of the Spin-off Distribution and all other material governmental approvals and other consents necessary to consummate the Spin-Off Distribution shall have been received.

6. No order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution of the Spin-Off Distribution shall be in effect, and no other event outside the control of WISeKey shall have occurred or failed to occur that prevents the consummation of the distribution of the Spin-Off Distribution; and

7. No other events or developments shall have occurred prior to the date on which the Spin-Off Distribution is to be effected that, in the reasonable judgment of the WISeKey's board of directors, would result in the Spin-Off Distribution having a material adverse effect (including, but not limited to, material adverse tax consequences or risks) on WISeKey or its shareholders (as a class), including on the prospects of SEALSQ and the prospective holders of its shares.

WISeKey has informed us that WISeKey and the depositary bank for the ADSs will announce the applicable share record date, the applicable ADS record date and the applicable share distribution date, respectively, promptly after the Spin-Off Distribution is approved by the WISeKey shareholders at the EGM and the applicable conditions for the Spin-Off Distribution have been satisfied or waived. WISeKey has informed us that it expects the Spin-Off Distribution to be completed in May 2023.

To the extent WISeKey issues any additional shares prior to the applicable share record date, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey Class B Shares, ADSs and Class A Shares will be adjusted using the following formulae with the WISeKey share numbers being those as at the appropriate record date, adjusted to remove any treasury shares held by the Company from the Class B share numbers:

•	The formula to calculate the number of SEALSQ Ordinary Shares received for every 1 Class B WISeKey Share is as follows:

•	The formula to calculate the number of SEALSQ Ordinary Shares received for every 1 WISeKey ADS is as follows:

•	The formula to calculate the number of SEALSQ Ordinary Shares received for every 1 Class A WISeKey Share is as follows:

Fractional entitlements to SEALSQ Ordinary Shares will not be distributed. Instead, the distribution agent for the WISeKey Class A Shares and Class B Shares, and the depositary bank for the WISeKey ADSs, will aggregate all fractional entitlements to SEALSQ Ordinary Shares that WISeKey shareholders and ADS holders, respectively, would be entitled to receive into whole SEALSQ Ordinary Shares and sell such whole shares into the open market at prevailing rates promptly after SEALSQ Ordinary Shares commence trading on the Nasdaq Global Market, and distribute the net cash proceeds from the sales (after deduction of applicable fees, taxes and expenses) pro rata to each holder who would have otherwise been entitled to receive fractional entitlements to SEALSQ Ordinary Shares in the distribution of the dividend in kind.

WISeKey expects to make delivery of the SEALSQ Ordinary Shares in early 2023 to holders of WISeKey shares as of a record date to be announced by WISeKey's board of directors after the date of the WISeKey EGM, assuming all conditions for the Spin-off Distribution have been satisfied or waived. If you sell your WISeKey shares of ADSs before such record date, you will not receive SEALSQ Ordinary Shares in the Spin-Off Distribution. If you are a holder of WISeKey ADSs, the record date for the Spin-Off Distribution will be determined and announced by BNY Mellon, the depositary bank for the WISeKey ADSs.

WISeKey will deliver the SEALSQ Ordinary Shares to the distribution agent. Computershare Inc. will serve as distribution agent in connection with the Spin-Off Distribution, and as transfer agent and registrar for SEALSQ Ordinary Shares. If your WISeKey shares are held in a bank or brokerage account, the SEALSQ Ordinary Shares distributed to you will initially be registered by our distribution agent in the name of your bank or broker for credit to your account. Our distribution agent will coordinate the further distribution of the SEALSQ Ordinary Shares with your bank or broker. If you hold shares of WISeKey in certificated form your ownership of SEALSQ Ordinary Shares will be recorded in the books of our transfer agent and a statement evidencing your ownership will be mailed to you. Certificates representing SEALSQ Ordinary Shares will not be issued in connection with the Spin-Off Distribution, but we may elect to issue certificates in the future. In order to avoid back-up withholding of U.S. taxes on the distribution of SEALSQ Ordinary Shares, you will need to provide a duly completed and signed Form W-8 or Form W-9 prior to the distribution date. It is anticipated that, promptly after the applicable record date for the Spin-Off Distribution, WISeKey (and/or the distribution agent) will send a notice of the distribution procedure for the SEALSQ Ordinary Shares to the applicable record date holders of WISeKey shares.

BNY Mellon, as depositary for the WISeKey ADS program, will distribute the SEALSQ Ordinary Shares to the WISeKey ADS holders pursuant to the terms of the Deposit Agreement for the WISeKey ADSs. If you hold shares of WISeKey in ADS form, you will receive a notice from BNY Mellon on the distribution procedure for the SEALSQ Ordinary Shares.

Shareholders of WISeKey are not entitled to appraisal rights in connection with the Spin-Off Distribution. WISeKey's shareholders of record who have voted against or abstained from voting on the Spin-Off Distribution have a right to challenge the Dividend Resolutions. In determining whether to effect the Spin-Off Distribution, the board of directors of WISeKey considered the costs and risks associated with the transaction, including those associated with preparing SEALSQ to become a separate publicly traded company and the possibility that the trading value of the two separate entities after the Spin-Off Distribution may be less than the trading value of WISeKey’s Class B Shares and ADSs before the Spin-Off Distribution. Notwithstanding these costs and risks, the board of directors of WISeKey determined that a spin-off, in the form contemplated by the Spin-Off Distribution is in the best interests of WISeKey and its shareholders.

For a discussion of the tax consequences of the Spin-Off Distribution, see the section titled “Material Tax Considerations”.

Business Overview

Our mission is to bring digital trust to the physical world. We design, develop and market secure semiconductors worldwide as a fabless manufacturer. We provide added security and authentication layers on our semiconductors which can be tailored to our customers’ needs.

We are an OEM supplier of cybersecurity to manufacturers of IoT devices, branded appliances and precious objects. Our products bridge the physical and the digital world with a unique symbiosis between tamperproof semiconductors (physical) and managed cryptography (digital).

Current customers use our products to bolt trust on objects and devices ranging from pieces of art, medical consumables, and plastic access tokens to high-end appliances such as personal health monitors, industrial controllers, drones, and satellites. Brands count on our products to fight counterfeit, grey import, and theft. Industry and society count on our products to protect connected devices, which are often placed in unmanned and uncontrolled environments, against manipulation, disruption, spoofing, and data leakage.

Our vision is to go beyond individual devices and objects, and to enable a trusted metaverse. SEAL Semiconductors uses WISeID as a Universal Communications Identifier (UCID). We aim to build upon the UCID as a fundamental identity that transcends the metaverse and is a universal identity that encompasses physical identities as well. The UCID is based in our strengths as a provider of PKI certificates and well established cryptography. As a foundational identity, the UCID will enable applications that have identities on and off of the blockchain, such as IoT devices that have identities on a blockchain, and Non Fungible Tokens (NFTs) that link to physical objects. The SealSQ technologies ensure that devices and objects in the metaverse are authentic and cannot be corrupted or duplicated.

The Metaverse will present entirely new ways, for example, to create employment, impart education, deliver healthcare, and plan urban spaces. We believe it will be the next major labor organizing platform and we believe that new organizations, products, and services will handle everything from payment processing to identity verification, hiring, ad delivery, content generation, and security. The Metaverse is based on Web 3.0, also known as the decentralized web, and is an evolution of the Internet that allows users to interact with each other in a more secure and private way. It does this by using third-party blockchain technology to create a peer-to-peer network where users can transact without relying on intermediaries. This makes it ideal for developing virtual worlds, as it provides a platform for users to interact without fear of censorship or data theft.

SEALSQ provides Digital Identities for Objects in the Metaverse that includes an identification module that its built into the protocol, while supplementary applications will be developed. Users will have autonomy over their identity meaning that they are in full control of their personal identification information and hence need not to rely on any central entity or third party for identity verification. With a true NFT identity, users can create, sign, and verify claims, while parties who interact with a user will be able to prove their identity.

A trusted Metaverse enriches digital experience with a trusted connection to the physical world. In a trusted Metaverse, professionals and consumers can command physical appliances through virtual dashboards. They can also rely on situational awareness provided by physical sensors to their digital world.

In the early days of digital payments and digital id-cards, SEALSQ pioneered with top-notch security using tamperproof hardware tokens and public key cryptography. After our technology found its way in physical and logical access control, firewalls and payment terminals, it is now found in connected devices and branded appliances.

While analysts expect the market of secure hardware to grow to more than 5 billion units in 202413, there are only a handful of suppliers in the world. SEALSQ differs from pure semiconductor suppliers by its managed personalization and lifecycle. It is our unique symbiosis between tamperproof semiconductors and managed cryptographic personalization that anchor digital trust in physical objects.

In fact, this is the hard problem in the market to be solved. Having an empty security shell does not offer trust. It is through our key management platform that we help our direct customers and end customers build digital trust to the physical world. Our platform pairs physical semiconductors (and therefore the devices and objects they are bolted on) with their digital equivalent.

We sell into all industries and to companies of varying sizes, both vendors of appliances and end customers. We sold more than 1 billion semiconductors and we have customers that bought more than 100 million of our high-end semiconductors. In the year ended December 31, 2021, our top ten customers represented 83% of our revenue. As of June 30, 2022, we have sold to over 175 customers in over 35 countries since our acquisition by WISeKey in 2016.

An increase in cyber threats targeting critical infrastructure systems is one reason ABI Research forecasts that secure hardware modules, our core market, will be at the center of IoT cybersecurity. ABI Research also forecasts that the global market size of secure hardware modules will grow from $0.8 billion in 2022 to $1.2 billion in 2026 at a CAGR of 10%.14

Our current focus on R&D extends our portfolio along the following technological evolutions:

•	the QUASARS (QUAntum resistant Secure ARchitectureS) project, a radical innovative solution, based upon the new WISeKey Secure RISC V based platform that is paving the way for the Post Quantum Cryptography era, with hybrid solutions compliant to ANSSI (“Agence Nationale de la Sécurité des Systèmes d’Information”, the National Cybersecurity Agency of France) recommendations.

•	silicon techniques to bolt our secure vault to general purpose processors in a certifiable tamperproof way,

•	software techniques to secure and automate the onboarding of a connected device with a platform in a cloud,

•	cryptographic techniques to combine post-quantum attack resistance with our side channel attack resistance in a certifiable way,

•	ledger and blockchain techniques to offer a transparent, immutable, and cryptographically verifiable journal of our lifecycle management,

•	countermeasure techniques to stay ahead of the cyberattack evolutions, and

•	in partnership with FOSSA and WISeKey, the launch of the WISeSat constellation, picosatellites, manufactured by FOSSA, will enable the direct connection of satellites to IoT devices for authentication, completing the connection cycle from space to device through secure telecommunication means. This technology allows for identification in remote, low connectivity areas.

13 “Digital Authentication and Embedded Security”, ABI Research, February 2020

14 “Hardware Security Modules”, ABI Research, January 2022

While our current products serve our current markets well, we believe the products resulting from our R&D will create additional opportunities in upgrade markets, in different sectors, and in new applications of our technology in innovating markets.

If our efforts to attract prospective customers and to retain existing customers are not successful, our growth prospects and revenues may be adversely affected. Please refer to “Risk Factors—Risks Related to Our Business” for a discussion of such risks and information that should be considered before making an investment decision with respect to our Ordinary Shares.

For the years ended December 31, 2020, and 2021, our revenue was $14.3 million, and $17.0 million, respectively, representing year on year growth of 19%. For the six months ended June 30, 2022, our revenue was $10.7 million, representing period-over-period growth of 45.4%. For the years ended December 31, 2020, and 2021, our net result was a loss of $9.2 million in 2020, and a loss of $4.8 million in 2021. For the six months ended June 30, 2022, our net result was a loss of $0.2 million.

The Trusted Internet of Things, or IoT, is poised to disrupt the semiconductor industry at industrial and business levels. IoT devices transform almost all products into smart devices, from irrigation systems to luxury products to pharma and clothing. Retail, health, bioscience, consumer-based products, and industrial IoT are all in high demand.

With the growing demand for IoT solutions comes tremendous potential for profit. The McKinsey Global Institute estimates that IoT applications will generate between $5.5 trillion and $12.6 trillion globally in 203015. This growth presents enormous opportunities and challenges for the semiconductor industry.

Perhaps the biggest challenge facing the semiconductors industry is that IoT chips will change the kinds of semiconductors the industry has to make, demanding new manufacturing processes and techniques from chip manufacturers to produce smaller chips that consume less power.

SEALSQ uses a unique method to secure semiconductors designed by the Company through cutting-edge authentication processes combined with post-quantum technology and third party identity blockchains, which together with on-the-ground measures ensures the authenticity of the original IoT and generates its correspondent digital twin.

SEALSQ uses a patented method to digitally certify the authenticity of a physical object of value. The method includes a storage device, a digital certificate of authenticity (encrypted information reflecting at least one characteristic unique to the physical object, checking, whenever required, the validity of the digital certificate of authenticity by use of a network computer), the network computer cooperating with the storage device and a validating or a certifying authority so as to output sensibly in real time the status of validity of the digital certificate of authenticity, and the ability to modify it, whenever required.

With a rich portfolio of more than 46 patent families, covering over 100 fundamental individual patents, and another 22 patents under review, SEALSQ continues to expand its platform use in various domains. SEAL Semiconductors already secures millions of objects (luxury products, expensive wine, autonomous cars, routers, drones, jewelry, collector’s items, high-end watches, art, etc.), these semiconductors include NFT applications backed by Digital Identification technology that secures, authenticates, and proves ownership of digital and tangible assets. We believe that the combination of Digital Identification with NFT will be a game changer in proving ownership of digital tangible assets.

The SEALSQ team of experts is working with NIST candidates for the MS600X Common Criteria products: Crystals-Kyber for key exchange mechanism and Crystals-Dilithium for signatures. The partnership is focusing on the practical implementation aspects of algorithms, considering physical side-channel attack and deep learning processes. This work completes the implementation of two algorithms short-listed by the NIST that the team has already studied, paving the way for a complete post-quantum cryptography toolbox.

15 “The Internet of Things: Catching up to an Accelerating Opportunity”, McKinsey Global Institute, November 2021

Post-quantum cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as Rivest-Shamir-Aelman (RSA) and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks. One example of a post-quantum technology is lattice-based cryptography. It is a type of public-key cryptography that is based on the hardness of a mathematical problem called the Shortest Vector Problem (SVP) which is thought to be too difficult for a quantum computer to solve. Lattice-based cryptography can be used for tasks such as digital signatures, key exchange, and encryption. Another example is code-based cryptography which is based on the difficulty of decoding certain algebraic structures called error-correcting codes. These codes can be used to create digital signatures, key exchanges, and encryption schemes that are secure against quantum attacks.

This post-quantum cryptography toolbox will help to protect against the security threat posed by quantum computers, allowing hybrid solutions by no later than 2025 as recommended by the French ANSSI. In addition to this, SEALSQ plans to upgrade its PKI offer, adding new post-quantum features for the IoT market: Secure authentication, Brand protection, Network communications, future FIDO (“Fast Identity Online”) evolutions and additional generally web- connected smart devices that obtain, analyze, and process the data collected from their surroundings. SEALSQ is executing this project under the name “QUASARS” (QUAntum resistant Secure ARchitectureS.)

SEALSQ is also working with NIST to define recommended practices for performing trusted network-layer onboarding, which will aid in the implementation and use of trusted onboarding solutions for IoT devices at scale. The SEALSQ contribution to the project will be Trust Services for credentials and secure semiconductors to keep credential secure. Specifically, SEALSQ will offer INeS Certificate Management Service (CMS) for issuing credentials and VaultIC secure semiconductors to provide tamperproof key storage and cryptographic acceleration.

While quantum computing offers endless perspectives to incredibly increase computing power, hackers will take advantage of this technology to crack cryptography algorithms, corrupt cybersecurity and compromise global economy. Research about quantum computing, namely how to use quantum mechanical phenomena to perform fast computation, was initiated in the early 1980s. The perspectives and unbelievable performances offered by this promising technology are so huge that many countries are sponsoring public/private R&D initiatives.

SEALSQ via its parent company WISeKey brings its decades of expertise in designing Common Criteria EAL5+ and FIPS 140-2 Level 3 certified hardware-based secure elements (MS600x secure microcontrollers, VaultIC™, etc.) and in developing hacker resistant firmware. The new algorithms to be evaluated will first have to practically run on SEALSQ’s existing and new hardware architectures. The Company will also share its expertise in deep learning AI (Artificial Intelligence) techniques to prove the robustness of the implementations.

Our semiconductors are used for securing supply chain management of critical goods by integrating IoT devices communicating with picosatellites launched by parent company WISeKey and now part of the SEALSQ Platform. SEALSQ security semiconductors are being used to protect different types of IoT devices such as satellites and their captured images and communications from agriculture and logistics sensors. This product leverages the extensive reach of the picosatellites and their ability to connect to low energy IoT devices and combines it with the immutability of data and smart contracting feature of the third party Casper blockchain to offer unique benefits to the supply chain management industry. You can now track the data of your goods in transit such as environmental conditions, geo-location, etc. in a reliable manner, and also make logistic processes more efficient using the smart contracting feature offered by Casper blockchain.

Our semiconductors, when placed on any object, can securely link the object to NFTs enabling authentication and tracking of the object. This model is much like an embedded ePassport, and confirm the identity of the object on the Blockchain ledger. This digital identity, used throughout the object’s lifetime, allows the object to become a “Trusted Object” of the Internet, and enables proof of its identity and provision of related verifiable data. As such, SEALSQ IoT and data analytics help supply chain managers make decisions on their objects and prevent possible accidents or other delay-inducing occurrences that happen on the way.

SEALSQ itself does not offer any NFTs or blockchain service, and does not use any third-party blockchain for operating its business. SEALSQ’s NFT-related business is to provide its security – related services, Secure Element, to customers in the form of security-enhanced semiconductors. SEALSQ does not provide any technology or services in the management of the NFT creation or the distribution of NFTs. The Secure Element service that SEALSQ provides enables SEAL’s customers to create and maintain a secure link between an object and its NFT (issued by a SEALSQ customer that purchases SEALSQ semiconductors) that is stored in a blockchain.

The supply chain is already benefiting from the billions of SEALSQ secure chips that are already embedded in high-tech products and goods to protect data, communication, and firmware against cyberattacks. This includes routers, modems, energy-smart meters, drones, and medical devices, to mention a few. By combining the secured IoT devices with the immutability and smart contracting features offered by third party blockchains such as the Casper blockchain, the logistic processes can be greatly improved and automated as the data on-chain can now be trusted for further processing without third-party intervention.

Combining the power of SEALSQ semiconductors with the ability of these secured IoT devices to communicate with the picosatellites that aim to cover every spot on the planet with a maximum latency of 10mins, and the immutability and smart contracting provided by third party blockchains such as the Casper blockchain, the new product is set to disrupt the supply chain management. The IoT devices are no longer dependent on the cellular networks and the data sent via the satellites are authenticated through WISeID. We believe this is going to make a significant difference to the supply chains of critical goods where environmental conditions and security of the goods being shipped are extremely critical e.g., blood, organs, or vaccines.

IoT applications cannot work without security, sensors and integrated microchips so all IoT devices will require semiconductors connected to secure platforms. The smartphone market, which has driven growth in the semiconductor industry for years, has begun to level off. The IoT market could represent new revenue for semiconductor manufacturers, allowing the semiconductor industry to maintain an average annual growth of 3% to 4% for the foreseeable future.

IoT devices will increase demand for sensors, connectivity, memory, microcontrollers, and integrated circuits, which could put pressure on the existing semiconductor supply chain. Semiconductor manufacturers that choose to meet IoT demands now will be well positioned to take advantage of this developing market.

SEALSQ semiconductors are designed for securely storing cryptographic secrets and providing cryptographic functions that use the secrets. The end result is that the secret stays securely stored on the semiconductor while it is being used in cryptographic calculations.

The following steps illustrate the link between our semiconductors and an NFT.

1.       First verify the product that the NFT links to. This is an essential step to ensure the resulting NFT retains its provenance, authenticity, and long term value.

2.       Next the identity of the secure VaultIC semiconductor is established. This identity is in the form a unique public private key pair that is embedded in the secure VaultIC semiconductor.

3.       The resulting product information is combined into a patent pending format that ensures the that the resulting NFT is not corrupted, incomplete, or ambiguous.

4.       The NFT blockchain address is then obtained (NFT may need to be created).

5.       The Blockchain address is combined with the VaultIC identity and a PKI certificate is created.

6.       The certificate is written back to the secure VaultIC semiconductor and the off chain storage.

After these steps, the physical item contains two immutable identities that are cryptographically linked, one from the secure semiconductor and it’s PKI certificate, the other from the Blockchain.

The objective for rigorously following these steps is to minimize the inherent risks associated with NFTs and to provide cryptographic assurance that the physical object and the NFT are both linked and authentic. While these steps minimize the risk associated with authenticity, other risks still remain due to blockchain stability, reliance on third party blockchain technologies, and market forces, among others.

Examples of usage are in the fields of luxury goods, expensive spirits or wine, or in OEM electronic devices which results from an extremely complex and subcontracted remote supply chain, for which the OEM wants to keep an indisputable tracking record of all the steps of their fabrication.

Our technology enables systems and methods for establishing the long-term authenticity of non-fungible tokens (NFTs) minted on a public blockchain by linking the NFT to its associated object (which itself may be physical, digital, tangible or intangible), the minter of the NFT, the nature of the association of the NFT minter to the associated physical object, and the possessor and/or originator of the object. In particular, our technology enables the “embodiment” of this information that constitutes the linkage between the NFT and the associated digital object, physical object, or intangible object (e.g. intellectual property assets, contracts, or other intangible assets), and consequently allows for authentication of the NFT and its related object in a variety of scenarios.

NFTs are preserved on a public blockchain via a network of nodes and secured via the blockchain’s consensus mechanism, such as proof of work, proof of stake, or other suitable consensus mechanisms for the NFT itself. However, the NFT may not preserve its ability to authenticate an associated object or its association with that object, particularly over long periods of time. In many instances the NFT at least partially relies on one or more third parties to establish its association with a specific object. For example, often this responsibility is left to third party NFT exchanges, centralized databases, the private key holder, or to other entities. In particular, none of the existing NFTs are minted with composition to ensure their authentication particularly with regard to items with physicality, or items that were not directly derived from the private key holder.

While there may be a high confidence in the ability of a blockchain to preserve and store the public key and digital signature information of the NFT itself, along with any subsequent NFT transaction data over long and very long periods of time – a blockchain cannot preserve information which the NFT does not itself include. So for example, in many instances the blockchain will not preserve the linkage between the its digital signature and the actual identity of the NFT minter, the association of the NFT and/or NFT minter with the object, the possessor of the object, or the originator of the object.

This absence of embedded linkage is particularly a concern with regard objects that possess significant pre-blockchain history since in many instances, the pre-blockchain history is not maintained on the blockchain. This history is important to assist in independently verifying the authenticity of the NFT. For physical objects the unique features that identify the specific object are not necessarily independently linked to the NFT, and the NFT fails to provide or safekeep information or documentation as to appraisal value, origin, intellectual property rights or limitations on rights of use. For digital objects, the source construction resources and files are not linked and there are no certifications of authenticity or origin. Further, for digital NFTs, the ownership of the NFT or indication that the NFT was rightfully minted is not assured at the time of creation.

As such, typical NFTs fail to possess sufficient composition in order to ensure that the minted NFT is authenticatable and persistent across time. In particular, none of the existing NFTs are minted with composition to ensure their authentication particularly with regard to items with physicality, or items that were not directly derived from the private key holder. Our technology enables the “embodiment” of applicable information and sourcing linkages between the NFT and the associated object. Such embodiments ensure long term authentication of NFTs that are associated with physical or intangible objects, sometimes referred to as a “Digital Twin”.

Market Opportunity

The addressable market for IoT cybersecurity is massive: more than 12 billion IoT devices were connected in 2021 and this number is expected to grow to 27 billion units in 2025 with CAGR of 22%.16 McKinsey predicts an annual $12.6 trillion in economic value by 2026.17

As it stands, many of the currently deployed IoT devices lack any serious form of security: the devices contain weaknesses that can easily be exploited, and the vast majority of data transmission is left unprotected. Regulatory and legislative pressure in combination with the rising danger of ransomware and other types of attacks, however, will force IoT customers to adopt solid cybersecurity practices and techniques.

Vendors of digital devices and organizations deploying IoT are now realizing that the IoT devices need the same level of protection as banks and governmental card issuers. They are realizing that many of their devices are placed in uncontrolled locations such as a private home, a parking lot, a car on the street, a remote field, a container on a ship, and even a human body. And yet, the users of their devices heavily depend on the reliability in terms of command & control and rely on the accuracy and privacy of their data.

McKinsey18 listed a number of ‘head wind’ factors for IoT adoption rates. To cite some of their observations:

•	“Consumers, enterprise customers, and governments are increasingly concerned with IoT cybersecurity because the growing number of connected endpoints offers vulnerable points for hackers to exploit.”

•	“Companies are grappling with how much privacy customers will give up in return for lower prices or special offers in a retail setting. The COVID-19 pandemic has brought this issue into even sharper relief as governments and citizens attempt to balance public health with individual privacy.”

•	“Cybersecurity is a cross-cutting headwind to at-scale IoT deployments, so it should be unsurprising that this concern is particularly pronounced in the healthcare space. Not only is the security of the IoT device itself paramount but also that of the underlying data and analytics.”

Markets and Markets forecasts the global IoT cybersecurity market size to grow from $14.9 billion in 2021 to $40.3 billion by 2026, at a CAGR of 22.1% from 2021 to 2026.19

16 “State of IoT – Spring 2022”, IOT Analytics, May 2022

17 “The Internet of Things: Catching up to an accelerating Opportunity”, McKinsey & Company, November 2021

18 “The Internet of Things: Catching up to an accelerating Opportunity”, McKinsey & Company, November 2021

19 “IoT Security Market by Type (Network Security, Endpoint Security, Application Security and Cloud Security), Component (Solutions & Services), Application Area, Deployment Mode (On-premises & Cloud), Organization Size, and Region – Global Forecast to 2026”, Markets And Markets, October 2021

Allied Market Research valued the global IoT security market size at $ 8.4 billion in 2018 and projected the size to reach $74 billion million by 2026, growing at a CAGR of 31.20% from 2019 to 2026.20

The IoT market has so far been self-regulated, and some industries are implementing sector-specific regulations. Governments, however, are increasingly aware of the cybersecurity risks of IoT that can leave citizens vulnerable to security and privacy risks. Lawmakers enact legislation to:

•	Make connected devices more resilient to cyber threats and attacks (IoT Cybersecurity); and

•	Protect the privacy of personal information (IoT Privacy).

Aspects of an IoT deployment may then be subject to many different forms of oversight.

As governments are adopting new legislation imposing security implementation requirements on IoT deployments, IoT devices and IoT deployments may no longer be able to comply with new and future legislation and regulations without implementing new levels of cybersecurity features.

Gartner expects that through 2026, less than 30% of U.S. critical infrastructure owners and operators will meet newly mandated government security requirements for cyber-physical systems.21 Gartner further expects that the percentage of nation states passing legislation to regulate ransomware payments, fines and negotiations will rise to 30% by the end of 2025, compared to less than 1% in 2021.22

Gartner also forecasts that, by 2025, 70% of CEOs will mandate a culture of organizational resilience to survive coincident threats from cybercrime, severe weather events, civil unrest and political instabilities.23

IoT Cybersecurity

Regarding critical infrastructure protection, regulators and legislators are increasingly concerned about security of IoT actuators in crowded places, power grids, telecom systems, public transport, traffic control, water distribution, and energy transport.

The EU Cybersecurity Act that came in effect in 2019, addresses these concerns and applies in all EU member states and the UK. It mandates the EU Agency for Network & Information Security (“ENISA”) to define an EU-wide cybersecurity certification framework. The UK is currently moving forward and is shifting the responsibility to secure IoT devices away from consumers and demand strong cybersecurity be built-in by design.

The EU further enacted the Directive on security of network and information systems (“NIS”). It aims to reach a high level of cybersecurity for Critical National Infrastructure and essential services, and establishes a range of IoT cybersecurity requirements for operators of essential services and their digital service providers.

The U.S. currently lacks a federal IoT cybersecurity regulatory framework. The IoT Cybersecurity Improvement Act passed in 2020, however, sets minimum security standards for IoT devices procured by the federal government. While the bill avoids to directly regulate the private sector, it aims to leverage federal government procurement influence to encourage increased cybersecurity and put in place basic security measures for IoT devices. The bill further gives the National Institute of Standards & Technology (NIST), the authority to oversee IoT cybersecurity risks for equipment bought by the federal government, and to issue guidelines dealing with IoT cybersecurity. IoT devices procured by the federal government must comply with these recommendations.

20 “IoT Security Market by Component Solution (Solution and Services), Deployment Model (On-Premise and Cloud), Organization Size (Large Enterprises and Small & Medium Enterprises), Product Type (Device Authentication & Management, Identity Access & Management, Intrusion Detection System & Intrusion Prevention System, Data Encryption & Tokenization and Others), Security Type (Network Security, Endpoint Security, Application Security, Cloud Security, and Others), and Industry Vertical (Manufacturing, Retail & E-Commerce, Government & Defense, Transportation & Logistics, Energy & Utilities, Healthcare & Others); Global Opportunity Analysis and Industry Forecast, 2019-2026, Allied Market Research, January 2020

21 “3 Planning Assumptions for Securing Cyber-Physical Systems of Critical Infrastructure”, Gartner, February 2022

22 Opening Keynote, “Gartner Security & Risk Management Summit” in Sydney, Australia, Gartner, June 2022

23 Opening Keynote, “Gartner Security & Risk Management Summit” in Sydney, Australia, Gartner, June 2022

At the state level, California and Oregon have gone further and passed new IoT security laws (resp. SB 327 and HB-2395) that became effective in 2020. These laws require that IoT devices sold in California and Oregon be fitted with reasonable security features to protect both the IoT device and the data it contains. They further place liability and burden of proof on the IoT vendors as soon as the device is connected to the Internet in those states.

The New York State enacted the Stop Hacks and Improve Electronic Data Security Act (“SHIELD”) in 2020. The bill requires the implementation of a cybersecurity program and protective measures for New York State residents and apply to IoT manufacturers.

ABI Research expects Critical Infrastructure cybersecurity spending to increase from $106 billion in 2021 to $146 billion in 2025 at a CAGR of 8.3%.24

IoT Privacy

Regarding privacy, regulators and legislators are increasingly concerned that individuals may not be able to provide consent for IoT sensors which are permanently collecting behavioral data, to locate the source of inaccurate data, and to be comfortable that uploaded privacy-sensitive data do not leak out.

The EU General Data Protection Regulation (“GDPR”) in effect since 2018 establishes a harmonized framework within the EU and the UK, including the right to be forgotten, the need for clear and affirmative consent, and severe penalties for failure to comply with these rules. The GDPR law equally applies to IoT devices, IoT platforms and IoT deployments.

The U.S. currently lacks a comprehensive federal law regulating the collection and use of personal information beyond the U.S. Privacy Act of 1974 and the Children’s Online Privacy Protection Act. Several states, however, have recently passed new legislation to take digital privacy into account.

The California Consumer Privacy Act (“CCPA”) in effect since 2020 enhances privacy rights and consumer protection for residents of California. The California Privacy Rights Act (“CPRA”) supplements the CCPA and takes effect on 1 January 2023. It creates a new category of personal information named sensitive personal information. Biometric data, including facial recognition and other data that may yield details about race, ethnicity, sexual orientation, religious beliefs, and geolocation, are included in this new group and must be adhered to by IoT devices, IoT platforms and IoT deployments.

Gartner expects that by the end of 2023, modern privacy laws will cover the personal information of 75% of the world’s population.25

Sustainability

IoT will continue to transform the sustainable energy markets, such as wind, solar, biothermal, and nuclear power generation industries. IoT analytics will provide wind energy suppliers with real-time data on their power plants and storage assets, as well as their customers’ consumption, to ensure continuous energy generation and distribution. IoT solutions can also enable the adjustment of business operations for dramatically increased revenue.

There is an expectation to see a shift in demand for sensors, actuators, and gateways, because all of these devices are needed to predict failures and assure the overall efficiency of equipment, specifically for sustainable power generation. This trend is the most accurate for green technology companies that will continue to reduce operational expenses, reserve funds for innovations, and deliver more affordable green energy.

24 “Critical Infrastructure Security”, ABI Research, February 2021

25 “Gartner Identifies Top Five Trends In Privacy Through 2024”, Gartner, May 2022

While IoT adoption from Utility Service Providers (USPs) will be driven by regional stimulus packages, markets will continue to be cautious with their capital spending on new technology solutions. USPs (energy and water) will remain one of the largest adopters of massive IoT solutions, as they continue to implement their grid digitalization programs that started more than a decade ago. A utility’s primary objective in implementing IoT will be to add resilience to their operational processes and support growing demands to shift from the use of fossil fuels and move toward renewable resources.

Also, Oil & Gas operators realize they need to transform and embrace climate neutral energy sources. These operators will increase investments in digital transformation to address commercial, operational, and existential threats, as well as align business models with changing climate action regulation. ABI Research expects that, in 2030, they will spend $15.6 billion on digital tools to address industry challenges and align operations with changing business models.26

With digital tools, oil and gas companies can analyze the condition of transmission and distribution pipes, prepare for changes in oil and gas prices, plan sustainability strategies and ensure an increasing amount of renewables capacity is integrated into grids and provided to consumers. Data analytics allied with IoT platforms have become essential to identifying issues ahead of time such as pipeline degradation, wellhead performance, and pollution from gas flares.

The effect of the cyber-attack on the Colonial Pipeline made operators aware that even spending unlimited amounts to secure networks and assets will not provide 100 percent security as attackers only need one error to cause havoc. Increasingly, cyber threats are rapidly becoming a concern for both the C-suite and governments, and IoT cybersecurity has become a top priority for them.

ABI Research expects that spending on IoT security within the sector will increase by 8.1% between 2022 and 2030 to reach $5.6 billion per annum.27

Metaverse

Gartner expects that by 2026, 25% of people will spend at least one hour a day in the Metaverse for work, shopping, education, and entertainment.28 Gartner defines the Metaverse as a collective virtual open space, created by the convergence of virtually enhanced physical and digital reality. Beyond entertainment, gaming and social media, a Metaverse provides enhanced immersive experiences for professional activities including:

•	Training with a more immersive learning experience in medical, industrial and sports.

•	Virtual events with a more immersive social experience.

•	Retail can extend its reach to an immersive shopping experience that allows for more complex products.

•	Enterprises can achieve better engagement, collaboration and connection with their employees through virtually augmented workspaces.

The current siloed VR (Virtual Reality) or AR (Augmented Reality) environments of a single provider will eventually integrate into a single Metaverse adopting open standards. Activities in a unified Metaverse include:

26 “Digital Transformation in the Oil and Gas Market”, ABI Research, December 2021

27 “Digital Transformation in the Oil and Gas Market”, ABI Research, December 2021

28 “Predicts 2022: 4 Technology Bets for Building the Digital Future”, Gartner, December 2021

•	Obtaining outfits, equipment and accessories for online avatars.

•	Purchasing digital land and constructing virtual buildings.

•	Participating in virtual events and training classes.

•	Trading collectibles, rare assets and unique pieces of digital art.

•	Interacting with others for employee onboarding, customer service, and sales.

Studies by, amongst others, Gartner29 and ITU30 revealed that consumers and professionals raise the following concerns before adopting the Metaverse:

•	How to preserve the privacy of personal data

•	How to know whether data for decisions can be relied on

•	How to get confidence in payment methods

•	How to know for sure who you are interacting with

•	How to deal with the abundance of endpoints: each device in the office or in someone’s home that connects to the internet opens up a new door through which cyberattacks can enter. Since the Metaverse will require multiple devices and sensors, people are becoming even more vulnerable to data breaches.

While the opportunities offered by the Metaverse are huge, these key concerns need to be solved first in order to create a “trusted” Metaverse. A trusted Metaverse enriches digital experiences with trusted bridges to the physical world.

Our solution

SEALSQ has become much more than a cybersecurity technology company.

We are in the physical/cyber trust business. Every day, citizens, consumers and professionals rely on the trust we bring to the IoT devices around them. Our brand reflects digital comfort and a culture of trust, security, and protection.

For that, we offer to our customers:

i)	“Secure Elements” implementing a mix of analog and digital countermeasures which are the DNA of our engineering teams, constantly monitoring and anticipating the new generation of attacks that the cyber hackers may develop.

ii)	A provisioning and personalization platform, which manages the creation of digital keys and certificates and their injection into our secure elements.

iii)	A Root Certificate Authority, which guarantees the unicity and the authenticity of the digital identities which we are generating for our customers.

Our products and infrastructures are certified with the highest grading of the industry by third party certification labs

We design, develop and market secure semiconductors worldwide as a fabless manufacturer, meaning we do not manufacture the semiconductors, but instead collaborate with production partners for all phases of the manufacturing process of our semiconductors/ICs, including wafer fabrication and packaging and testing. We provide added security and authentication layers on our semiconductors which can be tailored to customers’ needs.

Our production partners are responsible for the procurement of all of the raw materials used in manufacturing our products and we understand that the such raw materials are multi-sourced.

29 “What Is a Metaverse”, Gartner, January 2022

30 “AI: The driving force behind the metaverse”, ITU News, June 2022

How is SEALSQ different?

SEALSQ is unique because we combine secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world.

Our legacy of personalizing payment cards brought us the opportunity to personalize IoT devices. While the market of payment cards and SIM cards has become a commodity, the market of personalized IoT devices is growing rapidly. With our advanced management platform in combination with our advanced silicon design, we can capture this booming market. Our efficient platform also enables to extend to mainstream quantities of non-connected objects, such as e-cigarettes, as well as small batches of high-end controllers, such as satellites placed into orbit.

As such, we offer provenance, proof of origin, and lifecycle management to devices and objects. Additionally, we enable data collection and data transmission to be protected against interference and eavesdropping, and we enable command execution and firmware updates to be reliable and trustworthy.

Benefits for Customers

Security is in our DNA, and we help our direct customers and end customers to understand the security risks, security implications and security solutions. Our platform takes away the burden of managing sophisticated cryptography and a suite of secret, private and public keys. And we help them through the lifecycle of the security elements.

Our customers realize that their products have a clear differentiator to their end customers when SEALSQ security is inside. SEALSQ provides them with an effective anchor from which trust can be established, and from which new supporting platforms and services such as device life cycle management can be supported.

Vendors typically find it hard to manage security and may have little in-house knowledge about cryptographic strength, key generation, key injection, key pairing, key rotation, key hierarchies, and key lifecycle. We fundamentally offer our customers a one-stop shop for trusted personalization of their devices.

Superior end customer experience drives customer loyalty.

Not only security, but also customer care is in our DNA. We are proud of the customer loyalty we have achieved over the past 20 years. Our customers and their end customers also appreciate that our product roadmap takes their input into account, as well as market trends and security trends. Moreover, involving partners in our roadmap, such as FOSSA and Parrot, help our mutual customers to tune their devices and deployments to tackle the cybersecurity challenges. Customers and end customers further appreciate that we understand and respond to specific regulations they may be subject to.

We have been able to clearly demonstrate our customer dedication in 2021. Since 2020, global semiconductor supply was under stress as a by-product of the COVID-19 pandemic. When economies started to rebound in 2021, the combination of supply chain logistics issues and shortages in raw material kept global semiconductor supply under stress. Dedicated to fulfilling customer demand, we were able to secure large allocations in our supply chain. In fact, SEALSQ gained new customers thanks to the constrained delivery these customers faced by their former semiconductor suppliers. Customers openly praised SEALSQ’s dedication and loyalty to its customers.

Benefits for IoT owners and operators

While our customers are typically product manufacturers, the end customers are factories, consumers, governmental infrastructures, municipalities, smart transport initiatives, smart agriculture, etc. Due to increased threats and attacks, these IoT owners and operators demand increasing levels of protection. And given that they increasingly install devices in unmanned and uncontrolled environments, they even demand the security to be physically tamperproof.

Further, with emerging policy debate and regulation on the topic of loT security in Europe, Asia, and North America, IoT owners and operators want security solutions that can be easily implemented and deployed. With SEALSQ security inside, they know that digital trust is anchored in the hardware of the device.

Increasing public trust

For example, when the U.S. government enacted its Infrastructure Investment and Jobs Act of $1.2 trillion, SEALSQ was approached by integrators that worry about security and privacy. These integrators were seeking to participate in funded megaprojects to deploy IoT for power infrastructure, water distribution, airports, road safety, high speed internet and sensors to address climate change and saw that the level of cybersecurity of their IoT vendors was not always what they expected before SEALSQ came in the picture.

Our Competitive Strengths

We believe we have several competitive advantages that will enable us to maintain and extend our market position. Our key competitive strengths include:

• Customer dedication is in our DNA and we deliver to customers ordering hundreds of millions of units, as well as to customers ordering a few thousand custom units.

• Ongoing product innovation. We constantly innovate on our products to enhance and expand capabilities. Our agentless technology differentiates us in the market and positions us to capitalize on the proliferation of new device types entering the enterprise that cannot be supported by agent-based technologies.

• Proven Supply Chain Management processes with a track record of timely delivery.

• Standardized technology and compliance with industry-driven standards, to ease the integration by our direct customers and by end customers.

• Top-level certifications (Common Criteria EAL5+ and FIPS140-2 Level 3) that address the current and future requirements of IoT deployments in health care and critical infrastructure.

• The digital certificates are rooted at the OISTE Foundation, a not-for-profit organization based in Geneva, Switzerland, regulated by article 80 et seq. of the Swiss Civil Code and neutral vis-à-vis any dominant vendor, country or other market player.

• Broad appeal of our products across a diverse end customer base. We serve end customers of all sizes across diverse industries. We are deeply integrated into our customers’ security infrastructure, demonstrating immediate and ongoing value. We have a long-term, loyal base of end customers with many relationships spanning over 10 years.

• Recognized market leadership. We are invited to speak at Davos and TechAccord. We participate in standardization efforts by Wi-SUN Alliance, a global association to drive interoperability in smart cities and smart grids. SEALSQ is also currently working with NIST’s National Cybersecurity Center of Excellence (NCCoE) on a reference design for securely onboarding IoT devices.

• Global market reach driven by direct and indirect sales strategy. We have recruited top sales talent from leading security organizations and retain the highest quality sales representatives with demonstrated success. We are one of the only vendors in our market solely focused on security and control and, as such, our sales representatives are wholly focused on selling the standalone value of our products.

• Strong leadership team of security experts. We have a deep bench of talent at the executive level, with years of industry experience at semiconductor manufacturers and cryptography laboratories.

Our Growth Strategies

A large part of our business relies on the one-time-sale of hardware. We also, however, created our own post-market for provisioning, onboarding, and life cycle management, offering an additional and recurring monetization opportunity. Those post-market services also fortify customer stickiness.

We intend to execute on the following growth strategies:

• Grow global customer base. We invested significantly, and plan to continue to invest, in our sales organization to drive new customer adoption and to introduce our products to new markets. We believe these investments will allow us to pursue new large enterprise opportunities as well as opportunities outside of the United States.

• Expand our presence in the market by leveraging our ecosystem of partners. We believe there is a significant opportunity to grow sales through our technology and channel partners, particularly to mid-market enterprises.

• Expand within our existing customers as they grab their market opportunities. Our product revenue is directly tied to the number of devices they sell.

• Expand within our existing customers as we expand to new parts of their network, or as we displace a competitor. We expect to grow as our customers broaden their use of our products in different IoT markets.

• Introduce new products to create additional opportunities in upgrade markets, in different sectors, and in new applications of our technology in innovating markets. For this purpose, SEALSQ is developing a brand-new generation of Secure Elements implementing new technologies in order to optimize its footprint thus its cost, a Flash memory providing more customization flexibility, and a new generation of Crypto Processor capable to run Post-Quantum algorithms selected by the NIST.

Capital Investments

SEALSQ has commenced a significant investment project with the intention of increasing the overall capacity of production within its supply chain. While SEALSQ does not manufacture its own semiconductors, it does own certain capital materials required in order for its suppliers to undertake and complete the production process. One of the key constraining factors for SEALSQ currently is the number of production and testing lines that it has available. In order to increase its production capacity by approximately 5 million units per year, the Company is undertaking a significant capital expenditure project that is forecast to cost USD 3.4 million, split between its supplier’s factory in Taiwan and the research and development headquarters in France. The project will be funded by a combination of cash flow from operating activities and an advance payment of USD 2.0 million from a key customer in exchange for additional delivery slots.

SEALSQ is also developing a brand-new generation of Secure Elements implementing new technologies in order to optimize its footprint thus its cost, a Flash memory providing more customization flexibility, and a new generation of Crypto Processor capable to run Post-Quantum algorithms selected by the NIST. This project will require an investment of approximately USD 3.0 million and will be funded by a combination of cash flow from operating activities, grants and other available subsidies from local, national and international funding agencies.

Material Contracts

WISeKey Semiconductors SAS, which is a wholly owned subsidiary of SEALSQ, entered into a Revolving Credit Agreement with WISeKey International Holding AG on October 1, 2016. Under the terms of this agreement, several advances of funds were made by WISeKey International Holding AG to WISeKey Semiconductors SAS for the purposes of supporting the working capital requirements and ongoing operations. The loans initially accrued interest at a rate of 3% per annum, then at a rate of 2.5% per annum pursuant to the Third Amendment to the Revolving Credit Agreement dated November 3, 2022, and may be prepaid at any time. The credit period initially ended on December 31, 2017, but this has been extended through amendments to the original agreement. Following the Fourth Amendment to the Revolving Credit Agreement, all outstanding loans fell due on November 30, 2022.

On April 1, 2021, WISeKey Semiconductors SAS entered into a Debt Remission Agreement with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from WISeKey Semiconductors SAS. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission continue to be shown as noncurrent liabilities payable to WISeKey International Holding AG.

WISeKey Semiconductors SAS also undertook several debt transfers with WISeKey International Holding AG and other subsidiary understandings of WISeKey International Holding AG dated June 28, 2021, December 31, 2021, June 30, 2022, August 31, 2022 and November 3, 2022. Under the terms of these agreements, amounts owed by WISeKey Semiconductors SAS were paid on WISeKey Semiconductors SAS’s behalf by WISeKey International Holding AG and the amounts were converted into loans due from WISeKey Semiconductors SAS to WISeKey International Holding AG. The loans initially accrued interest at a rate of 3% per annum, later amended to 2.5% per annum, and may be prepaid at any time. Following the first amendment to each of these agreements, all outstanding loans fell due on November 30, 2022.

As part of the Internal Restructuring of WISeKey prior to the effective date of the Spin-Off Distribution, WISeKey International Holding AG and WISeKey Semiconductors SAS entered into a Capital Increase Agreement on December 15, 2022 whereby an amount of EUR 7 million owed to WISeKey International Holding AG by WISeKey Semiconductors SAS was converted into a capital contribution by way of an offset with the outstanding debt under the Revolving Credit Agreement and the loans resulting from the above-mentioned debt transfers. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS was increased by EUR 7 million and the balance owed to WISeKey International Holding AG was reduced by an equivalent amount.

WISeKey Semiconductors SAS undertook a debt transfer with WISeKey International Holding AG dated December 31, 2022. Under the terms of this agreement, an amount owed by WISeKey Semiconductors SAS was converted into a loan due from WISeKey Semiconductors SAS to WISeKey International Holding AG. The loans accrue interest at a rate of 2.5% per annum, and may be prepaid at any time. The loan falls due on December 31, 2024.

Following the Capital Increase Agreement, there were no balances outstanding under the Revolving Credit Agreement, and outstanding loans in the amount of USD 1,198,747 plus accumulated interests in the amount of USD 208,750 due from WISeKey Semiconductors SAS to WISeKey International Holding AG resulting from the above-mentioned debt transfers as at December 31, 2022.

On January 1, 2023, all outstanding balance were consolidated into a new loan agreement between WISeKey Semiconductors SAS and WISeKey International Holding AG. The Revolving Credit Agreement currently limits the amount of loans allowed under the agreement at USD 5.0 million, of which USD 1.4 million is currently outstanding. Under the terms of this agreement, USD 1,407,497 is owed to WISeKey International Holding AG by WISeKey Semiconductors SAS as a result of the historic advances made and debt transfers made for the purposes of supporting the working capital requirements and ongoing operations. The loan accrues interest at a rate of 2.5% per annum and may be prepaid at any time. The loan falls due on December 31, 2024.

WISeKey Semiconductors SAS, which is a wholly owned subsidiary of SEALSQ, has two loan agreements outstanding with WISeCoin AG dated April 1, 2019 and October 1, 2019. Under the terms of these agreements, WISeCoin AG agreed to extend to WISeKey Semiconductors SAS sufficient funds to enable it to carry out its business activities and fund its working capital requirements. These loans initially accrued interest at a rate of 3% per annum, later amended to 2.5% per annum, and may be prepaid at any time. Each loan falls due for repayment at such time as agreed between the two parties. The funds were originally extended when the former subsidiary undertaking of WISeKey Semiconductors SAS, WISeCoin R&D Lab France SAS, was owned by WISeCoin AG. When the ownership of WISeCoin R&D Lab France SAS was transferred to WISeKey Semiconductors SAS, and again when WISeCoin R&D Lab France SAS was merged into WISeKey Semiconductors SAS on 1 January 2021, the loans were transferred along with the remaining assets and liabilities of WISeCoin R&D Lab France SAS. As at December 31, 2022, the outstanding loans with WISeCoin AG, including accrued interests, amount to USD 3,009,234 and EUR 276,973 (USD 297,256).

WISeKey Semiconductors SAS, which is a wholly owned subsidiary of SEALSQ, has further service agreements with, respectively, WISeKey International Holding AG and WISeKey SA dated January 1, 2018, WISeKey Semiconductors GmbH dated April 1, 2019, and WISeKey USA Inc. dated January 1, 2019. Under the terms of these service agreements, the relevant WISeKey companies have agreed to make available to SEALSQ certain resources, including skilled staff, external consultants and advisors with knowledge across multiple domains including, but not limited to, sales and marketing accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology and general management. Under the terms of this agreement, the relevant WISeKey company regularly invoices WISeKey Semiconductors SAS for the associated costs of providing these services.

Pursuant to the Internal Restructuring of WISeKey, WISeKey and SEALSQ further entered into a subscription agreement on January 1, 2023 pursuant to which WISeKey transferred the ownership of WISeKey Semiconductors SAS (formerly known as VaultIC SAS), a French semiconductor manufacturer and distributor, WISeKey IoT Japan KK, a Japan-based wholly owned sales subsidiary of WISeKey Semiconductors SAS, and WISeKey Semiconductors, Taiwan Branch, a Taiwan-based sales and support branch of WISeKey Semiconductors SAS, to SEALSQ in a share exchange for an aggregate consideration of USD 18.0 million in value (such value corresponding to the book value of WISeKey Semiconductors SAS in WISeKey International Holding AG's statutory financial statements). Under the terms of the subscription agreement, SEALSQ issued 1,499,700 Class F Shares and 7,501,400 Ordinary Shares to WISeKey International Holding AG in return for the entire issued share capital of WISeKey Semiconductors SAS.

Pursuant to the Internal Restructuring of WISeKey, WISeKey International Holding AG and SEALSQ entered into services agreements under the terms of which certain members of staff and associated resources of WISeKey will be required to carry out certain tasks and duties on behalf of SEALSQ. In particular, the Chief Executive Officer and Chief Financial Officer of WISeKey will also carry out these roles for SEALSQ, while other tasks, such as the financial reporting and legal support of SEALSQ will be performed by officers of WISeKey International Holding AG and its affiliates. Under the terms of the services agreements, WISeKey agrees to provide these services to SEALSQ on a cost-plus basis and WISeKey will regularly invoice SEALSQ for the associated costs of providing these services.

The Company and the holders of the Class F Shares have entered into a Class F Shareholders’ Agreement that provides, among other things, that the holders of Class F Shares, in relation to Class F Shares only:

•	will vote as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•	the Class F Shares are non-transferrable; and

•	agree to be bound by the redemption provisions set out in the Articles and that they will take all necessary action to comply with them.

MANAGEMENT

Directors and Senior Management

The following table sets forth the name, date of birth and functions of our non-executive and executive directors, and our senior management as of the date of this registration statement. The business address for each director and executive officer is the address of our principal executive office which is located at Avenue Louis Casaï 58, 1216 Cointrin, Switzerland.

Name	Date of birth	Functions in SEALSQ	Date first appointed
Non-Executive Directors
Cristina Dolan	February 16, 1961	Board Member	2023
David Fergusson	August 15, 1960	Board Member	2023
Eric Pellaton	March 25, 1959	Board Member	2023

Executive Directors
Carlos Moreira	September 1, 1958	Chairman of the Board of Directors, Member of the Strategy Committee, and Chief Executive Officer	2022
Peter Ward	January 5, 1952	Board Member, Member of the Strategy Committee, Chief Financial Officer	2022

Senior Management
Jean-Pierre Enguent	May 8, 1962	Vice-President of Research & Development Systems and Solutions	2005*
David Khalifa	October 28, 1961	Vice-President of Global Sales	2022*
Bernard Vian	March 22, 1967	General Manager of WISeKey Semiconductors SAS	2016*

* This represents the date of appointment with WISeKey Semiconductors SAS which became a subsidiary of SEALSQ on January 1, 2023

Certain biographical information about each of these individuals is set forth below.

Biographies

Directors

Carlos Moreira has been a member of the board of directors and Chief Executive Officer and Chairman of the board of directors of SEALSQ since its inception on April 1, 2022. He is the Founder, Chairman of the board of directors and Chief Executive Officer of WISeKey International Holding AG. Mr Moreira is a recognized UN Expert on CyberSecurity and Trust Models for ILO, UN, UNCTAD, ITC/WTO, World Bank, UNDP, ESCAP (83-99). Author, Internet Pioneer; Founder OISTE.org. Founding Member of the "Comité de Pilotage Project E-Voting" of the Geneva Government, Member of the UN Global Compact, Member of the WEF Global Agenda Council. Founding Member WEF Global Growth Companies 2007. WEF New Champion 2007 to 2016, Vice Chair WEF Agenda Council on Illicit Trade 12/15, Member of the Selection Committee for the WEF Growth Companies. Founder of the Geneva Security Forum. Member the WEF Global Agenda Council on the Future of IT Software & Services 2014-16. Member of the New York Forum. Selected as one of the WEF, Trailblazers, Shapers and Innovators, Member of Blockchain Advisory Board of the Government of Mexico. Nominated by Bilan.CH among the 300 most influential persons in Switzerland 2011 and 2013, top 100 of Who's Who of the Net Economy, Most Exciting EU Company at Microsoft MERID 2005, Man of the Year AGEFI 2007, Selected by Bilanz among the 100 most important 2016 digital heads in Switzerland 2017. Award Holder CGI. Adjunct Professor of the Graduate School of Engineering RMIT Australia (95/99). Head of the Trade Efficiency Lab at the Graduate School of Engineering at RMIT.  M&A Award 2017 Best EU acquisition. 2018 Blockchain Davos Award of Excellence by the Global Blockchain Business Council. Member of The Blockchain Research Institute. Founder Blockchain Center of Excellence 2019.  Entrepreneur and investor in disruptive cryptotechnology AI, Blockchain, IoT and Cybersecurity. Keynote speaker at the UN, WEF, CGI, ITU, Bloomberg, Oracle, SAP, Zermatt Summit, Microsoft, IMD, INSEAD, MIT Sloan, HEC, UBS, CEO Summit. Coauthor of "The transHuman Code: How to Program Your Future" (2019).

Peter Ward has been the Chief Financial Officer and a member of the board of directors of SEALSQ since its inception on April 1, 2022. He has also served as the Chief Financial Officer and a director of WISeKey International Holding AG since 2012. Mr. Ward began his tenure with WISeKey in 2008 as Finance Director. From 2005 to 2008, Mr. Ward served as a director and International Finance Director at Isotis International Inc., a manufacturer and distributor of bone and skin transplants. From 1996 to 2004, Mr. Ward served as a director and International Finance Director, then Director Administration and Taxes of Iomega International, a manufacturer and distributor of external computer drives and disks. From 1986 to 1996, Mr. Ward served as Finance Director for Germany, Austria & Switzerland Finance for GE Information Services (GEISCO), based in Cologne, Germany, then Commercial Finance Manager for GE Plastics BV, based in Bergen op Zoom, The Netherlands and Finance Director for Germany, Austria & Switzerland for GE Medical Services AG, based in Frankfurt am Main, Germany at General Electric. From 1973 to 1985, Mr. Ward served as Cost Analyst at Standard Telephones & Cables Ltd, a manufacturer and installer of submarine telephone cables, based in Southampton, United Kingdom, then Finance Accountant for Payot Cosmetics Ltd and Mavala Cosmetics Ltd, manufacturers of cosmetics and nail products respectively, based in Ashford, Kent, United Kingdom, then Financial Controller for Rimmel Cosmetics Germany and ITT Photoproducts, Germany, distributors of cosmetics and photographic equipment respectively, based in Frankfurt am Main, Germany, then Financial Analyst for the Automotive and Sanitary Products Division, based in ITTE HQ in Brussels, Belgium, then Manager Financial Controls for the Telecommunications Division based in ITTE HQ Brussels, Belgium, at ITTE. He holds a B.A. with honors in Business Administration from Wolverhampton University, in Wolverhampton, U.K. and is a qualified Chartered Management Accountant.

Cristina Dolan was appopinted to our board of directors on March 10, 2023. Ms. Dolan has been a member of the board of directors of WISeKey International Holding AG since June 24, 2022. Ms. Dolan is an award-winning engineer, entrepreneur and author that spend her entire career in variety of executive roles within the technology industry. Prior to joining RSA in 2021 where she heads up Global Alliances, she advised several cyber security companies including Crayonic and Cytegic (acquired by Mastercard). Recently she co-authored a book, “Transparency in ESG and the Sustainable Economy, Capturing Opportunities through Data” and several articles including the World Economic Forum article ‘Cyber-security should be treated as an ESG Issue’ and the Forbes article ‘Cybersecurity Is A Global Threat To Democracy, Yet Not Well Understood.’ Honors include being named on lists of most influential and impactful women in technology, and numerous awards for service and entrepreneurialism. The student coding competition, Dream it. Code it. Win it, which she founded and led from 2014 to 2016, as the Board Chair of the MIT Enterprise Forum of New York, won numerous awards including the MIT Harold E. Lobdell Distinguished Service Award, Trader Magazine Charitable Works Award and four Stevie awards for best organization and leadership. The competition sponsor, Fiverr, celebrated her as a ‘Do-er’ in their global campaigns. As an advocate of computer science education, her TED talk ‘Just Solve It’, addresses the value of being an engineer and solutionist to create opportunities and has over 933K views. As a blockchain pioneer since 2014, she founded several companies including Additum, a value-based healthcare company based in Spain, and iXledger which specialized in cyber insurance. The MIT Center for International Studies Starr Forum: Bitcoin and the Global Economy talk she gave in April of 2016, was one of the program’s most popular talks. From 2009 to 2016, Cristina held several roles at Tradingscreen, an award winning institutional multi-asset financial trading platform, including product management for content, data, chat and communications products and global head of corporate marketing. In 2000, Cristina was recruited by venture backed Wordstream, as CEO, of the MIT-Harvard spinout focused on multilingual translations utilizing computational linguistics and machine learning, where she commercialized the software. OneMain, a company she co-founded in 1998, was acquired by Earthlink in 2000 after a highly successful IPO that surpassed Amazon’s and eBay’s Respective IPOs. As OneMain's Geographic Communities Division President and Chief Strategic alliances officer, she launched and built the cornerstone Geographic Communities, which were profitable when launched. Cristina held executive roles at IBM and Oracle leading consultative selling at strategic accounts within the communications and financial verticals. At Hearst and Disney, she led technology and software development for the launch of the first consumer websites, which were built on time and within budget. As an MIT alumna, she served as President of the MIT Club of New York, Chair of the MIT Enterprise Forum, MIT Enterprise Forum Global Board, MIT Selection Committee, MIT Media Lab 30thAnniversary Committee and was invited as a keynote to the MIT Women’s Un-Conference March 2018. In addition, she served on the alumnae board at Convent of the Sacred Heard and re-ceived the Global Leadership Alumna Award. She earned a Master of Media Arts and Science from the MIT Media Lab, U.S.A., and also holds a Master of Computer Science Engineering and Bachelor of Electrical Engineering. Cristina is bilingual, fluent in her native language, English, and Spanish.

David Fergusson was appointed to our board of directors on March 10, 2023. Mr. Fergusson has also served as a member of the board of directors of WISeKey International Holding AG since 2017. Since 2018, Mr. Fergusson has served as Executive Managing Director – M&A, for Generational Equity, the largest volume middle-market M&A investment banking advisory firm in North America. Based in New York, he also heads the Generational Equity’s Technology Practice Group and Cross Border Practice Group. Prior to joining Generational Equity, from 2010 until 2018, Mr. Fergusson was the CEO and President of The M&A Advisor where he led global think tank services: market intelligence publishing, media, event and consulting, for the firm’s constituency of over 350,000 finance industry professionals, from their offices in New York and London. As a partner in Paradigm Capital Management, Mr. Fergusson conducted over 25 acquisitions as an investor. In 2013, Mr. Fergusson founded the global Corporate Finance Emerging Leaders program, which engages future global business stalwarts to affect significant change through social innovation. A pioneer in cross border mergers and acquisitions between the United States and China, he was recognized with the 2017 M&A Leadership Award and the 2019 Lifetime Achievement Award from the China Mergers & Acquisitions Association and is Co-Chairman of the Global M&A Council of 18 member countries. Mr. Fergusson is a respected speaker on the subjects of financial services and corporate transformation and social innovation at prominent educational institutions including Cambridge, Columbia, Harvard, MIT and Cornell; a participant in leadership assemblies including the Vatican, World Economic Forum at Davos, World Bank and the International Monetary Fund; and a frequent contributor to major media organizations. He is also the editor of 5 annual editions of the mergers and acquisitions handbook – “The Best Practices of The Best Dealmakers” series with a readership of more than 500,000 in over 60 countries. Mr. Fergusson is also the co-author of the bestselling book “The transHuman Code”. Recipient of the 2015 Albert Schweitzer Leadership Award for his work in global youth leadership development, Mr. Fergusson is a Trustee and former President of Hugh O’Brien Youth Leadership (HOBY), the world’s largest social leadership foundation for high school students. Mr. Fergusson is also a founding member of the City of London’s Guild of Entrepreneurs, a member of British American Business, and of the Association for Corporate Growth (ACG). Mr. Fergusson is a graduate of Kings College School and the University of Guelph in Canada, where he earned a Bachelor of Arts in Political Studies.

Eric Pellaton was appointed to our board of directors on March 10, 2023. Mr. Pellaton is an investor in several startup companies involved in different fields: in Real Estate Holdings, Sofia Rental (Bulgaria), a company that buys, sells and manages apartments and a luxury hotel, where has been a partner and investor since 2000; in ZeroBoundary Inc (USA), from 2001 until 2018, a company involved in project management and leadership development products and services, in face-to-face and e-learning delivery formats which he co-founded; in Pelican Packaging (USA), a company involved in die packaging for the semiconductor industry, where he acted as partner and investor from 2002 until 2007; in ACN (Switzerland), a company that develops electronic chips that can transfer inter-net/video/audio information through the power line, and in Seyonics (Switzerland), a company specialized in Nano liter dispensing system (syringe), where, in both cases, he has been acting as investor and advisor since 2003; in Visage Pro USA, a company involved in skin care products with organic cream ranging from anti-aging to burn issues, where he was a partner and investor between 2005 and 2018;and in Solar Rain (USA), a company involved in salt water and dirty water purification systems for drinking water, where he has been a partner and investor since 2008. Prior to that, Mr. Pellaton held different positions from sales, service, management, CEO and Chairman in the field of automation and robotics at Ismeca Group from 1981 to 2000. Ismeca was producing equipment for the Electronic, Medical, Watches and Car Industries all over the world. Mr. Pellaton also owns a patent in RFID technology. Mr. Pellaton graduated as an Electronic/Electro technique Engineer from Ecole Technique Supérieure du Locle, Switzerland.

Senior Management

Jean-Pierre Enguent serves as our Vice President of Research and Development Systems and Solutions. Mr. Enguent is a key technology leader with 30 years of experience in Microelectronics. He joined SEALSQ as Head of Development for Semiconductors Solutions, including R&D, System Engineering and Global Security. Prior to joining WISeKey, Mr. Enguent spent 7 years at Inside Secure, 6 years at Atmel and 8 years at STMicroelectronics, leading teams of engineers, scientists and technicians. He worked towards the development of Secure Microcontroller product portfolio with more than 80 patents, publications and significant contributions to ISO standards. Mr. Enguent has been a founding member and strategic adviser of InSeal, a France based company providing operating systems for contactless applications to a variety of customers in the payments market. Mr. Enguent has an Engineering Degree in Microelectronics from the “Ecole Supérieure d’Ingénieur (ESIEE Paris)” in France.

David Khalifa serves as our Vice-President of Global Sales. Mr. Khalifa has over 30 years of sales development experience in the semiconductor industry. Mr. Khalifa started his career at global industry leaders STMicroelectronics, LSI Logic and NXP where he held Key Account Management and Sales & Marketing leadership positions in Europe, in the Americas and in Asia. He then spent 9 years in the UK as Worldwide Sales and Marketing VP for the start-up Nanotech Semiconductor that he led to a successful exit in 4 years, and then HiLight Semiconductor that he brought to profitability in 4 years. He worked lately as VP of the UV Emitter Product Group at Silanna in Australia where he managed to build, qualify and market UVC LED. Mr. Khalifa holds an Engineering degree in Physics and Semiconductor Materials from INSA Lyon in France.

Bernard Vian serves as General Manager of WISeKey Semiconductors SAS. Prior to our acquisition of WISeKey Semiconductors SAS, Mr. Vian served as the Executive Vice President of the Secure Transaction Business Division, Vice President of Business Development and Executive Vice President for Secure Payments at INSIDE Secure SA. He came to INSIDE Secure from Gemplus where he served in several positions in Sales Support and Marketing, in Europe and lately in California where he opened the Gemplus North America headquarter and served as Technical Support Director for 5 years. Mr. Vian joined INSIDE Secure's team in 2002 as Business Development Vice President. He is a graduate of the University of Aix-Marseille, France, with an engineering degree in Electronic Systems.

Our officers, and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business, on the one hand, and the business interests of WISeKey or its affiliates, on the other hand. The amount of time our officers and such other individuals providing services to us will allocate between our business and the business of WISeKey and its affiliates will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activity of each business. While there will be no formal requirements or guidelines for the allocation of time spent between our business and the other businesses they are involved in, the performance of their duties will be subject to the ongoing oversight of our board of directors.

Family Relationship

There are no family relationships among any of our executive and non-executive officers or directors.

Potential arrangements

There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management. However, Carlos Moreira has a significant shareholding in WISeKey as disclosed in the sections "Certain Relationships and Related Party Transactions" and “Security Ownership of Certain Beneficial Owners.”

Share Ownership

Except as described below, as of the date of this prospectus, none of the members of the board of directors or senior management own shares or options on shares in SEALSQ.

To the extent the members of the board of directors or senior management own WISeKey shares or WISeKey ADSs as of the close of business on the applicable record date for the Spin-Off Distribution, they will participate in the Spin-Off Distribution on the same terms as other holders of WISeKey shares.

Based upon the shareholdings of WISeKey as at December 31, 2022, we anticipate that the shareholdings of the members of the board of directors and senior management will be as set out in the table below:

Name	SEALSQ F Shares	% of F Shares (3)	SEALSQ Ordinary Shares (4)	% of Ordinary Shares
Non-Executive Directors
Cristina Dolan	-	-	-	-
David Fergusson	-	-	-	-
Eric Pellaton	-	-	-	-

Executive Directors
Carlos Moreira	51 (1)	<0.01%	97,579	1.30%
Peter Ward	26 (2)	<0.01%	326	<0.01%

Senior Management
Jean-Pierre Enguent	-	-	-	-
David Khalifa	-	-	-	-
Bernard Vian	-	-	-	-

(1)	Includes options to purchase 51 of Class F Shares granted on March 10, 2023 pursuant to the F Share Option Plan described in “—Equity Compensation Plan” below. The options expire on March 10, 2030.
(2)	Includes options to purchase 26 of Class F Shares granted on March 10, 2023 pursuant to the F Share Option Plan described in “—Equity Compensation Plan” below. The options expire on March 10, 2030.
(3)	As described in “Description of Shares,” each Class F Share has a number of votes per share that would cause the total votes of all Class F Shares as a class to equal 49.99% of the voting power of all SEALSQ shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter).
(4)	The figures presented in this table are based on the distribution ratio referenced elsewhere in this prospectus which may be adjusted if WISeKey issues more shares or retires shares before the record date. See “Business—Mechanics of the Spin-Off Distribution” for more details of the distribution ratio and how this may be adjusted.

Board of Directors

Our Articles provide that our board of directors consists of a minimum of three (3) and a maximum of twelve (12) directors. We currently have five members on our board of directors. Each director shall be elected for a one-year term. Carlos Moreira and Peter Ward were appointed upon incorporation of the Company on April 1, 2022 to serve until our next annual general shareholders meeting and until their successors are elected at such next annual general meeting. Cristina Dolan, David Fergussan and Eric Pellaton were appointed on March 10, 2023 to so serve until our next annual general shareholders meeting and until their successors are elected at such next annual general meeting. Please also refer to “—Directors and Senior Management” above for further details regarding the periods of service of each of our current directors and senior managers.

Other than with respect to our directors that are also executive officers, we do not have written agreements with any director providing for benefits upon the termination of his or her engagement with our company.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement.

Board Independence

Three of our five directors, Cristina Dolan, David Fergusson and Eric Pellaton, are considered "independent" under the Nasdaq rules, therefore we do follow Nasdaq Listing Rule 5605 (b)(1) which requires an issuer to maintain a majority of independent directors. We note that BVI law does not require an issuer to maintain a majority of independent directors. We are also not subject to Nasdaq Listing Rule 5605 (b)(2) that requires that independent directors must have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors will establish an audit committee, a nomination and compensation committee, and a strategy committee, to be in place prior to the Spin-Off Distribution.

Audit Committee

The Audit Committee will initially consist of three members being David Fergusson, Eric Pellaton and Cristina Dolan who will be appointed by the board of directors. The audit committee will consist exclusively of members of our board of directors who are financially literate. Our board of directors will determine that all members of the Audit Committee satisfy the "independence" requirements set forth in Rule 10A-3 under the Securities Exchange Act and under the rules of Nasdaq. The members of the Audit Committee will be appointed by our board of directors. The role of the Audit Committee will comply with BVI law (as applicable), but may not fully comply with the requirements of Nasdaq Listing Rule 5605(c)(1).

BVI law does not impose any requirements to have an Audit Committee or on the charter of such audit committee.

The audit committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	the compensation, retention and oversight of the work of our independent registered public accounting firm and auditors who are appointed by the Company;

•	our accounting policies, financial reporting and disclosure controls and procedures;

•	the quality, adequacy and scope of external audit;

•	our accounting compliance with financial reporting requirements; and

•	the management's approach to internal controls with respect to the production and integrity of the financial statements and disclosure of our financial performance.

Nomination and Compensation Committee

Our Nomination and Compensation Committee will initially consist of two members, being David Fergusson and Eric Pellaton. Our board of directors will determine that each of the members of the Nomination and Compensation Committee is independent under Nasdaq’s listing standards. We follow our home country standards with respect to the responsibilities of our Nomination and Compensation Committee. BVI law does not impose any requirements to have a Nomination and Compensation Committee or on the charter of such nomination and compensation committee.

The primary purpose of our Nomination and Compensation Committee is to discharge our board of directors' responsibilities to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.

The Nomination and Compensation Committee is responsible, among other things to:

•	review and recommend to our board of directors the compensation of our directors;

•	review and approve, or recommend that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	review and approve, or recommend that our board of directors approve, incentive compensation and equity plans, and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	identify, evaluate and select, or recommend that our board of directors approve nominees for election to our board of directors and new members of the executive management and their terms of employment; and

•	consider and make recommendations to our board of directors regarding the composition of the committees of the board of directors.

Strategy Committee

Our Strategy Committee will consist of two members of the board of directors: Carlos Moreira (Chairman), and Peter Ward, in addition to two members of our management team, Bernard Vian and Jean-Pierre Enguent. The Strategy Committee advises the board of directors on all strategic matters, including acquisitions, investments, product development and technological developments. The Strategy Committee continuously reviews our strategic direction and assesses the impact of changes in the environment on us. The members of the Strategy Committee are appointed by our board of directors.

Quorum requirements

In accordance with BVI law and generally accepted business practices, our Articles provide that a shareholders’ meeting will be duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. Our practice varies from Nasdaq Listing Rule 5620(c), which requires that such quorum may not be less than one-third of the outstanding voting stock.

Solicitation of proxies

We must submit to shareholders notice of any shareholders’ meeting not less than twenty calendar days prior to the meeting date, indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

However, BVI law does not have a regulatory regime for the solicitation of proxies and thus, our practice varies from Nasdaq Listing Rule 5620(b) that sets forth certain requirements regarding the solicitation of proxies.

Shareholder approval

Under BVI law, we are not generally required to obtain shareholder approval for the issuance of new securities. To some extent, our practice therefore varies from the requirements of Nasdaq Listing Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with certain events.

Third party compensation

BVI law does not require that we disclose information regarding third party compensation of our directors or director nominees. As a result, our practice varies from the third party compensation requirements of Nasdaq Listing Rule 5250(b)(3).

Related party transactions

Our board of directors, or a committee of our board of directors composed of directors not subject to the potential conflict, is required to conduct an appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis.

Code of Conduct

We have followed BVI law which does not require a company to have a Code of Conduct applicable to all directors, officers and employees. As a result, our practice varies from Nasdaq Listing Rule 5610 which requires a publicly available Code of Conduct. We do, however, expect ethical behavior from all of our directors, officers and employees and as a matter of BVI law, directors do have certain statutory and fiduciary duties. Please refer to “Certain British Virgin Islands Company Considerations —Directors’ fiduciary duties” below for further details.

Director and Executive Compensation

Our Chief Executive Officer and Chief Financial Officer, who also serve as members of our board of directors, will not receive additional compensation for their service as a director.

Each independent director will receive annualized fees of $25,000, to be issued as share options under the intended Employee Share Option Plan (“ESOP”), plus reimbursement of their out-of-pocket expenses incurred in attending meetings of our board of directors or any committee of our board of directors. Each independent director may also receive options under the F Share Option Plan as a one-off award and not an annual compensation.

Upon completion of the Spin-Off Distribution, the parent company, SEALSQ Corp will have no direct employees. The services of our Chief Executive Officer and Chief Financial Officer will be provided under the services agreements with WISeKey International Holding AG initially for the first 12 months following the Spin-Off Distribution, and then our board of directors will agree upon any additional management compensation. WISeKey compensates these individuals for their services and we, in turn, will reimburse WISeKey for their compensation. We expect to pay to WISeKey at least $1.5 million per annum for the services of our executive officers based upon current service levels. See “Business—Material Contracts” for a description of the services agreements.

Our executive officers and directors will also be eligible to receive awards under our contemplated equity compensation plan described below under “--Equity Compensation Plan.” Except as set forth above under “—Share Ownership” above we have not granted any awards to directors or officers of the Company.

Equity Compensation Plans

We intend to implement an Employee Share Option Plan ("ESOP") for the benefit of our directors, employees and consultants. Options issued under the ESOP would entitle the participant to SEALSQ Ordinary shares at the ratio of 1:1, at an exercise price equal to the nominal value of SEALSQ Ordinary shares of USD0.01. Each grant would be subject to the approval of the SEALSQ board of directors who may, in line with the terms and conditions of the ESOP, amend the terms of the grant.

We have implemented an F Share Option Plan for the benefit of executive and non-executive directors and senior management of SEALSQ, its subsidiaries and its parent. Options issued under the F Share Option Plan would entitle the participant to SEALSQ Class F Shares at the ratio of 1:1, at an exercise price equal to the nominal value of SEALSQ Class F shares of USD0.05, with immediate vesting. Each grant would be subject to the approval of the SEALSQ board of directors which may, in line with the terms and conditions of the F Share Option Plan, amend the terms of the grant. Class F shareholders will be required to enter into the Class F Shareholders’ Agreement, the material terms of which are described under “Business—Material Contracts” above.

Employees

As at June 30, 2022, we had 48 employees, of which 45 were located in France. The following table shows the breakdown of our workforce of employees and contractors by category of activity as at the dates indicated:

Headcount breakdown	As at June 30,	As at December 31,

Area of Activity	2022	2021	2020
Cost of sales	5	4	4
Research and development	17	14	25
Selling and marketing	14	16	16
General and administrative	12	11	14
Total	48	45	59

With respect to French employees, French labor laws govern the length of the workday and workweek, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment. French labor laws also impose the creation of a worker's council for companies employing 50 people or more. Although WISeKey Semiconductors SAS reduced its headcount to below 50 in 2021, the workers' council has been elected for a term ending in January 2023 and remains in place until the end of its term. There are no employees of WISeKey Semiconductors SAS representing labor unions at the workers' council.

As at June 30, 2022, we also have 2 team members in Germany and 2 team members in the United States who are employed by fellow subsidiary undertakings of WISeKey, and whose salaries and associated benefits are charged to SEALSQ on a cost-plus basis.

We have never experienced any labor-related work stoppages or strikes and believe our relationships with our employees and independent contractors are agreeable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to the completion of the proposed Spin-Off Distribution described in this prospectus, WISeKey held 100% of the issued share capital of SEALSQ. After the Spin-Off Distribution, WISeKey will initially own 80% of our Ordinary Shares and 100% of our Class F Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for the benefit of certain directors and senior management of SEALSQ, its subsidiaries and its parent, as a result of which WISeKey’s percentage ownership of SEALSQ Class F Shares is subject to the grant and exercise of F Share Options. WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares for WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations), and to limitations that may be imposed by the WISeKey and SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as they are the only corporate entity holding Class F Shares.

Upon completion of a mandatory redemption, the remaining Class F Shareholders, who are likely to be members of SEALSQ’s board of directors and senior management, would hold shares with 49.99% of the Company’s voting power. The mandatory redemption of such Class F Shares, and the issuance of five (5) Ordinary Shares for each one (1) Class F Share redeemed, (in accordance with above) would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section “Security Ownership of Certain Beneficial Owners” for more information.

Related party transactions and balances

		Receivables as at		Payables as at		Net expenses to		Net income from
	Related Parties	June 30,	December 31,	June 30,	December 31,	in the 6 months ended June 30,		in the 6 months ended June 30,
	(in USD'000)	2022 (unaudited)	2021	2022 (unaudited)	2021	2022 (unaudited)	2021 (unaudited)	2022 (unaudited)	2021 (unaudited)
1	WISeKey International Holding AG	-	-	13,049	10,889	359	198	-	-
2	WISeKey SA	-	-	382	382	-	94	-	128
3	WISeKey USA Inc	-	-	1,137	883	255	555	-	-
4	WISeKey Semiconductors GmbH	-	-	708	615	92	196	-	-
5	WISeCoin AG	-	-	3,303	3,238	44	45	-	-
	Total	-	-	18,579	16,017	750	1,088	-	128

		Receivables as at		Payables as at		Net expenses to		Net income from
	Related Parties	December 31,	December 31,	December 31,	December 31,	in the year ended December 31,		in the year ended December 31,
	(in USD'000)	2021	2020	2021	2020	2021	2020	2021	2020
1	WISeKey International Holding AG	-	-	10,899	7,187	526	1,072	-	-
2	WISeKey SA	-	-	382	1,751	94	965	128	-
3	WISeKey USA Inc	-	-	883	-	883	-	-	-
4	WISeKey Semiconductors GmbH	-	-	615	219	401	161	-	-
5	WISeCoin AG	-	-	3,238	3,169	90	712	-	-
	Total	-	-	16,017	12,326	1,994	2,910	128	-

Description of the Related Party Transactions

The following provides a description of the nature of the related party transactions and balances as at and for the six months ended June 30, 2022 and as at and for the year ended December 31, 2021.

1. The SEALSQ Group is wholly owned by WISeKey International Holding AG, which provides financing and management services. The expenses in relation to WISeKey International Holding AG in the 6 months ended June 30, 2022 and the year ended December 31, 2020 and 2021 all relate to interest on the outstanding loans and the recharge of management services.

On October 1, 2016, the SEALSQ Group entered into a Revolving Credit Agreement (the “Revolving Credit”) with its parent WISeKey International Holding AG to borrow funds within a credit period starting on October 1, 2016 and ending on December 31, 2017 when all outstanding funds would become immediately due and payable. Outstanding loan amounts bear an interest rate of 3% per annum. Repayments before the end of the credit period are permitted. On November 1, 2017, the SEALSQ Group and WISeKey entered into the First Amendment to the Revolving Credit Agreement extending the credit period by 2 years to December 31, 2019. On March 16, 2021, the SEALSQ Group and WISeKey entered into the Second Amendment to the Revolving Credit Agreement extending the credit period by another 2 years to December 31, 2022.

On November 12, 2020, WISeKey provided a Funding Commitment to extend shareholder loans (each the “Shareholder Loan”) to the SEALSQ Group for a maximum aggregate amount of USD 4 million to be drawn down over six months from the date of the commitment, in instalments of between USD 1 million and USD 1.5 million. The Shareholder Loans bear interest of 3% per annum. There are not set repayment dates for the Shareholder Loans.

On April 1, 2021, the SEALSQ Group entered into a Debt Remission Agreement with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from the SEALSQ Group. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission continue to be shown as noncurrent liabilities payable to WISeKey International Holding AG.

On June 28, 2021, the SEALSQ Group entered into a Debt Transfer Agreement with its parent WISeKey International Holding AG and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 1,463,664 to the SEALSQ Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2022.

On December 31, 2021, the SEALSQ Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 1,910,754 to the SEALSQ Group with an interest rate of 3% per annum, repayable on December 31, 2023.

As at December 31, 2021, the SEALSQ Group owed WISeKey and WISeKey’s affiliates a total of USD 16,017,114, made up of loans under the above facilities and unpaid management fees.

On June 30, 2022, the SEALSQ Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 444,542 to the SEALSQ Group with an interest rate of 3% per annum, repayable on December 31, 2024.

As at June 30, 2022, the SEALSQ Group owed WISeKey and WISeKey’s affiliates a total of USD 18,579,278, made up of loans under the above facilities and unpaid management fees.

2. WISeKey SA is a subsidiary of the group headed by WISeKey International Holding AG (the “WISeKey Group”) and provides management services to the SEALSQ Group. The expenses in relation to WISeKey SA in 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

3. WISeKey USA Inc is part of the WISeKey Group and employs sales employees who work for the SEALSQ Group. The expenses in relation to WISeKey USA Inc. in the 6 months ended June 30, 2022 and in the year ended December 31, 2021 relate to the recharge of employee costs.

4. WISeKey Semiconductors GmbH is part of the WISeKey Group and employs sales employees who work for the SEALSQ Group. The expenses in relation to WISeKey Semiconductors GmbH in the 6 months ended June 30, 2022 and in the years ended December 31, 2021 and 2020 relate to the recharge of employee costs.

5. WISeCoin AG is part of the WISeKey Group. The expenses recorded in the 6 months ended June 30, 2022 and in the year ended December 31, 2021 relate to interest on the outstanding loans. The expenses recorded in the year ending December 31, 2020 relate to interest on the outstanding loans and the recharge of management services.

See also the subsections titled “Business—Material Contracts” and “Management—Share Ownership.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND SELLING SHAREHOLDERS

Prior to the Spin-Off Distribution, all our Ordinary Shares were owned by WISeKey. After the Internal Restructuring and prior to completion of the Spin-Off Distribution, WISeKey will initially beneficially own 80% of our outstanding Ordinary Shares and 100% of our Class F Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options prior to the Spin-Off Distribution.

The following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as a result of the Spin-Off Distribution for each beneficial owner of 5% or more of our Ordinary Shares.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares issuable upon the exercise of options, warrants or other rights that are immediately exercisable or exercisable within 60 days of December 31, 2022. Percentage ownership calculations are based on 7,501,500 fully-paid and outstanding Ordinary Shares, that are expected to be outstanding immediately after the Spin-Off Distribution.

	Shares Owned Before Spin-Off Distribution		Shares Owned After Spin-Off Distribution
Name of beneficial owner and selling shareholder	Total Ordinary Shares	Total % of Outstanding Ordinary Shares	Total Ordinary Shares	Total % of Outstanding Ordinary Shares
WISeKey International Holding AG(1)	7,501,500	100%(2)	6,001,200	80%(2)

(1)	The largest single shareholder of WISeKey is Carlos Moreira, the Chief Executive Officer of SEALSQ. The table below sets forth information with respect to Mr. Moreira’s ownership of the Class A and Class B Shares of WISeKey as at December 31, 2022.

(2)

WISeKey will initially also own 100% of our Class F Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options prior to the Spin-Off Distribution. Mr. Moreira was granted options to purchase 51 of Class F Shares on March 10, 2023 pursuant to the F Share Option Plan described in “Management—Equity Compensation Plans”. Mr. Ward was granted options to purchase 26 of Class F Shares on March 10, 2023 pursuant to the F Share Option Plan described in “Management—Equity Compensation Plans”. As described in “Description of Shares,” each Class F Share has a number of votes per share that would cause the total votes of all Class F Shares as a class to equal 49.99% of the voting power of all SEALSQ shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter).

Name of beneficial owner	Total WISeKey Class A Shares	Total WISeKey Class B Shares	Total % of Outstanding WISeKey Class A Shares(i)	Total % of Outstanding WISeKey Class B Shares(i)	% WISeKey Voting Power(ii)
Carlos Moreira	39,836,513(ii)	1,287,623(ii)	99.5	0.9	23.8

(i)	Based on the total number of fully paid-in outstanding WISeKey Class A Shares and WISeKey Class B Shares as at March 22, 2023.
(ii)	Based on the total number of fully paid-in outstanding WISeKey Class A Shares and WISeKey Class B Shares as at March 22, 2023.

CERTAIN BRITISH VIRGIN ISLANDS COMPANY CONSIDERATIONS

British Virgin Islands companies are governed by the BVI Act. The BVI Act is modeled on the laws of England and Wales but does not follow recent statutory enactments, and differs from laws applicable to United States corporations and their shareholders.

Set forth below is a comparison of select provisions of the corporate laws of Delaware, Switzerland and the British Virgin Islands showing the default positions in each jurisdiction that govern shareholder rights.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Shareholders’ suits
Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors for breach of, among other things, their fiduciary duties and claim the payment of the company’s damages to the corporation. Likewise, an appraisal lawsuit won by a shareholder will indirectly compensate all shareholders. Under Swiss law, the winning party is generally entitled to recover attorneys’ fees incurred in connection with such action, provided, however, that the court has discretion to permit the shareholder whose claim has been dismissed to recover attorneys’ fees incurred to the extent he acted in good faith.

Class actions and derivative actions are generally not available to shareholders under British Virgin Islands law.

The British Virgin Islands courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum and articles of association. Furthermore, consideration would be given by a British Virgin Islands court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the High Court of the British Virgin Islands, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Shareholder vote on board and management compensation
Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	Pursuant to Swiss law, the general meeting of shareholders has the non-transferable right, amongst others, to vote on the compensation of the board of directors and executive management	The Articles contain a provision that the board of directors has the power to determine the remuneration, if any, of the directors.
Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The general meeting of shareholders elects annually (i.e., until the following general meeting of shareholders) the members of the board of directors (including the chair) and the members of the compensation committee individually for a term of office of one year. Re-election is possible.

The Articles provide that the directors shall be appointed at the Company’s annual general meeting and will hold office for one (1) year or until their earlier death, resignation or removal. Re-election is not prohibited.

Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•      any breach of a director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•      any transaction from which the director derived an improper personal benefit.

Under Swiss corporate law, an indemnification of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or grossly negligently violated his or her corporate duties towards the corporation. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders.

Nevertheless, a corporation may enter into and pay for directors’ and officers’ liability insurance which typically covers negligent acts as well.

Section 132 of the Companies Act, and the Articles, provide that, subject to certain limitations, SEALSQ shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Section 133 of the Companies Act permits a company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•      by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•      by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•     by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•     by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Directors’ fiduciary duties
A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: • the duty of care; and • the duty of loyalty.	A director of a Swiss corporation has a fiduciary duty to the corporation only. This duty has three components: • the duty of care; • the duty of loyalty; and • equal treatment of shareholders.

At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements:

•      a duty to act in good faith in the best interests of the company;

•      a duty not to make a personal profit from opportunities that arise from the office of director;

•      a duty to avoid conflicts of interest; and

•      a duty to exercise powers for the purpose for which such powers were intended.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose, all material information reasonably available regarding a significant transaction.

 The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interest of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits in principle self-dealing by a director and mandates that the best interest of the corporation take precedence over any interest possessed by a director or officer.

 The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

The BVI Act also imposes a duty on directors and officers of a British Virgin Islands company to:

•     act honestly and in good faith with a view to the best interests of the company; and

•     exercise the care, diligence and skill that a reasonable director or officer would exercise in the same circumstances.

In addition, the BVI Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Shareholder action by written consent
A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Shareholders of a Swiss corporation may exercise their voting rights in a general meeting of shareholders (directly or through a proxy) or may, as of January 1, 2023, act by written consent.	The BVI Act provides that shareholders may take action by written consent. Under the Articles a resolution in writing is passed when it is signed by the shareholders of SEALSQ who at the date of the notice of the resolution represent such majority of votes shares as would be entitled to vote on such resolution.
Shareholder proposals
A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

the board of directors is required to convene an extraordinary general meeting of shareholders if so requested by shareholders holding an aggregate of at least 10% (under the new Swiss corporate law becoming effective (subject to transitional provisions) January 1, 2023, 5%) of the share capital recorded in the commercial register, specifying the items for the agenda and their proposals; and

one or several shareholders representing 1% of the share capital or CHF 1.0 million of nominal share capital (under the new Swiss corporate law becoming effective (subject to transitional provisions) January 1, 2023, 0,5% of the share capital) may ask that an agenda item including a specific proposal be put on the agenda for a regularly scheduled general meeting of shareholders, provided such request is made with appropriate notice.

Any shareholder can propose candidates for election as directors without prior written notice if the election of directors is already on the agenda of the relevant general meeting of shareholders.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the Board on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, and (iii) request, under certain circumstances and subject to certain conditions, a special audit. Under the Articles, shareholders entitled to exercise 30% or more of the voting rights, in respect of the matter for which the meeting is requested, can require the directors to convene a meeting of shareholders.

Under the Articles, shareholders entitled to exercise 30% or more of the voting rights, in respect of the matter for which the meeting is requested, can require the directors to convene a meeting of shareholders.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Cumulative voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of all members of the board of directors (including the chairman) for a term of office of one year (i.e. until the following annual general meeting) is mandatory for listed Swiss corporations.

Under British Virgin Islands law, the voting rights of shareholders are regulated by the company’s memorandum and articles of association and, in certain circumstances, by the Companies Act.

The Articles do not provide for cumulative voting.

Removal of directors
A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The articles of association may provide for a qualified majority for the removal of a director.

Under the Articles, a director may be removed:

•     with or without cause, by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the shares entitled to vote; or

•     with cause, by resolution of directors passed by all directors other than the director being removed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders
The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	No such rule applies to a Swiss corporation.	There is no similar law in the British Virgin Islands.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Dissolution; Winding up
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	A dissolution and winding up of a Swiss corporation requires the approval by two-thirds of the shares represented as well as the absolute majority of the nominal value of the share capital represented at a general meeting of shareholders passing a resolution on such dissolution and winding up. The articles of association may increase the voting thresholds required for such a resolution (but only by way of a resolution with the majority stipulated by law).	As permitted by the BVI Act and the Articles, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due. We also may be wound up in circumstances where we are insolvent in accordance with the terms of the BVI Insolvency Act.
Variation of rights of shares
A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

A Swiss corporation may modify the rights of a category of shares with:

•     a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders; and

•     a resolution passed by an absolute majority of the shares represented at the special meeting of the affected preferred shareholders. Shares that are granted more voting power are not regarded a special class for these purposes.

Under the Articles, the rights conferred upon the holders of our shares of any class may only be varied with the consent in writing of the holders of a majority of the issued shares of that class or by a resolution approved at a meeting of the shares of that class by the affirmative vote of a majority of the votes of the shares of that class which were present at the meeting and were voted.
Amendment of governing documents
A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	By way of a public deed, the articles of association of a Swiss corporation may be amended with a resolution passed by an absolute majority of the shares represented at such meeting, unless otherwise provided in the articles of association. There are a number of resolutions, such as an amendment of the stated purpose of the corporation and the introduction of authorized and conditional capital, that require the approval by two-thirds of the votes and an absolute majority of the nominal value of the shares represented at a shareholders’ meeting. The articles of association may increase the voting thresholds.	A British Virgin Islands company’s memorandum and articles of association may be amended by resolutions of the board of directors and the shareholders, subject to the BVI Act and the Articles.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Inspection of Books and Records
Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection. The inspection right is limited in scope and only extends to information required for the exercise of shareholder rights and does not extend to confidential information. The right to inspect the share register is limited to the right to inspect that shareholder’s own entry in the share register.

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the BVI Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

•     the memorandum and articles;

•     the register of members;

•     the register of directors; and

•     the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in above.

Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to a British Virgin Islands Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

• out of its surplus, or

• in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of the Company’s share capital (in other words, the aggregate nominal value of the Company’s registered share capital) in the form of dividends are not allowed but may be made by way of a capital reduction only. Dividends may be paid only from the profits brought forward from the previous business years or if the Company has distributable reserves, each as will be presented on the Company’s audited annual stand-alone balance sheet. The dividend may be determined only after the allocations to reserves required by the law and the articles of association have been deducted.

Under British Virgin Islands law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that:

•     the company is, or would after the payment be, unable to pay its debts as they fall due; or

•     that the value of the company’s assets would be less than its liabilities.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW	BVI CORPORATE LAW

Creation and issuance of new shares

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

All creation of shares requires a shareholders’ resolution documented by way of a public deed. Authorized shares can be, once created by shareholders’ resolution, issued by the board of directors (subject to fulfillment of the authorization). Conditional shares are created and issued through the exercise of options and conversion rights related to debt instruments issued by the board of directors or such rights issued to employees.

The number of shares that a British Virgin Islands company is authorized to issue is set out in the memorandum and articles of association.

The Articles provide that the company is authorized to issue 210,000,000 shares in two classes as follows:

•        200,000,000 Ordinary Shares; and

•        10,000,000 Class F Shares.

Mergers and similar arrangements
Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	Under Swiss law, with certain exceptions, a merger or a division of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the voting rights attached to the shares and the absolute majority of the aggregate par value of all share, in each case as represented at the respective general meeting of shareholders. The articles of association may increase the voting threshold. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act can file an appraisal right lawsuit against the surviving company. As a result, if the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of the shares without a vote by shareholders of such subsidiary, if the shareholders of the subsidiary are offered the payment of the fair value in cash as an alternative to shares.

The consolidation or merger of a British Virgin Islands company with another company or corporation (other than certain affiliated companies) requires the consolidation or merger to be approved by the company’s board of directors and by its shareholders. Unless the company’s memorandum and articles of association provide otherwise, the approval of a majority of the shareholders voting at a meeting of shareholders is required to approve the consolidation or merger agreement.

Under British Virgin Islands law, in the event of an consolidation or merger of a British Virgin Islands company with another company or corporation, a shareholder of the British Virgin Islands company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may seek fair value for those shares in accordance with Section 179 of the BVI Act.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Subject to the BVI Act and our Articles, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further British Virgin Islands statutory restriction on the amount of funds which may be distributed by us by dividend. The respective proportions of dividends which may be due to Class F shareholders and Ordinary shareholders is set out in the Articles. Currently, the Articles state that any dividends paid on Ordinary Shares shall be one fifth of any amount paid by the Company against each Class F Share.

MATERIAL TAX CONSIDERATIONS

The following is a discussion of the material British Virgin Islands, Swiss and United States federal income tax considerations applicable to SEALSQ and U.S. Holders and Non-U.S. Holders, each as discussed below, of SEALSQ Ordinary Shares.

British Virgin Islands Tax Considerations

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon our Company or our security holders who are not tax resident in the British Virgin Islands.

Our Company and all distributions, interest and other amounts paid by our Company to persons who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the shares in our Company owned by them and dividends received on such shares.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of our Company.

Except to the extent that we have any direct or indirect interest in real property in the British Virgin Islands, all instruments relating to transactions in respect of the shares, debt obligations or other securities of our Company and all instruments relating to other transactions relating to the business of our Company are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to our Company or our security holders.

U.S. Federal Income Tax Considerations

The following is a description of certain U.S. federal income tax consequences to U.S. Holders, as defined below, of the Spin-Off Distribution, and of acquiring, owning and disposing of SEALSQ Ordinary Shares acquired in the Spin-Off Distribution. The following discussion is intended only as a summary and does not purport to be a complete description of all the potential tax effects of the Spin-Off Distribution or of the acquisition, ownership and disposition of SEALSQ Ordinary Shares. This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, the income tax treaty between Switzerland and the United States (the “US-CH Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. The tax treatment of the transactions discussed herein to holders will vary depending upon their particular situations.

A "U.S. Holder" is a holder who, for U.S. federal income tax purposes, is a beneficial owner of WISeKey ADSs or SEALSQ Ordinary Shares, as applicable, who is eligible for the benefits of the US-CH Treaty and who is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion applies only to a U.S. Holder that holds WISeKey ADSs, and that will hold SEALSQ Ordinary Shares, as capital assets for U.S. federal income tax purposes. The discussion below does not address any state, local or foreign or estate and gift tax laws, the Medicare contribution tax on net investment income, or the alternative minimum tax. Furthermore, it does not address classes of U.S. Holders that may be subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding ADSs or shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the ADSs or shares, as applicable;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities or arrangements classified as partnerships (or partners therein) or S corporations for U.S. federal income tax purposes;

•	tax-exempt entities, including an "individual retirement account" or "Roth IRA";

•	persons that own or are deemed to own ten percent or more of WISeKey or SEALSQ shares by vote or value; or

•	persons holding ADSs or shares in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds WISeKey ADSs or SEALSQ Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding WISeKey ADSs or SEALSQ Ordinary Shares, as applicable, and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the WISeKey ADSs or SEALSQ Ordinary Shares, as applicable.

Generally, a U.S. Holder of an ADS should be treated for U.S. federal income tax purposes as holding the common stock represented by the ADS.

U.S. Holders are urged to consult with their own tax advisers concerning the U.S. federal, state, local, and other tax consequences of the Spin-Off Distribution, and of receiving, owning and disposing of SEALSQ Ordinary Shares in their particular circumstances.

Consequences of the Spin-Off Distribution

Generally. WISeKey expects, and the remainder of this disclosure generally assumes, that the Spin-Off Distribution will not qualify for tax-free treatment under U.S. federal income tax rules and will instead be treated for U.S. federal income tax purposes as a taxable distribution with respect to WISeKey Class B Shares and ADSs. However, U.S. Holders are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences of the Spin-Off Distribution, including the conditions for tax-free treatment.

As a taxable distribution for U.S. federal income tax purposes, the following consequences would apply to U.S. Holders, subject to the PFIC rules discussed below:

•	U.S. Holders will be treated as receiving a taxable distribution in an amount equal to the fair market value of SEALSQ Ordinary Shares received in the Spin-Off Distribution (including cash distributed in lieu of fractional shares and amounts withheld, if any, to reflect Swiss withholding taxes). Such distribution will constitute foreign source dividend income to the extent paid out of WISeKey’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. WISeKey does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders accordingly should expect that the full amount of the distribution will be treated as a taxable dividend in an amount equal to the fair market value of SEALSQ Ordinary Shares received in the Spin-Off Distribution.

•	U.S. Holders would be treated as having received such distribution at the time of such U.S. Holder’s actual or constructive receipt of SEALSQ Ordinary Shares.

•	U.S. Holders will have a tax basis in SEALSQ Ordinary Shares they receive in the Spin-Off Distribution equal to the fair market value of such SEALSQ Ordinary Shares on the share distribution date and a holding period in the SEALSQ Ordinary Shares that will commence on the day after the share distribution date.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received with respect to WISeKey ADSs by a U.S. Holder that is an individual will be subject to taxation at reduced rates if the dividends are “qualified dividends.” Dividends paid on the WISeKey ADSs will be treated as qualified dividends so long as (i) WISeKey ADSs are listed on Nasdaq or WISeKey is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) WISeKey was not, in the year prior to Spin-Off Distribution, and is not, in the year of the Spin-Off Distribution, a passive foreign investment company as defined for U.S. federal income tax purposes (a “PFIC”). The US-CH Treaty has been approved for the purposes of the qualified dividend rules, and WISeKey believes that it is eligible for benefits under the US-CH Treaty. Based on the composition of WISeKey’s assets following the sale of its 51% ownership stake in arago and its affiliates, which was completed in the second quarter of 2022, the market price of WISeKey’s Class B Shares and ADSs, and certain estimates and projections, WISeKey is likely to be a PFIC for its 2022 taxable year. In light of this risk of PFIC status with respect to the 2022 taxable year, U.S. Holders that are individuals should consult their own tax advisors concerning the availability of the reduced rate of taxation for qualified dividends with respect to the Spin-Off Distribution. In the case of a U.S. Holder that is an individual, if the reduced rates apply and the fair market value of SEALSQ Ordinary Shares received in the Spin-Off Distribution exceeds 10% of the U.S. Holder’s tax basis in the WISeKey ADSs with respect to which the distribution is made (or, if the reduced rates apply and the sum of the fair market value of the SEALSQ Ordinary Shares and any other dividends from WISeKey that have ex-dividend dates during the same period of 365 consecutive days in the aggregate exceeds 20% of the U.S. Holder’s tax basis in such ADSs) (in either case, an “extraordinary dividend”), any loss on the sale or exchange of WISeKey ADSs would be treated as long-term capital loss to the extent of such dividends, irrespective of such holder’s holding period. Individual U.S. Holders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Swiss withholding tax, if any, imposed on the Spin-Off Distribution generally will be treated as a foreign income tax that a U.S. Holder may elect to deduct in computing its income tax or, subject to generally applicable limitations and conditions under the Code, to credit against its U.S. federal income tax liability. For purposes of calculating such foreign tax credits, dividends paid on WISeKey ADSs generally will constitute foreign source passive income for U.S. tax purposes. U.S. Holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Dividends (including cash distributed in lieu of fractional shares of SEALSQ) will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date that such U.S. Holder receives the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the share distribution date, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Swiss Francs received that are converted into U.S. dollars on a date subsequent to receipt.

If a U.S. Holder of WISeKey ADSs receives delivery of SEALSQ Ordinary Shares, WISeKey expects that such U.S Holder will be taxed on such receipt as described above under “—Consequences of the Spin-Off Distribution – Generally.” If a U.S. Holder of WISeKey ADSs receives the net proceeds from the sale of the SEALSQ Ordinary Shares received by the Depositary, it is expected that such U.S. Holder will also be treated as receiving SEALSQ Ordinary Shares (including cash distributed in lieu of fractional shares and amounts withheld, if any, to reflect Swiss withholding taxes) in the Spin-Off Distribution, and will be taxed on such receipt as described above under “—Consequences of the Spin-Off Distribution—Generally.” The disposition of SEALSQ Ordinary Shares by the Depositary is expected to be treated as a transaction separate from the distribution of SEALSQ Ordinary Shares. With respect to the disposition, such a U.S. Holder should be treated as disposing of SEALSQ Ordinary Shares on the date the Depositary disposes of such common stock, for the cash proceeds the Depositary receives on such disposition. Under such treatment, such U.S. Holder of WISeKey ADSs would realize gain or loss on the disposition of SEALSQ Ordinary Shares distributed with respect to the U.S. Holder’s ADSs in an amount equal to the difference between its tax basis in its SEALSQ Ordinary Shares and the amount realized upon their disposition, substantially as described below in “—Ownership of SEALSQ Ordinary Shares—Sale, Exchange or Disposition.” Such gain or loss generally would be treated as short-term capital gain or loss from sources in the United States.

U.S. Holders of WISeKey ADSs are urged to consult their own U.S. tax advisers on the potential U.S. tax consequences of the Spin-Off Distribution.

Ownership of SEALSQ Ordinary Shares

Taxation of Distributions

SEALSQ does not currently expect to pay cash dividends in the foreseeable future. If SEALSQ does make distributions of cash or property with respect to SEALSQ Ordinary Shares, subject to the PFIC rules below, such distributions will generally be treated as dividends to the extent paid out of SEALSQ’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because SEALSQ does not maintain calculations of its earnings and profits under U.S. federal income tax principles, SEALSQ expects that distributions generally will be reported to U.S. Holders as dividends. It is intended that SEALSQ Ordinary Shares will be listed on Nasdaq. For so long as SEALSQ Ordinary Shares are listed on Nasdaq or SEALSQ is eligible for benefits under the US-CH Treaty, and provided that SEALSQ was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a PFIC, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as "qualified dividend income" and therefore, subject to applicable limitations, will be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder.  U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of a dividend will include any amounts withheld by us in respect of Swiss income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder's income on the date of such holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder's particular circumstances, Swiss income taxes withheld from dividends on SEALSQ Ordinary Shares (if any) at a rate not exceeding the rate provided by the US-CH Treaty will be creditable against the U.S. Holder's U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Swiss income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of SEALSQ Ordinary Shares

Subject to the passive foreign investment company rules described below, gain or loss realized on the sale or other disposition of SEALSQ Ordinary Shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the SEALSQ Ordinary Shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the SEALSQ Ordinary Shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

Each of WISeKey and SEALSQ will be classified as a PFIC for any taxable year in which, after the application of certain "look-through" rules with respect to subsidiaries, either (i) 75% or more of its gross income for the taxable year is "passive income," or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, "passive income." For purposes of the above calculations, WISeKey and/or SEALSQ will be treated as if it holds a proportionate share of the assets of and receive directly a proportionate share of the income of, any other corporation in which it directly or indirectly owns at least 25%, by value, of the shares of such corporation. Passive income generally includes interest, dividends, rents, certain non-active royalties and capital gains.

Based on the composition of WISeKey’s assets following the sale of its 51% ownership stake in arago GmbH and its affiliates, which was completed in the second quarter of 2022, the market price of WISeKey’s Class B Shares and ADSs, and certain estimates and projections, WISeKey believes that it is likely to be a PFIC for U.S. federal income tax purposes for its 2022 taxable year (and may be a PFIC in future taxable years), however, actual PFIC status for 2022 or any other taxable year will not be determinable until after the end of such taxable year. WISeKey’s status as a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear, and whether WISeKey will be a PFIC in 2022 or any future taxable year is uncertain in several respects. Moreover, WISeKey’s PFIC status for any taxable year will depend on the composition of its income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of WISeKey’s Class B Shares and ADSs, which may fluctuate substantially over time). Accordingly, there can be no assurance regarding WISeKey’s status as a PFIC for 2022 or any other taxable year. U.S. Holders should consult their own tax advisors regarding WISeKey’s classification as a PFIC for the current or future years. If a U.S. Holder holds ADSs in any year in which WISeKey is treated as a PFIC, WISeKey generally will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds ADSs, even if it ceases to meet the threshold requirements for PFIC status. However, if WISeKey ceases to be a PFIC, a U.S. Holder can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if such U.S. Holder’s common shares had been sold on the last day of the last taxable year during which WISeKey was a PFIC. U.S. Holders should consult their own tax advisor about the advisability of making this election.

Based on the current and expected composition of SEALSQ’s and its subsidiaries’ assets and income, it is not anticipated that SEALSQ will be treated as a PFIC for 2022. Actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurances regarding SEALSQ’s status as a PFIC for the current taxable year or any future taxable year. If a U.S. Holder holds SEALSQ Ordinary Shares in any year in which SEALSQ is treated as a PFIC, SEALSQ generally will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds SEALSQ Ordinary Shares, even if SEALSQ ceases to meet the threshold requirements for PFIC status. However, if SEALSQ ceases to be a PFIC, a U.S. Holder can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if such U.S. Holder’s common shares had been sold on the last day of the last taxable year during which SEALSQ was a PFIC. U.S. Holders should consult their own tax advisor about the advisability of making this election.

If WISeKey or SEALSQ is classified as a PFIC, and a U.S. Holder had not made a timely mark-to-market election, as described below, the U.S. Holder will generally be subject to a special tax at ordinary income tax rates on “excess distributions” (generally, any distributions that are received in a taxable year that are greater than 125 percent of the average annual distributions that the holder has received in the preceding three taxable years, or its holding period, if shorter), including any gain that a U.S. Holder recognizes on the sale of its shares or ADSs, which gain will be allocated rateably over the U.S. Holder’s holding period for its shares or ADSs, as applicable. The amount of gain from a disposition of shares or ADSs that is allocated to the taxable year of the disposition and to any year before WISeKey or SEALSQ, as applicable, becomes a PFIC will be taxed as ordinary income. The amount allocated to any other tax year will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge will be imposed on the tax liability for each such year to compensate for tax deferral, calculated as if such tax liability had been due in each such year.

If WISeKey or SEALSQ is classified as a PFIC, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its WISeKey ADSs or SEALSQ Ordinary Shares, as applicable, provided that the ADSs or Ordinary Shares, as applicable, are "marketable." WISeKey ADSs or SEALSQ Ordinary Shares will be considered marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable regulations. If a U.S. Holder makes the mark-to-market election, generally the U.S. Holder will recognize as ordinary income any excess of the fair market value of the WISeKey ADSs or SEALSQ Ordinary Shares, as applicable, at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the WISeKey ADSs or SEALSQ Ordinary Shares, as applicable, over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder's tax basis in the WISeKey ADSs or SEALSQ Ordinary Shares, as applicable, will be adjusted to reflect the income or loss amounts recognized. If a U.S. Holder makes a mark-to-market election with respect to its WISeKey ADSs or SEALSQ Ordinary Shares, as applicable, in a year other than the first year in which the U.S. Holder holds such stock or ADSs (and no QEF election was in effect for the prior years), then special coordination rules will apply to the first taxable year in which the mark-to-market election is effective.

Although a U.S. Holder of WISeKey ADSs or SEALSQ Ordinary Shares could also avoid the unfavorable PFIC rules described above by electing to treat its ADSs or Ordinary Shares, as applicable, as interests in a qualified electing fund (“QEF”), neither WISeKey nor SEALSQ intends to provide the information that would allow a U.S. Holder to make such an election. Accordingly, if WISeKey is a PFIC, or in the event that SEALSQ is treated as a PFIC, in either case, a U.S. holder will not be able to make a “QEF election.”

A U.S. Holder that owns an equity interest in a PFIC must annually file IRS Form 8621, and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

Since WISeKey is likely to be a PFIC for 2022, U.S. Holders are urged to consult with their tax advisers regarding the U.S. tax consequences to them of the Spin-Off Distribution. U.S. Holders should also consult their tax advisers concerning SEALSQ’s potential PFIC status and the potential application of the PFIC rules.

U.S. Information Reporting

Information Reporting and Backup Withholding

Payments of dividends (including SEALSQ Ordinary Shares distributed in the Spin-Off Distribution) and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information With Respect to Foreign Financial Assets

A U.S. Holder who is an individual and, in certain cases, an entity, and who holds certain specified foreign financial assets (which may include ADSs and SEALSQ Ordinary Shares) with an aggregate value in excess of certain thresholds, is generally required to report information related to such interests by attaching a completed IRS Form 8938 (Statement of Specified Foreign Financial Assets) with such U.S. Holder's tax return for each year in which such U.S. Holder held an interest in the specified foreign financial assets, subject to certain exceptions (including an exception for ADSs and SEALSQ Ordinary Shares held in accounts maintained by U.S. financial institutions). Persons who are required to report foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders should consult their tax advisors regarding these information reporting requirements.

Swiss Tax Considerations

The following is a description of certain Swiss income tax consequences to "Swiss Holders", as defined below, of the Spin-Off Distribution, and of acquiring, owning and disposing of SEALSQ Ordinary Shares acquired in the Spin-Off Distribution. The following discussion is intended only as a summary and does not purport to be a complete description of all the potential tax effects of the Spin-Off Distribution or of the acquisition, ownership and disposition of SEALSQ Ordinary Shares. This discussion is based on the Direct Federal Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Direct Taxes Act of 1990, the Federal Withholding Tax Act of 1965, the Federal Stamp Tax Act of 1973, as amended (the "Swiss Tax Laws"), administrative pronouncements, judicial decisions, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. The tax treatment of the transactions discussed herein to holders will vary depending upon their particular situations.

A "Swiss Holder" is a holder who, for Swiss tax purposes, is a beneficial owner of WISeKey shares or SEALSQ Ordinary Shares, as applicable, who is:

•	an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Direct Federal Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Direct Taxes Act of 1990, as amended; or

•	a corporation or other entity taxable as a corporation organized under the laws of Switzerland or otherwise subject to Swiss taxation under article 50 or 51 of the Direct Federal Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Direct Taxes Act of 1990, as amended.

Holders who are not resident in Switzerland for tax purposes and who do not engage in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Spin-Off Distribution and the acquiring, owning and disposing of SEALSQ Ordinary Shares acquired in the Spin-Off Distribution.

Consequences of the Spin-Off Distribution

Individual Swiss Holders who hold their WISeKey shares as private assets will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Spin-Off Distribution, provided the Swiss Federal Tax Administration confirms in an advance tax ruling that the Spin-Off Distribution is considered in its entirety a distribution out of qualifying capital contribution reserves and the Swiss Federal Tax Administration recognizes qualifying capital contribution reserves in an amount equal to the fair value of the distributed SEALSQ Ordinary Shares.

Corporate and individual Swiss Holders who hold their WISeKey shares as part of a trade or business carried out in Switzerland (including Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities), as the case may be, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes (the "Commercial Swiss Holders"), are required to recognize the Spin-Off Distribution in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. Corporate Swiss Holders may be eligible for the participation relief in respect of the Spin-Off Distribution if the WISeKey shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

The Spin-Off Distribution will not be subject to Swiss dividend withholding tax, provided the Swiss Federal Tax Administration confirms in an advance tax ruling that the Spin-Off Distribution is considered in its entirety a distribution out of qualifying capital contribution reserves and the Swiss Federal Tax Administration recognizes qualifying capital contribution reserves in an amount equal to the fair market value of the distributed SEALSQ Ordinary Shares. The fair market value of the SEALSQ Ordinary Shares will be determined based on the first day of trading on the Nasdaq; WISeKey believes that it is unlikely that the amount of qualifying capital contribution reserves available to it will be exceeded. In the event that the fair market value of the distributed SEALSQ Ordinary Shares exceeds the qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration and available to WISeKey, WISeKey will be responsible to levy and remit the applicable Swiss withholding tax on such excess amount to the Swiss Federal Tax Administration.

Ownership of SEALSQ Ordinary Shares

Taxation of Distributions

Dividend distributions to individual Swiss Holders who hold their SEALSQ Ordinary Shares as private assets will be subject to Swiss federal, cantonal and communal income tax, unless these dividends are distributed out of qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration.

Commercial Swiss Holders are required to recognize dividend distributions of SEALSQ in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. Corporate Swiss Holders may be eligible for the participation relief in respect of the Spin-Off Distribution if the WISeKey shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Sale or other Disposal of SEALSQ Ordinary Shares

Individual Swiss Holders who hold their SEALSQ Ordinary Shares as private assets will realize a tax-free capital gain or a non-deductible loss upon a sale or other disposal of the SEALSQ Ordinary Shares.

Commercial Swiss Holders are required to recognize the gain, if any, from a sale or other disposal of the SEALSQ Ordinary Shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. A loss, if any, is deductible for Swiss individual or corporate income tax purposes.

Taxation of SEALSQ

Corporate Income Tax

SEALSQ will have its place of effective management in Switzerland and as such will be a Swiss resident for tax purposes. A Swiss resident company is subject to corporate income tax at federal, cantonal and communal levels on its worldwide income. However, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are effectively exempt from federal, cantonal and communal corporate income tax. Consequently, SEALSQ expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss corporate income tax.

Issuance Stamp Tax

The Swiss issuance stamp tax of 1% is levied on the issuance of shares and increases in or contributions to the equity of Swiss tax resident corporations. Exemptions are available in tax neutral restructuring transactions. As a result, any future issuance of shares by SEALSQ or any other increase in its equity may be subject to the issuance stamp tax unless the equity is increased in the context of a qualifying restructuring transaction.

Swiss Withholding Tax

Dividend distributions of Swiss tax resident corporations are subject to 35% dividend withholding tax unless such dividends are distributed out of qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration. Since SEALSQ will be a Swiss resident for tax purposes, its dividend distributions will generally be subject to 35% withholding tax. Following the contribution of the participation in WISeKey Semiconductors SAS, SEALSQ is expected to have qualifying capital contribution reserves of USD 18.0 million which will be recognized by the Swiss Federal Tax Administration.

Upon request, the Swiss withholding tax, if any, will generally be refunded to shareholders of SEALSQ who have their tax residence in Switzerland, provided that such shareholders duly declare the consideration in the tax return or, in the case of legal entities, in the profit and loss statement. SEALSQ shareholders who are not tax residents of Switzerland may be entitled to a full or partial refund of the Swiss withholding tax if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met.

DESCRIPTION OF SHARES

General

We are a British Virgin Islands Business Company (company number 2095496) and our affairs are governed by our Articles, the BVI Act and common law of the British Virgin Islands. Based upon the Articles, we are authorised to issue a maximum of 210,000,000 shares in two classes as follows:

(a)	200,000,000 Ordinary Shares; and

(b)	10,000,000 Class F Shares.

As of the date of this prospectus, 7,501,500 Ordinary shares are issued and outstanding and 1,499,700 Class F Shares are issued and outstanding. No preferred shares are issued or outstanding or authorized by our Articles. The following description summarizes the material terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you.

Share Rights

Each Ordinary Share confers upon the shareholder:

(a)	the right to attend any meeting of Shareholders;

(b)	the right to one vote per Ordinary Share on any resolution of shareholders as against each other Ordinary Share but, as a class, the Ordinary Shares shall retain 50.01% of the Company’s voting power;

(c)	the right to an equal share in any dividend paid by the Company against each other Ordinary Share, which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference to any other share;

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Ordinary Share, which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference to any other share; and

(e)	such other rights and entitlements as may be specified in the Articles.

Our Ordinary Shareholders have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Ordinary Shares.

Each Class F Share confers upon the shareholder:

(a)	the right to attend any meeting of shareholders;

(b)	a number of votes per Class F Share, on any matter that is submitted to a vote of shareholders, that would cause the total votes of all Class F Shares to equal 49.99% of the voting power of all shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter);

(c)	the right to an equal share in any dividend paid by the Company against each other Class F Shares, and which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other share; and

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Class F Shares, and which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other share.

The Class F Shares are subject to mandatory and automatic redemption, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors. The Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed.

The Class F Shares are non-transferable.

The Company and the holders of the Class F Shares have entered into a Class F Shareholders’ Agreement that provides, among other things, that the holders of Class F Shares, in relation to Class F Shares only:

•	will vote as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•	agree to be bound by the redemption provisions set out in the Articles and that they will take all necessary action to comply with them.

Register of Members

Under the BVI Act, the shares are deemed to be issued when the name of the shareholder is entered in the register of members. Our register of members will be maintained by our transfer agent, Computershare Inc.

If:

(a)	information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register; or

(b)	there is unreasonable delay in entering information in the register,

a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the Company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

We have not paid any cash dividends on our shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings. Under the laws of the British Virgin Islands and our Articles, we may only pay a dividend or make a distribution to our shareholders if, following such dividend or distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due.

SHARES ELIGIBLE FOR FUTURE SALE

Our Ordinary Shares being distributed in the Spin-Off Distribution will be freely transferable, except for Ordinary Shares held by persons that are our “affiliates” as defined in the rules under the Securities Act. Affiliates are individuals or entities that control, are controlled by or are under common control with us, and may include our officers, directors and principal shareholders. Ordinary Shares held by affiliates may only be sold pursuant to an effective registration statement under the Securities Act or Rule 144 under the Securities Act. We cannot predict whether substantial amounts of our Ordinary Shares will be sold in the open market following the Spin-Off Distribution. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that substantial sales may occur, could lower the market price of our Ordinary Shares.

PLAN OF DISTRIBUTION

Our Ordinary Shares will be distributed as part of the Spin-Off Distribution by WISeKey by means of a distribution of a dividend in kind to holders of WISeKey’s Class B Shares, ADSs, and Class A Shares. The Spin-Off Distribution is conditioned on, among other things, the approval of WISeKey’s shareholders at an extraordinary general meeting, the approval of WISeKey’s board of directors, and obtaining various regulatory and third-party consents and approvals, including the approval of our request for our Ordinary Shares to be listed on Nasdaq and the effectiveness of the registration statement of which this prospectus forms a part. As of the date of this prospectus, WISeKey has 133,211,886 Class B Shares outstanding and 40,021,988 Class A Shares outstanding. To the extent WISeKey issues any additional shares or retires shares prior to the applicable share record date for the Spin-Off Distribution, the number of SEALSQ Ordinary Shares to be distributed to holders of WISeKey Class B Shares, ADSs and Class A Shares will be adjusted proportionately using the formulae set forth in the subsection titled “Business—Mechanics of the Spin-Off Distribution”.

The Spin-Off Distribution is not being underwritten by an investment bank or otherwise, however, WISeKey is deemed to be acting as a statutory underwriter in connection with the Spin-Off Distribution. The purpose of the Spin-Off Distribution is described in the section of this prospectus entitled “Business – Background and Purpose of the Spin-Off Distribution”. WISeKey will pay any fees or other expenses incurred in connection with the Spin-Off Distribution and the application for the listing of our Ordinary Shares on the Nasdaq Global Market. We anticipate the aggregate fees and expenses in connection with the Spin-Off Distribution to be approximately $1,700,079.

Notice to Investors in Switzerland

This registration statement constitutes a foreign prospectus within the meaning of article 54 paras. 2 and 3 of the Financial Services Act of June 15, 2018, as amended and article 70 paras. 2-4 of the Swiss Financial Services Ordinance of November 6, 2019, as amended.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a British Virgin Islands business company limited by shares and our registered office is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands and our executive office is located outside of the United States in Cointrin, Switzerland.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In addition, there is uncertainty as to whether the courts of the British Virgin Islands would (1) recognize or enforce against us, or our directors or our officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the British Virgin Islands, based on these laws.

LEGAL MATTERS

Certain legal matters with respect to British Virgin Islands law in connection with the Spin-Off Distribution are being passed upon for us by Harney Westwood & Riegels LP. Certain legal matters with respect to Swiss law in connection with the Spin-Off Distribution are being passed on for us by Homburger AG. Certain matters of U.S. Federal and New York law are being passed upon for us by Patterson Belknap Webb & Tyler LLP, New York, New York.

EXPERTS

The financial statements of SEALSQ Corp for the year ended December 31, 2022 and of SEALSQ Corp Predecessor as of and for the years ended December 31, 2020 and 2021 included in this prospectus have been audited by BDO AG, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this registration statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The current address of BDO AG is Route de Meyrin 123, 1219 Châtelaine, Switzerland, phone number 011 41 22 322 24 24.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 regarding the SEALSQ Ordinary Shares being distributed pursuant to this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the Ordinary Shares being distributed pursuant to this prospectus, you may wish to review the full registration statement, including its exhibits.

Upon completion of the Spin-Off Distribution, we will be subject to the information requirements of the Securities Exchange Act, and, in accordance therewith, we will be required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, which will be operational after the Spin-Off Distribution, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

As a foreign private issuer, we are exempt under the Securities Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act. In addition, we will not be required under the Securities Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Securities Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our shareholders annual reports containing our audited financial statements prepared in accordance with U.S. GAAP. Our annual report will contain a detailed statement of any transactions between us and our related parties.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the main costs and expenses in connection with the Spin-Off Distribution, which we will be required to pay.

SEC registration fee	$59
Nasdaq listing fee	$270,000
Legal fees and expenses	$995,000
Accounting fees and expenses	$280,000
Printing and engraving costs	$25,000
Transfer agent and distribution agent fees	$105,020
Miscellaneous	$25,000
Total	$1,700,079

* All amounts are estimated, except the SEC registration fee and Nasdaq listing fee.

WISEKEY SEMICONDUCTORS SAS, SEALSQ CORP PREDECESSOR

CONSOLIDATED FINANCIAL STATEMENTS

Index to consolidated financial statements

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF SEALSQ CORP PREDECESSOR	Pages
Unaudited Consolidated Statements of Comprehensive Income/(Loss) for the six-month periods ended June 30, 2021 and 2022	F-2
Unaudited Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	F-3
Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the six-month periods ended June 30, 2022 and the year ended December 31, 2021	F-4
Unaudited Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2021 and 2022	F-5
Notes to the Unaudited Consolidated Financial Statements	F-6

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SEALSQ CORP PREDECESSOR
Report of the Statutory Auditor	F-18
Consolidated Statements of Comprehensive Income/(Loss) for the years ended December 31, 2020 and 2021	F-19
Consolidated Balance Sheets as of December 31, 2020 and 2021	F-20
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2020 and 2021	F-21
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2021	F-22
Notes to the Consolidated Financial Statements	F-23
AUDITED BALANCE SHEET OF SEALSQ CORP.
Report of Independent Registered Public Accounting Firm	F-45
Audited Balance Sheet for the period ended December 31, 2022	F-46
Notes to the Audited Balance Sheet	F-47

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

1.	Unaudited Consolidated Statements of Comprehensive Income/(Loss)

	6 months ended June 30,	6 months ended June 30,	Note ref.
USD'000	2022 (unaudited)	2021 (unaudited)

Net sales	10,656	7,328	22
Cost of sales	(6,130)	(4,087)
Depreciation of production assets	240	(390)
Gross profit	4,766	2,851

Other operating income	4	78
Research & development expenses	(1,161)	(1,647)
Selling & marketing expenses	(1,970)	(2,339)
General & administrative expenses	(2,022)	(3,037)
Total operating expenses	(5,149)	(6,945)
Operating loss	(383)	(4,094)

Non-operating income	469	384	23
Interest and amortization of debt discount	(155)	(58)	18
Non-operating expenses	(113)	(56)	24
Loss before income tax expense	(182)	(3,824)

Income tax income / (expense)	(1)	(1)
Net income / (loss)	(183)	(3,825)

Loss per share
Basic	(0.14)	(2.95)	25
Diluted	(0.14)	(2.95)	25

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(9)	(2)
Defined benefit pension plans:			19
Net gain (loss) arising during period	-	-
Other comprehensive income / (loss)	(9)	(2)
Comprehensive income / (loss)	(192)	(3,827)

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

2.	Unaudited Consolidated Balance Sheets

	As at June 30,	As at December 31,	Note ref.
USD'000	2022 (unaudited)	2021
ASSETS
Current assets
Cash and cash equivalents	2,002	2,064	7
Accounts receivable, net of allowance for doubtful accounts	3,372	2,606	8
Inventories	4,189	2,710	9
Prepaid expenses	601	454
Other current assets	807	414	10
Total current assets	10,971	8,248

Noncurrent assets
Deferred tax credits	1,071	847	11
Property, plant and equipment net of accumulated depreciation	919	886	12
Intangible assets, net of accumulated amortization	3	5	13
Operating lease right-of-use assets	1,655	1,776	14
Other noncurrent assets	76	82	15
Total noncurrent assets	3,724	3,596
TOTAL ASSETS	14,695	11,844

LIABILITIES
Current Liabilities
Accounts payable	7,787	7,256	16
Current portion of obligations under operating lease liabilities	305	320	14
Income tax payable	-	3
Other current liabilities	85	180	17
Total current liabilities	8,177	7,759

Noncurrent liabilities
Operating lease liabilities, noncurrent	1,350	1,456	14
Indebtedness to related parties, noncurrent	18,186	15,617	18
Employee benefit plan obligation	588	575	19
Total noncurrent liabilities	20,124	17,648
TOTAL LIABILITIES	28,301	25,407

Commitments and contingent liabilities			20

SHAREHOLDERS' EQUITY
Common stock	1,772	1,772	21
EUR 1 par value
Authorized - 1,298,162; 1,298,162 and 1,298,162 shares
Issued and outstanding - 1,298,162; 1,298,162 and 1,298,162 shares
Additional paid-in capital	7,407	7,258
Accumulated other comprehensive income / (loss)	612	621
Accumulated deficit	(23,397)	(23,214)
Total shareholders' equity	(13,606)	(13,563)
TOTAL LIABILITIES AND EQUITY	14,695	11,844

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

3.	Unaudited Consolidated Statements of Changes in Shareholders’ Equity

USD'000	Number of common shares	Common Share Capital	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income / (loss)	Total equity (deficit)
As at December 31, 2020	1,298,162	1,772	6,755	(18,387)	487	(9,373)
Indebtedness to related parties	-	-	503	-	-	503
Comprehensive income / (loss)	-	-	-	(4,827)	134	(4,693)
As at December 31, 2021	1,298,162	1,772	7,258	(23,214)	621	(13,563)
Indebtedness to related parties	-	-	149	-	-	149
Comprehensive income / (loss)	-	-	-	(183)	(9)	(192)
As at June 30, 2022	1,298,162	1,772	7,407	(23,397)	612	(13,606)

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

4.	Unaudited Consolidated Statements of Cash Flows

	6 months ended June 30,	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)

Cash Flows from operating activities:
Net Income (loss)	(183)	(3,825)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	198	963
Amortization of intangible assets	2	2
Interest and amortization of debt discount	155	58
Inventory obsolescence impairment	(240)	-
Income tax expense / (recovery) net of cash paid	1	1
Increase (decrease) in defined benefit pension liability	13	(245)

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	(766)	(197)
Decrease (increase) in inventories	(1,479)	3
Decrease (increase) in other current assets, net	(539)	84
Decrease (increase) in deferred research & development tax credits, net	(224)	756
Decrease (increase) in other noncurrent assets, net	7	2
Increase (decrease) in accounts payable	531	643
Increase (decrease) in deferred revenue, current	-	99
Increase (decrease) in income taxes payable	(3)	-
Increase (decrease) in other current liabilities	(95)	(528)
Net cash provided by (used in) operating activities	(2,622)	(2,360)

Cash Flows from investing activities:
Acquisition of property, plant and equipment	(132)	(36)
Net cash provided by (used in) investing activities	(132)	(36)

Cash Flows from financing activities:
Proceeds from debt from related parties	2,562	2,785
Net cash provided by (used in) financing activities	2,562	2,785

Effect of exchange rate changes on cash and cash equivalents	130	(3)

Cash and cash equivalents and restricted cash
Net increase (decrease) during the period	(62)	562
Balance, beginning of period	2,064	1,830
Balance, end of period	2,002	2,392

Supplemental cash flow information
ROU assets obtained from operating lease	29	34

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

5.	Notes to the Consolidated Financial Statements

Note 1.	The WISeKey Semiconductors Group

WISeKey Semiconductors SAS, together with its consolidated subsidiaries (the “Group” or the “Semiconductors Group”), has its headquarters in France. WISeKey Semiconductors SAS, the parent of the Semiconductors Group, was incorporated in July 2010 and is a private joint stock company (French Simplified Joint Stock Company).

The Group designs, develops and markets secure semiconductors worldwide as a fabless manufacturer. It provides added security and authentication layers on its semiconductors which can be tailored to customers’ needs. As an advanced chip designer, the Group holds the intellectual property (“IP”) for the semiconductors it sells.

The Group anticipates being able to generate profits in the near future thanks to the increased focus on the security and authentication of IT components and networks.

Note 2.	Future operations and going concern

The Group experienced a loss from operations in this reporting period. Although the Semiconductors Group does anticipate being able to generate profits in the near future, this cannot be predicted with any certainty. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of USD 0.4 million in the six months ended June 30, 2022, and had positive working capital of USD 2.8 million as at June 30, 2022, calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections up to December 31, 2023, it has sufficient liquidity to fund operations. Historically, the Group has been dependent on financing from its parent, WISeKey International Holding Ltd, to augment the operating cash flow to cover its cash requirements.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note 3.	Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Note 4.	Summary of significant accounting policies

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

As of January 1, 2022, the Group adopted ASU 2020-06, 'Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, The Group also adopted ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options — a consensus of the FASB Emerging Issues Task Force.

The ASU provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. This Update is to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this Update affect all entities that issue freestanding written call options that are classified in equity.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, the Group also adopted ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance.

The ASU provides an update to increase the transparency of government assistance including the disclosure of the types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. ASC 832 requires the following disclosures in the notes, information about the nature of the transactions, the accounting policies used to account for the transactions, and balance sheet and income statement affected by the transactions. The duration, commitments, provisions, and other contingencies are required to disclose.

There was no material impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In October 2021, The FASB has issued Accounting Standards Update (ASU) No. 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

Summary: The ASU amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

Effective Date: ASU No. 2021-08 is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

The Group reviewed the Accounting Standards Updates (ASU) issued up until the date of release of these financial statements and did not identify further ASUs relevant to the Group.

Note 5.	Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales for the 6 months to June 30, 2022, and 2021, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance as at June 30, 2022 and December 31, 2021, respectively:

	Revenue concentration (% of total net sales)		Receivables concentration (% of total accounts receivable)
	6 months ended June 30,		As at June 30,	As at December 31,
	2022 (unaudited)	2021 (unaudited)	2022 (unaudited)	2021
Multinational electronics contract manufacturing company	20%	15%	26%	17%
Semiconductor equipment and electronic devices manufacturing company	5%	3%	2%	12%
International car manufacturer	5%	3%	8%	11%
International equipment and product manufacturer	11%	6%	18%	5%
International software services provider	6%	4%	11%	8%

Note 6.	Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at June 30, 2022 (unaudited)		As at December 31, 2021		Fair value level
USD'000	Carrying amount	Fair value	Carrying amount	Fair value		Note ref.
Nonrecurring fair value measurements
Accounts receivable	3,372	3,372	2,606	2,606	3	8
Accounts payable	7,787	7,787	7,256	7,256	3	17
Indebtedness to related parties, noncurrent	18,186	18,186	15,617	15,617	3	19

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable – carrying amount approximated fair value due to their short-term nature.

-	Accounts payable – carrying amount approximated fair value due to their short-term nature.

-	Indebtedness to related parties, noncurrent - carrying amount approximated fair value.

Note 7.	Cash and cash equivalents

Cash consists of deposits held at major banks.

Note 8.	Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Trade accounts receivable	3,422	2,656
Allowance for doubtful accounts	(50)	(50)
Total accounts receivable net of allowance for doubtful accounts	3,372	2,606

Note 9.	Inventories

Inventories consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Raw materials	1,528	950
Work in progress	2,661	1,760
Total inventories	4,189	2,710

Note 10.	Other current assets

Other current assets consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Value-Added Tax receivable	284	188
Advanced payment to suppliers	523	220
Deposits, current	-	5
Other currrent assets	-	1
Total other current assets	807	414

Note 11.	Deferred tax credits

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government. As at June 30, 2022 and December 31, 2021, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 1,071,008 and USD 846,808. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

Note 12.	Property, plant and equipment

Property, plant and equipment, net consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Machinery & equipment	10,361	10,180
Office equipment and furniture	2,321	2,321
Computer equipment and licences	538	487
Total property, plant and equipment gross	13,220	12,988

Accumulated depreciation for:
Machinery & equipment	(9,954)	(9,928)
Office equipment and furniture	(1,868)	(1,706)
Computer equipment and licences	(479)	(468)
Total accumulated depreciation	(12,301)	(12,102)
Total property, plant and equipment, net	919	886

USD'000	2022	2021
Depreciation charge for the 6 months ended June 30,	198	963

In the six months to June 30, 2022, WISeKey did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, WISeKey did not record any impairment charge on Property, plant and equipment in the six months to June 30, 2022.

The useful economic life of property plant and equipment is as follow:

•	Office equipment and furniture:	2 to 5 years

•	Production masks	5 years

•	Production tools	3 years

•	Licenses	3 years

•	Software	1 year

Note 13.	Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Intangible assets subject to amortization:
Patents	2,281	2,281
License agreements	1,699	1,699
Other intangibles	923	923
Total intangible assets gross	4,903	4,903
Accumulated amortization for:
Patents	(2,281)	(2,281)
License agreements	(1,696)	(1,694)
Other intangibles	(923)	(923)
Total accumulated amortization	(4,900)	(4,898)
Total intangible assets, net	3	5

USD'000	2022	2021
Amortization charge for the 6 months ended June 30,	2	2

The useful economic life of intangible assets is as follow:

•	Patents:	5 to 10 years

•	License agreements:	1 to 3 years

•	Other intangibles:	5 years

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

Future amortization charges are detailed below:

Future estimated aggregate amortization expense
Year	USD'000
2022	2
2023	1
Total intangible assets subject to amortization, net	3

Note 14.	Leases

WISeKey has historically entered into a number of lease arrangements under which it is the lessee. As at June 30, 2022 WISeKey Semiconductors SAS holds five operating leases. The short-term leases and operating leases relate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

During the six months ended June 30, 2022, and 2021, we recognized rent expenses associated with our leases as follows:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Operating lease cost:
Fixed rent expense	166	190
Short-term lease cost	-	3
Net lease cost	166	193
Lease cost - Cost of sales	-	-
Lease cost - General & administrative expenses	166	193
Net lease cost	166	193

In the six months ended June 30, 2022 and the year ended December 31, 2021, we had the following cash and non-cash activities associated with our leases:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	146	380
Non-cash investing and financing activities :
Net lease cost	146	380
Additions to ROU assets obtained from:
New operating lease liabilities	29	33

As at June 30, 2022, future minimum annual lease payments were as follows:

Year (USD’000)	Operating	Short-term	Finance	Total
2022	162	-	-	162
2023	290	-	-	290
2024	278	-	-	278
2025	278	-	-	278
2026 and beyond	709	-	-	709
Total future minimum operating and short-term lease payments	1,717	-	-	1,717
Less effects of discounting	(62)	-	-	(62)
Lease liabilities recognized	1,655	-	-	1,655

In line with ASU 2018-11, future minimum lease payments under legacy ASC 840 are disclosed in the table below:

Year	USD'000
2022	162
2023	290
2024	278
2025	278
2026 and beyond	709
Total future minimum operating and short-term lease payments	1,717
Less effects of discounting	(62)
Lease liabilities recognized	1,655

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

As of June 30, 2022, the weighted-average remaining lease term was 3.47 years for operating leases.

For our operating leases and because we generally do not have access to the implicit rate in the lease, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of June 30, 2022 was 1.79%.

Note 15.	Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

Note 16.	Accounts payable

The accounts payable balance consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Trade creditors	6,473	5,680
Factors or other financial institutions for borrowings	(108)	27
Accounts payable to underwriters, promoters, and employees	816	792
Other accounts payable	606	757
Total accounts payable	7,787	7,256

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across WISeKey.

Other accounts payable are mostly amounts due or accrued for professional services (e.g. legal, accountancy, and audit services) and accruals of social charges in relation to the accrued liability to employees.

Note 17.	Other current liabilities

Other current liabilities consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Other tax payable	14	22
Customer contract liability, current	28	111
Other current liabilities	43	47
Total other current liabilities	85	180

Note 18.	Indebtedness to related parties, noncurrent

On October 1, 2016, the Group entered into a Revolving Credit Agreement (the “Revolving Credit”) with its parent WISeKey International Holding AG (“WISeKey”) to borrow funds within a credit period starting on October 1, 2016 and ending on December 31, 2017 when all outstanding funds would become immediately due and payable. Outstanding loan amounts bear an interest rate of 3% per annum. Repayments before the end of the credit period are permitted. On November 1, 2017, the Group and WISeKey entered into the First Amendment to the Revolving Credit Agreement extending the credit period by 2 years to December 31, 2019. On March 16, 2021, the Group and WISeKey entered into the Second Amendment to the Revolving Credit Agreement extending the credit period by another 2 years to December 31, 2022.

On November 12, 2020, WISeKey provided a Funding Commitment to extend shareholder loans (each the “Shareholder Loan”) to the Group for a maximum aggregate amount of USD 4 million to be drawn down over six months from the date of the commitment, in instalments of between USD 1 million and USD 1.5 million. The Shareholder Loans bare interest of 3% per annum. There are not set repayment dates for the Shareholder Loans.

All entities in the Semiconductors Group are subject to management fees from WISeKey and WISeKey’s affiliates. There is no set payment date for these fees, as a result they have been classified as noncurrent.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

On April 1, 2021, the Group entered into a Debt Remission Agreement (the “Debt Remission”) with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from the Group. The USD 5,871,714 debt extinguishment gain resulting from the Debt Remission was assessed as a capital transaction and credited to Additional paid-in capital. Per the terms of the Debt Remission, this is a partial remission and WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense.

On June 28, 2021, the Group entered into a Debt Transfer Agreement with its parent WISeKey International Holding AG (“WISeKey”) and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 1,463,664 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2022.

On December 31, 2021, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 1,910,754 to the Group with an interest rate of 3% per annum, repayable on December 31, 2023.

As at December 31, 2021, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 16,017,114 and the unamortized debt discount balance was USD 399,762, hence a carrying value of USD 15,617,352 as at December 31, 2021, made up of Shareholder Loans and unpaid management fees. In 2021, an aggregate debt discount charge of USD 166,919 was amortized to the income statement.

On June 30, 2022, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 444,542 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

As at June 30, 2022, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 18,579,278 and the unamortized debt discount balance was USD 393,505, hence a carrying value of USD 18,185,773 as at June 30, 2022, made up of loans under the above facilities and unpaid management fees. In the six months ended June 30, 2022, an aggregate debt discount charge of USD 154,683 was amortized to the income statement.

Note 19.	Employee benefit plans

Defined benefit post-retirement plan

The Group maintains one pension plan for WISeKey Semiconductors SAS covering WISeKey’s French employees.

All plans are considered defined benefit plans and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at June 30, 2022, is based on annual personnel costs and assumptions from December 31, 2021.

The expected future cash flows to be paid by the Group for employer contribution for the year ended December 31, 2022 are USD 24,000.

Movement in Funded Status	6 months ended June 30,
USD'000	2022	2021
Net service cost	23	36
Interest cost / (credit)	2	1
Settlement / curtailment cost / (credit)	—	(97)
Total net periodic benefit cost/(credit)	25	(60)

Employer contributions paid in the period	(12)	(58)
Total cashflow	(12)	(58)

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

Note 20.	Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 14.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our consolidated financial statements.

Note 21.	Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey Semiconductors SAS	As at June 30, 2022	As at December 31, 2021
Share Capital	Common stock	Common stock
Par value per share (in EUR)	1.00	1.00
Share capital (in USD)	1,771,732	1,771,732

Total number of authorized shares	1,298,162	1,298,162
Total number of fully paid-in issued shares	1,298,162	1,298,162
Total number of fully paid-in outstanding shares	1,298,162	1,298,162

Note 22.	Revenue

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by product type:

Disaggregation of revenue (unaudited)	Typical payment	At one point in time		Total
		6 months ended June 30,		6 months ended June 30,
USD'000		2022	2021	2022	2021
Secure Microcontrollers segment
Secure chips	Upon delivery	9,671	6,396	9,671	6,396
Total Secure Microcontrollers segment revenue		9,671	6,396	9,671	6,396
All Other segment
Secure chips	Upon delivery	985	932	985	932
Total All Other segment revenue		985	932	985	932
Total Revenue		10,656	7,328	10,656	7,328

For the six months ended June 30, 2022 and 2021, the Group recorded no revenues related to performance obligations satisfied in prior periods.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region (unaudited)	6 months ended June 30,
USD'000	2022	2021
Secure Microcontrollers segment
France	90	106
Rest of EMEA	1,280	1,363
North America	6,937	4,417
Asia Pacific	1,314	485
Latin America	50	25
Total Secure Microcontrollers segment revenue	9,671	6,396
All Other segment
France	4	11
Rest of EMEA	679	809
North America	-	81
Asia Pacific	302	31
Latin America	-	-
Total All Other segment revenue	985	932
Total net sales	10,656	7,328
*EMEA means Europe, Middle East and Africa

Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Trade accounts receivables
Trade accounts receivable - Secure Microcontrollers segment	3,106	2,318
Trade accounts receivable - All Other segment	316	338
Total trade accounts receivables	3,422	2,656
Contract liabilities - current	28	111
Total contract liabilities	28	111
Revenue recognized in the period from amounts included in the deferred revenue at the beginning of the year	-	150

Increases or decreases in trade accounts receivable and contract liability were primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of June 30, 2022, approximately USD 27,829 is expected to be recognized from remaining performance obligations. We expect to recognize revenue for these remaining performance obligations during the next years approximately as follows:

Estimated revenue from remaining performance obligations as at June 30, 2022 (USD'000)	Total
2022	28
Total remaining performance obligation	28

Note 23.	Non-operating income

Non-operating income consisted of the following:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Foreign exchange gain	469	383
Other	-	1
Total non-operating income	469	384

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

Note 24.	Non-operating expenses

Non-operating expenses consisted of the following:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Foreign exchange losses	111	7
Financial charges	1	1
Other	1	48
Total non-operating expenses	113	56

Note 25.	Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	6 months ended June 30,
Gain / (loss) per share	2022 (unaudited)	2021 (unaudited)
Net income (USD'000)	(183)	(3,825)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a
Net income / (loss) after effect of potentially dilutive instruments (USD'000)	(183)	(3,825)
Shares used in net gain / (loss) per share computation:
Weighted average shares outstanding - basic	1,298,162	1,298,162
Effect of potentially dilutive equivalent shares	n/a	n/a
Weighted average shares outstanding - diluted	1,298,162	1,298,162
Net gain / (loss) per share
Basic weighted average loss per share (USD)	(0.14)	(2.95)
Diluted weighted average loss per share (USD)	(0.14)	(2.95)

For the six months ended respectively June 30, 2021 and 2022, the Group had no dilutive instruments to be considered for the computation of diluted earnings per share.

Note 26.	Legal proceedings

We are currently not party to any legal proceedings and claims that are not provided for in our financial statements.

Note 27.	Related parties disclosure

Subsidiaries

The consolidated financial statements of the Group include the entities listed in the following table:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2021	% ownership as at December 31, 2020	Nature of business
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000	100.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000	100.0%	100.0%	Sales & distribution

Related party transactions and balances

		Receivables as at		Payables as at		Net expenses to		Net income from
	Related Parties	June 30,	December 31,	June 30,	December 31,	in the 6 months ended June 30,		in the 6 months ended June 30,
	(in USD'000)	2022 (unaudited)	2021	2022 (unaudited)	2021	2022 (unaudited)	2021 (unaudited)	2022 (unaudited)	2021 (unaudited)
1	WISeKey International Holding AG	-	-	13,049	10,889	359	198	-	-
2	WISeKey SA	-	-	382	382	-	94	-	128
3	WISeKey USA Inc	-	-	1,137	883	255	555	-	-
4	WISeKey Semiconductors GmbH	-	-	708	615	92	196	-	-
5	WISeCoin AG	-	-	3,303	3,238	44	45	-	-
	Total	-	-	18,579	16,017	750	1,088	-	128

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

1. The Semiconductors group is wholly owned by WISeKey International Holding AG, which provides financing and management services, including, but not limited to, sales and marketing, accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology and general management. The expenses in relation to WISeKey International Holding AG in the 6 months ended June 30, 2022 relate to interest on the outstanding loans and the recharge of management services.

2. WISeKey SA is a subsidiary of the group headed by WISeKey International Holding AG (the “WISeKey Group”) and provides management services to the Semiconductors Group, including, but not limited to, sales and marketing, accounting, business and strategy consulting, public relations, marketing, risk management and information technology.

3. WISeKey USA Inc is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey USA Inc. in the 6 months ended June 30, 2022 relate to the recharge of employee costs.

4. WISeKey Semiconductors GmbH is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey Semiconductors GmbH in the 6 months ended June 30, 2022 relate to the recharge of employee costs.

5. WISeCoin AG is part of the WISeKey Group. The expenses recorded in the 6 months ended June 30, 2022 relate to interest on the outstanding loans.

Note 28.	Subsequent events

On August 31, 2022, the Group entered into a Debt Transfer Agreement with its parent WISeKey and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 381,879 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2024.

On November 3, 2022, the Group entered into a Debt Transfer Agreement with its parent WISeKey and two affiliates of WISeKey, WISeKey SA and WISeKey USA Inc., pursuant to which WISeKey extended a loan of USD 1,286,580 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey USA Inc. The loan bears interest at the rate of 2.5% per annum and is repayable by November 30, 2022.

On November 3, 2022, the Group and WISeKey entered into the Third and the Fourth Amendments to the Revolving Credit Agreement pursuant to which the interest rate of the loans issued under the Revolving Credit Agreement is brought to 2.5% per annum and the end of the credit period is set as November 30, 2022 or any date mutually agreed in writing. Management has assessed the effect of these changes on the going concern basis used in the financial statements. The amendment of the credit period was required because it is planned that WISeKey and the Group will enter into a Capital Increase Agreement whereby an amount of approximately USD 7 million owed to WISeKey by the Group will be converted into a capital contribution by way of an offset with the outstanding debt. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS will be increased by USD 7 million and the balance owed to WISeKey will reduce by an equivalent amount. In order to effect this planned capital contribution, French law requires that the debt to be converted be immediately repayable or overdue, which prompted the change in the end date of the credit period to November 30, 2022. Therefore, the liquidity position and the cash projections of the Group will not be affected by the amendment of the credit period and Management believe it remains correct to present these financial statements on a going concern basis.

Note 29.	Segment reporting

The Group has one operating segment that meets the criteria set in ASC 280-10-50: Secure Microcontrollers. The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance of this operating segment for purposes of allocating resources and assessing budgets and performance.

The remaining non-reportable operating segments and other business activities that are not identified as operating segments are combined and disclosed in an “all other” standalone category.

The Secure Microcontrollers segment encompasses the design, manufacturing, sales and distribution of high-end, Common Criteria EAL5+ & FIPS 140-3-certified secure microprocessors.

6 months ended June 30,	2022 (unaudited)			2021 (unaudited)
USD'000	Secure Microcontrollers	All Other	Total	Secure Microcontrollers	All Other	Total
Revenues from external customers	9,671	985	10,656	6,396	932	7,328
Intersegment revenues	-	180	180	-	202	202
Interest revenue	-	-	-	-	-	-
Interest expense	110	11	121	99	14	113
Depreciation and amortization	181	19	200	843	122	965
Segment income /(loss) before income taxes	687	(860)	(173)	(2,084)	(1,730)	(3,814)
Profit / (loss) from intersegment sales	-	9	9	-	10	10
Income tax recovery /(expense)	-	(1)	(1)	-	(1)	(1)
Segment assets	13,279	1,695	14,974	10,656	1,946	12,602

6 months ended June 30,	2022	2021
	USD'000	USD'000
Revenue reconciliation
Total revenue for reportable segment	10,836	7,530
Elimination of intersegment revenue	(180)	(202)
Total consolidated revenue	10,656	7,328

Loss reconciliation
Total profit / (loss) from reportable segments	(173)	(3,814)
Elimination of intersegment profits	(9)	(10)
Income /(Loss) before income taxes	(182)	(3,824)

As at June 30,	2021	2020
	USD'000	USD'000
Asset reconciliation
Total assets from reportable segments	14,974	12,602
Elimination of intersegment receivables	(279)	(309)
Consolidated total assets	14,695	12,293

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
France	94	117
Rest of EMEA*	1,959	2,172
North America	6,937	4,498
Asia Pacific	1,616	516
Latin America	50	25
Total net sales	10,656	7,328
* EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region	As at June 30,	As at December 31,
USD'000	2021 (unaudited)	2021
France	919	886
Total Property, plant and equipment, net of depreciation	919	886

Note 30.	Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

WISeKey does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations.

However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact WISeKey’s supply chain in the future.

As at June 30, 2022, the Group has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgements and significant estimates, and has concluded that no changes were required. WISeKey will continue to monitor these areas of increased risk for material changes.

Phone +41 22 322 24 24 Fax +41 22 322 24 00 www.bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

1.	Report of the Statutory Auditor

Report of Independent Registered Public Accounting Firm

WISeKey International Holding AG, (sole Shareholder of WISeKey Semiconductors SAS)

6300 Zug

Switzerland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WISeKey Semiconductors SAS (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of comprehensive income /loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Zurich, Switzerland, December 9, 2022

BDO AG

/s/ Philipp Kegele	/s/ i.V. Sarah Schrauwen

Philipp Kegele	i.V. Sarah Schrauwen

We have served as the Company's auditor since 2022.

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at December 31, 2021 and 2020

2.	Consolidated Statements of Comprehensive Income/(Loss)

	12 months ended December 31,		Note ref.
USD'000	2021	2020

Net sales	16,995	14,317	24
Cost of sales	(9,547)	(8,147)
Depreciation of production assets	(301)	(736)
Gross profit	7,147	5,434

Other operating income	91	-	25
Research & development expenses	(3,050)	(4,128)
Selling & marketing expenses	(4,245)	(3,103)
General & administrative expenses	(4,984)	(6,788)
Total operating expenses	(12,188)	(14,019)
Operating loss	(5,041)	(8,585)

Non-operating income	483	146	26
Interest and amortization of debt discount	(167)	(8)	19
Non-operating expenses	(96)	(749)	27
Income /(loss) before income tax expense	(4,821)	(9,196)

Income tax expense	(6)	(5)	28

Net income / (loss)	(4,827)	(9,201)

Loss per share
Basic	(3.72)	(7.09)	29
Diluted	(3.72)	(7.09)	29

Other comprehensive income / (loss), net of tax:

Foreign currency translation adjustments	(8)	33
Defined benefit pension plans:			20
Net gain (loss) arising during period	142	105
Other comprehensive income / (loss)	134	138

Comprehensive income / (loss)	(4,693)	(9,063)

The accompanying notes are an integral part of these consolidated financial statements.

3.	Consolidated Balance Sheets

USD'000	As at December 31, 2021	As at December 31, 2020	Note ref.
ASSETS
Current assets
Cash and cash equivalents	2,064	1,830	7
Accounts receivable, net of allowance for doubtful accounts	2,606	2,206	8
Inventories	2,710	2,474	9
Prepaid expenses	454	414
Other current assets	414	627	10
Total current assets	8,248	7,551

Noncurrent assets
Deferred tax credits	847	1,311	12
Property, plant and equipment net of accumulated depreciation	886	2,426	13
Intangible assets, net of accumulated amortization	5	9	14
Operating lease right-of-use assets	1,776	2,050	15
Other noncurrent assets	82	86	16
Total noncurrent assets	3,596	5,882
TOTAL ASSETS	11,844	13,433

LIABILITIES
Current Liabilities
Accounts payable	7,256	6,734	17
Deferred revenue, current	-	150	24
Current portion of obligations under operating lease liabilities	320	356	15
Income tax payable	3	-
Other current liabilities	180	594	18
Total current liabilities	7,759	7,834

Noncurrent liabilities
Operating lease liabilities, noncurrent	1,456	1,694	15
Indebtedness to related parties, noncurrent	15,617	12,263	19
Employee benefit plan obligation	575	1,015	20
Total noncurrent liabilities	17,648	14,972
TOTAL LIABILITIES	25,407	22,806

Commitments and contingent liabilities			21

SHAREHOLDERS' EQUITY
Common stock	1,772	1,772	22
EUR 1 par value
Authorized - 1,298,162; 1,298,162 and 1,298,162 shares
Issued and outstanding - 1,298,162; 1,298,162 and 1,298,162 shares
Additional paid-in capital	7,258	6,755
Accumulated other comprehensive income / (loss)	621	487	23
Accumulated deficit	(23,214)	(18,387)
Total shareholders' equity	(13,563)	(9,373)

TOTAL LIABILITIES AND EQUITY	11,844	13,433

The accompanying notes are an integral part of these consolidated financial statements.

4.	Consolidated Statements of Changes in Shareholders’ Equity

USD'000	Number of common shares	Common Share Capital	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income / (loss)	Total equity (deficit)
As at December 31, 2019	1,298,162	1,772	6,684	(6,325)	349	2,480
Indebtedness to related parties	-	-	71	-	-	71
Acquisition of WISeCoin France R&D Lab SAS	-	-	-	(2,861)*	-	(2,862)
Comprehensive income / (loss)	-	-	-	(9,201)	138	(9,091)
As at December 31, 2020	1,298,162	1,772	6,755	(18,387)	487	(9,373)
Indebtedness to related parties	-	-	503	-	-	503
Comprehensive income / (loss)	-	-	-	(4,827)	134	(4,693)
As at December 31, 2021	1,298,162	1,772	7,258	(23,214)	621	(13,563)

* Adjusted for rounding

The accompanying notes are an integral part of these consolidated financial statements

5.	Consolidated Statements of Cash Flows

	12 months ended December 31,
USD'000	2021	2020

Cash Flows from operating activities:
Net Income (loss)	(4,827)	(9,201)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	1,532	2,243
Amortization of intangible assets	5	604
Interest and amortization of debt discount	167	8
Inventory obsolescence impairment	-	(457)
Income tax expense / (recovery) net of cash paid	6	5
Release of provision	-	(52)
Increase (decrease) in defined benefit pension liability	(440)	43
Other non cash expenses /(income)
Unrealized and non cash foreign currency transactions	-	616
Other	-	(120)

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	(400)	1,539
Decrease (increase) in inventories	(236)	313
Decrease (increase) in other current assets, net	172	198
Decrease (increase) in deferred research & development tax credits, net	464	1,330
Decrease (increase) in other noncurrent assets, net	4	63
Increase (decrease) in accounts payable	522	(457)
Increase (decrease) in deferred revenue, current	(150)	143
Increase (decrease) in income taxes payable	3	(10)
Increase (decrease) in other current liabilities	(413)	169
Net cash provided by (used in) operating activities	(3,591)	(3,023)

Cash Flows from investing activities:
Acquisition of property, plant and equipment	(36)	(52)
Sale of a business, net of cash and cash equivalents acquired	-	215
Net cash provided by (used in) investing activities	(36)	163

Cash Flows from financing activities:
Proceeds from debt from related parties	3,691	4,013
Repayments of debt	-	(1,208)
Net cash provided by (used in) financing activities	3,691	2,805

Effect of exchange rate changes on cash and cash equivalents	170	40

Cash and cash equivalents
Net increase (decrease) during the period	234	(15)
Balance, beginning of period	1,830	1,845
Balance, end of period	2,064	1,830

Supplemental cash flow information
Cash paid for incomes taxes	-	16
ROU assets obtained from operating lease	33	90

The accompanying notes are an integral part of these consolidated financial statements.

6.	Notes to the Consolidated Financial Statements

Note 1.	The Semiconductors Group

WISeKey Semiconductors SAS, together with its consolidated subsidiaries (the “Group” or the “Semiconductors Group”), has its headquarters in France. WISeKey Semiconductors SAS, the parent of the Semiconductors Group, was incorporated in July 2010 and is a private joint stock company (French Simplified Joint Stock Company).

The Group designs, develops and markets secure semiconductors worldwide as a fabless manufacturer. It provides added security and authentication layers on its semiconductors which can be tailored to customers’ needs. As an advanced chip designer, the Group holds the intellectual property (“IP”) for the semiconductors it sells.

The Group anticipates being able to generate profits in the near future thanks to the increased focus on the security and authentication of IT components and networks.

Note 2.	Future operations and going concern

The Group experienced a loss from operations in this reporting period. Although the Semiconductors Group does anticipate being able to generate profits in the near future, this cannot be predicted with any certainty. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of, respectively, USD 5.0 million and USD 8.6 million in the years ended December 31, 2021 and 2020, and had positive working capital of USD 0.5 million as at December 31, 2021 and negative working capital of USD -0.3 million as at December 31, 2020, both calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections up to December 31, 2023, it has sufficient liquidity to fund operations. Historically, the Group has been dependent on financing from its parent, WISeKey International Holding Ltd, to augment the operating cash flow to cover its cash requirements.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note 3.	Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Acquisition of WISeCoin France R&D Lab SAS

On March 15, 2020, the Group acquired WISeCoin France R&D Lab SAS, a private French company which was spun off from the Group in 2019. The primary activity of WISeCoin France R&D Lab SAS is to carry out research and development on hardware and software components of semiconductors and integrated circuits with a focus on authentication and security solutions.

Both the Semiconductors Group and WISeCoin France R&D Lab SAS being controlled by ultimate parent WISeKey International Holding AG, the acquisition qualified as a transaction under common control in line with ASC 805-50. In application of ASC 805-50-45, the assets, liabilities and results of WISeCoin France R&D Lab SAS have been consolidated in the Group’s financial statements as of the beginning of the period, i.e., from January 1, 2020.

Dissolution of WISeCoin France R&D Lab SAS

On January 1, 2021, WISeCoin France R&D Lab SAS’ assets and liabilities were transferred to WISeKey Semiconductors SAS and WISeCoin France R&D Lab SAS was dissolved. As a fully owned subsidiary, the net assets of WISeCoin France R&D Lab SAS in the Semiconductors Group as at January 1, 2021 were transferred at carrying value to WISeKey Semiconductors SAS.

Note 4.	Summary of significant accounting policies

Fiscal Year

The Group’s fiscal year ends on December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of WISeKey Semiconductors SAS and its wholly-owned subsidiaries over which the Group has control.

Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables and loans have been eliminated.

General Principles of Business Combinations

The Group uses the acquisition method to account for business combination, in line with ASC Topic 805-10 Business Combinations. Subsidiaries acquired or divested in the course of the year are included in the consolidated financial statements respectively as of the date of purchase, and up to the date of sale. The consideration for the acquisition is measured as the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and the actual results, our consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by US GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result.

Foreign Currency

The functional currency of WISeKey Semiconductors SAS is USD.

In general, the functional currency of a foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income/loss. The Group's reporting currency is USD.

Cash and Cash Equivalents

Cash consists of deposits held at major banks that are readily available. Cash equivalents consist of highly liquid investments that are readily convertible to cash and with original maturity dates of three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers, and revenues that have been recognized for accounting purposes but not yet billed to customers. The Group extends credit to customers in the normal course of business and in line with industry practices.

Allowance for Doubtful Accounts

We recognize an allowance for credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward looking estimates. Expected credit losses are estimated individually.

Accounts receivable are written off when deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. The Group records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives which range from 1 to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease terms, as appropriate. Property, plant and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Intangible Assets

Those intangible assets that are considered to have a finite useful life are amortized over their useful lives, which generally range from 1 to 10 years. Each period we evaluate the estimated remaining useful lives of intangible assets and whether events or changes in circumstances require a revision to the remaining periods of amortization or that an impairment review be carried out.

Leases

In line with ASC 842, the Group, as a lessee, recognizes right-of-use assets and related lease liabilities on its balance sheet for all arrangements with terms longer than twelve months, and reviews its leases for classification between operating and finance leases. Obligations recorded under operating and finance leases are identified separately on the balance sheet. Assets under finance leases and their accumulated amortization are disclosed separately in the notes. Operating and finance lease assets and operating and finance lease liabilities are measured initially at an amount equal to the present value of minimum lease payments during the lease term, as at the beginning of the lease term.

The Group has elected the short-term lease practical expedient whereby we do not present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

We have also elected the practical expedients related to lease classification of leases that commenced before the effective date of ASC 842.

Revenue Recognition

The Group’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, WISeKey applies the following steps:

-	Step 1: Identify the contract(s) with a customer.

-	Step 2: Identify the performance obligations in the contract.

-	Step 3: Determine the transaction price.

-	Step 4: Allocate the transaction price to the performance obligations in the contract.

-	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

The Group recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a prorata temporis basis as most of the services provided by the Group relate to a set performance period.

If the Group determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

We present revenue net of sales taxes and any similar assessments.

The Group delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit that can be applied against amounts owed, or that will be owed, to the Group. For any amount received or receivable for which we do not expect to be entitled to because the customer has exercised its right of return, we recognize those amounts as a refund liability.

Contract Assets

Contract assets consists of accrued revenue where the Group has fulfilled its performance obligation towards the customer but the corresponding invoice has not yet been issued. Upon invoicing, the asset is reclassified to trade accounts receivable until payment.

Deferred Revenue

Deferred revenue consists of amounts that have been invoiced and paid but have not been recognized as revenue. Deferred revenue that will be realized during the succeeding 12-month period is recorded as current and the remaining deferred revenue recorded as non-current. This would relate to multi-year certificates or licenses.

Contract Liability

Contract liability consists of either:

-	amounts that have been invoiced and not yet paid, nor recognized as revenue. Upon payment, the liability is reclassified to deferred revenue if the amounts still have not been recognized as revenue. Contract liability that will be realized during the succeeding 12-month period is recorded as current and the remaining contract liability recorded as non-current. This would relate to multi-year certificates or licenses.

-	advances from customers not supported by invoices.

Sales Commissions

Sales commission expenses where revenue is recognized are recorded in the period of revenue recognition.

Cost of Sales and Depreciation of Production Assets

Our cost of sales consists primarily of expenses associated with the delivery and distribution of products. These include expenses related to the license to the Global Cryptographic ROOT Key, the global Certification authorities as well as the digital certificates for people, servers and objects, expenses related to the preparation of our secure elements and the technical support provided on the Group's ongoing production and on the ramp-up phase, including materials, labor, test and assembly suppliers, and subcontractors, freights costs, as well as the amortization of probes, wafers and other items that are used in the production process. This amortization is disclosed separately under depreciation of production assets on the face of the income statement.

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

Advertising Costs

All advertising costs are expensed as incurred.

Pension Plan

In 2020, the Group maintained two defined benefit post retirement plans:

-	one for the employees of WISeKey Semiconductors SAS, and

-	. one for the employees of WISeCoin France R&D Lab SAS.

In 2021, following the transfer of WISeCoin France R&D Lab SAS’ assets and liabilities to WISeKey Semiconductors SAS and the dissolution of WISeCoin France R&D Lab SAS, the Group only maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS.

In accordance with ASC 715-30, Defined Benefit Plans – Pension, the Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income / (loss).

Income Taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where the Group has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

The Group is required to pay income taxes in a number of countries. The Group recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Group adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. WISeKey Semiconductors SAS is eligible to receive such tax credits.

These research tax credits are presented as a reduction of Research & development expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credits are included in noncurrent deferred tax credits in the balance sheet in line with ASU 2015-17.

Earnings per Share

Basic earnings per share are calculated using WISeKey Semiconductors SAS’ weighted-average outstanding common shares. When the effects are not antidilutive, diluted earnings per share is calculated using the weighted-average outstanding common shares and the dilutive effect of stock options as determined under the treasury stock method.

Segment Reporting

Our chief operating decision maker, who is also our Chief Executive Officer, regularly reviews information related to one operating segment, secure microcontrollers, for purposes of allocating resources and assessing budgets and performance. We report our financial performance based on this segment structure described in Note 34.

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

In 2020, the Group adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820 as follows:

The following disclosure requirements were removed from Topic 820:

•	The amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; The policy for timing of transfers between levels;

•	The valuation processes for Level 3 fair value measurements;.

The following disclosure requirements were added to Topic 820:

•	The changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period; and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. There was no material impact on the Group’s disclosures in 2020 upon adoption of the new standard.

As of January 1, 2020, the Group adopted Accounting Standards Update ASU 2016-13, Financial Instruments - Credit Losses, which requires the measurement of expected lifetime credit losses, rather than incurred losses, for financial instruments held at the reporting date based on historical experience, current conditions and reasonable forecasts. There was no material impact on the Group's results upon adoption of the standard.

The Group also adopted ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, Codification improvements, which clarifies and improves areas of guidance related to the recently issued standards on credit losses, hedging, and recognition and measurement of financial instruments to ASU 2016-01, 2016-13 & 2017-12. Since issuance of these standards, the FASB has identified areas that need clarification and correction, resulting in changes similar to those issues under its ongoing Codification improvements. There was no material impact on the Group’s results of operations in 2020 upon adoption of the new standard.

As of January 1, 2021, the Group adopted ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans.

ASU 2018-14 deletes the following disclosure requirements:

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year; the amount and timing of plan assets expected to be returned to the employer; related party disclosures about the amount of future annual benefits covered by insurance and annuity contracts and significant transactions between the employer or related parties and the plan. The effects of a one-percentage-point change in assumed health care cost trend rates on the (a) aggregate of the service and interest cost components of net periodic benefit costs and (b) benefit obligation for postretirement health care benefits.

ASU 2018-14 adds/clarifies disclosure requirements related to the following:

The weighted-average interest crediting rates for cash balance plans and other plans with promised interest crediting rates; An explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period; The projected benefit obligation (PBO) and fair value of plan assets for plans with PBOs in excess of plan assets; The accumulated benefit obligation (ABO) and fair value of plan assets for plans with ABOs in excess of plan assets. There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2021, the Group also adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (the ASU), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements, which amendments primarily impact ASC 740, Income Taxes, and may impact both interim and annual reporting periods.

It eliminates the need for an organization to analyze whether the following apply in a given period:

•	Exception to the incremental approach for intraperiod tax allocation; Exceptions to accounting for basis differences when there are ownership changes in foreign investments; Exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses.

The ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for:

•	Franchise taxes that are partially based on income; Transactions with a government that result in a step up in the tax basis of goodwill; Separate financial statements of legal entities that are not subject to tax; Enacted changes in tax laws in interim periods.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2021, the Group also adopted ASU 2020-10, Codification improvements, which further clarify and improve the Codification by codifying all guidance that requires or provides the option for an entity to disclose information within the footnotes. This clarification is meant to reduce the likelihood of a preparer missing required disclosure requirements. While the amendments do not introduce new topics or subtopics or change existing GAAP, all entities should review the changes found in the ASU to assess the impact it may have on their financial reporting requirements.

There was no material impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In October 2021, The FASB has issued Accounting Standards Update (ASU) No. 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

Summary: The ASU amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

Effective Date: ASU No. 2021-08 is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

In November 2021, The FASB has issued Accounting Standards Update (ASU) No. 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance.

Summary: The ASU provides an update to increase the transparency of government assistance including the disclosure of the types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. ASC 832 requires the following disclosures in the notes, information about the nature of the transactions, the accounting policies used to account for the transactions, and balance sheet and income statement affected by the transactions. The duration, commitments, provisions, and other contingencies are required to disclose.

Effective Date: ASU No. 2021-10 is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

The Group reviewed the Accounting Standards Updates (ASU) issued up until the date of release of these financial statements and did not identify further ASUs relevant to the Group.

Note 5.	Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance for fiscal years 2021 and 2020. In addition, we note that some of our clients are contract manufacturers for the same companies; should these companies reduce their operations or change contract manufacturers, this would cause a decrease in our customer orders which would adversely affect our operating results.

	Revenue concentration (% of total net sales)		Receivables concentration (% of total accounts receivable)
	12 months ended December 31,		As at December 31,
	2021	2020	2021	2020
Multinational electronics contract manufacturing company	13%	19%	17%	19%
Provider of authentications & security solutions	10%	9%	0%	10%
Semiconductor equipment and electronic devices manufacturing company	5%	0%	12%	0%
Multinational electronics manufacturing services company	5%	6%	11%	13%

Note 6.	Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•  Level 1, defined as observable inputs such as quoted prices in active markets;

•  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•  Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at December 31, 2021		As at December 31, 2020		Fair value level
USD'000	Carrying amount	Fair value	Carrying amount	Fair value		Note ref.
Nonrecurring fair value measurements
Accounts receivable	2,606	2,606	2,206	2,206	3	8
Accounts payable	7,256	7,256	6,734	6,734	3	18
Indebtedness to related parties, noncurrent	15,617	15,617	12,263	12,263	3	20

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable – carrying amount approximated fair value due to their short-term nature.

-	Accounts payable – carrying amount approximated fair value due to their short-term nature.

-	Indebtedness to related parties, noncurrent - carrying amount approximated fair value.

Note 7.	Cash and cash equivalents

Cash consists of deposits held at major banks.

Note 8.	Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at December 31,	As at December 31,
USD'000	2021	2020
Trade accounts receivable	2,656	2,227
Allowance for doubtful accounts	(50)	(21)
Total accounts receivable net of allowance for doubtful accounts	2,606	2,206

Note 9.	Inventories

Inventories consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Raw materials	950	543
Work in progress	1,760	1,931
Total inventories	2,710	2,474

In the years ended December 31, 2021, and 2020, the Group recorded inventory obsolescence charges in the income statement of respectively USD 57,302 and USD 156,188 on raw materials, and USD 404,509 and USD 301,215 on work in progress.

The inventory obsolescence provisions as at December 31, 2021, and 2020 are, respectively, USD 79,846 and USD 97,730 for raw materials, and USD 507,090 and USD 499,617 for work in progress.

Note 10.	Other current assets

Other current assets consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Value-Added Tax Receivable	188	575
Advanced payment to suppliers	220	43
Deposits, current	5	5
Other currrent assets	1	4
Total other current assets	414	627

Note 11.	Acquisition under common control

Acquisition of WISeCoin France R&D Lab SAS

On March 15, 2020, the Group acquired WISeCoin France R&D Lab SAS, a private French company which was spun off from the Group in 2019. The primary activity of WISeCoin France R&D Lab SAS is to carry out research and development on hardware and software components of semiconductors and integrated circuits with a focus on authentication and security solutions.

At the acquisition date, WISeKey Semiconductors SAS and WISeCoin France R&D Lab SAS were both businesses controlled by WISeKey International Holding AG. Therefore, in line with ASC 805-50, the transfer of ownership to WISeKey Semiconductors SAS was assessed as a common control transaction and WISeKey Semiconductors SAS initially measured the recognized assets and liabilities transferred at their carrying amounts in the account of WISeKey International Holding AG. The amount of consideration paid in excess of the carrying amount of the assets and liabilities transferred was recognized as an equity transaction (deemed dividend).

In application of ASC 805-50-45, the assets, liabilities and results of WISeCoin France R&D Lab SAS have been consolidated in the Group’s financial statements as of the beginning of the period, i.e., from January 1, 2020.

The major classes of assets and liabilities acquired by the Group at carrying amounts on the date of acquisition and as of January 1, 2020 are as follows:

	As at March 15,	As at January 1,
USD'000	2020	2020
ASSETS
Current assets
Cash and cash equivalents	215	312
Accounts receivable from related parties	923	1,473
Prepaid expenses	18	4
Other current assets	34	100
Total current assets	1,190	1,889

Noncurrent assets
Deferred tax credits	699	552
Total noncurrent assets	699	552
TOTAL ASSETS	1,889	2,441

LIABILITIES
Current Liabilities
Accounts payable	361	803
Accounts payable to related parties	3,780	3,895
Other current liabilities	229	244
Total current liabilities	4,370	4,942

Noncurrent liabilities
Employee benefit plan obligation	352	361
Total noncurrent liabilities	352	361
TOTAL LIABILITIES	4,722	5,303

TOTAL NET ASSETS	(2,833)	(2,862)

The consideration for the acquisition was USD 1.10, hence a deemed dividend at the date of acquisition and as of January 1, 2020 in an amount of:

	USD	USD
Total consideration paid	1.10	1.10
Net assets acquired	(2,832,894.83)	(2,861,632.76)
Deemed dividend at acquisition	2,832,895.93	2,861,633.86

For the period started on the date of acquisition of March 15, 2020 until the end of the reporting period on December 31, 2020, the revenue of WISeCoin France R&D Lab SAS recorded in the consolidated income statement was USD nil because WISeCoin France R&D Lab SAS generates revenue exclusively from transactions with WISeKey Semiconductors SAS.

For the period started on the date of acquisition of March 15, 2020 until the end of the reporting period on December 31, 2020, WISeCoin France R&D Lab SAS’ net income was USD 40,730.

Dissolution of WISeCoin France R&D Lab SAS

On January 1, 2021, WISeCoin France R&D Lab SAS’ assets and liabilities were transferred to WISeKey Semiconductors SAS and WISeCoin France R&D Lab SAS was dissolved. As a fully owned subsidiary, the net assets of WISeCoin France R&D Lab SAS in the Semiconductors Group as at January 1, 2021 were transferred at carrying value to WISeKey Semiconductors SAS.

Note 12.	Deferred tax credits

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government (see Note 4 Summary of significant accounting policies). As at December 31, 2021 and 2020, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 846,808 and USD 1,310,685. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

Note 13.	Property, plant and equipment

Property, plant and equipment, net consisted of the following.

	As at December 31,	As at December 31,
USD'000	2021	2020
Machinery & equipment	10,180	10,203
Office equipment and furniture	2,320	2,320
Computer equipment and licences	488	472
Total property, plant and equipment gross	12,988	12,995

Accumulated depreciation for:
Machinery & equipment	(9,928)	(8,733)
Office equipment and furniture	(1,706)	(1,382)
Computer equipment and licences	(468)	(454)
Total accumulated depreciation	(12,102)	(10,569)
Total property, plant and equipment, net	886	2,426
Depreciation charge for the year	1,532	2,243

In 2021 and 2020, WISeKey Semiconductors SAS did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, the Group did not record any impairment charge on Property, plant and equipment in the years 2021 and 2020.

The useful economic life of property plant and equipment is as follow:

•	Office equipment and furniture:	2 to 5 years

•	Production masks	5 years

•	Production tools	3 years

•	Licenses	3 years

•	Software	1 year

Note 14.	Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Intangible assets subject to amortization:
Patents	2,281	2,281
License agreements	1,699	1,699
Other intangibles	923	923
Total intangible assets gross	4,903	4,903

Accumulated amortization for:
Patents	(2,281)	(2,281)
License agreements	(1,694)	(1,690)
Other intangibles	(923)	(923)
Total accumulated amortization	(4,898)	(4,894)
Total intangible assets subject to amortization, net	5	9
Total intangible assets, net	5	9
Amortization charge for the year to December 31,	5	604

The useful economic life of intangible assets is as follow:

•	Patents:	5 to 10 years

•	License agreements:	1 to 3 years

•	Other intangibles:	5 years

Future amortization charges are detailed below:

Future estimated aggregate amortization expense
Year	USD'000
2022	4
2023	1
Total intangible assets subject to amortization, net	5

Note 15.	Leases

The Group has historically entered into a number of lease arrangements under which it is the lessee. As at December 31, 2021, the Semiconductors Group holds five operating leases. The short-term leases and operating leases relate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

In the years 2021 and 2020 we recognized rent expenses associated with our leases as follows:

	12 months ended December 31,
USD'000	2021	2020
Operating lease cost:
Fixed rent expense	378	339
Short-term lease cost	3	15
Net lease cost	381	354
Lease cost - Cost of sales	-	-
Lease cost - General & administrative expenses	381	354
Net lease cost	381	354

In the years 2021 and 2020, we had the following cash and non-cash activities associated with our leases:

	As at December 31,	As at December 31,
USD'000	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	380	367
Non-cash investing and financing activities:
Net lease cost	380	367
Additions to ROU assets obtained from:
New operating lease liabilities	33	90

As at December 31, 2021, future minimum annual lease payments were as follows:

	USD'000	USD'000	USD'000	USD'000
Year	Operating	Short-term	Finance	Total
2022	348	-	-	348
2023	304	-	-	304
2024	302	-	-	302
2025	302	-	-	302
2026 and beyond	771	-	-	771
Total future minimum operating and short-term lease payments	2,027	-	-	2,027
Less effects of discounting	(251)	-	-	(251)
Lease liabilities recognized	1,776	-	-	1,776

In line with ASU 2018-11, future minimum lease payments under legacy ASC 840 are disclosed in the table below:

Year	USD'000
2022	348
2023	304
2024	302
2025	302
2026 and beyond	771
Total future minimum operating and short-term lease payments	2,027
Less effects of discounting	(251)
Lease liabilities recognized	1,776

As of December 31, 2021, the weighted-average remaining lease term was 6.40 years for operating leases.

For our operating leases, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of December 31, 2021 was 3%.

Note 16.	Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

Note 17.	Accounts payable

The accounts payable balance consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Trade creditors	5,680	4,467
Factors or other financial institutions for borrowings	27	178
Accounts payable to underwriters, promoters, and employees	792	945
Other accounts payable	757	1,144
Total accounts payable	7,256	6,734

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across the Group.

Other accounts payable are mostly accruals of social charges in relation to the accrued liability to employees.

Note 18.	Other current liabilities

Other current liabilities consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Value-Added Tax payable	-	312
Other tax payable	22	5
Customer contract liability, current	111	147
Other current liabilities	47	130
Total other current liabilities	180	594

Note 19.	Indebtedness to related parties, noncurrent

On October 1, 2016, the Group entered into a Revolving Credit Agreement (the “Revolving Credit”) with its parent WISeKey International Holding AG (“WISeKey”) to borrow funds within a credit period starting on October 1, 2016 and ending on December 31, 2017 when all outstanding funds would become immediately due and payable. Outstanding loan amounts bear an interest rate of 3% per annum. Repayments before the end of the credit period are permitted. On November 1, 2017, the Group and WISeKey entered into the First Amendment to the Revolving Credit Agreement extending the credit period by 2 years to December 31, 2019. On March 16, 2021, the Group and WISeKey entered into the Second Amendment to the Revolving Credit Agreement extending the credit period by another 2 years to December 31, 2022.

On November 12, 2020, WISeKey provided a Funding Commitment to extend shareholder loans (each the “Shareholder Loan”) to the Group for a maximum aggregate amount of USD 4 million to be drawn down over six months from the date of the commitment, in instalments of between USD 1 million and USD 1.5 million. The Shareholder Loans bare interest of 3% per annum. There are not set repayment dates for the Shareholder Loans.

All entities in the Semiconductors Group are subject to management fees from WISeKey and WISeKey’s affiliates. There is no set payment date for these fees, as a result they have been classified as noncurrent.

As at December 31, 2020, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 12,326,275 and the unamortized debt discount balance was USD 63,091, hence a carrying value of USD 12,263,184 as at December 31, 2020, made up of Shareholder Loans and unpaid management fees. In 2020, an aggregate debt discount charge of USD 8,278 was amortized to the income statement.

On April 1, 2021, the Group entered into a Debt Remission Agreement (the “Debt Remission”) with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from the Group. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission continue to be shown as noncurrent liabilities under the line Indebtedness to related parties, noncurrent.

On June 28, 2021, the Group entered into a Debt Transfer Agreement with its parent WISeKey International Holding AG (“WISeKey”) and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 1,463,664 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2022.

On December 31, 2021, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 1,910,754 to the Group with an interest rate of 3% per annum, repayable on December 31, 2023.

As at December 31, 2021, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 16,017,114 and the unamortized debt discount balance was USD 399,762, hence a carrying value of USD 15,617,352 as at December 31, 2021, made up of Shareholder Loans and unpaid management fees. In 2021, an aggregate debt discount charge of USD 166,919 was amortized to the income statement.

Note 20.	Employee benefit plans

Defined benefit post-retirement plan

In 2020, the Group maintained two defined benefit post retirement plans:

-	one for the employees of WISeKey Semiconductors SAS, and

-	one for the employees of WISeCoin France R&D Lab SAS.

In 2021, following the transfer of WISeCoin France R&D Lab SAS’ assets and liabilities to WISeKey Semiconductors SAS and the dissolution of WISeCoin France R&D Lab SAS, the Group only maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS.

The plans are and were considered defined benefit plans and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at December 31, 2021 is based on annual personnel costs and assumptions as of December 31, 2021.

Personnel Costs	As at December 31,	As at December 31,
USD'000	2021	2020
Wages and salaries	4,345	4,955
Social security contributions	2,049	2,250
Net service costs	68	75
Total	6,462	7,280

	As at December 31,
Assumptions	2021	2020
	France	France
Discount rate	0.75%	0.30%
Expected rate of return on plan assets	n/a	n/a
Salary increases	3%	3%

As at December 31, 2021 the Group’s accumulated benefit obligation amounted to USD 574,927.

Reconciliation to Balance Sheet start of year
USD'000
Fiscal year	2021	2020

Projected benefit obligation	1,015	981
Surplus / deficit	1,015	981
Opening balance sheet asset / provision (funded status)	1,015	981

Reconciliation of benefit obligation during the year
Projected benefit obligation at start of year	1,015	981
Net service cost	71	72
Interest expense	3	7
Net benefits paid to participants	(116)	(30)
Actuarial losses / (gains)	(141)	(106)
Curtailment & settlement	(187)	-
Currency translation adjustment	(70)	91
Projected benefit obligation at end of year	575	1,015

Reconcilation to balance sheet end of year
Defined benefit obligation - funded plans	575	1,015
Surplus/deficit	575	1,015

Closing balance sheet asset / provision (funded status)	575	1,015

Amounts recognized in accumulated OCI
Net loss (gain)	(205)	(68)
Deficit	(205)	(68)

Estimated amount to be amortized from accumulated OCI into NPBC over next fiscal year
Net loss (gain)	51	-

Movement in Funded Status
USD'000
Fiscal year	2021	2020

Opening balance sheet liability (funded status)	1,015	981

Net service cost	71	72
Interest cost / (credit)	3	7
Settlement / curtailment cost / (credit)	(194)	-
Currency translation adjustment	(1)	(1)
Total Net Periodic Benefit Cost/(credit)	(121)	78

Actuarial (gain) / loss on liabilities due to experience	(142)	(105)
Total gain/loss recognized via OCI	(142)	(105)

Employer contributions paid in the year + Cashflow required to pay benefit payments	(116)	(30)
Total cashflow	(116)	(30)

Currency translation adjustment	(61)	91
Closing balance sheet liability (funded status)	575	1,015

Reconciliation of net gain / loss
Amount at beginning of year	(68)	34
Liability (gain) / loss	(142)	(105)
Currency translation adjustment	5	3
Amount at year-end	(205)	(68)

The table below shows the breakdown of expected future contributions payable to the plan:

Period USD'000	France
2022	25
2023	28
2024	7
2025	23
2026	52
2027 to 2031	420

The Group expects to make contributions of approximately $25,000 in 2022.

Note 21.	Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 15.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our consolidated financial statements.

Note 22.	Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey Semiconductors SAS	As at December 31, 2021	As at December 31, 2020
Share Capital	Common stock	Common stock
Par value per share (in EUR)	1.00	1.00
Share capital (in USD)	1,771,732	1,771,732

Total number of authorized shares	1,298,162	1,298,162
Total number of fully paid-in issued shares	1,298,162	1,298,162
Total number of fully paid-in outstanding shares	1,298,162	1,298,162

Note 23.	Accumulated other comprehensive income

USD'000
Accumulated other comprehensive income as at December 31, 2019		349
Total net foreign currency translation adjustments	33
Total defined benefit pension adjustment	105
Total other comprehensive income/(loss), net		138
Accumulated other comprehensive income as at December 31, 2020		487
Total net foreign currency translation adjustments	(8)
Total defined benefit pension adjustment	142
Total other comprehensive income/(loss), net		134
Accumulated other comprehensive income as at December 31, 2021		621

There is no income tax expense or benefit allocated to other comprehensive income.

Note 24.	Revenue

Nature of goods and services

The following is a description of the principal activities from which the Group generates its revenue.

The Group recognizes revenue when a customer takes possession of the chips, which usually occurs when the goods are delivered. Customers typically pay once goods are delivered.

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by product or service type:

Disaggregation of revenue	Typical payment	At one point in time		Total
USD'000		2021	2020	2021	2020
Secure Microcontrollers Segment
Secure chips	Upon delivery	14,850	11,289	14,850	11,289
Total Secure Microcontrollers Segment		14,850	11,289	14,850	11,289
All Other Segment
Secure chips	Upon delivery	2,145	3,028	2,145	3,028
Total All Other Segment		2,145	3,028	2,145	3,028
Total Revenue		16,995	14,317	16,995	14,317

For the years ended December 31, 2021, and 2020 the Group recorded no revenues related to performance obligations satisfied in prior periods.

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region	12 months ended December 31,
USD'000	2021	2020
Secure Microcontrollers segment
France	37	64
Rest of EMEA	2,944	1,861
North America	10,234	7,922
Asia Pacific	1,588	1,421
Latin America	47	21
Total Secure Microcontrollers segment revenue	14,850	11,289
All Other segment
France	175	466
Rest of EMEA	1,099	2,116
North America	397	294
Asia Pacific	474	105
Latin America	-	47
Total All Other segment revenue	2,145	3,028
Total Net sales	16,995	14,317
*EMEA means Europe, Middle East and Africa

Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

Contract assets and contract liabilities
	As at December 31,	As at December 31,
USD'000	2021	2020
Trade accounts receivables
Trade accounts receivable - Secure Microcontrollers segment	2,321	1,756
Trade accounts receivable - All Other segment	335	471
Total trade accounts receivables	2,656	2,227
Contract liabilities - current	111	147
Total contract liabilities	111	147
Deferred revenue
Deferred revenue - Secure Microcontrollers Segment	-	150
Total deferred revenue	-	150
Revenue recognized in the period from amounts included in the deferred revenue at the beginning of the year	150	-

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of December 31, 2021, approximately USD 111,000 is expected to be recognized from remaining performance obligations for contracts. We expect to recognize revenue for these remaining performance obligations during the next year approximately as follows:

Estimated revenue from remaining performance obligations as at December 31, 2021 (USD'000)	Total
Year 2022	111
Total remaining performance obligation	111

Note 25.	Other operating income

Other operating income consisted mainly of a release of accruals for tax liabilities amounting to USD 91,193.

Note 26.	Non-operating income

Non-operating income consisted of the following:

	12 months ended December 31,
USD'000	2021	2020
Foreign exchange gain	482	117
Financial income	-	8
Other	1	21
Total non-operating income	483	146

Note 27.	Non-operating expenses

Non-operating expenses consisted of the following:

	12 months ended December 31,
USD'000	2021	2020
Foreign exchange losses	-	728
Financial charges	1	1
Other	95	20
Total non-operating expenses	96	749

Note 28.	Income taxes

The components of income before income taxes are as follows:

Income / (Loss)	12 months ended December 31,
USD'000	2021	2020
France	(4,429)	(8,806)
Foreign	(392)	(390)
Income/(loss) before income tax	(4,821)	(9,196)

Income taxes relating to the Group are as follows:

Income taxes	12 months ended December 31,
USD'000	2021	2020
France	-	-
Foreign	6	5
Income tax expense / (income)	6	5

Income tax at the local statutory rate compared to the Group’s income tax expenses as reported are as follows:

	12 months ended December 31,
USD'000	2021	2020
Net income / (loss) before income tax	(4,821)	(9,196)
Statutory tax rate	27%	28%
Expected income tax (expense) / recovery	1,278	2,575
Income tax (expense) / recovery	(6)	(5)
Change in valuation allowance	660	(1,940)
Permanent differences	(1,556)	-
Change of tax loss carryforwards	(382)	(635)
Income tax (expense) / recovery	(6)	(5)

The Group assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets. The Group considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

The Group’s deferred tax assets and liabilities consist of the following:

Deferred tax assets and liabilities	As at December 31,	As at December 31,
USD'000	2021	2020
Defined benefit accrual	161	284
Tax loss carry-forwards	3,640	4,177
Valuation allowance	(3,801)	(4,461)
Deferred tax assets / (liabilities)	-

As of December 31, 2021, the Group’s operating cumulated loss carry-forwards of all jurisdictions are as follows:

Operating loss-carryforward
USD'000	France	Total	Expiration date
As of December 31, 2020	14,917	14,917	None
As of December 31, 2021	13,736	13,736	None

In France, operating losses may be carried forward indefinitely, but may be offset against the taxable profits of a given fiscal year only up to an amount of €1 million, plus 50% of the taxable result in excess of that threshold.

The following tax years remain subject to examination:

Significant jurisdictions	Open years
France	2019 - 2021
Japan	2017 - 2021
Taiwan	2021

As at December 31, 2020, the Group had a tax provision of USD 118,294, initially recorded in 2019 following a tax audit started in 2018 in relation to prior years, which was neither utilized nor released. There was no additional accrual in the year 2020.

As at December 31, 2021, the Group had decrease its tax provision to USD 47,368. Although the final conclusions have not yet been communicated formally, management believes that it is more probable than not that the entity will have to pay additional taxes and has calculated the provision based on preliminary discussions with the tax authorities.

The Group has no unrecognized tax benefits.

Note 29.	Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	12 months ended December 31,
Earnings / (loss) per share	2021	2020
Net income (USD'000)	(4,827)	(9,201)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a

Net income / (loss) after effect of potentially dilutive instruments (USD'000)	(4,827)	(9,201)

Shares used in net earnings / (loss) per share computation:
Weighted average shares outstanding - basic	1,298,162	1,298,162
Effect of potentially dilutive equivalent shares	n/a	n/a
Weighted average shares outstanding - diluted	1,298,162	1,298,162

Net earnings / (loss) per share
Basic weighted average loss per share (USD)	(3.72)	(7.09)
Diluted weighted average loss per share (USD)	(3.72)	(7.09)

For the year 2020 and 2021, the group had no dilutive instruments to be considered for the computation of diluted earnings per share.

Note 30.	Legal proceedings

We are currently not party to any legal proceedings and claims that are not provided for in our financial statements.

Note 31.	Related parties disclosure

Subsidiaries

As at December 31, 2020, the consolidated financial statements of the Group include the entities listed in the following table:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2020	Nature of business
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000	100.0%	Sales & distribution
WISeCoin France R&D Lab SAS	France	2019	EUR 10,000	100.0%	Research & development

As at December 31, 2021, the consolidated financial statements of the Group included the entities listed in the following table:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2021	% ownership as at December 31, 2020	Nature of business
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000	100.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000	100.0%	100.0%	Sales & distribution

Related party transactions and balances

		Receivables as at		Payables as at		Net expenses to		Net income from
	Related Parties	December 31,	December 31,	December 31,	December 31,	in the year ended December 31,		in the year ended December 31,
	(in USD'000)	2021	2020	2021	2020	2021	2020	2021	2020
1	WISeKey International Holding AG	-	-	10,899	7,187	526	1,072	-	-
2	WISeKey SA	-	-	382	1,751	94	965	128	-
3	WISeKey USA Inc	-	-	883	-	883	-	-	-
4	WISeKey Semiconductors GmbH	-	-	615	219	401	161	-	-
5	WISeCoin AG	-	-	3,238	3,169	90	90	-	-
	Total	-	-	16,017	12,326	1,994	2,288	128	-

1. The Semiconductors group is wholly owned by WISeKey International Holding AG, which provides financing and management services, including, but not limited to, sales and marketing, accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology and general management. The expenses in relation to WISeKey International Holding AG in 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

2. WISeKey SA is a subsidiary of the group headed by WISeKey International Holding AG (the “WISeKey Group”) and provides management services to the Semiconductors Group, including, but not limited to, sales and marketing, accounting, business and strategy consulting, public relations, marketing, risk management and information technology. The expenses in relation to WISeKey SA in 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

3. WISeKey USA Inc is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey USA Inc. in 2021 relate to the recharge of employee costs.

4. WISeKey Semiconductors GmbH is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey Semiconductors GmbH in 2021 and 202 relate to the recharge of employee costs.

5. WISeCoin AG was the parent of WISeCoin France R&D Lab SAS until it was acquired by the Semiconductors Group. WISeCoin AG is part of the WISeKey Group. The expenses recorded in 2020 relate to interest on the outstanding loans and the recharge of management services. The expenses recorded in 2021 relate to interest on the outstanding loans.

Note 32.	Subsequent events

War in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

The Semiconductors Group does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations.

However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact the Group’s supply chain in the future.

Indebtedness to related parties

On June 30, 2022, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 444,542 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On August 31, 2022, the Group entered into a Debt Transfer Agreement with its parent WISeKey and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 381,879 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2024.

On November 3, 2022, the Group entered into a Debt Transfer Agreement with its parent WISeKey and two affiliates of WISeKey, WISeKey SA and WISeKey USA Inc., pursuant to which WISeKey extended a loan of USD 1,286,580 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey USA Inc. The loan bears interest at the rate of 2.5% per annum and is repayable by November 30, 2022.

On November 3, 2022, the Group and WISeKey entered into the Third and the Fourth Amendments to the Revolving Credit Agreement pursuant to which the interest rate of the loans issued under the Revolving Credit Agreement is brought to 2.5% per annum and the end of the credit period is set as November 30, 2022 or any date mutually agreed in writing. Management has assessed the effect of these changes on the going concern basis used in the financial statements. The amendment of the credit period was required because it is planned that WISeKey and the Group will enter into a Capital Increase Agreement whereby an amount of approximately USD 7 million owed to WISeKey by the Group will be converted into a capital contribution by way of an offset with the outstanding debt. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS will be increased by USD 7 million and the balance owed to WISeKey will reduce by an equivalent amount. In order to effect this planned capital contribution, French law requires that the debt to be converted be immediately repayable or overdue, which prompted the change in the end date of the credit period to November 30, 2022. Therefore, the liquidity position and the cash projections of the Group will not be affected by the amendment of the credit period and Management believe it remains correct to present these financial statements on a going concern basis.

Note 33.	Segment reporting

The Group has one operating segment that meets the criteria set in ASC 280-10-50: Secure Microcontrollers. The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance of this operating segment for purposes of allocating resources and assessing budgets and performance.

The remaining non-reportable operating segments and other business activities that are not identified as operating segments are combined and disclosed in an “all other” standalone category.

The Secure Microcontrollers segment encompasses the design, manufacturing, sales and distribution of high-end, Common Criteria EAL5+ & FIPS 140-3-certified secure microprocessors.

12 months to December 31,	2021			2020
USD'000	Secure Microcontrollers	All Other	Total	Secure Microcontrollers	All Other	Total
Revenues from external customers	14,850	2,145	16,995	11,289	3,028	14,317
Intersegment revenues	-	415	415	-	4,930	4,930
Interest revenue	-	-	-	-	-	-
Interest expense	150	22	171	72	19	91
Depreciation and amortization	1,339	193	1,532	1,769	474	2,243
Segment income /(loss) before income taxes	(2,235)	(2,566)	(4,801)	(5,195)	(3,766)	(8,961)
Profit / (loss) from intersegment sales	-	20	20	-	235	235
Income tax recovery /(expense)	-	(6)	(6)	-	(5)	(5)
Segment assets	10,296	1,726	12,022	10,531	3,225	13,756

12 months to December 31,	2021	2020
	USD'000	USD'000
Revenue reconciliation
Total revenue for reportable segment	17,410	19,247
Elimination of intersegment revenue	(415)	(4,930)
Total consolidated revenue	16,995	14,317

Loss reconciliation
Total profit / (loss) from reportable segments	(4,801)	(8,961)
Elimination of intersegment profits	(20)	(235)
Income /(Loss) before income taxes	(4,821)	(9,196)

As at December 31,	2021	2020
	USD'000	USD'000
Asset reconciliation
Total assets from reportable segments	12,022	13,756
Elimination of intersegment receivables	(178)	(323)
Consolidated total assets	11,844	13,433

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region	12 months ended December 31,
USD'000	2021	2020
France	457	1,614
Rest of EMEA*	3,798	2,892
North America	10,631	8,217
Asia Pacific	2,062	1,526
Latin America	47	68
Total net sales	16,995	14,317
* EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region	As at December 31,	As at December 31,
USD'000	2021	2020
France	886	2,426
Total Property, plant and equipment, net of depreciation	886	2,426

Note 34.	Business Update Related to COVID-19

In March 2020, the World Health Organization declared the Coronavirus (COVID-19) a pandemic. The outbreak spread quickly around the world, including in every geography in which the Group operates. The pandemic has created uncertainty around the impact of the global economy and has resulted in impacts to the financial markets and asset values. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.

At the beginning of the pandemic, the Group took a number of precautionary steps to safeguard its businesses and colleagues from COVID-19, including implementing travel restrictions, working from home arrangements and flexible work policies. The Group started to return to offices around the world in 2020 and 2021, in line with the guidelines and orders issued by national, state and local governments, implementing a phased approach in its main offices in Switzerland and France. We continue to prioritize the safety and well-being of our colleagues during this time.

The Group’s major production centers, located in Taiwan and Vietnam, were quick to implement controls and safeguards around their processes that enabled us to continue delivering products with minimal interruption to our clients. At the end of the second quarter 2020, we started to see the first impact of the pandemic upon our activities with certain clients reducing or delaying their orders. However, in 2021, as the shortage in semiconductor supplies eased up, revenue increased by USD 2.7 million and the Group’s loss decreased by USD 4.3 million which shows the recovery from the adverse effect of the shortage.

Currently the Group continues to monitor the evolution of the pandemic and the related official guidelines with its suppliers but does not foresee any significant challenges in the near future. The Group currently does not anticipate any material impact on its liquidity position and outlook.

At this stage it remains impossible to predict the extent of the impact of the COVID-19 pandemic as this will depend on numerous evolving factors and future developments that the Group is not able to predict.

Phone +41 44 444 35 55 www.bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

Report of Independent Registered Public Accounting Firm

WISeKey International Holding AG, (sole Shareholder of SEALSQ Corp.)

6300 Zug

Switzerland

Opinion on the Financial Statements

We have audited the accompanying balance sheet of SEALSQ Corp. (the “Company”) as of December 31, 2022 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at December 31, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Zurich, Switzerland, March 10, 2023

BDO AG

/s/ Philipp Kegele	/s/ Sascha Gasser
Philipp Kegele	ppa. Sascha Gasser

We have served as the Company's auditor since 2022.

Audited Balance Sheet as at December 31, 2022

USD'000	As at December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	-
TOTAL ASSETS	-

LIABILITIES
Current Liabilities
Indebtedness to related parties, current	188	3
Total current liabilities	188
TOTAL LIABILITIES	188

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY
Common stock		4
USD 0.00 par value
Authorized - 100 shares
Issued and outstanding - 100 shares
Common stock	-
Accumulated deficit	(188)
Total shareholders' equity	(188)
TOTAL LIABILITIES AND EQUITY	-

Notes to the Balance Sheet

Background and Nature of Operations

SEALSQ Corp. (the “Company”) was incorporated on April 1, 2022 as a company limited by shares under the BVI Business Companies Act 2004 in the British Virgin Islands under the name SEAL (BVI) Corp. On November 15, 2022 the Company’s name was changed to SEALSQ Corp. The Company was formed for the purposes of effecting a “spin-off” transaction by WISeKey International Holding AG (“WISeKey".) Prior to the spin-off, WISeKey will contribute to the Company the full ownership of WISeKey Semiconductors SAS and its subsidiary undertaking, WISeKey Japan KK (the “Semiconductors Group”) As the sole shareholder of the Company, WISeKey intends to distribute 20% of the Company’s Ordinary Shares to stockholders of WISeKey on a pro rata basis.

Basis of Presentation and Accounting Policies

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no operations since the Company was formed.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Indebtedness to related parties, current

SEALSQ is subject to management fees from WISeKey and WISeKey’s affiliates relating to tasks carried out by these entities on behalf of SEALSQ.

Stockholder’s Equity

As of December 31, 2022, the company had 100 issued and outstanding shares of common stock which were held by WISeKey.

Subsequent Events

Filing of Registration Statement

Subsequent to December 31, 2022, in order to effectuate the “spin-off” transaction described in Note 1, the Company filed a Registration Statement on Form F-1 pursuant to the Securities Act of 1933 with the U.S. Securities and Exchange Commission.

Contribution of WISeKey Semiconductors SAS

On 1 January 2023, in order to effectuate the “spin-off” transaction, WISeKey contributed the entire issued share capital of the Semiconductor Group to SEALSQ in exchange for 1,499,700 F Shares and 7,501,400 Ordinary Shares in SEALSQ which were issued on February 7, 2023.

Changes to the Capital Structure

On February 7, 2023, SEALSQ adopted the new Memorandum and Articles of Association of SEALSQ which replaced the current authorized share capital of 100 Ordinary shares with no par value with an authorized share capital of 200,000,000 Ordinary shares with a par value of $0.01 and 10,000,000 class F shares with a par value of $0.05. The Company then issued 7,501,400 Ordinary shares and 1,499,700 class F shares to WISeKey in return for the contribution of the entire issued share capital of the Semiconductor Group.

Each Ordinary share carries the right to an equal share in any dividend paid by the Company against each other ordinary Share and which shall be one fifth of any amount paid by the Company against each Class F share but which shall not rank in preference to any other share.

Each Class F share carries the right to an equal share in any dividend paid by the Company against each other Class F share and which shall be five times greater than any amount paid by the Company against each Ordinary share but which shall not rank in preference to any other Share.

Annex A

Agenda Items

The Board of Directors (the Board) of WISeKey International Holding Ltd (the Company) submits the following agenda items and proposals for resolution and approval by the Company's shareholders at the Company's Extraordinary General Meeting (the EGM) to be held on April 27, 2023, 2 p.m. Swiss time, at the office of Homburger AG, Prime Tower, Hardstrasse 201, 8002 Zurich, Switzerland:

1.	Distribution of an Extraordinary Dividend in Kind in the Form of Shares in SEALSQ

Proposal of the Board: The Board proposes, subject to the satisfaction or waiver (where permissible) of the conditions set forth below, the distribution to shareholders of the Company, including holders of American Depositary Shares (ADSs), of 20% of the outstanding ordinary shares, par value USD 0.01 each (the SEALSQ Ordinary Shares), in SEALSQ Corp (SEALSQ), a company organized and formed under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company, to be made in the form of a special dividend in kind (the Special Dividend) out of the Company's capital contribution reserves booked in its statutory standalone financial statements as of December 31, 2021, based on a distribution ratio of (i) 0.002131728 SEALSQ Ordinary Share for each of the Company's registered share with a par value of CHF 0.01 each (the Class A Shares), (ii) 0.010658642 SEALSQ Ordinary Share for each of the Company's registered share with a par value of CHF 0.05 each (the Class B Shares), and (iii) 0.10658642 SEALSQ Ordinary Shares for each ADS, representing 10 Class B Shares each, each as outstanding as of the record date for the Special Dividend.

To the extent the Company issues or retires any additional Company shares prior to the applicable record date, the number of SEALSQ Ordinary Shares to be distributed to holders of Class B Shares, ADSs and Class A Shares will be adjusted proportionately using the following formulae with the Company's share numbers being those as at the appropriate record date, adjusted to remove any treasury shares held by the Company from the Class B Share numbers:

▪	The formula to calculate the number of SEALSQ Ordinary Shares received for every 1 Class B Share is as follows:

▪	The formula to calculate the number of SEALSQ Ordinary Shares received for every 1 ADS is as follows:

▪	The formula to calculate the number of SEALSQ Ordinary Shares received for every 1 Class A Share is as follows:

In lieu of fractional SEALSQ Ordinary Shares, shareholders and ADS holders will receive a cash payment consisting of the net cash proceeds from the sale of the fractional entitlements in the open market. No dividend in kind will be declared on treasury shares held by the Company.

The declaration and distribution of the Special Dividend shall be subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)	The EGM shall have approved agenda item 2 (in addition to agenda item 1);

(b)	The U.S. Securities and Exchange Commission (the SEC) shall have declared effective SEALSQ's Registration Statement on Form F-1 (the Form F-1), including the prospectus contained therein, under the Securities Act of 1933, as amended (the Exchange Act) and no stop order suspending the effectiveness of the Form F-1 shall be in effect;

(c)	The SEALSQ Ordinary Shares shall have been accepted for listing on the Nasdaq Stock Market LLC (Nasdaq), subject to official notice of issuance;

(d)	The ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the Special Dividend substantially to the effect that the distribution of the Special Dividend, including cash received in lieu of fractional shares of SEALSQ Ordinary Shares, is considered a distribution out of qualifying capital contribution reserves, shall be in full force and effect at the time of the distribution of the Special Dividend;

(e)	The Company shall have finalized the procedures, and entered into the applicable agreements with the distribution agent, for the distribution of the SEALSQ Ordinary Shares to its shareholders;

(f)	All permits, registrations and consents required under Swiss securities laws and the U.S. securities or blue sky laws in connection with the distribution of the Special Dividend and all other material governmental approvals and other consents necessary to consummate the distribution of the Special Dividend shall have been received;

(g)	No order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution of the Special Dividend shall be in effect, and no other event outside the control of the Company shall have occurred or failed to occur that prevents the consummation of the distribution of the Special Dividend; and

(h)	No other events or developments shall have occurred prior to the date on which the distribution of the Special Dividend is to be effected that, in the reasonable judgment of the Board, would result in the distribution of the Special Dividend having a material adverse effect (including, but not limited to, material adverse tax consequences or risks) on the Company or its shareholders (as a class), including on the prospects of SEALSQ and the prospective holders of its shares.

The Board shall (i) determine whether these conditions precedent are satisfied and, to the extent legally permissible, have authority to waive any conditions precedent if such waiver is, in the judgment of the Board, in the best interest of the Company and its shareholders (as a class); and (ii) set the record and settlement dates of the Special Dividend, which shall occur as soon as practicable following the satisfaction (or waiver) of these conditions precedent.

Explanation: Please refer to (i) the shareholder information brochure (the Information Brochure) and (ii) the U.S. registration statement on Form F-1, including the prospectus contained therein, filed with the SEC relating to a proposed direct listing of the SEALSQ Ordinary Shares (the Registration Statement) for an explanation of the Special Dividend and its background. The Information Brochure and the Registration Statement are available on our website at https://www.wisekey.com/company/investors/. Hard copies of these documents will be made available upon request free of charge. Please contact our Corporate Secretary at +41 (22) 594 3000 or at lcati@equityny.com. The Information Brochure and the Registration Statement also include information regarding back-up withholding of U.S. taxes on the distribution of SEALSQ Ordinary Shares and the Form W-8 or Form W-9 that will need to be duly completed and signed by holders of Class B Shares prior to the distribution date. (the Forms). Record date holders of Class B Shares will receive login details (account number and password) per mail, allowing them to submit the Forms through an online portal, which will be available on the following websites: www.ComputershareCAS.com/Wisekey or https://wisekey.computersharecas.com. If you have questions related to the Forms, please contact Computershare at +1 (781)-575-2879 or, outside the U.S., U.S. Territories and Canada, at +1 (781) 575-2725.

The Special Dividend will be distributed on the basis of the Company's statutory standalone financial statements as of and for the period ended on December 31, 2021 (the 2021 Statutory Financial Statements). The Company's statutory auditor, BDO SA, has confirmed to the Company in its report dated March 17, 2023, that the Special Dividend distribution on the basis of the 2021 Statutory Financial Statements continues to comply with Swiss law and the Company's articles of association. Representatives of our statutory auditor, BDO SA, will be present at the EGM.

Recommendation: The Board of Directors recommends you vote "FOR" this proposal number 1.

2.	Release of Capital Contribution Reserves to Other General Reserves in an Amount Equal to the Difference Between the Market Value and the Book Value of the Special Dividend

Proposal of the Board: The Board of Directors proposes to release capital contribution reserves as shown in the 2021 Statutory Financial Statements to other general reserves from capital contribution in an amount equal to the difference between the market value and the book value of the Special Dividend. As explained under agenda item number 1, the Special Dividend will be distributed out of the Company's capital contribution reserves booked in the 2021 Statutory Financial Statements, corresponding to CHF 1,787,096. As the book value of the Company's investment in SEALSQ is lower than the market value of the SEALSQ Ordinary Shares being distributed to shareholders, it is necessary, in order for the Special Dividend not to become subject to Swiss federal withholding tax of 35%, that capital contribution reserves be released to other general reserves from capital contribution (distributions out of which are not exempt from Swiss federal withholding tax) in an amount equal to the market value of the SEALSQ Ordinary Shares (after deduction of the book value of the Company's investment in SEALSQ). The market value of the SEALSQ Ordinary Shares will be determined based on the first day of trading on the Nasdaq.

The Company's statutory auditor, BDO SA, has confirmed to the Company that the release of capital contribution reserves as shown in the 2021 Statutory Financial Statements to other general reserves from capital contribution in an amount equal to the difference between the market value and the book value of the Special Dividend is in accordance with Swiss law and the Company's articles of association. Representatives of our statutory auditor, BDO SA, will be present at the EGM.

Explanation: Please refer to the Information Brochure and the Registration Statement for an explanation of this agenda item no. 2, which are available on our website at https://www.wisekey.com/company/investors/. Hard copies of these documents will be made available upon request free of charge. Please contact our Corporate Secretary at +41 (22) 594 3000 or at lcati@equityny.com.

Recommendation: The Board of Directors recommends you vote "FOR" this proposal number 2."

3.	Amendment to the Articles of Association

Proposal of the Board: The Board of Directors proposes to introduce a new article 11a to the Company's articles of association as set forth in Annex A to this invitation regarding general meetings held abroad and hybrid and virtual general meetings.

Explanation: The new corporate law provides that companies may hold their general meetings at different locations, in Switzerland or abroad. It also introduced the possibility to hold general meetings in the form of "hybrid" meetings (i.e., shareholders who are not attending the meeting in person can participate at the meeting by electronic means and exercise their rights in this form) or in the form of meetings held virtually only (i.e., meetings held solely by electronic means, without any physical venue). To hold meetings in these forms, the new corporate law requires that shareholders' rights be preserved.

As the Board of Directors intends to hold hybrid and "virtual only" meetings from time to time, the Board of Directors proposes to introduce a new article 11a to the Company's articles of association, which includes the relevant authorizations for the Board of Directors. When holding hybrid or virtual meetings, the Board of Directors will ensure that shareholders are able to exercise their rights as if personally attending the meeting.

Recommendation: The Board of Directors recommends you vote "FOR" this proposal number 3.

_______________________________

SEALSQ CORP

PROSPECTUS

March 29, 2023